As filed with the Securities and Exchange Commission on December 18 , 2009

Registration No. 333-163280

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-effective Amendment No. 1 to
FORM F-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

EXCEED COMPANY LTD.
(Exact name of registrant as specified in its charter)

British Virgin Islands	3949	98-0637415
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Xidelong Industrial Zone
Jinjiang, Fuijan Province, PRC
Tel: 86 595 82858888
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tai Yau Ting
Xidelong Industrial Zone
Jinjiang, Fuijan Province, PRC
Tel: 86 595 82858888
(Address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

Michel J. Feldman, Esq.
Seyfarth Shaw LLP
131 South Dearborn, Suite 2400
Chicago, Illinois 60603
(312) 460-6000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE CHART

Title of Each Class of Security Being Registered	Amount Being Registered (1)		Proposed Maximum Offering Price Per Security(2)		Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Ordinary Shares, par value $0.0001 (3)	5,741,466	Shares	$9.545	(8)	$54,802,292.97	$3,057.97
Ordinary Shares underlying warrants, par value $0.0001 (4)	8,625,000	Shares	$9.545	(8)	$82,325,625	$4,593.77
Ordinary Shares underlying warrants, par value $0.0001 (5)	2,265,000	Shares	$9.545	(8)	$21,619,425	$1,206.36
Ordinary Shares, par value $0.0001 (6)	1,875,000	Shares	$9.545	(8)	$17,896,875	$998.65
Ordinary Shares, par value $0.0001 (7)	3,627,968	Shares	$9.545	(8)	$34,628,954.56	$1,932.30
Ordinary Shares, par value $0.0001(7)	329,816	Shares	$9.255	(9)	$3,052,447	$170.33

Total					$214,325,619.61	$11,959.38.	(10)

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended, the ordinary shares offered hereby also include a presently indeterminate number of shares of the Registrant’s ordinary shares as a result of share splits, share dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	Represents ordinary shares of the Registrant being registered for resale that have been issued in a private placement, as described in this registration statement.
(4)
Represents ordinary shares underlying the warrants of the Registrant being registered for resale that were originally issued in the Registrant’s initial public offering, as described in this registration statement.

(5)
Represents ordinary shares underlying the warrants of the Registrant being registered for resale that were originally issued to Win Wide International Ltd. and Surfmax Co-Investments II, LLC in a private placement, as described in this registration statement.

(6)	Represents ordinary shares issued to our founding shareholders in a private placement, as described in this registration statement.
(7)	Represents ordinary shares of the Registrant being registered for resale that have been issued in a private placement, as described in this registration statement.
(8)
Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average high and low price of the ordinary shares as quoted on the NASDAQ Capital Market on November 17, 2009.

(9)
Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average high and low price of the ordinary shares as quoted on the NASDAQ Capital Market on December 14, 2009.

(10)	Of the aggregate filing fee, $11,789 was paid at the time of the filing of the initial registration statement on Form F-1 on November 23, 2009 and the balance of $170.38 is being paid herewith.

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this registration statement is a combined prospectus relating to registration statement no. 333-142255 previously filed by the registrant on Form S-1 and declared effective November 8, 2007.  This registration statement, which is a new registration statement, also constitutes post-effective amendment no. 2 on Form F-1 to registration statement 333-142255, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(c) of the Securities Act of 1933.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED December __, 2009

22,464,250 Ordinary Shares

Exceed Company Ltd.

This prospectus relates to 11,574,250 ordinary shares of Exceed Company Ltd. (“Exceed”), a British Virgin Islands business company, that may be sold from time to time by the Selling Shareholders named in this prospectus.  Of those shares, 5,741,466 ordinary shares registered for resale hereunder were originally issued in a private placement in connection with the acquisition of Windrace International Company Ltd. (“Windrace”) by 2020 ChinaCap Acquirco, Inc., the predecessor of Exceed, as is further described in this registration statement, 1,875,000 were originally issued in a private placement to the initial shareholders of 2020 ChinaCap Acquirco, Inc. (“2020”), the predecessor to Exceed, and 3,957,784 were issued to new investors in a private placement in connection with the acquisition by Exceed of the outstanding shares of Windrace in two separate transactions.

This prospectus also relates to 10,890,000 ordinary shares of Exceed, which are issuable upon the exercise of outstanding warrants including (i) 8,625,000 ordinary shares issued in our initial public offering pursuant to a prospectus dated November 8, 2007 and (ii) 2,265,000 issued to Win Wide International Ltd. and Surfmax Co-Investments II, LLC in a private placement immediately prior to our initial public offering.

The prices at which the Selling Shareholders may sell their shares will be determined by the prevailing market price for the shares or pursuant to privately negotiated transactions.  Information regarding the Selling Shareholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under “Selling Shareholders” in this prospectus.

Exceed will not receive any of the proceeds from the sale of the shares or warrants under this prospectus, although Exceed could receive up to $60.0 million upon the exercise of all of the outstanding warrants whose underlying shares are registered on this registration statement.  Any amounts we receive from such exercises will be used for general working capital purposes.

Exceed’s ordinary shares, warrants and units (consisting of one ordinary share and one warrant to purchase one ordinary share) are traded on the NASDAQ Capital Market under the symbols EDS, EDSWW AND EDSUU, respectively.  On December 14, 2009, the closing sale price of the ordinary shares, warrants and units was $9.23, $2.73 and $11.25, respectively.  You are urged to obtain current market quotations of Exceed’s ordinary shares before purchasing any of the shares being offered for sale pursuant to this prospectus.

The Selling Shareholders, and any broker-dealer executing sell orders on behalf of the Selling Shareholders, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933.  Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act of 1933.

INVESTING IN OUR SECURITIES IS HIGHLY RISKY.  YOU SHOULD INVEST IN OUR SECURITIES ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT.  FOR A DISCUSSION OF SOME OF THE RISKS INVOLVED, SEE “RISK FACTORS” BEGINNING ON PAGE 21 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2009.

This prospectus is not an offer to sell any securities other than the ordinary shares offered hereby.  This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES	5

PROSPECTUS SUMMARY	6

PRO FORMA FINANCIAL INFORMATION	9

RISK FACTORS	16

THE OFFERING	38

MARKET PRICE INFORMATION	41

REASONS FOR THE OFFER AND USE OF PROCEEDS	42

EXPENSES RELATED TO THIS OFFERING	42

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	43

QUANTITATIVE AND QUALITATIVE INFORMATION ABOUT MARKET RISKS	75

FINANCIAL STATEMENTS	77

CAPITALIZATION	170

INFORMATION ABOUT THE COMPANY	171

DIRECTORS AND MANAGEMENT	210

BENEFICIAL OWNERSHIP OF SECURITIES	215

SHARES ELIGIBLE FOR FUTURE SALE	217

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	219

DESCRIPTION OF THE SECURITIES	221

SELLING SHAREHOLDERS	225

PLAN OF DISTRIBUTION	227

TAXATION	229

EXPERTS	238

WHERE YOU CAN FIND MORE INFORMATION	239

ENFORCEABILITY OF CIVIL LIABILITIES

Exceed Company Ltd. is a British Virgin Islands business company and most of its executive offices are located outside of the United States in Hong Kong and the People’s Republic of China.  Most of its directors, officers and some of the experts named in this prospectus reside outside the United States.  In addition, a substantial portion of its assets and the assets of its directors, officers and experts are located outside of the United States.  As a result, you may have difficulty serving legal process within the United States upon Exceed Company Ltd. or any of these persons.  Exceed Company Ltd. intends to abide by judgments issued in U.S. courts based upon the civil liability provisions of U.S. federal or state securities laws.  Notwithstanding, you may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Exceed Company Ltd. or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is substantial doubt that the courts of the British Virgin Islands, Hong Kong or the People’s Republic of China would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

We have appointed Tai Yau Ting as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

FORWARD LOOKING STATEMENTS

This registration statement and certain information incorporated herein by reference contain “forward-looking statements” within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  All statements contained in this registration statement other than statements of historical fact are “forward-looking statements” for purposes of these provisions, including any statements of plans and objectives for future operations and any statement of assumptions underlying any of the foregoing.  Statements that include the use of terminology such as “may,” “will,” “expects,” “believes,” “plans,” “estimates,” “potential,” or “continue,” or the negative thereof or other comparable terminology are forward-looking statements.

These forward-looking statements involve known and unknown risks and uncertainties.  Our actual results may differ materially from those projected or assumed in such forward-looking statements.  Among the factors that could cause actual results to differ materially are our dependence on key personnel, our personnel allocating their time to other businesses and potentially having conflicts of interest with our business, the ownership of our securities being concentrated, and the factors detailed under the heading “Risk Factors” beginning on page 21 of this registration statement.  All forward-looking statements and risk factors included in this registration statement are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement or risk factor except as required by applicable law.

PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus.  It may not contain all of the information that is important to you.  You should read the entire prospectus, including “Risk Factors,” our consolidated financial statements and the related notes thereto and condensed consolidated financial statements and the related notes thereto, and the other documents to which this prospectus refers, before making an investment decision.

Unless otherwise stated in this prospectus,

•	references to “Exceed” “we,” “us” or “our company” refer to Exceed Company Ltd., including its wholly-owned subsidiary, Windrace International Company Limited;

•	references to “Windrace” refer to Windrace International Company Limited;

•	references to “2020” refer to 2020 ChinaCap Acquirco, Inc.;

•	references to “PRC” or “China” refer to the People’s Republic of China;

•	references to “dollars” or “$” refer to the legal currency of the United States;

•	references to “Renminbi” or “RMB” refer to the legal currency of China;

•          references to “public shareholders” refer to the holders of shares purchased in Exceed’s initial public offering; and

•          references to the “Acquisition” refer to the merger of 2020 with and into Exceed, with Exceed being the surviving company and the acquisition by Exceed of the outstanding shares of Windrace on October 20, 2009 and October 21, 2009, resulting in Windrace becoming a wholly-owned subsidiary of Exceed.

Overview

Exceed Company Ltd. (“Exceed”) is a holding company whose primary business operations are conducted through its wholly owned subsidiary, Windrace International Company Limited.

Exceed was incorporated in the British Virgin Islands on April 21, 2009 as a wholly-owned subsidiary of 2020 ChinaCap Acquirco, Inc., a blank check company formed in Delaware for the purpose of acquiring, through a merger, stock exchange, asset acquisition or other similar business combination, an operating business that either: (1) was located in China, (2) had its principal operations located in China, or, (3) in 2020’s view, would benefit from establishing operations in China.

On October 20, 2009, 2020 merged with and into Exceed, making Exceed the surviving entity.  On October 21, 2009, Exceed acquired all of the outstanding securities of Windrace from its shareholders, resulting in Windrace becoming a wholly-owned subsidiary of Exceed.

Prior to the business combination with Windrace, neither 2020 nor Exceed had an operating business.

Exceed’s principal executive office is located at Xidelong Industrial Zone, Jinjiang, Fuijan Province, PRC.  Its telephone number is + 86 595 82858888.

The Offering

Ordinary shares offered:	22,464,250(1) shares

NASDAQ symbol: Ordinary Shares Warrants Units	EDS EDSWW EDSUU
Use of proceeds:
Exceed will not receive any of the proceeds from the sale of the shares under this prospectus, although Exceed could receive up to $57 million upon the exercise of all of the warrants underlying the ordinary shares registered in this offering.  Any amounts we receive from such exercises will be used for general working capital purposes.

Ordinary shares outstanding as of December 10, 2009:	18,856,168(2) shares

Warrants outstanding as of December 10, 2009:	10,890,000 warrants

Risk factors:	Prospective investors should carefully consider the Risk Factors beginning on Page 21 before buying the ordinary shares and warrants offered hereby.

(1) Including 10,890,000 shares issuable upon the exercise of warrants

(2) Excluding 11,267,167 shares currently held in escrow and issuable to the former shareholders of Windrace if Exceed meets certain earnings targets in fiscal years 2009, 2010 and 2011. See “Shares Eligible for Future Sale.”

EXCEED COMPANY LTD. (FORMERLY 2020 CHINACAP ACQUIRCO, INC.)
AND WINDRACE INTERNATIONAL COMPANY LIMITED (FORMERLY XDLONG INTERNATIONAL COMPANY LIMITED)
Summary Information
(In thousands of U.S. Dollars, except for share and per share amounts, and in U.S. GAAP)

The following unaudited summary historical and pro forma financial information has been derived from our audited financial statements for the year ended December 31, 2008 and from our unaudited financial statements for the six months ended June 30, 2009. Operating results for the six months ended June 30, 2009 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2009.

The following unaudited pro forma information of Exceed Company Ltd., as of December 31, 2008 and June 30, 2009, gives effect to: (i) the business combination with Windrace International Company Limited; (ii) the issuance of 3,957,784 ordinary shares of Exceed Company Ltd. to a new investor group; (iii) the redemption of 1,343,082 shares of 2020 ChinaCap Acquirco, Inc. common stock subject to possible redemption, and (iv) the repurchase and cancellation of the underwriters purchase option.

The unaudited pro forma financial information is intended for informational purposes only and does not purport to be indicative of the results that would actually have been obtained if the above transactions had been completed at the dates indicated or the results that may be obtained in the future. Actual results may differ significantly from those shown in the unaudited pro forma information.

			Pro Forma
	Historical Information		Information
			Combined
		Windrace	Companies
	Exceed	International	(with Actual
	Company	Company	Share
	Ltd.	Limited	Redemption

Number of ordinary shares issued and outstanding -
December 31, 2008	10,500,000	92,000	18,856,168
June 30, 2009	10,500,000	92,000	18,856,168

Balance sheet data -
June 30, 2009 -
Current assets	$68,423	$109,866	$147,464.00
Noncurrent assets	$-	$45,241	$45,241.00
Current liabilities	$4,152	$90,604	$46,390.00
Noncurrent liabilities	$-	$-	$-
Ordinary shares subject to possible redemption	$19,762	$-	$0.00
Book value per ordinary share	$6.12 (1)	$701.12	$7.76

Statement of operations data -
Year ended December 31, 2008 -
Sales	$-	$261,911.00	$261,911.00
Gross profit	$-	$71,514	$71,514
Interest expense and finance costs	$-	$(3,394)	$(3,394)
Income (loss) before income taxes	$(274)	$24,551	$24,551
Income (loss) from continuing operations	$(276.00)	$24,237.00	$24,237.00
Net income (loss)	$(276)	$24,237	$24,237
Income (loss) per ordinary share from continuing operation -
basic and diluted	$(0.03)	$263.45	$1.29
Net income (loss) per ordinary share - basic and diluted	$(0.03)	$263.45	$1.03
Ratio of earnings to fixed charges	N/A (2)	8.23	8.23

Six months ended June 30, 2009 -
Sales	$-	$119,522.00	$119,522.00
Gross profit	$-	$34,689	$34,689
Interest expense and finance costs	$-	$(2,528)	$(2,528)
Income (loss) before income taxes	$(785)	$16,462	$16,462
Income (loss) from continuing operations	$(785.00)	$16,377.00	$16,377.00
Net income (loss)	$(785)	$16,377	$16,377
Income (loss) per ordinary share from continuing operation -
basic and diluted	$(0.07)	$178.01	$0.87
Net income (loss) per ordinary share - basic and diluted	$(0.07)	$178.01	$0.70
Ratio of earnings to fixed charges	N/A (2)	7.51	7.51

(1)  Net assets used to calculate Exceed's historical book value per share include the value of common stock subject to possible redemption.
(2)  Calculation is not applicable, as Exceed had no fixed charges during the periods presented.

SUMMARY UNAUDITED FINANCIAL INFORMATION

EXCEED COMPANY LTD. (FORMERLY 2020 CHINACAP ACQUIRCO, INC.)
AND WINDRACE INTERNATIONAL COMPANY LIMITED (FORMERLY XDLONG INTERNATIONAL COMPANY LIMITED)
Unaudited Pro Forma Condensed Combined Balance Sheet
June 30, 2009
(In thousands of U.S. Dollars, except for share and per share amounts, and in U.S. GAAP)

							Pro Forma
							Combined
		Windrace					Companies
	Exceed	International	Pro Forma				(with Actual
	Company	Company	Adjustments and Eliminations				Stock
	Ltd.	Limited	Debit		Credit		Redemption)

Assets
Current assets:
Cash and cash equivalents	$308	$32,784	68,094	(1)	2,039	(2)	$70,362
			30,000	(17)	5,028	(8)
			1	(15)	39,517	(9)
					413	(12)
					10,628	(13)
					700	(18)
					2,500	(19)
Cash held in trust fund	68,095	-			68,094	(1)	-
					1	(15)
Trade receivables	-	66,679					66,679
Inventories	-	9,536					9,536
Prepayments, deposits and other receivables	20	867					887
Total current assets	68,423	109,866					147,464

Non-current assets:
Property, plant and equipment	-	40,890					40,890
Prepaid land lease payments	-	4,351					4,351
Total non-current assets	-	45,241					45,241
Total assets	$68,423	$155,107					$192,705

Liabilities and Equity
Current liabilities:
Trade and bills payables	$-	$24,586					$24,586
Deposits received, other payables and accruals	624	8,205	790	(16)			8,039
Accrued interest on preferred shares	-	5,531	4,531	(10)			1,000
Interest-bearing bank borrowings	-	12,151					12,151
Due to a director	-	529					529
Tax payable	-	85					85
Accrued offering costs	413		413	(12)			-
Accrued transaction costs	-	-	5,028	(8)	1,193	(6)	-
					3,045	(7)
					790	(16)
Notes payable to stockholders	700	-	700	(18)			-
Deferred underwriters' fee	2,415	-	2,039	(2)			-
			376	(14)
Preferred shares obligation	-	39,517	39,517	(9)			-
Total current liabilities	4,152	90,604					46,390

Common stock subject to possible redemption	19,762	-	19,762	(3)			-

Stockholders' equity
Preferred stock, $0.0001 par value	-	-					-
Common stock, $0.0001 par value	1	-	-	(13)	2	(5)	3
					-	(17)
Issued share capital	-	1	1	(11)			-
Additional paid-in capital / capital reserve	45,562	15,169	2,247	(4)	19,762	(3)	95,493
			2	(5)	1	(11)
			10,628	(13)	30,000	(17)
			2,500	(19)	376	(14)
Other reserve	-	(27,169)					(27,169)
Statutory surplus fund	-	5,825					5,825
Retained earnings (accumulated deficit)	(1,054)	64,440	1,193	(6)	2,247	(4)	65,926
			3,045	(7)	4,531	(10)
Exchange fluctuation reserve	-	6,237					6,237
Total stockholders' equity	44,509	64,503					146,315
Total liabilities and stockholders' equity	$68,423	$155,107					$192,705

Pro Forma Adjustments and Eliminations (In thousands of U.S. Dollars, except for share and per share amounts):
(1)	To liquidate investments held in trust.
(2)
To record payment of deferred underwriters' compensation charged to capital at time of initial public offering but contingently payable until the consummation of a business combination ($0.28 per share times 7,281,918 IPO shares not redeemed).

(3)	To reclassify common stock subject to redemption to permanent equity.
(4)	To eliminate historical retained earnings, as adjusted, of accounting acquiree.
(5)	To record issuance of merger shares to the selling shareholders in the business combination, as follows:.
	To the selling shareholders, inclusive of 2,750,000 shares released at closing and 14,258,633 shares held in escrow, and exclusive of 2,212,789 earn-out shares	17,008,633
	Less escrow shares not considered outstanding	(14,258,633)
	Closing Adjustment Shares released from escrow at closing and deemed outstanding such that the total number of shares held by the selling shareholders is not less than 51% of the total number of shares outstanding upon the close of the business combination	2,991,466
	Total merger shares to be outstanding at closing	5,741,466
(6)
To accrue balance of estimated direct transaction costs of Exceed for the preparation and negotiation of the business combination based upon engagement letters, actual invoices and/or currently updated fee estimates as follows:

	Financial advisor	$272
	Legal fees	1,248
	Accounting fees	215
	Other consulting fees	209
	Travel	257
	Registration fees	5
	Printing costs	88
	Total estimated costs	2,294
	Less costs incurred as of the balance sheet date	(1,101)
	Balance to accrue	$1,193
Total estimated transaction costs do not include contingent underwiters' fees and other accrued offering costs that are payable upon consumation of the business combination as such costs were incurred in connection with Exceed's IPO and have already been provided for on the books of Exceed.
(7)
To accrue balance of estimated direct transaction costs of Windrace for the preparation and negotiation of the business combination based upon engagement letters, actual invoices and/or currently updated fee estimates as follows:

Legal fees	$483
Aggregators fees and costs	2,134
Accounting fees	639
Travel	310
Roadshow	57
Total estimated costs	3,623
Less costs incurred as of the balance sheet date	(578)
Balance to accrue	$3,045
(8)	To record payment of transaction costs related to the business combination.
(9)	To record payment of principal on preferred share obligation.
(10)	To reduce interest accrued on the books of Windrace, relating to the preferred share obligation, to the amount due on June 30, 2010 of $1,000.
(11)	To eliminate historical issued share capital of accounting acquirer.
(12)	To record payment of accrued offering costs payable upon the consummation of a business combination.
(13)	To record redemption of 1,343,032 shares of Exceed Company Ltd. (formerly 2020 Chinacap Acquirco, Inc.) issued in the Company's IPO, for an aggregate of $10,628.
(14)	To reverse portion of deferred underwriters' fee forfeited to redeeming shareholders ($0.28 per share times 1,343,082 shares redeemed).
(15)	To record the final permissible withdrawal of income taxes and working capital from the interest earned on the trust funds.
(16)	To reclassify and offset accrued transaction costs of $612 on the books of Exceed and $178 on the books of Windrace, for a total of $790.
(17)	To record the issuance of 3,957,784 shares of the Company's common stock to a new investor group for $30,000.
(18)	To record the repayment of notes payable to stockholders with proceeds received from the trust account.
(19)	To record the repurchase and cancellation of the underwriters purchase option issued in the Company's IPO, for an aggregate of $2,500.

Pro Forma  Notes (In thousands of U.S. Dollars, except for share and per share amounts):
(A)	Pro forma entries are recorded to the extent they are a direct result of the business combination and are factually supportable.
(B)
Concurrent with the closing, 14,258,633 of the merger shares, shall be delivered into an escrow account and be subject to release to the selling shareholders as Closing Adjustment Shares, or upon the attainment of certain income thesholds as follows:

Closing Adjustment Shares	2,991,466
From escrow at the close of the 2009 audit, if certain earnings thresholds are met, net of Closing Adjustment Shares	5,563,714
From escrow at the close of the 2010 audit, if certain earnings thresholds are met	4,277,590
From escrow at the close of the 2011 audit, if certain earnings thresholds are met	1,425,863
Total merger shares held in escrow	14,258,633
If the cumulative earnings thresholds referred to above are not met at the time of the 2011 audit, the shares not yet released will be reduced proportionately and the remainder will be released to the selling shareholders.
(C)
The selling shareholders will be eligible to earn an additional 2,212,789 earn-out shares, based upon the achievement of certain income targets for the year 2011. See “Shares Eligible for Future Sale”elsewhere in this prospectus. Upon issuance, the earn-out shares, as well as the shares held in escrow, when released from escrow, will be recorded as an adjustment to the accounting acquiree's basis in the reverse recapitalization, and will be included in the calculations of earnings per share from such date.

(D)
On October 19, 2009, stock holders of Exceed Company Ltd. (formerly 2020 ChinaCap Acquirco, Inc.) approved the business combination, with holders of 1,517,295 shares voting against the business combination. Of the stock holders voting against the business combination, holders of 1,343,082 shares properly demanded redemption of their shares and were paid $10,628, or $7.91 per share, in cash.

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY XDLONG INTERNATIONAL COMPANY LIMITED)
Conversion from IFRS and Chinese Renminbi to U.S. GAAP and U.S. Dollars
Unaudited Balance Sheet
June 30, 2009
(In thousands of currency and in U.S. GAAP reporting format)

		U.S. GAAP	U.S. GAAP
	IFRS	(Chinese	(U.S.
	(Chinese	Renminbi)	Dollars)
	Renminbi)	(Note 1)	(Note 2)

Assets
Current assets:
Cash and cash equivalents	223,940	223,940	32,784
Trade receivables	455,461	455,461	66,679
Inventories	65,137	65,137	9,536
Prepayments, deposits and other receivables	5,923	5,923	867
Pledge deposits		-	-
Total current assets	750,461	750,461	109,866

Non-current assets:
Property, plant and equipment	279,310	279,310	40,890
Prepaid land lease payments	29,721	29,721	4,351
Total non-current assets	309,031	309,031	45,241
Total assets	1,059,492	1,059,492	155,107

Liabilities and Equity
Current liabilities:
Trade and bills payables	167,941	167,941	24,586
Deposits received, other payables and accruals	56,032	56,032	8,205
Accrued interest on preferred shares	37,793	37,793	5,531
Interest-bearing bank borrowings	83,000	83,000	12,151
Due to a director	3,614	3,614	529
Tax payable	578	578	85
Preferred shares obligation	269,953	269,953	39,517
Total current liabilities	618,911	618,911	90,604

Stockholders' Equity
Issued share capital	8	8	1
Additional paid-in capital / capital reserve	112,000	112,000	15,169
Other reserve	(189,504)	(189,504)	(27,169)
Statutory surplus fund	41,427	41,427	5,825
Exchange fluctuation reserve	7,462	7,462	6,237
Retained earnings	469,188	469,188	64,440
Total stockholders' equity	440,581	440,581	64,503
Total liabilities and stockholders' equity	1,059,492	1,059,492	155,107

Notes:
(1)
The Company converted its unaudited balance sheet as of June 30, 2009, originally prepared in IFRS and Chinese Renminbi, into U.S. GAAP and Chinese Renminbi, and determined that no adjustments were necessary to accomplish the conversion from IFRS to U.S. GAAP.

(2)
The Company converted its unaudited balance sheet as of June 30, 2009, from IFRS and Chinese Renminbi, into U.S. GAAP and Chinese Renminbi, and further converted such statement into U.S. GAAP and U.S. Dollars pursuant to the provisions of SFAS No. 52, "Foreign Currency Translation", as follows:

-	Assets and liabilities were translated by using the exchange rate at the balance sheet date.
-	Amounts in the statement of operations were translated at the exchange rates in effect when those elements wererecognized or at an appropriate weighted average rate for the period presented.
-
The translation adjustments resulting from translating the foreign entity's financial statements are reportedseparately in other comprehensive income and as a separate component of shareholders' equity.

EXCEED COMPANY LTD. (FORMERLY 2020 CHINACAP ACQUIRCO, INC.)
AND WINDRACE INTERNATIONAL COMPANY LIMITED (FORMERLY XDLONG INTERNATIONAL COMPANY LIMITED)
Unaudited Pro Forma Condensed Combined Statement of Operations
Six Months Ended June 30, 2009
(In thousands of U.S. Dollars, except for share and per share amounts, and in U.S. GAAP)

							Pro Forma
							Combined
		Windrace					Companies
	Exceed	International	Pro Forma				(with Actual
	Company	Company	Adjustments and Eliminations				Stock
	Ltd.	Limited	Debit		Credit		Redemption)

Sales	$-	$119,522					$119,522

Cost of sales	-	84,833					84,833

Gross profit	-	34,689					34,689

Operating expenses:
Selling and distribution costs	-	10,879					10,879
Administrative expenses	786	2,954			786	(1)	2,954
Research and development expenses	-	1,907					1,907
Total operating expenses	786	15,740					15,740

Income (loss) from operations	(786)	18,949					18,949

Other income (expense):
Interest income	1	-	1	(1)			-
Interest on preferred shares	-	(2,370)					(2,370)
Other finance costs	-	(158)					(158)
Other	-	41					41

Income (loss) before income taxes	(785)	16,462					16,462

Income taxes	-	85					85

Net income (loss)	$(785)	$16,377					$16,377

Net income (loss) per common share -
Basic	(0.07)						0.87
Diluted	(0.07)						0.70

Weighted average number of common shares outstanding (Note B) -
Basic	10,500,000						18,856,168
Diluted	10,500,000						23,551,964
Pro Forma Adjustments and Eliminations (In thousands of U.S. Dollars, except for share and per share amounts):
(1)	To eliminate historical operations of the accounting acquiree (a non-operating public shell), as the transaction is being accounted for as a reverse recapitalization.

Pro Forma Notes (In thousands of U.S. Dollars, except for share and per share amounts):
(A)	Pro forma entries are recorded to the extent they are a direct result of the Business Combination, are factually supportable, and are expected to have continuing future impact.

(B)
As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. In this calculation, shares redeemed are retroactively adjusted to eliminate such shares for the entire period. For purposes of determining common stock equivalents, the most recent trading price for the Company's ordinary shares of $9.23 on December 14, 2009 was utilized. Basic and diluted weighted average number of ordinary shares outstanding is calculated as follows:

	Pro Forma	No. of
	Balance	Shares
	Sheet	with Actual
	Adjustment	Stock
	No.	Redemption
Actual number of common shares outstanding		10,500,000
Pro forma shares:
Number of shares issuable in connection with the Business Combination	(5)	17,008,633
Shares issued to new investor	(17)	3,957,784
Shares redeemed by public shareholders	(13)	(1,343,082)
Pro forma weighted average number of common shares issued		30,123,335
Escrow Shares	(5)	(14,258,633)
Closing Adjustment Shares	(5)	2,991,466
Pro forma weighted average number of common shares outstanding - basic		18,856,168
Common stock equivalents:
Shares issuable from "in the money" warrants and options outstanding:
From public offering warrants		8,625,000
From insider warrants		2,265,000
Total shares issuable		10,890,000
Less number of shares available "on the market" pursuant to the treasury stock method		(6,194,204)
Number of "new" shares to be issued pursuant to the treasury stock method		4,695,796
Pro forma weighted average number of common shares outstanding - diluted		23,551,964

The selling shareholders will be eligible to earn an additional 2,212,789 earn-out shares, based upon the achievement of certain income targets for the year 2011. Upon issuance, the earn-out shares, as well as the shares held in escrow, when released from escrow, will be recorded as on adjustment to the accounting acquiree's basis in the reverse recapitalization, and will be included in the calculations of earnings per share from such date.

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY XDLONG INTERNATIONAL COMPANY LIMITED)
Conversion from IFRS and Chinese Renminbi to U.S. GAAP and U.S. Dollars
Unaudited Statement of Operations
Six Months Ended June 30, 2009
(In thousands of currency and in U.S. GAAP reporting format)

		U.S. GAAP	U.S. GAAP
	IFRS	(Chinese	(U.S.
	(Chinese	Renminbi)	Dollars)
	Renminbi)	(Note 1)	(Note 2)

Sales	816,840	816,840	119,522

Cost of sales	579,767	579,767	84,833

Gross profit	237,073	237,073	34,689

Operating expenses:
Selling and distribution costs	74,351	74,351	10,879
Administrative expenses	20,186	20,186	2,954
Research and development expenses	13,034	13,034	1,907
Total operating expenses	107,571	107,571	15,740

Income from operations	129,502	129,502	18,949

Other income (expense):
Interest on preferred shares	(16,197)	(16,197)	(2,370)
Other finance costs	(1,080)	(1,080)	(158)
Other	278	278	41

Income before income taxes	112,503	112,503	16,462

Income taxes	578	578	85

Net income	111,925	111,925	16,377

Notes:
(1)
The Company converted its unaudited statement of operations for the three months ended June 30, 2009, originally prepared in IFRS and Chinese Renminbi, into U.S. GAAP and Chinese Renminbi, and determined that no adjustments were necessary to accomplish the conversion from IFRS to U.S. GAAP.

(2)
The Company converted its unaudited statement of operations for the six months ended June 30, 2009, from IFRS and Chinese Renminbi, into U.S. GAAP and Chinese Renminbi, and further converted such statement into U.S. GAAP and U.S. Dollars pursuant to the provisions of SFAS No. 52, "Foreign Currency Translation", as follows:

-	Assets and liabilities were translated by using the exchange rate at the balance sheet date.
-	Amounts in the statement of operations were translated at the exchange rates in effect when those elements were recognized or at an appropriate weighted average rate for the period presented.
-
The translation adjustments resulting from translating the foreign entity's financial statements are reported separately in other comprehensive income and as a separate component of shareholders' equity.

EXCEED COMPANY LTD. (FORMERLY 2020 CHINACAP ACQUIRCO, INC.)
AND WINDRACE INTERNATIONAL COMPANY LIMITED (FORMERLY XDLONG INTERNATIONAL COMPANY LIMITED)
Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2008
(In thousands of U.S. Dollars, except for share and per share amounts, and in U.S. GAAP)

							Pro Forma
							Combined
		Windrace					Companies
	Exceed	International	Pro Forma				(with Actual
	Company	Company	Adjustments and Eliminations				Stock
	Ltd.	Limited	Debit		Credit		Redemption)

Sales	$-	$261,911					$261,911

Cost of sales	-	190,397					190,397

Gross profit	-	71,514					71,514

Operating expenses:
Selling and distribution costs	-	32,482					32,482
Administrative expenses	927	4,202			927	(1)	4,202
Research and development expenses	-	2,540					2,540
Total operating expenses	927	39,224					39,224

Income (loss) from operations	(927)	32,290					32,290

Other income (expense):
Interest income	1,002	-	1,002	(1)			-
Interest on preferred shares	-	(3,159)					(3,159)
Other finance costs	-	(235)					(235)
Aborted IPO expenses	-	(4,516)					(4,516)
Abandoned project costs	(349)	-			349	(1)	-
Other	-	171					171

Income (loss) before income taxes	(274)	24,551					24,551

Income taxes	2	314			2	(1)	314

Net income (loss)	$(276)	$24,237					$24,237

Net income (loss) per common share -
Basic	(0.03)						1.29
Diluted	(0.03)						1.03

Weighted average number of common shares outstanding (Note B) -
Basic	10,500,000						18,856,168
Diluted	10,500,000						23,551,964

Pro Forma Adjustments and Eliminations (In thousands of U.S. Dollars, except for share and per share amounts):
(1)	To eliminate historical operations of the accounting acquiree (a non-operating public shell), as the transaction is being accounted for as a reverse recapitalization.

Pro Forma Notes (In thousands of U.S. Dollars, except for share and per share amounts):
(A)	Pro forma entries are recorded to the extent they are a direct result of the Business Combination, are factually supportable, and are expected to have continuing future impact.

(B)
As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. In this calculation, shares redeemed are retroactively adjusted to eliminate such shares for the entire period. For purposes of determining common stock equivalents, the most recent trading price for the Company's ordinary shares of $9.23 and the Company's ordinary share warrants of $2.73 on December 14, 2009 was utilized. Basic and diluted weighted average number of ordinary shares outstanding is calculated as follows:

	Pro Forma	No. of
	Balance	Shares
	Sheet	with Actual
	Adjustment	Stock
	No.	Redemption
Actual number of common shares outstanding		10,500,000
Pro forma shares:
Number of shares issuable in connection with the Business Combination	(5)	17,008,633
Shares issued to new investor	(17)	3,957,784
Shares redeemed by public shareholders	(13)	(1,343,082)
Pro forma weighted average number of common shares issued		30,123,335
Escrow Shares	(5)	(14,258,633)
Closing Adjustment Shares	(5)	2,991,466
Pro forma weighted average number of common shares outstanding - basic		18,856,168
Common stock equivalents:
Shares issuable from "in the money" warrants and options outstanding:
From public offering warrants		8,625,000
From insider warrants		2,265,000
Total shares issuable		10,890,000
Less number of shares available "on the market" pursuant to the treasury stock method		(6,194,204)
Number of "new" shares to be issued pursuant to the treasury stock method		4,695,796
Pro forma weighted average number of common shares outstanding - diluted		23,551,964

The selling shareholders will be eligible to earn an additional 2,212,789 earn-out shares, based upon the achievement of certain income targets for the year 2011. Upon issuance, the earn-out shares, as well as the shares held in escrow, when released from escrow, will be recorded as an adjustment to the accounting acquiree's basis in the reverse recapitalization, and will be included in the calculations of earnings per share from such date.

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY XDLONG INTERNATIONAL COMPANY LIMITED)
Conversion from IFRS and Chinese Renminbi to U.S. GAAP and U.S. Dollars
Unaudited Statement of Operations
Year Ended December 31, 2008
(In thousands of currency and in U.S. GAAP reporting format)

		U.S. GAAP	U.S. GAAP
	IFRS	(Chinese	(U.S.
	(Chinese	Renminbi)	Dollars)
	Renminbi)	(Note 1)	(Note 2)

Sales	1,820,282	1,820,282	261,911

Cost of sales	1,323,262	1,323,262	190,397

Gross profit	497,020	497,020	71,514

Operating expenses:
Selling and distribution costs	225,752	225,752	32,482
Administrative expenses	29,205	29,205	4,202
Research and development expenses	17,649	17,649	2,540
Total operating expenses	272,606	272,606	39,224

Income from operations	224,414	224,414	32,290

Other income (expense):
Interest on preferred shares	(21,795)	(21,795)	(3,159)
Other finance costs	(1,716)	(1,716)	(235)
Aborted IPO expenses	(31,382)	(31,382)	(4,516)
Other	1,188	1,188	171

Income before income taxes	170,709	170,709	24,551

Income taxes	2,181	2,181	314

Net income	168,528	168,528	24,237

Notes:
(1)
The Company converted its unaudited statement of operations for the year ended December 31, 2008, originally prepared in IFRS and Chinese Renminbi, into U.S. GAAP and Chinese Renminbi, and determined that no adjustments were necessary to accomplish the conversion from IFRS to U.S. GAAP.

(2)
The Company converted its unaudited statement of operations for the year ended December 31, 2008, from IFRS and Chinese Renminbi, into U.S. GAAP and Chinese Renminbi, and further converted such statement into U.S. GAAP and U.S. Dollars pursuant to the provisions of SFAS No. 52, "Foreign Currency Translation", as follows:

-	Assets and liabilities were translated by using the exchange rate at the balance sheet date.
-	Amounts in the statement of operations were translated at the exchange rates in effect when those elements were recognized or at an appropriate weighted average rate for the period presented.
-
The translation adjustments resulting from translating the foreign entity's financial statements are reported separately in other comprehensive income and as a separate component of shareholders' equity.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this registration statement.  Exceed has described all material risks that are currently known and reasonably foreseeable.  You should carefully consider the risks we describe below and the other information included in this registration statement before you decide to purchase securities in this offering.  In assessing these risks, you should also refer to the other information included in this registration statement, including our consolidated financial statements and the accompanying notes.  This discussion contains forward-looking statements.

Risks Relating to Our Business

Deterioration of economic conditions and a resulting decrease in consumer demand for our products could materially adversely affect our financial condition and results of operations.

Demand for our products, and the resulting purchase orders from its distributors, is largely dependent upon prevailing economic conditions.  The recent financial crisis and economic downturns in global markets have impacted, and could further impact, the purchase orders from our distributors.  Our revenue decreased 19.7% from RMB1,017.4 million (approximately $149.2 million) for the six months ended June 30, 2008 to RMB816.8 million (approximately $119.8 million) for the six months ended June 30, 2009.  As the crisis spreads to China, demand for consumer products, including demand for our sports products, could further decline.

We distribute our products mainly through the Xidelong retail stores operated by independent third party distributors over which we have limited control.

We distribute our products mainly through the Xidelong retail stores, which offer our products exclusively and do not carry other brands’ products.  Our 23 distributors own and operate all Xidelong retail stores.  They operate some of the Xidelong retail stores directly and delegate operation of the remaining stores to third parties.  We have limited control over the Xidelong retail stores operated by our distributors and authorized third party retail store operators.  We have contractual relationships only with our distributors and not with authorized third party retail store operators.  There can be no assurance that these current distribution arrangements provide us with sufficient control to ensure the Xidelong retail stores sell our products on an exclusive basis or to prevent our Xidelong brand from being associated with any negative image relating to quality or customer service.  Such association could damage our brand image and reputation and could have a material adverse effect on our business, results of operations and financial condition.  Further, if distributors experience financial difficulties, they may unilaterally attempt to liquidate their inventory build-up through discounts at their Xidelong retail stores without our approval, which may damage the image and the value of our ““ (Xidelong) brand.

Adverse changes in the business and creditworthiness of our distributors could materially adversely affect our financial condition and results of operations.

We derive all of our revenue from sales to distributors.  Such arrangement is risky for the following reasons:

•	Our distributors generally do not have any contractual obligation to purchase minimum quantities of our products and may reduce purchases of our products on short notice.

•
Our sources purchase orders primarily at sales fairs, and such orders constitute approximately 80% to 90% of our annual revenue.  Purchase order quantities may be subsequently adjusted upward or downward by amounts ranging from 10% to 15% before finalization.  In 2008, we agreed with certain distributors to reduce orders by 15% to 20% before finalization to prevent overflow of inventory among such distributors arising out of any decreased consumer demand resulting from the reduction of delivery due to anticipated reduced consumer demand arising from the financial crisis and economic downturn that began in 2008.  The products we ship to our distributors are based on actual orders received from distributors after upward or downward adjustments, if any.

•
Certain distributors, especially those adversely affected by the worsened economic conditions, may delay or default on their payments to us.  Increased credit risk of distributors may materially adversely affect our financial condition and results of operations and limit our growth prospects.

If our distributors perform poorly or if we fail to maintain good relationship with our distributors or retain them in our distribution network, our sales, financial condition and operating results may be adversely affected.

We rely on our distributors for the expansion of our retail sales network but they may not be willing to accommodate the needs of our business plans.

As of June 30, 2009, our distribution network consisted of 3,411 Xidelong retail stores covering 28 provinces and municipalities in China, 995 of which were operated directly by 23 distributors and the remaining 2,416 were operated indirectly through authorized third party retail store operators.  We rely on our existing and new distributors to assist us in exploring new markets for our products and identifying potential locations for new stores.  The number of the Xidelong retail stores increased from 3,277 at December 31, 2008 to 3,411 at June 30, 2008.  Some of our distributors, however, also distribute other brands of sports and leisurewear products, including competitor brands.  Although these distributors are required to operate separate retail stores for other brands’ products, there can be no assurance that they will always provide favorable retail store locations and marketing resources to us.  There can be no assurance that their expansion would be timely or sufficient in scope to satisfy the needs of our business.

We rely on several large distributors for a significant portion of our sales.

We derive a significant portion of our sales from several large distributors.  For 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, sales to our top five distributors accounted for approximately 58.0%, 43.4%, 43.1%, 46.3% and 32.7%, respectively, of our total revenue.  For 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, sales to our single largest distributor accounted for approximately 18.5%, 13.8%, 12.3%, 12.8% and 9.4%, respectively, of our total revenue.  We generally enter into distributorship agreements with our distributors for up to a term of 12 months.  The duration of our contractual relationships with each of our top five distributors has been for more than three years.  We do not manufacture our products on a make-to-order basis, but take orders for our prototype products at sales fairs before entering into sale contracts with our distributors to manufacture our products.  Our purchase orders at sales fairs constitute approximately 80% to 90% of our revenue.  There can be no assurance that our top distributors will renew their distributorship agreements with us on commercially acceptable terms or at all.

Under our agreements with our distributors, we appoint only one distributor instead of multiple competing distributors for one designated geographical area or region.  This enables us to manage and monitor the distributor and the Xidelong retail stores in the designated region more effectively.  While we may rely on a sole distributor in a designated region to sell our products, we believe that we would be able to appoint a replacement distributor in the designated region if the need arises.  However, to the extent that any distributor for any particular market ceases to cooperate with us for any reason and we are not able to find a suitable replacement distributor for that market in a timely manner, we may lose significant business in that market.  Furthermore, our top distributors are not obliged to continue to place orders with us at the same levels as before or at all.  There can be no assurance that we would be able to obtain orders from other distributors to replace any such lost sales.  Any substantial reduction in purchases from our top distributors, or any failure to renew their agreements with us, may result in a significant loss of sales and our business, financial condition and results of operation may be materially adversely affected.

The wholesale prices at which we sell our products to our distributors are determined by factors beyond our control.  In addition, sales of our products at a discount to suggested retail price to end customers could have an adverse effect on our business and brand name.

The prices at which we sell our products are affected by supply and demand fluctuations inherent in the market for our products.  Under our business model, we sell our products to distributors and do not sell directly to consumers.  We do not have any agreements with our distributors that provide for a minimum purchase price at which the distributors buy our products.  We do, however, provide suggested retail prices.  As such, the wholesale prices we offer for our products to our distributors must match the distributors’ expectations for the retail sale of our products to consumers.  If distributors believe that our suggested retail prices do not justify the wholesale prices at which we are offering them, they may require us to lower our wholesale prices.  If the wholesale prices of our products should decrease, our growth targets, financial condition, and results of operations may be materially adversely affected.

During the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, a number of distributors notified us of certain products with minor deviation from specification.  Because such deviation and the amounts involved were immaterial, we allowed the distributors and their authorized third-party retailers to sell these products at a discount to the suggested retail prices to end consumers.  The amounts of any such discount were decided and approved by us on a case-by-case basis.  Further, such discounts only affected the suggested retail prices to end consumers and had no impact on our revenue because the wholesale price at which we sold these products to the distributors remained unchanged.  However, if the deviation from specification and the amounts involved were to become material in the future, the distributors could potentially negotiate for a reduction in wholesale prices, which would adversely affect our business.  Increased sales of products with deviation from specifications could also damage our brand image.

We are exposed to credit risks of our distributors, some of which may experience financial difficulties, which could in turn adversely affect our financial condition and results of operations.

We provide credit terms to our distributors based on our assessment of each distributor’s financial condition.  Our distributors place advance orders at sales fairs but the risk of default may increase when dealing with financially ailing distributors or distributors struggling with economic uncertainty.  Our increased sales going forward may rely heavily on credit, and we may be unable to collect these accounts receivable in full or at all.  The loss of, or significant decrease in, sales to these distributors, or their failure to pay us in a timely manner or at all, could materially adversely affect our business, financial condition and results of operation.

Our sales to distributors may not directly correlate to the demand for our products by end consumers, which could adversely affect our ability to accurately track market trends and preferences of end consumers for our products and respond to such changing market dynamics.

We sell our products to distributors and do not sell directly to end consumers.  We neither accept returns from distributors of unsold stock nor track information on a real-time basis with respect to the inventory levels and movements of our products at all of the Xidelong retail stores.  Our distributors do not provide us with any sales reports.  Therefore, in order to monitor consumer demand for our products, we require our distributors to submit inventory reports that provide information on the sales of our products by our distributors.  These reports enable us to identify whether our products are gaining consumer acceptance at the Xidelong retail stores.  However, such reporting system requires the cooperation of the distributors to report accurately and submit the relevant inventory data to us on a timely basis.  If our distributors do not provide accurate and timely inventory data, we are not able to assess accurately whether our sales to distributors track sales of our products to end consumers.  Further, we are only able to obtain inventory data from the retail stores directly operated by the distributors but not the authorized third party retail store operators because we do not have contractual relationships with them.  Therefore, we rely on our distributors to monitor inventory levels and overall sales performance of authorized third party retail store operators.  If we are unable to track end-consumer sales accurately, we may not be able to assess market trends and preferences, which ultimately could have a material adverse effect on our revenue.

We face increasing labor costs and other costs of production in the PRC, which could materially adversely affect our profitability.

The sportswear manufacturing industry is labor intensive.  Labor costs in China have been increasing in recent years and our labor costs in the PRC could continue to increase in the future.  If labor costs in the PRC continue to increase, our production costs, including both our own manufacturing and outsourcing costs, will likely increase.  This may in turn affect the selling prices of our products, which may then affect the demand of such products and thereby adversely affect our sales, financial condition and results of operations.  Moreover, increases in costs of product parts required for production of our products, such as natural and synthetic leather, and semi-finished rubber soles, increases in electricity costs and other increases in production costs, may cause similar adverse effects, particularly if we are unable to identify and employ other appropriate means to reduce our costs of production.  Furthermore, we may not be able to pass on these increased costs to consumers by increasing the selling prices of our products in light of competitive pressure in the markets where we operate.  In such circumstances, our profit margin may decrease and our financial results may be adversely affected.

Interruptions in our supply of raw materials and product parts could adversely affect our business, financial condition and results of operations.

We purchase a large portion of our raw materials and product parts from a small number of suppliers.  For 2006, 2007 and 2008, our standard supply agreements were for one year.  Starting from 2009, such agreements have been extended to two years.  For 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, we purchased raw materials for our products from 48, 38, 36, 32 and 44 suppliers, respectively, most of which are located in Quanzhou, which is adjacent to Jinjiang.  Our contractual relationships with most of our suppliers have been in place since 2004.  For 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, our top five raw material suppliers and subcontractors accounted for approximately 30.3%, 35.6%, 40.4%, 45.0% and 42.6%, respectively, of our total purchases from raw material suppliers and subcontractors.  Our single largest supplier accounted for approximately 11.4%, 7.9%, 9.9%, 12.5% and 12.6%, respectively, of our total purchases.  There can be no assurance that our top suppliers will continue to deliver raw materials or product parts to us in a timely manner or at acceptable prices and quality, or at all.  Any disruption in supply of raw materials or product parts from our suppliers may adversely affect our business, financial condition and results of operations.

Our profitability may decrease if we are unable to pass on increased cost of raw materials and product parts to our customers.

Our manufacturing operations depend on adequate supplies of raw materials and product parts.  We purchase all of our raw materials on an order-by-order basis with suppliers.  The prices of certain of our key raw materials, such as synthetic leather, are subject to factors beyond our control, such as fluctuations in crude oil prices.  We may also experience difficulty in obtaining other acceptable quality materials on a timely basis and the prices that we pay for such materials may increase due to increased demand or other factors.  We may not be able to pass on the increased cost to our customers by increasing the selling prices due to competitive pressure in the markets.  In such circumstances, our business, financial condition and results of operations may be adversely affected.

We rely on third party contract manufacturers for a portion of our footwear production and all of our apparel and accessories production and failure of such parties to provide products in a timely fashion could adversely affect our business, financial condition and results of operations.

During 2006, 2007 and 2008, we outsourced a portion of our footwear production to three contract manufacturers and all of our apparel and accessories production to more than 30 contract manufacturers.  During the six months ended June 30, 2008, we outsourced production of a portion of our footwear to three contract manufacturers and all of our apparel and accessories to 20 contract manufacturers.  During the six months ended June 30, 2009, we outsourced production of a portion of our footwear to two contract manufacturers and all of our apparel and accessories to more than ten contract manufacturers.  The table below sets forth the percentages of the products that we outsourced to these contract manufacturers in terms of sales volume for the periods indicated:

	For the year ended December 31,			For six months ended June 30,
	2006	2007	2008	2008	2009
Footwear	20.3%	37.1%	47.8%	55.4%	21.9%
Apparel	100.0%	100.0%	100.0%	100.0%	100.0%
Accessories	100.0%	100.0%	100.0%	100.0%	100.0%

For 2006, 2007 and 2008, the duration of agreements with our contract manufacturers for footwear, apparel and accessories had been one year.  Starting from 2009, the duration of agreements with our contract manufacturers has been extended to two years.

For 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, our single largest contract manufacturer of footwear accounted for approximately 39.3%, 35.2%, 40.8%, 41.2% and 38.9%, respectively, of our total purchases of footwear.  For 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, our single largest contract manufacturer for apparel and accessories accounted for approximately 20.9%, 14.8%, 15.7%, 14.0% and 22.6%, respectively, of our total purchases of apparel and accessories.  For 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, our top five contract manufacturers for apparel and accessories accounted for approximately 49.6%, 48.0%, 57.1%, 54.2% and 71.9%, respectively, of our total purchases of apparel and accessories.

We have not entered into any long term contracts with these contract manufacturers.  As such, there can be no assurance that we can renew these contracts upon expiry, on commercially acceptable terms, or at all.  Contract manufacturers may unilaterally terminate our supply contracts or they may seek to increase the prices that they charge.  As a result, we are not assured of an uninterrupted supply of footwear, apparel and accessories of acceptable quality or at acceptable prices from our contract manufacturers.  We may not be able to offset any interruption or decrease in supply of our products by increasing production at our own production facilities due to capacity constraints, and we may not be able to substitute suitable alternative contract manufacturers in a timely manner at commercially acceptable terms.  Any disruption in our supply of products from contract manufacturers may adversely affect our business and could result in loss of sales and increase in production costs, which would adversely affect our business and results of operations.

We may be involved in legal proceedings arising from violation of relevant laws, rules or regulations particularly in respect of labor and environmental protection by third party contract manufacturers and suffer from damage to our reputation.

We contract with third-party contract manufacturers and raw material suppliers.  In order to protect the reputation of our brand, we strive to adhere to all relevant laws, rules and regulations, particularly in respect of labor and environmental protection.  However, we do not exercise any control over the operations of our contract manufacturers or suppliers and are therefore not able to ensure their compliance with applicable laws and regulations.  Therefore, there can be no assurance that our contract manufacturers or suppliers are in compliance with, or will comply with, all applicable labor and environmental laws, rules and regulations with respect to their manufacturing operations.  In the event that our contract manufacturers or suppliers violate any of these laws, rules or regulations, any resulting negative publicity may damage our brand and defeat our brand building efforts.  In the event that we are named as a defendant in a lawsuit or any other proceeding arising from violations by our contract manufacturers or suppliers of any applicable laws, rules or regulations with respect to their manufacturing operations, we will incur costs and resources in defending ourselves in such a lawsuit or proceeding.  As a result of the foregoing factors, our business, profitability and results of operations may be adversely affected.

Failure to continue to obtain high quality endorsers to promote our products could harm our business.

We engage external educational institutions, former professional athletes and celebrities to promote our products and establish the credibility of our products with consumers.  If any of the endorsers associated with our products were to stop using our products in violation of their endorsement agreements, our business could be adversely affected.  In addition, actions taken by these endorsers that harm their reputations could in turn also harm our brand image with consumers, which could have an adverse effect on our sales and financial condition.  In addition, poor performance by our endorsers in their fields, our failure to continue to identify correctly promising athletes and/or celebrities to use and endorse its products, or our failure to enter into endorsement arrangements with prominent athletes and sports organizations, could adversely affect our brand and result in decreased sales of our products.

Failure to effectively promote or maintain the Xidelong brand may affect our performance and sales and cause us to incur significant costs.

The image of the Xidelong brand is an important factor in influencing consumer preferences and building brand loyalty.  Promoting and maintaining the Xidelong brand is therefore crucial to our success and growth within the PRC sportswear market.  We have a branding and promotional department that deals mainly with media arrangements, sponsorships and other endorsement activities.  We use a variety of media, such as television, newspapers, magazines, the Internet and outdoor billboard displays to build both regional and national brand recognition.  We collaborate with athletes, media celebrities and industry experts on marketing and endorsement arrangements and they act as spokespersons for the Xidelong brand.  We spent approximately 7.0%, 7.2%, 7.5%, 4.2% and 3.9% of our annual revenue on advertising and promotional activities for 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, respectively.  If we are unsuccessful in promoting our Xidelong brand among its targeted consumer groups, the goodwill and consumer acceptance of our Xidelong brand may be eroded, and our business, financial condition, results of operations and prospects may be adversely affected.  As we also promote our brand through athletes, media celebrities and spokespersons, our brand is partly dependent on the public perception of these individuals, over which we have no control.  Any negative publicity, whether in the PRC or abroad, in relation to our brand or our brand representatives could have an adverse effect on the public’s perception of our brands, which could have a negative impact on our business and results of operations.

In addition, we have incurred and expect to continue to incur significant costs and expenses arising out of our brand-building activities, including sponsorships and increased advertising in regional and national newspapers, magazines, the Internet, television and billboard displays.  These activities may not be successful in building the goodwill and profile of our brand, which could have a negative effect on our sales and results of operations.

Our sales may be affected by seasonality, weather conditions and a number of other factors.

We operate our business in the PRC and derive all of our revenue from these operations.  Generally, PRC consumers’ spending behavior is stable year-on-year but varies seasonally, particularly during the Chinese New Year in early spring, the Labor Day holiday in early May, the summer months and the National Day holiday in early October.

Generally, we experience moderate fluctuations in our aggregate sales volume during the year.  Historically, revenues in the third and fourth fiscal quarters have slightly exceeded those in the first and second fiscal quarters.  However, the mix of product sales may vary considerably from time to time as a result of changes in seasonal and geographic demand for particular types of footwear, apparel and accessories.  In addition, unexpected and abnormal changes in climate may affect sales of our products that are timed for release during a particular season.  For example, the climate change resulted in an extended winter season from 2008 to 2009 in many regions in China.  A longer winter adversely affected the delivery schedules to the distributors and the sales volumes of our spring and summer collections in the first quarter of 2009.

Fluctuations in our sales may also result from a number of other factors including:

•	the timing of our competitors’ launch of new products;

•	the timing of international and domestic sports events;

•	consumer acceptance of our new and existing products;

•	changes in the overall sportswear industry growth rates;

•	economic and demographic conditions that affect consumer spending and retail sales;

•	the mix of products ordered by our distributors;

•	the timing of the placement and delivery of distributor orders; and

•	variation in the expenditure necessary to support our business.

As a result, we believe that comparisons of our operating results between any interim periods may not be meaningful and that these comparisons may not be an accurate indicator of our future performance.

Our operations may be disrupted and our business, financial condition and/or results of operations may be adversely affected by a failure in our facilities for reasons beyond our control.

Our manufacturing operations could be disrupted for reasons beyond our control.  The causes of disruptions may include extreme weather conditions, landslides, earthquakes, fires, natural catastrophes, raw material supply disruptions, equipment and system failures, labor force shortages, energy shortages, workforce actions or environmental issues.  Any significant disruption to our operations could adversely affect our ability to make and sell products.

In addition, the occurrence of any of these events could have a material adverse effect on the productivity and profitability of any of our manufacturing facilities and on our business, financial condition or results of operations, and/or the operations of our distributors.

In May 2008, Wenchuan County of Sichuan Province, a region that is approximately 360 kilometers away from Chongqing City, suffered an earthquake with an 8.0 magnitude on the Richter Scale.  87 retail stores of our distributors were shut down as a result of the earthquake.  There can be no assurance that we will not suffer any further losses in the future as a result of similar reasons beyond our control.

We have a limited operating history and our historical results of operations of our apparel business may not be indicative of our future performance.

Our business began when XDLong Fujian was established in September 2001.  We therefore have a limited history of operation and the historical financial information in this registration statement may not necessarily reflect our future results of operation.  There also may not be a sufficient basis to evaluate our future prospects.

Further, since the commencement of our apparel business in 2003, we have outsourced all of our apparel production to contract manufacturers.  We are currently examining plans to commence our own production of apparel.  We have a limited operating history in the sale and marketing of apparel and do not have any experience in manufacturing apparel.  As a result, the historical operating results of our apparel business may not provide a meaningful basis for evaluating the performance of our apparel business going forward and may not be indicative of our future performance.

If we are unable to increase our production capacity due to our internal production constraints or our inability to locate suitable contract manufacturers with sufficient production capacity of their own, our operating results may be adversely affected.

We manufacture a significant portion of our footwear at our production facility in Jinjiang, Fujian province.  We outsource the manufacturing of a portion of our footwear and all of our apparel and accessories to contract manufacturers.  Although we produce a portion of our footwear products in house, we expect to continue to rely on contract manufacturers for the production of a portion of our footwear and all of our apparel and accessories.  Therefore, our ability to continue to increase our sales depends on the successful expansion of our footwear production capacity at our production facility and the availability of contract manufacturers with sufficient production capacity of their own.  If we are unable to continue to increase our internal production capacity or engage suitable contract manufacturers, our operating results may be adversely affected.

We may not be able to manage our growth effectively and our growth may slow down in the future.

We have been expanding our business rapidly and intend to continue to do so either through organic growth or through acquisitions and investments in related businesses as we deem appropriate.  Such expansion may place a significant strain on our managerial, operational and financial resources.  Further, we have no prior experience in engaging in the management and operation of retail stores or retail business. We will need to manage our growth effectively, which may entail devising and implementing business plans, training and managing our growing workforce, managing costs and implementing adequate control and reporting systems in a timely manner. There can be no assurance that our personnel, procedures and controls will be managed effectively to support our future growth adequately. Failure to manage our expansion effectively may affect our success in executing our business plan and adversely affect our business, financial condition and results of operation. In addition, our growth in percentage terms may slow in the future. Accordingly, you should not rely on our historic growth rate as an indicator for our future growth rate.

We may not be successful in our future expansion plans and may be unable to secure sufficient funding for such plans to further grow our business.

Our business expansion plans will require us to increase investments in, and devote significant resources to, our brand promotion efforts, internal production capacities, research and design capabilities and the Xidelong sales distribution network operated by our distributors. If we fail to implement our future expansion plans, we may not achieve our growth target. Furthermore, our ability to obtain adequate funds to finance our expansion plans depends on our financial condition and results of operations, as well as other factors that may be outside our control, such as general market conditions, the performance of the PRC sportswear industry, and political and economic conditions in China. If additional capital is unavailable, we may be forced to abandon some or all of our expansion plans, as a result of which our business, financial condition and results of operations could be adversely affected.

Loss of any key executive personnel or any failure to attract such personnel in the future will adversely impact our business and growth prospects.

Our future success will depend on the continued service of our senior management. In particular, Mr. Lin Shuipan, chairman of the board and chief executive officer, has over 15 years’ experience in the sportswear industry and is responsible for our overall corporate strategies, planning and business development. His experience and leadership is critical to our operations and financial performance. We do not maintain any “key-man” insurance policy. If we lose the services of Mr. Lin or any of our key executive personnel and cannot replace them in a timely manner, such loss may reduce our competitiveness, and may adversely affect our financial condition, operating results and future prospects. In addition, our success depends significantly on other personnel and, in particular, our team of designers. Other international and domestic competitors that operate in the PRC may be able to offer more favorable compensation packages to recruit personnel whom we consider desirable. Our continued success will depend on our ability to attract and retain qualified personnel in order to manage our existing operations as well as our future growth. We may not be able to attract, assimilate or retain the personnel whom we need. Our staff expenses in relation thereto may increase significantly. This may adversely affect our ability to expand our business effectively.

Failure to develop technically innovative products could adversely affect our competitiveness.

While design and aesthetics of our products are important factors for consumer acceptance of our products, technical innovation in the design of footwear, apparel, and sports equipment is also essential to the commercial success of our products. Research and development plays a key role in technical innovation. We rely upon specialists in the fields of biomechanics, exercise physiology, engineering, industrial design and related fields, and other experts to develop cutting edge performance products. While we strive to produce products that help to reduce injury, enhance athletic performance and maximize comfort, our failure to introduce technical innovation in our products could result in a decline in consumer demand for our products.

Our research and development capabilities may be adversely affected if we are unable to renew the technology cooperation agreement with the China Institute of Sport Science.

One element of our growth strategy is to continue to design and manufacture products through further investment in product design and research and development initiatives. We primarily rely on the China Institute of Sport Science for such research and development initiatives. Our technology cooperation agreement with the China Institute of Sport Science, General Administration of Sport of China is for a term of five years from October 20, 2006, which we may renew at our option. There can be no assurance, however, that the China Institute of Sport Science will comply with the terms and conditions of the agreement and the renewal provisions. If we do not renew the agreement or if the China Institute of Sport Science breaches the agreement prior to the expiration of its term for any reason, our research and development capabilities may be adversely affected. This could in turn have an indirect adverse effect to our results of operations and financial condition.

We may be involved in litigation on intellectual property infringement or other litigation or regulatory proceedings, which could adversely affect our reputation, financial condition and results of operations.

We may design products with elements that may inadvertently infringe copyright or other intellectual property rights, as a result of which other parties may initiate litigation or other proceedings against us. Responding to and defending these proceedings may require substantial costs and diversion of resources, and the result of these proceedings may be uncertain. Furthermore, our reputation may be adversely affected.

We may be subject to other lawsuits and regulatory actions relating to its business from time to time. Due to the inherent uncertainties of litigation and regulatory proceedings, we cannot accurately predict the ultimate outcome of any such proceedings. An unfavorable outcome could have an adverse impact on our business, financial condition and results of operations. In addition, any significant litigation in the future, regardless of its merits, could divert management’s attention from our operations and result in substantial legal fees.

If we are unable to protect adequately our intellectual property, we may be involved in legal proceedings, which could be expensive and time consuming, and consumers may shift their preference away from our products.

We believe that our trademarks, patents, and other intellectual property rights are important to our brand, success and competitive position. We consider the Xidelong and ““ trademarks to be among our most valuable assets, and we have registered these trademarks in the PRC. In addition, we own other trademarks that we use in marketing our products. We periodically discover products that we believe are counterfeit reproductions of our products or that otherwise infringe on our intellectual property rights. We may pursue litigation in the future to enforce our intellectual property rights. Any such litigation could result in substantial costs and a diversion of our resources. If we are unsuccessful in challenging a party’s products based on trademark or design or utility patent infringement, continued sales of these products could adversely affect our sales and our brand and result in the shift of consumer preference away from our products. The actions we take to establish and protect trademarks, patents, and other intellectual property rights may not be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products on grounds of violations of proprietary rights.

Changes in existing laws and regulations or additional or stricter laws and regulations on environmental protection in the PRC may cause us to incur additional capital expenditures.

Our production facility is located in Jinjiang, Fujian province and is subject to PRC environmental protection laws and regulations. These laws and regulations require enterprises engaged in manufacturing that may generate industrial waste to adopt effective measures to control and properly dispose of such waste. The relevant administrative department for environmental protection can levy fines for any violations of such environmental laws or regulations. For material violations, the PRC government may suspend or close any or all of our operations. There can also be no assurance that the PRC government will not change the existing laws or regulations or impose additional or stricter laws or regulation. Compliance with any of these additional or stricter laws or regulations may cause us to incur additional capital expenditure, which we may be unable to pass on to customers through higher prices for our products.

Our current insurance coverage may not be sufficient to cover the risks related to our operations.

Our operations are subject to hazards and risks normally associated with manufacturing operations, which may cause damage to persons or property. Currently, we maintain insurance policies for damage to real property and for employer liability for personal injury of employees. We are not required under PRC law to maintain, and we do not maintain, any product liability insurance. If we were found liable for any product liability claim, we may be required to pay substantial damages. Even if we were successful in defending such a claim, we may incur substantial financial and other resources in defending such a claim. Under such circumstances, our financial results will be adversely affected. Depending on the outcome of any such claim, the reputation of Xidelong brand may also be adversely affected. Further, we do not maintain business interruption insurance or third party liability insurance against claims for property damage, personal injury and environmental liabilities. The occurrence of any of these events may result in interruption of our operations and subject us to significant losses or liabilities. Any losses or liabilities that are not covered by our current insurance policies may have a material adverse effect on our business, financial condition and results of operations.

If we are non-compliant with PRC laws and regulations, we may be subject to certain legal consequences under PRC law.

Pursuant to the State-owned Land Use Right Transfer Contract for the grant of land use rights for the production site in Jinjiang, XDLong Fujian was required to commence construction by February 28, 2006. However, XDLong Fujian did not commence construction by such date. XDLong Fujian is applying to relevant local government agency to postpone construction on the land. However, it is possible that the local government will repossess the land before XDLong Fujian obtains an approval to postpone construction. The land covers an area of approximately 15,000 square meters and XDLong Fujian paid approximately RMB53,000 to the government as land grant fees. If the local government repossesses the land, we will lose our land use rights over the land and we will not be able to recover the land grant fees previously paid to the government. In addition, we will not be able to construct additional facilities on the land to implement our expansion plans.

Under PRC law, a company must apply to the environmental protection authority in the PRC for an environmental protection examination and acceptance after completion of a construction project. XDLong China has not applied for an environmental protection examination and acceptance for a construction project that it finished. As a result, the environmental protection authority has the right to request XDLong China to rectify such non-compliance by applying for an environmental protection examination and acceptance within a specified period. If XDLong China fails to obtain an environmental protection examination and acceptance within the specified period of time, XDLong may be subject to a fine up to RMB50,000 or be ordered to suspend its operations.

We recorded net current liabilities at December 31, 2006 and 2007 and there can be no assurance that we will not experience net current liabilities again in the future.

We had a net current liabilities position of approximately RMB43.2 million, and RMB0.4 million at December 31, 2006 and December 31, 2007, respectively, primarily due to outstanding advances from Mr. Lin Shuipan, an executive Director, of approximately RMB82.5 million and RMB82.5 million in 2006 and 2007. These advances from Mr. Lin mainly served as short term funds to support the expansion of our footwear production facilities and the construction of our office building in Jinjiang. As of June 30, 2009, we had a net asset position of approximately RMB135.5 million. However, there can be no assurance that we will not experience periods of net current liabilities in the future. In the event that we have net current liabilities in the future, our working capital for the purposes of our operations may be constrained.

Difficulties in obtaining new credit facilities or acceleration of payments under existing credit facilities could have an adverse effect on our liquidity.

Under the current economic situation, banks and other financial institutions have tightened lending to businesses. As a result, businesses have difficulties in obtaining credit at commercially acceptable terms, or at all. While we obtained a new bank borrowing of RMB90.5 million in the six months ended June 30, 2009, there can be no assurance that we will continue to be able to obtain additional funding when the need arises if current economic situation persists. If we are unable to obtain new credit facilities and are unable to finance our liquidity or working capital requirements through cash flows from operating activities or other sources, our financial condition and results of operations could be adversely affected.

In addition, certain of our existing credit facilities require consent from lenders in advance of a material change of ownership or change of business operations, including restructuring, mergers and acquisitions. As of June 30, 2009, an aggregate outstanding amount of RMB83.0 million of our outstanding loans requires such consent. Jingtian & Gongcheng, Windrace’s PRC counsel, is of the opinion that these loan agreements require consent for transactions that occur in the PRC. Therefore, offshore transactions such as the Acquisition should not require consents from the banks. In the event that the banks are of a different opinion and believe that the Acquisition constitutes a material change of ownership or change of business operations and therefore require consents in advance of such changes, we could be deemed as in breach of these agreements for not having obtained such consents in advance of relevant changes. If the banks accelerate our payment obligations under these agreements, our liquidity could be adversely affected.

We relied on loans from Mr. Lin Shuipan, our Chief Executive Officer, in 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009 for our expansion and the cessation of such shareholder support may affect our cash flows.

We had advances from Mr. Lin Shuipan, our Chief Executive Officer, in the amount of approximately RMB82.5 million, RMB82.5 million, RMB0.9 million, nil and RMB3.6 million in 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009. These advances mainly served as short term funds to support the expansion of our footwear production facilities and the construction of our office building in Jinjiang. In the event that we fail to generate sufficient cash flows from our operations or obtain alternative financing to meet our operating expenditures in the future, our working capital will be constrained.

Our risk management and internal control systems improvements may not be adequate or effective, which could adversely affect our business, financial condition and results of operations.

We have established risk management and internal control systems consisting of relevant organizational framework, policies, procedures and risk management methods that we believe are appropriate for our business operations, and we seek to continue to improve such risk management and internal control systems from time to time. However, due to the inherent limitations in the design and implementation of risk management and internal control systems, there can be no assurance that our risk management and internal control systems will be sufficiently effective in identifying and preventing all such risks.

In addition, as some of our risk management and internal control policies and procedures are relatively new, we may need to establish and implement additional risk management and internal control policies and procedures to improve further our systems from time to time. Our risk management and internal control systems also depend on their implementation by our employees, there can be no assurance that such implementation will not involve any human errors or mistakes. If we fail to timely adapt and implement our risk management and internal control policies and procedures, our business, results of operations and financial condition could be materially adversely affected.

Risks Relating to the Industry in Which We Operate

Our products face intense competition, and we may not have the resources necessary to compete with competitors.

We are a sports and leisure footwear, apparel and accessories company. This industry is highly competitive in the PRC and the competitors in this market include both international and domestic companies. Some of our competitors may have greater financial, research and development and design, marketing, distribution, management or other resources. Our results of operations could be affected by a number of competitive factors, including entry by new competitors into our current markets, expansion by existing competitors, better marketing/advertising leading to stronger brand equity for the competitors, and competition with other companies for the production capacity of contract manufacturers. Our results of operations and market position may be adversely impacted by these competitive pressures.

There can be no assurance that our strategies will remain competitive or that we will continue to be successful in the future. Increased competition could result in a loss of our market share. In particular, if our competitors adopt aggressive pricing policies, we may be forced to adjust the pricing of our products to level their competitiveness. This could adversely affect our profitability and financial results.

We may not be able to predict or meet consumer preferences or demand accurately.

We derive a significant amount of revenue from the sale of sports and leisurewear products that are subject to rapidly changing consumer preferences. Our sales and profits are sensitive to these changing preferences and our success depends on our ability to identify, originate and define product and fashion trends as well as to anticipate, gauge and react to changing consumer demands in a timely manner. All of our products are subject to changing consumer preferences that we cannot predict with certainty. Our new products may not receive consumer acceptance as consumer preferences could shift rapidly to different types of performance or other sports footwear or apparel or away from these types of products altogether, and our future success depends in part on our ability to anticipate and respond to these changes. If we fail to anticipate accurately and respond to trends and shifts in consumer preferences by adjusting the mix of existing product offerings, developing new products, designs and styles, or influencing sports and fitness preferences through vigorous marketing, we could experience lower sales, excess inventories and lower profit margins, any of which could have an adverse effect on our results of operations and financial condition.

Consolidation of distributors or concentration of retail market share among a few distributors may increase and concentrate our credit risk and impair our ability to sell our products.

The sports and leisure footwear, apparel, and accessories retail markets in the PRC are dominated by a few large sports and leisure footwear, apparel, and accessories distributors with many stores. These significant distributors may increase their market share by expanding through acquisitions or through the establishment of additional stores. The consolidation of distributors concentrates our credit risk in a relatively small number of distributors and, if any of these retailers were to experience a shortage of liquidity, it would increase the risk of nonpayment of their outstanding payables to us. In addition, any shifting concentration of market share to a small number of distributors in a particular county or region increases operational risks. If any one of them substantially reduces their purchases of our products, we may be unable to find a sufficient number of other retail stores for our products to sustain the same level of sales and revenues. Further, the consolidation of distributors could limit our ability to negotiate contract terms in our favor. For example, due to a small number of distributors existing in the industry to whom we can sell our products, our ability to sell products at the price level that we wish to may be adversely affected. If the selling prices to the distributors decrease, our profitability would be adversely affected.

Risks Relating to the PRC

All of the business and assets of Windrace, our wholly-owned subsidiary in which our business is conducted, are located in the PRC. Accordingly, our results of operations, financial condition and prospects are subject, to a significant degree, to economic, political and legal developments in the PRC.

Our future performance is dependent on the PRC economy and, in particular, the level of growth of the PRC consumer market.

We derive all of our revenue from sales of our products in the PRC. The success of our business depends on the condition and growth of the PRC consumer market, which in turn depends on macro-economic conditions and individual income levels in the PRC. There is no assurance that projected growth rates of the PRC economy and the PRC consumer market will be realized under current economic situation. Any future slowdowns or declines in the PRC economy or consumer spending may adversely affect our business, operating results and financial condition. We believe that consumer spending habits may be adversely affected during a period of recession in the economy or that uncertainties regarding future economic prospects could also affect consumer spending habits, all of which may have an adverse effect on certain enterprises operating within the consumer and retail sectors, including us. The consumer and retail market may be affected by the changing operating conditions in the PRC. With accession of the PRC to the World Trade Organization (the “WTO”), changes and developments in the consumer and retail market may be volatile and unpredictable. For instance, the reduction in tariffs on foreign products after the liberalization of the PRC market and further entry of international brands may intensify the competition in the PRC market. This may have a material adverse impact on our business, operating results and financial condition.

Political, economic and social policies of the PRC government and PRC laws and regulations could affect our business and results of operations and may result in our inability to sustain our growth.

The economy of the PRC differs from the economies of most developed countries in a number of respects, including:

•	its structure;

•	level of government involvement;

•	level of development;

•	level of capital reinvestment;

•	control of capital reinvestment;

•	control of foreign exchange; and

•	allocation of resources.

Before its adoption of reform and open door policies beginning in 1978, China was primarily a planned economy. Since then, the PRC government has been reforming the PRC’s economic system, and has begun reforming the government structure in recent years. These reforms have resulted in significant economic growth and social progress. Although the PRC government still owns a significant portion of the productive assets in the PRC, economic reform policies since the late 1970s have emphasized autonomous enterprises and the utilization of market mechanisms, especially where these policies apply to privately-owned businesses such as Windrace. Although we believe these reforms will have a positive effect on our overall and long-term development, we cannot predict whether changes in the PRC’s political, economic and social conditions, laws, regulations and policies will have an adverse impact on our current or future business, results of operations or financial condition.

Our ability to continue to expand our business is dependent on a number of factors, including general economic and capital market conditions, and credit availability from banks or other lenders. In the past few years, the PRC government has articulated a need to control the rate of economic growth and may tighten its monetary policies, including increasing interest rates on bank loans and deposits and tightening the money supply to control growth in lending. Under current economic situation, financial institutions have tightened their lending. Stricter lending policies may, among other things, affect our ability to obtain financing, which may, in turn, adversely affect our growth and financial condition.

As we conduct a significant portion of our business through subsidiaries in China, we are subject to PRC laws and regulations on labor and employee benefits. In recent years, the PRC government has implemented policies to strengthen the protection of employees and obligate employers to provide more benefits to their employees. In addition, an employment contract law came into effect in China on January 1, 2008. The PRC employment contract law and related legislations require more benefits to be provided to employees, such as an increase in pay or compensation for termination of employment contracts. As a result, we expect to incur higher labor costs, which could have an adverse impact on our current or future business, results of operations or financial condition. Additional changes in the PRC’s political, economic and social conditions, laws, regulations and policies could have an adverse effect on our business, results of operations or financial condition.

Failure to comply with the State Administration of Foreign Exchange regulations relating to registration of interests before the establishment of offshore special purpose companies by our beneficial owners may adversely affect our business operations.

On October 21, 2005, the State Administration of Foreign Exchange issued a public notice that became effective on November 1, 2005. The notice requires PRC residents to register with the local State Administration of Foreign Exchange branch before establishing or controlling any company, referred to in the notice as an “offshore special purpose company,” outside of the PRC for the purpose of capital financing (the “No. 75 SAFE Initial Registration”). Besides that, an alteration registration shall be filed after completing an investment in or acquisition of any operating subsidiaries in the PRC, which we refer to herein as a “round-trip investment,” and any change of shareholding or any other material capital alteration in such offshore special purpose company involving a round-trip investment shall also be filed within 30 days from the date of shareholding transfer or capital alteration, and the registration conducted under the above two situations is defined as the “No. 75 SAFE Alteration Registration.”

Mr. Lin Shuipan, Mr. Shi Jinlei and Ms. Chen Shuli are subject to the registration requirements under the No. 75 SAFE Notice, and have conducted the No. 75 SAFE Initial Registration with the Fujian Provincial State Administration of Foreign Exchange. After the offshore special purpose companies were established by the aforementioned persons, some round-trip investments by, and change of shareholders or other material capital alteration in, such offshore special purpose companies occurred, and Mr. Lin Shuipan, Mr. Shi Jinlei and Ms Chen are subject to the No. 75 Alteration Registration for the above events.

Our PRC beneficial owners must comply with these requirements in connection with our future investments and financing activities. If our PRC beneficial owners fail to comply with the relevant requirements, such failure may subject the beneficial owners to fines and legal sanctions, which may adversely affect our business operations.

Our revenues are denominated in Renminbi, which is not freely convertible for capital account transactions and may be subject to exchange rate volatility.

We are exposed to the risks associated with foreign exchange controls and restrictions in China, as our revenues are denominated in Renminbi, which is currently not freely exchangeable. The PRC government imposes control over the convertibility of Renminbi into foreign currencies. Under the rules promulgated under the PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and operation-related expenditures, may be made in foreign currencies without prior approval but are subject to procedural requirements. Strict foreign exchange control continues to apply to capital account transactions. These transactions must be approved by or registered with the PRC State Administration of Foreign Exchange and repayment of loan principal, distribution of return on direct capital investment and investments in negotiable instruments are also subject to restrictions. There can be no assurance that we will be able to meet all of our foreign currency obligations or to remit profits out of China.

Fluctuation in the value of the Renminbi and of the U.S. dollar may have a material adverse effect on your investment.

Any significant revaluation of the Renminbi may have a material adverse effect on our revenues and financial condition as well as on the value of, and any dividends payable on, our ordinary shares in foreign currency terms. For instance, a decline in the value of Renminbi against the U.S. dollar could reduce the U.S. dollar equivalent amounts of our financial results, the value of your investment in us and the dividends we may pay in the future, if any.

There remains significant international pressure on the PRC government to liberalize further its currency policy, which could result in a further and more significant appreciation in the value of the Renminbi against the U.S. dollar. The Renminbi may be revalued further against the U.S. dollar or other currencies, or may be permitted to enter into a full or limited free float, which may result in an appreciation or depreciation in the value of the Renminbi against the U.S. dollar or other currencies.

We rely principally on dividends paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to pay dividends to us could have a material adverse effect on our ability to conduct our business.

Windrace and Exceed are holding companies incorporated in British Virgin Islands and rely principally on dividends paid by their subsidiaries for cash requirements, including the funds necessary to service any debt we may incur. If any of our subsidiaries incurs debt in their own name in the future, the instruments governing the debt may restrict dividends or other distributions on its equity interest to Windrace and Exceed.

Furthermore, applicable PRC laws, rules and regulations permit payment of dividends by the consolidated PRC entities only out of their retained earnings, if any, determined in accordance with PRC accounting standards, which differ in many aspects from generally accepted accounting principles in other jurisdictions including IFRS. Based on PRC accounting standards, the consolidated PRC entities are also required to set aside a certain percentage of their after-tax profit each year to their reserve fund in accordance with the requirements of relevant laws and provisions in their respective articles of associations, which are not available for distribution as cash dividends. As a result, the consolidated PRC entities are restricted in their ability to transfer a portion of their net income to Windrace or Exceed whether in the form of dividends, loans or advances. Any limitation on the ability of our subsidiaries to pay dividends could materially adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business. Under the new PRC Enterprise Income Tax Law and implementation regulations issued by the State Council, PRC income tax at the rate of 10%, unless relevant treaties provide for a lower rate, is applicable to dividends paid by enterprises incorporated in the PRC to “non-resident enterprises” (enterprises that do not have an establishment or place of business in the PRC, or that have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business) subject to the application of any relevant income tax treaty that the PRC has entered into. If Windrace, Exceed or our non-PRC incorporated subsidiaries are considered “nonresident enterprises,” any dividend that Windrace, Exceed or any such subsidiary receives from the PRC subsidiaries may be subject to PRC taxation at the 10% rate (or lower treaty rate).

Any changes in PRC policies on enterprise income tax may adversely affect our ability to pay dividends and our financial condition.

Our subsidiaries are incorporated in the PRC, Hong Kong or the British Virgin Islands. On March 16, 2007, the new PRC Enterprise Income Tax Law (the “new tax law”) was issued and on December 6, 2007, the Rules on the Implementation of Enterprise Income Tax Law of the PRC (“Implementation Rules”) were issued, both of which became effective on January 1, 2008. Under the new tax law, non-PRC tax resident enterprises will be taxed at a withholding tax rate of 5% for Hong Kong companies and 10% for British Virgin Islands companies. If an entity is deemed to be a PRC tax resident enterprise, which is an enterprise that is set up under PRC law within the territory of the PRC, or set up under the law of a foreign country or region but which has “de facto management organization” within the PRC, then qualified dividend and profit distribution from equity investment between them shall be exempted from withholding tax and income tax. Among other things, qualified dividend and profit distribution as stated in the new tax law shall refer to investment income derived by a PRC tax resident enterprise from the direct investment in other PRC tax resident enterprises, which shall exclude investment income from circulating stock issued publicly by PRC tax resident enterprises and traded on stock exchanges where the holding period is less than 12 months.

Our subsidiaries may trigger withholding tax requirements in the future under the new tax law and the Implementation Rules, depending on their classification as a PRC or non-PRC tax resident enterprise. The new tax law provides that if an enterprise incorporated outside of the PRC has “de facto management organization” within the PRC, it may be recognized as a PRC tax resident enterprise and may be subject to a 25% enterprise income tax on its worldwide income. According to the Implementation Rules, “de facto management organization” means the institution that materially and comprehensively manages and controls the enterprise’s business, personnel, finance and assets. Given the short history of the tax law and the Implementation Rules, how an enterprise qualifies for tax exemptions remains unclear. Our ability to pay dividends and our financial condition may be adversely affected as a result of the new tax law and other changes in PRC policies and regulations on dividend distributions, withholding tax, and enterprise income tax.

All of our management is currently substantially based in the PRC, and may remain in the PRC after the new tax law takes effect. Therefore, we may be treated as a PRC resident enterprise for new tax law purposes. The tax consequences of such treatment are currently unclear as they will depend on the implementation regulations and on how local tax authorities apply or enforce the new tax law or the implementation regulations.

The levy and collection of enterprise income tax in China are handled by various local governments, which in turn submit such tax revenues to their respective higher administrative authorities. Each local government has its own administrative practice with regard to the manner and the amount of tax submitted by the local government to its higher administrative authorities. PRC enterprises, including us, have no participation in or control over such administrative practices. Any discrepancies in implementation among the local governments of such administrative practice may result in uncertainties over the amount of tax for which a PRC enterprise is liable.

Fluctuations in the exchange rate may adversely effect us.

Substantially all of our revenues and expenditures are denominated in Renminbi. As a result, fluctuations in the exchange rate between the U.S. dollars and Renminbi will affect our financial results in U.S. dollars terms without giving effect to any underlying change in our business or results of operations. The Renminbi’s exchange rate with the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. The exchange rate for conversion of Renminbi into foreign currencies is heavily influenced by intervention in the foreign exchange market by the People’s Bank of China. From 1995 until July 2005, the People’s Bank of China intervened in the foreign exchange market to maintain an exchange rate of approximately 8.3 Renminbi per U.S. dollar. On July 21, 2005, the PRC government changed this policy and began allowing modest appreciation of the Renminbi versus the U.S. dollar. However, the Renminbi is restricted to a rise or fall of no more than 0.5% per day versus the U.S. dollar, and the People’s Bank of China continues to intervene in the foreign exchange market to prevent significant short-term fluctuations in the Renminbi exchange rate. Nevertheless, under China’s current exchange rate regime, the Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. There remains significant international pressure on the PRC government to adopt a substantial liberalization of its currency policy, which could result in a further and more significant appreciation in the value of the Renminbi against the U.S. dollar.

An outbreak of the H1N1 swine flu, H5N1 strain of bird flu (Avian Flu), Severe Acute Respiratory Syndrome (SARS) or any other similar epidemic may, directly or indirectly, adversely affect Windrace’s operating results.

The recent outbreak of the H1N1 swine flu in North America and Europe has caused governments to take measures to prevent spread of the virus. In addition, there have been reports of swine flu cases in Asia. If the H1N1 virus further spreads in Asia, including China, epidemic could negatively affect the Asian economy. Past occurrences of epidemics have caused different degrees of damage to the national and local economies in China. China encountered epidemics such as SARS and incidents of the Avian Flu, which is spread through poultry populations, and is capable in certain circumstances of being transmitted to humans causing death. If any of our employees are identified as a possible source of spreading the swine flu, the Avian Flu or any other similar epidemic, we may be required to quarantine employees that are suspected of being infected, as well as others that have come into contact with those employees. We may also be required to disinfect our affected premises, which could cause a temporary suspension of our manufacturing capacity, thus adversely affecting operations. An outbreak of swine flu or a recurrence of an outbreak of SARS, Avian Flu or any other similar epidemic could restrict the level of economic activities generally and/or slow down or disrupt our business activities, which could in turn adversely affect our results of operations.

Power shortages in the PRC may disrupt our business.

Our manufacturing processes consume substantial amounts of electricity supplied by local power grids. Certain cities in the PRC have experienced power shortages in the past or been subjected to restrictions in electricity consumption. A power shortage could affect or delay our production schedule. We maintain backup power generators to provide electricity to our machinery and equipment in case of electricity supply interruptions. However, there is no assurance that we will always have adequate supply of electricity to meet our production requirements and our results of operations may be adversely affected in the event of any material interruption in electricity supply. An extended interruption in the power supply may also affect the operations of the Xidelong retail stores and result in a decrease in revenue.

Fulfilling our obligations incident to being a public company will be expensive and time consuming.

Prior to the Acquisition, each of Exceed, our predecessor, as a company without operations, and Windrace, as a private company, have maintained relatively small finance and accounting staffs. Although 2020 maintained disclosure controls and procedures and internal control over financial reporting as required under the Federal securities laws with respect to its very limited activities, it was not required to maintain and establish these disclosure controls and procedures and internal controls as will be required now that we have substantial operations. Under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the U.S. Securities and Exchange Commission, we will need to implement additional corporate governance practices and adhere to a variety of reporting requirements and complex accounting rules. Compliance with these obligations will require significant management time, place significant additional demands on our finance and accounting staff and on our financial, accounting and information systems, and increase our insurance, legal and financial compliance costs. We may also need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

THE OFFERING

The prices at which the Selling Shareholders may sell their ordinary shares will be determined based on the prevailing market price for our securities or pursuant to privately negotiated transactions. Information regarding the Selling Shareholders and the times and manner in which they may offer and sell our securities under this prospectus is provided under “Selling Shareholders” in this prospectus.

We will not receive any of the proceeds from the sale of the shares under this prospectus, although we could receive up to $57 million upon the exercise of all of the warrants whose underlying shares are registered on this registration statement. Any amounts we receive from such exercises will be used for general working capital purposes.

Ordinary Shares

We are authorized to issue 55,000,000 ordinary shares, par value $.0001, and 5,000,000 preferred shares, par value $.0001. As of the date of this registration statement, 18,856,168 ordinary shares are outstanding (excluding 11,267,167 shares currently held in escrow and issuable to the former shareholders of Windrace if Exceed meets certain earnings targets in fiscal years 2009, 2010 and 2011.  See “Shares Eligible for Future Sale.”) held by 18 holders of record. No preferred shares are currently outstanding. Our shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the ordinary shares.

Warrants

As of the date of this registration statement, 10,890,000 warrants are outstanding, held by 4 holders of record. Each warrant entitles the registered holder to purchase one ordinary share at a price of $5.25 per share, subject to adjustment as discussed below. The warrants became exercisable on October 21, 2009, the date of completion of our initial business combination.

However, no warrant will be exercisable and we will not be obligated to issue ordinary shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to the ordinary shares issuable upon exercise of the warrant is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Accordingly, such warrants could expire worthless if we fail to maintain an effective registration statement relating to the ordinary shares issuable upon exercise of the warrants or fail to obtain an exemption under the securities laws of the state of residence of the holder of the warrants.

The warrants will expire at 5:00 p.m., New York City time, on November 8, 2011 or earlier upon redemption.

As provided in the Warrant Agreement governing the warrants, we may call the warrants for redemption with the prior consent of Morgan Joseph:

•	in whole and not in part,
•
at a price of $0.01 per warrant at any time while the warrants are exercisable (which will only occur if a registration statement relating to the ordinary shares issuable upon exercise of the warrants is effective and current),

•	upon a minimum of 30 days’ prior written notice of redemption, and

•
if, and only if, the last sales price of our ordinary shares equals or exceeds $11.50 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption.

The redemption criteria for our warrants were established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price (since the redemption price is $11.50, as compared to a $5.25 exercise price) and provide a sufficient degree of liquidity to cushion the market reaction to our redemption call (since the trading price must be at or above $11.50 for 20 trading days within a 30 trading day period). We do not believe that the requirement that Morgan Joseph consent to our calling the warrants for redemption is unusual for special purpose acquisition companies such as 2020 was prior to the Acquisition.

If we call the warrants for redemption as described above, the warrants held by Win Wide International Ltd. and Surfmax Co-Investments II, LLC to purchase an aggregate of 2,265,000 ordinary shares that were issued in a private placement immediately prior to our initial public offering may be exercised for cash or on a cashless basis so long as such warrants are held by Win Wide; Surfmax; George Lu, the former CEO of 2020; or any other affiliates of Win Wide or Surfmax.   If these warrants are exercised on a cashless basis, the holder of the insider warrants would pay the exercise price by surrendering his warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of warrants. For example, if the fair market value of the ordinary shares were $12.00 at the time we called the warrants for redemption on a cashless basis, a holder of 100 warrants would receive 56 ordinary shares (100*((12.00-5.25)/12.00). The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as the warrants are held by Win Wide, Surfmax and their respective affiliates is that at the time we entered into the agreement for the sale of the warrants we did not know whether Win Wide, Surfmax and their respective affiliates (which at the time included certain officers and directors of 2020) would be affiliated with us following a business combination. If they remained insiders, their ability to sell our securities in the open market would be significantly limited.  Accordingly, unlike public stockholders who could exercise their warrants and sell the ordinary shares received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believed that allowing the holders to exercise such warrants on a cashless basis is appropriate despite the fact that such person are not currently affiliates of the Company.

Since we may redeem the warrants only with the prior consent of Morgan Joseph and Morgan Joseph may hold warrants subject to redemption, Morgan Joseph may have a conflict of interest in determining whether or not to consent to such redemption. We cannot assure you that Morgan Joseph will consent to such redemption if it is not in its best interests even if it is in our best interests.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to ordinary shares issuable upon exercise of the warrants is current and the ordinary shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to ordinary shares issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the ordinary shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to net cash settle or cash settle any such warrant exercise. If the prospectus relating to the ordinary shares issuable upon the exercise of the warrants is not current or if the ordinary shares are not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless. Because the warrants will not be exercisable without an effective registration statement covering the shares underlying the warrants, we will not call the warrants for redemption unless there is an effective registration statement in place.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of ordinary shares to be issued to the warrant holder.

MARKET PRICE INFORMATION

Our ordinary shares, warrants and units began being traded on the NASDAQ Capital Market on October 13, 2009. Prior to such date, the securities had been traded on the NYSE Amex. Our ordinary shares, warrant and units trade under the symbols “EDS,” “EDSWW” and “EDSUU,” respectively, and traded under “TTY,” “TTY.WS” and “TTY.U,” respectively, while the securities were traded on the NYSE Amex and “TTY,” “TTYWW” and “TTYUU,” respectively, from October 13, 2009 through October 19, 2009, when the symbol was switched to their current symbols. Each of our units consists of one ordinary share and one warrant. Our ordinary shares and warrants commenced trading separately from our units on December 3, 2007. However, transactions in our units continue to occur. The closing price for these securities on December 14, 2009 was $9.23, $2.73 and $11.25, respectively.

The following table sets forth, for the calendar quarters indicated, the quarterly high and low closing sale prices for our ordinary shares and units as reported on the market on which the securities were trading during the period

	Ordinary Shares		Units		Warrants
	High	Low	High	Low	High	Low
Fourth Quarter of 2009 (through December 14, 2009)	$13.69	$7.84	$19.98	$10.91	$4.00	$2.16
Third Quarter of 2009	$8.03	$7.72	$9.20	$7.83	$1.49	$0.17
Second Quarter of 2009	$7.81	$7.57	$8.07	$7.46	$0.27	$0.03
First Quarter of 2009	$7.73	$7.25	$7.95	$7.12	$0.11	$0.03
Fourth Quarter of 2008	$7.30	$6.60	$7.40	$6.45	$0.23	$0.03
Third Quarter of 2008	$7.50	$7.04	$7.95	$7.10	$0.50	$0.20
Second Quarter of 2008	$7.60	$7.18	$8.09	$7.41	$0.60	$0.40
First Quarter of 2008	$7.39	$6.96	$8.20	$7.51	$0.95	$0.45
Fourth Quarter of 2007 (beginning on November 8, 2007 with respect to our units)	$7.30	$7.11	$8.24	$8.10	$0.95	$0.85

As of December 14, 2009, we had approximately 1 holders of record of our units, 18 holders of record of our ordinary shares and 4 holders of record of our warrants. Such number does not include beneficial owners holding shares through nominee names.

Dividends

The payment of dividends by us in the future will be contingent upon revenues and earnings, if any, capital requirements and our general financial condition. The payment of any dividends is within the discretion of the board of directors and subject to the limitations imposed by British Virgin Islands law. It is the present intention of the board of directors to retain all earnings, if any, for use in business operations and, accordingly, we do not anticipate declaring any dividends in the foreseeable future. Loans or credit facilities may also limit our ability to pay dividends.

REASONS FOR THE OFFER AND USE OF PROCEEDS

This prospectus relates to 11,574,250 of our ordinary shares that may be sold from time to time by the Selling Shareholders named in this prospectus. Of the shares registered hereunder, 5,741,466 ordinary shares were originally issued in a private placement in connection with the acquisition of Windrace by 2020, 1,875,000 were issued in a private placement to the initial shareholders of 2020 and 3,957,784 were issued to new investors in a private placement in connection with the acquisition by Exceed of Windrace.

This prospectus also relates to 10,890,000 ordinary shares of Exceed, which are issuable upon the exercise of outstanding warrants including (i) 8,625,000 ordinary shares issued in our initial public offering pursuant to a prospectus dated November 8, 2007 and (ii) 2,265,000 issued to Win Wide International Ltd. and Surfmax Co-Investments II, LLC in a private placement immediately prior to our initial public offering.

We will not receive any of the proceeds from the sale of the shares or warrants under this prospectus, although we could receive up to $57 million upon the exercise of the warrants to purchase up to an aggregate of 10,890,000 ordinary shares of Exceed described in the preceding paragraph. Any amounts we receive from such exercises will be used for general working capital purposes.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the estimated total expenses that we expect to incur in connection with this offering.

SEC registration fee	$12,000
Legal fees and expenses	$100,000
Accounting fees and expenses	$15,000
Miscellaneous	$10,000
Total	$137,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and related notes included elsewhere in this registration statement. This discussion may contain forward-looking statements based on current expectations involving risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this registration statement.

Formation

Exceed is a holding company whose primary business operations are conducted through its wholly-owned subsidiary, Windrace.

2020 was incorporated in Delaware on August 21, 2006 as a blank check company for the purpose of acquiring, through a merger, stock exchange, asset acquisition or other similar business combination an operating business that either: (1) was located in China, (2) had its principal operations located in China, or, (3) in 2020’s view, would benefit from establishing operations in China. Exceed was incorporated in the British Virgin Islands on April 21, 2009 as a wholly-owned subsidiary of 2020.

On October 20, 2009, 2020 merged with and into Exceed. Holders of 2020 common stock received one ordinary share of Exceed stock for each share of common stock of 2020 that they held. The ordinary shares of Exceed have the same terms as the 2020 shares for which they were exchanged; however, the rights of shareholders in the British Virgin Islands differ from those under Delaware law and shareholders of Exceed may have fewer protections.

On October 21, 2009, Exceed completed its acquisition of Windrace through its acquisition of the outstanding shares of Windrace under the Agreement for Sale and Purchase of Windrace dated May 8, 2009, as supplemented by a supplemental purchase agreement dated July 27, 2009 and a letter agreement dated September 9, 2009, among Windrace and the ordinary shareholders of Windrace on the one hand, and 2020 and Exceed on the other hand (collectively, the “Purchaser Agreement”).

Prior to the business combination with Windrace, neither 2020 nor Exceed had an operating business.

The business combination was accounted for as a reverse recapitalization because, immediately following completion of the transaction, the shareholders of Windrace immediately prior to the transaction had effective control of the Company through (1) their majority shareholder interest in the combined entity, (2) significant representation on the Board of Directors and (3) being named to all of the senior executive positions. For accounting purposes, Windrace was deemed to be the accounting acquirer in the transaction and, consequently, the business combination was treated as a recapitalization of Windrace (i.e., a capital transaction involving the issuance of stock by Windrace for the stock of Exceed). Accordingly, the combined assets, liabilities and results of operations of Windrace became the historical financial statements of the Company at the closing of the transaction, and the assets (primarily cash and cash equivalents), liabilities and results of operations of 2020 and Exceed were consolidated with Windrace beginning on the closing date. No step-up in basis or intangible assets or goodwill was recorded in this transaction. All direct costs of the transaction were charged to operations in the period that such costs were incurred.

Overview

We design, develop and wholesale footwear, apparel and accessories under the ““ (Xidelong) brand name and the ““ trademark in China. We are one of the leading PRC sports and leisurewear companies in China with a market share of 3.2% by revenue. Foreign and domestic branded sports and leisurewear products each accounted for approximately half of the market share in China in 2007 and we were one of the top five domestic branded sports and leisurewear manufacturers according to ZOU Marketing. Since we began our operations in January 2002, we have experienced significant growth in second and third tier cities in China. We have three principal categories of products: (i) footwear, which mainly comprises running, leisure, basketball, skateboarding, canvas, tennis and outdoor footwear, (ii) apparel, which mainly comprises sports tops, pants, jackets, track suits and coats, and (iii) accessories, which mainly comprise bags, socks, hats and caps. Our footwear, apparel and accessories represented 54.0%, 45.0% and 1.0% of our total revenue for the six months ended June 30, 2009, respectively, the market for which has been rapidly growing in China recently due to an increasing demand for lifestyle and leisure products and what we believe is a heightened interest in health consciousness among Chinese customers.

We place great emphasis on the comfort and functionality of our products. In particular, we focus our research and development efforts on designing sports and leisure footwear, especially running footwear, tailored to the needs of PRC consumers. The China Institute of Sport Science, which is the research center established by the General Administration of Sport of China and China’s first government agency engaging in research in the field of sport science, selected us exclusively to collaborate on research and development efforts in China. Under our agreement with the China Institute of Sport Science, we are required to pay an annual fee to the China Institute of Sport Science for its assistance with the research and development of technology for our sports footwear and apparel and the promotion of the technology content of our products. In addition, we have the exclusive right to use the endorsement “The Strategic Partner of the China Institute of Sport Science” on our products and the first right to use the expertise developed through our activities with the China Institute of Sport Science. As the exclusive partner of the China Institute of Sport Science, we allow the China Institute of Sport Science to use our research and development center in Jinjiang. Our commitment to the comfort and quality of our footwear for each individual is represented by slogans in our promotional campaigns such as “The Foot Knows Comfort,” “Run Freely” and “Respect Yourself.”

We distribute our products mainly through the Xidelong retail stores, which sell our products exclusively and do not carry or sell other brands’ products. As of June 30, 2009, all Xidelong retail stores were owned and operated by our 23 distributors. Some of the stores are operated directly and the remaining indirectly through third parties. We have contractual relationships only with our distributors and not with authorized third-party retail store operators. We believe that the sale of our products through distributors has enabled us to grow by exploiting their regional retail expertise and economies of scale. We provide retail policies and guidelines, training, advertising and marketing support as well as renovation subsidies to assist our distributors in the management and expansion of the Xidelong retail sales network. As of June 30, 2009, there were 3,411 Xidelong retail stores, of which 995 were operated directly by distributors and the remaining 2,416 were operated indirectly through authorized third-party retail store operators. The number of the Xidelong retail stores grew from 1,483 as of December 31, 2006 to 3,277 as of December 31, 2008, representing a CAGR of 48.7%.

We manufacture our products through a combination of internal and external production. Our production facility has a gross floor area of approximately 66,102 square meters and houses nine production lines with an aggregate annual production capacity of approximately nine million pairs of footwear. During the years ended December 31, 2006, 2007 and 2008, we outsourced a portion of our footwear production, generally with a lower technology content, to three contract manufacturers, and all of our apparel and accessories production to more than 30 contract manufacturers. During the six months ended June 30, 2009, we outsourced a portion of our footwear production to three contract manufacturers, and all of our apparel and accessories production to more than ten contract manufacturers. The percentages of the production of our footwear that we outsourced to our contract manufacturers in terms of sales volume increased from 20.3% in 2006, to 37.1% in 2007 and to 47.8% in 2008. The percentages of footwear production that we outsourced to our contract manufacturers, however, decreased from 55.4% during the six months ended June 30, 2008 to 21.9% during the six months ended June 30, 2009 because we increased production of our footwear products in-house due to increased production capacity and decreased purchases from contract manufacturers. Increased in-house production gives us more control over footwear production and allows us to save costs.

Our revenues increased significantly at a CAGR of 62.7% from RMB687.6 million in 2006 to RMB1,820.3 million in 2008. The growth during these periods was attributable to our business expansion and increased demand for our products. Our revenue, however, decreased from RMB1,017.4 million for the six months ended June 30, 2008 to RMB816.8 million for the six months ended June 30, 2009 due primarily to the reduction of delivery due to anticipated reduced consumer demand arising from the financial crisis and economic downturn that began in 2008.

Basis of Presentation

The following discussion and analysis of our financial condition and results of operations is based on the selected financial information at and for the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009 and has been prepared based on the financial statements of the companies that comprised Windrace and its consolidated subsidiaries, or the Windrace group, after elimination of inter-company transactions. This information should be read in conjunction with the financial information and notes thereto included in the consolidated financial statements and notes thereto included elsewhere in this registration statement.

The reorganization of Windrace involved a combination of entities under the common control of Mr. Lin Shuipan and Ms. Chen Xiayu. Under paragraphs 10 through 13 of IFRS 3, “Business Combinations” (“IFRS 3”), a combination of entities under common control is deemed to be outside the scope of IFRS 3. Since the reorganization of Windrace did not result in any change in the effective control of Windrace or the relative shareholder interests before and after the reorganization, the accompanying financial statements have been prepared on a consolidated (combined) basis at historical cost for all periods presented. On this basis, Windrace has been treated as the holding company of its subsidiaries for all periods presented.

Our consolidated income statements, consolidated statements of changes in equity and consolidated cash flow statements include the results of operations and cash flows of Windrace and its consolidated subsidiaries and have been prepared as if the current group structure had been in existence at January 1, 2006, or since the respective dates of their incorporation or establishment. Our consolidated balance sheets at December 31, 2006, 2007 and 2008 and at June 30, 2008 and 2009, have been prepared to present the assets and liabilities of Windrace and its consolidated subsidiaries at the respective dates as if the current group structure had been in existence at those dates.

The financial information has been prepared in accordance with IFRS (which comprise standards and interpretation approved by the IASB and the International Accounting Standards (“IAS”) and Standing Interpretations Committee interpretations approved by the International Accounting Standards Committee). All IFRS effective for the accounting periods commencing January 1, 2006, 2007, 2008 and 2009, together with the relevant transitional provision, have been adopted by us in the preparation of the financial information throughout the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009.

The financial information has been prepared under the historical cost convention and in accordance with the accounting policies set out in the financial statements included elsewhere in this registration statement, which conform with IFRS, and is presented in Renminbi with all values rounded to the nearest thousand except when otherwise indicated.

Consolidated Income Statements

The following table sets forth our results for the periods indicated:

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
	(RMB in thousands)
Revenue	687,569	1,296,402	1,820,282	1,017,352	816,840
Cost of sales	(511,068)	(959,526)	(1,323,262)	(743,959)	(579,767)
Gross profit	176,501	336,876	497,020	273,393	237,073
Other income and gains	235	889	1,188	309	278
Selling and distribution costs	(76,560)	(137,077)	(225,752)	(91,995)	(74,351)
Administrative expenses	(15,541)	(29,984)	(29,205)	(15,177)	(20,186)
Aborted IPO expenses	—	—	(31,382)	—	—
Research and development expenses	(5,489)	(12,784)	(17,649)	(8,395)	(13,034)
Finance costs	(1,332)	(1,352)	(23,511)	(6,418)	(17,277)
Profit before tax	77,814	156,568	170,709	151,717	112,503
Tax	(9,974)	(21,783)	(2,181)	(582)	(578)
Profit for the year	67,840	134,785	168,528	151,135	111,925
Earnings per share attributable to equity holders of Windrace	0.74	1.47	1.83	1.64	1.26

Factors Affecting Our Results of Operations and Financial Condition

Our financial condition and results of operations have been and will continue to be affected by a number of factors, including those set forth below.

The PRC economic growth

Our financial condition and results of operations have been driven by macro-economic conditions, increased disposable income and consumer spending in the PRC. During the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, we derived all of our revenue from domestic sales in the PRC. According to the National Bureau of Statistics of China, the PRC economy grew at a CAGR of approximately 12.1% from 1997 to 2007. From 1997 to 2007, the per capita annual disposable income of urban households in China grew at a CAGR of approximately 10.3% and consumer spending as measured by total retail sales value grew at a CAGR of approximately 11.1%. In addition, although the global economy has been affected by the financial crisis and economic downturns that began in 2008, per capita consumption in China increased by 8.6% in the first quarter in 2009 compared to the first quarter in 2008 according to the National Bureau of Statistics of China. Statistics published by the General Administration of Sport of China suggest that there is a general correlation between disposable income and sports participation in China. We expect that our results of operations will continue to be driven by the growth of the PRC economy and increased disposable income and consumer spending in the PRC, particularly in the provinces and municipalities in which we operate.

The effect of the recent economic downturn on us

The financial crisis and global economic downturn that began in 2008 have presented challenges to economies worldwide, including China. We experienced a decline in sales volumes and revenues due to decreased consumer spending in the six months ended June 30, 2009 compared to the six months ended June 30, 2008. However, despite the decline in revenue and sales volume, the average selling prices of our products increased in the six months ended June 30, 2009 compared to the six months ended June 30, 2008 due to increased recognition of the Xidelong brand in China as a result of marketing and brand promotion efforts over the years. We believe that we will be able to continue to increase the selling prices of our products in the future due to increasing awareness of our brand name, product quality and research and development efforts.

We source purchase orders primarily at sales fairs, and such orders constituted approximately 80% to 90% of our annual revenue. Purchase order quantities may be subsequently adjusted upward or downward by amounts ranging from 10% to 15% before finalization. In 2008, we agreed with certain distributors to reduce orders by 15% to 20% to prevent overflow of inventory among such distributors due to anticipated reduced consumer demand arising from the financial crisis and economic downturn that began in 2008. However, we received an increased number of orders during the sales fair held in February 2009 compared to that held in September 2008 as consumer confidence improved and signs of economic recovery started to emerge in China. According to the National Bureau of Statistics of China, total retail sales of consumer products, the primary gauge of consumer spending in China, increased by 15.2% in May 2009 compared to May 2008. We believe that our financial performance will continue to improve if consumer spending continues to increase in China.

According to the National Bureau of Statistics of China, urban retail sales accounted for nearly 70% of total retail sales in 2008. Urban consumption is expected to continue to be the primary contributor to consumer consumption in China. We focus our business in second and third tier cities in inland China, which are not as adversely affected by the financial crisis and the economic downturns as the coastal cities in China. We believe that we will be able to continue to capture the retail sales growth opportunities in second and third tier cities in China characterized by increasing urbanization, strong economic development and significant room for future growth.

Management of collection of trade receivables

One of our strategies during the financial crisis and the economic downturn is to grow the distribution network through our distributors by enhancing our relationship with them. Beginning in 2009, we extended the payment of the second installment representing 70% of the contract price from 60 days to 120 days after delivery as the duration of distributorship agreements has been extended from one to three years. The extended agreements allow us to establish long-term relationships with our distributors. For our distributors that experienced difficulties in their liquidity, the longer credit period allows them to overcome the unfavorable market condition confronting businesses worldwide. For our distributors that do not have difficulties in their liquidity, the longer credit period gives them more flexibility to grow the distribution network during the economic downturn in a cost effective manner.

We have adopted tightened credit verification procedures for every distributor who would like to apply for credit terms. Distributors are required to make a 30% down payment on every purchase order they made. The balance of the payment will then be due after four months from the invoice date. Trade receivables are monitored on an ongoing basis, and we have the sole discretion to cease doing business with distributors who fail to make payment within the credit period.

For any distributor whose balance is overdue for more than 30 days, the sales manager in charge will closely monitor such distributor and investigate the reason it is overdue. If the overdue amount is caused by the financial difficulties of the distributors, we will stop the shipment of all undelivered products and we will make allowances for uncollectable receivables in accordance with our assessment of the recoverability of the outstanding balance. No provision for uncollectibility of the overdue balance will be made if (1) the distributor has good trading record in the past and agrees to settle the overdue balance within 30 days; (2) the distributor continues to settle the outstanding balance; and (3) there is a dispute on the overdue balance with the distributor that is subject to clarification.

Moreover, we have maintained good relationships with all the distributors for many years and have rarely encountered any difficulties on collection of account receivables. Up to July 2009, all the distributors were able to settle all trade receivable balances on time and no balance has been past due since the adoption of the extended credit period. Therefore, our management believes that it has already taken adequate measures to ensure timely settlement by the distributors and the extended credit period has not materially adversely affected our liquidity and working capital or affected management’s judgment on the collectability of the outstanding balances from distributors.

Increased consumer demand for sportswear products in the PRC

Consumer demand for sportswear in the PRC is one of the key drivers of our revenue. The success of our business depends in large part on the growth in the PRC consumer market, particularly consumer demand for sportswear products. As general living standards in the PRC continue to improve, we expect consumer demand in the PRC to shift increasingly towards lifestyle enhancing products, such as sportswear, which we believe will increase our sales. For example, China’s sportswear market has experienced double-digit growth since 2000 and ZOU Marketing has forecasted that the PRC sportswear market will continue to grow at a CAGR of 20.3% from 2008 to 2013. We also believe that the 2009 East Asian Games in Hong Kong and the 16th Asian Games in Guangzhou in 2010 will generate more interest in sports and corresponding consumer demand for sportswear products in the PRC.

Competitive pricing of our products to increase profitability

We have been able to increase our gross profit margins through competitive pricing of our products and effective cost management. To increase sales volumes, our pricing policy is to offer a range of products which are set at different price points with the aim of targeting different segments within the mid-range market. Currently, the average retail prices for our sports and leisure footwear range from approximately RMB200 to RMB300. The gross profit margin for footwear has increased from 25.3% for the year ended December 31, 2006 to 28.3% for the year ended December 31, 2008. The gross profit margin for apparel has increased from 26.2% for the year ended December 31, 2006 to 26.3% for the year ended December 31, 2008. The gross profit margin for accessories has increased from 21.8% for the year ended December 31, 2006 to 25.8% for the year ended December 31, 2008. In addition, despite the decline in revenue and sales volume as a result of the reduction of delivery due to anticipated reduced consumer demand arising from the financial crisis and economic downturn that began in 2008 in the six months ended June 30, 2009 compared to the six months ended June 30, 2008, the average selling prices of our products increased in the six months ended June 30, 2009 compared to the six months ended June 30, 2008 due to increased recognition of the Xidelong brand in China as a result of marketing and brand promotion efforts over the years. In order to maintain our price competitiveness and sales volumes, we review our pricing strategy regularly to make adjustments based on various factors, including the market response to existing recommended retail prices, the level of sales, the expected product margin on individual products, the prices of our competitors’ products and the anticipated market trends and expected demand from customers.

Diversified product portfolio to increase revenue

We believe that a diversified product mix and a wide range of merchandise available in the Xidelong retail stores have been important factors in attracting customers and to increases our revenue. During the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, we changed the mix of our footwear products with an aim to increase our revenues generated from different footwear product categories. To further diversify revenue sources, we introduced three types of new footwear products, i.e., tennis, outdoor and beach footwear, in 2008. To allocate resources to produce other footwear products that are more popular to consumers, we discontinued the sales of beach footwear during the six months ended June 30, 2009. In addition to footwear products, sales of apparel and accessories also contributed to the growth in our revenue. The proportion of our revenue derived from apparel increased from 43.8% of total revenue in 2006 to 47.1% of total revenue in 2008. In addition, the proportion of revenue derived from apparel decreased from 47.5% of revenue in the six months ended June 30, 2008 to 45.0% of revenue in the six months ended June 30, 2009. We will continue to monitor customer demand and adjust our product mix as we deem necessary to increase our average selling prices, revenue and gross profit margins.

The growth of our network through distributors

We distribute our products mainly through the Xidelong retail stores, which offer our products exclusively and do not carry other brands’ products. Our 23 distributors own and operate all Xidelong retail stores. They operate some of the Xidelong retail stores directly and delegate operation of the remaining stores to third parties. As of June 30, 2009, our 23 distributors operated a network of 3,411 Xidelong retail stores located in 28 provinces and municipalities in the PRC. Our growth is largely driven by the business performance of our distributors and the pace of expansion of the network of the Xidelong retail stores. The number of distributors has remained relatively steady: as of December 31, 2006, 2007 and 2008 and June 30, 2008 and 2009, we had 19, 22, 22, 22 and 23 distributors respectively. We believe that our ability to supervise and manage our distributors is critical to their continued performance and contribution to increase our revenue.

Competitive advantage

We are one of the leading PRC sports and leisurewear companies in China with a market share of 3.2% by revenue. Foreign and domestic branded sports and leisurewear products each accounted for approximately half of the market share in China in 2007 and we were one of the top five domestic branded sports and leisurewear manufacturers according to ZOU Marketing. In addition, we focus primarily on second and third tier cities in China, particularly in the Southwestern Region, Northeastern Region and Northwestern Region of China, characterized by increasing urbanization and strong economic development, which we believe present the best opportunity for retail sales growth. We believe that we will be able to leverage our leading market position, brand recognition and product portfolio, extensive retail distribution network, experienced management and product designs in the PRC to maintain our competitive advantage. For risks relating to competition in the sportswear manufacturing industry in China, see “Risk Factors — Risks Relating to the Industry in Which We Operate — Our products face intense competition.”

Effective cost management

The major raw materials used in the production of our footwear products are natural and synthetic leather, nylon, canvas, rubber and plastics. To meet production requirements and to remain profitable, we must obtain sufficient quantities of good quality raw materials from our suppliers in a timely manner and at commercially reasonable prices. In addition, we use crude oil and electricity in our production. Therefore, increases in crude oil prices and electricity costs would increase our production costs. We believe that we will be able to offset a portion of any such increased costs through improvement of production efficiency and utilization of economies of scale. Historically, we have been successful in reducing cost of raw materials as a percentage of total cost of sales. For 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, the purchase of raw materials for our own production requirements accounted for 29.5%, 21.3%, 18.0%, 14.6% and 23.6%, respectively, of the total cost of sales. We seek to capitalize on our purchasing and bargaining power to continue to obtain favorable prices from our major suppliers. Because we use a cost-plus pricing policy to determine the selling price of our products, we are able to pass on increased costs to our distributors. We believe that effective cost management and ability to pass on increased costs to distributors will enable us to maintain and increase our profitability.

Relationship with quality contract manufacturers

In 2008, we outsourced 47.8% of our footwear production by sales volume to three contract manufacturers and all of our apparel and accessories production to more than 30 contract manufacturers. During the six months ended June 30, 2009, we outsourced 21.9% of our footwear production by sales volume to two contract manufacturers and all of our apparel and accessories production to more than ten contract manufacturers. For 2006, 2007, and 2008, the duration of agreements with our contract manufacturers for footwear, apparel and accessories had been one year. Starting from 2009, the duration of agreements with our contract manufacturers has been extended to two years. We have not terminated our contractual relationships with any of our contract manufacturers of our footwear during the term of the agreements. Due to a larger pool of contract manufacturers of apparel and accessories available for selection, we have been using apparel and accessories contract manufacturers capable of supplying goods with better quality at more competitive prices. We believe that long-term contracts with contract manufacturers as well as the relationships we have established with them over the years will enable us to procure quality contract manufacturers to meet our requirements at commercially reasonable terms. For risks relating to reliance on contract manufacturers, see “Risk Factors — Risks Relating to Our Business — We rely on our contract manufacturers for the production of a portion of our footwear and all of our apparel and accessories.”

Ability to maintain brand recognition and marketing success

We believe that brand recognition is crucial to customers’ purchasing decisions. We position our Xidelong brand as a high quality sports and leisurewear brand for consumers in the PRC. We place great emphasis on brand building and promote Xidelong products through advertisements in the media, sponsorship of PRC sports events and various other promotional activities. For 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, our advertising and promotion expenses accounted for 7.0%, 7.2%, 7.5%, 4.2% and 3.9%, respectively, of our total revenue. We intend to increase our marketing budgets for promotional activities in the future in order to further strengthen our brand and market position. We believe that we will be able to maintain the position of our Xidelong brand in the market through enhanced marketing efforts to increase market share and promote sales growth.

Seasonality

Our results of operations have fluctuated from season to season and are likely to remain seasonal. Historically, revenues in the third and fourth quarters have slightly exceeded those in the first and second quarters. The seasonality of our results of operations is primarily attributable to the seasonal nature of our footwear and apparel products and the fact that our autumn and winter collections generally command higher selling prices than our spring and summer collections. In addition, other factors such as weather conditions, holiday seasons, the timing of the launch of our new products and the timing of delivery of our products also affect our sales from season to season. Due to the seasonal fluctuations of our business, comparisons of sales and results of operations between different periods within a financial year, or between different periods in different financial years, are not necessarily meaningful and cannot be relied on as accurate indicators of our future performance.

Level of income tax and preferential tax treatment

Our profits are affected by the income tax that we pay and any preferential tax treatment that we are able to receive. As a foreign-invested enterprise engaged in the manufacturing business, XDLong Fujian is entitled to the preferential tax treatments provided under the Foreign Enterprise Income Tax Law. Accordingly, XDLong Fujian is subject to an enterprise income tax rate of 27% but it is fully exempted from the enterprise income tax during its first two profitable years, followed by a 50% tax reduction for the next three years. Such tax treatment had a significant positive effect on our profit after taxation for 2006 and 2007. XDLong China is qualified for the same type of preferential tax treatments as XDLong Fujian because XDLong China is also a foreign-invested enterprise engaged in the manufacturing business. XDLong China started generating profits during the year ended December 31, 2008 and is expected to enjoy tax exemption for the years ended December 31, 2008 and 2009 and a 50% corporate income tax reduction for the years ended December 31, 2010, 2011 and 2012.

Pursuant to the new PRC Corporate Income Tax Law (the “New Corporate Income Tax Law”) and its Implementation Rules (effective on January 1, 2008), domestic-invested and foreign-invested enterprises are subject to PRC corporate income tax at the same rate of 25%. Foreign-invested enterprises established prior to the promulgation of the New Corporate Income Tax Law and entitled to tax benefits are able to continue to enjoy the tax benefits before they expire over a 5-year period after January 1, 2008. Consequently, XDLong China is able to continue to enjoy its tax benefits, commencing from its first profitable year but subject to expiration within 5 years from January 1, 2008. With effect from January 1, 2008, the applicable tax rate for XDLong Fujian and XDLong China is 25%.

Critical Accounting Policies and Estimates

Our financial statements and notes thereto included elsewhere in this registration statement have been prepared in accordance with IFRS. We have adopted IFRS effective for the accounting periods commencing January 1, 2006, 2007, 2008 and 2009, together with the relevant transitional provisions in the preparation of the financial information throughout the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009. The preparation of our financial information in accordance with IFRS requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, contingent liabilities, revenue and expenses. The following sets forth the principal accounting policies applied in preparing our financial statements that management believes are critical not only because they are important to the portrayal of our financial condition and results of operations, but also because the application and interpretation of these policies require both judgments and estimates of matters that are inherently uncertain and unknown. As a result, actual results may differ materially from our estimates.

Revenue recognition

We recognize revenue when it is probable that the economic benefits will flow to us and when the revenue can be reliably measured, on the following basis, depending on the source of such revenue: (a) from the sale of goods, when the significant risks and rewards of ownership have been transferred to the buyer, provided that we maintain neither managerial involvement to the degree usually associated with the ownership, nor effective control over the goods sold; which usually occurs when the product is sold and delivered to the distributors with all transportation and handling costs for delivery of products borne and paid directly by the distributors, and (b) interest income on an accrual basis using the effective interest method by applying the rate that discounts the estimated future cash receipts through the expected life of the financial instruments to the net carrying amount of the financial assets. With respect to the sale of goods, we generally recognize revenue when a sale is made and the above condition in (a) is met, which generally occurs when the product is sold and delivered to the distributors. All transportation and handling costs for delivery of products are borne and paid directly by the distributors.

In addition, we utilize preliminary purchase orders received from consultations with distributors at sales fairs to prepare sales estimates and formulate production schedules for upcoming seasons. Purchase orders are subsequently adjusted upward or downward by amounts ranging from 10% to 15% before finalization. Once a purchase order is finalized, we re-confirm the delivery schedule of sales orders with each distributor before shipment. Distributors are invoiced and we recognize sales only at the time, and by the amount of, the products ultimately delivered to distributors.

Although our policy is to recognize product returns as a reduction of revenue, we have not deemed it necessary to accrue for returns at the time when sales are recorded because we have not had significant product returns or similar claims. Our management periodically reviews this matter and will consider making such accruals when there are indications of significant sales returns or similar claims in future periods.

Although we accept returns of defective products, instead of returning defective products to us, distributors generally choose to sell any defective products at a discount to end customers. Since distributors are required to comply with our pricing policy, distributors must obtain our prior written consent before they can sell any products at a discount to the suggested retail price. We determine the amount of discounts on a case-by-case basis. We do not provide any compensation to distributors for defective products. To date, the number and value of defective products have been minimal.

We do not have any arrangements with distributors to accept returns of out-of-season stock. When in-season new products arrives, the current products on shelves become out-of-season stock. In addition, we do not provide volume-based discount programs or discounts for early payment.

We closely monitor the inventories and sales by distributors by requiring them to provide monthly inventory reports since 2008 and quarterly inventory reports prior to 2008. We also monitor the inventory and sales of distributors by reviewing local market condition reports provided by our regional sales managers, who assists us in collecting sales and inventory data to arrange production schedules and maintain inventory at optimal levels. In addition, we conduct random on-site inspections of distributors and authorized retail stores to track inventories and sales performance.

We encourage distributors to clear their out-of-season inventory levels. An authorized retailer with excess inventory at the end of a season may attempt to sell such excess inventory through regular and special end-of-season sales. Since distributors must strictly comply with our suggested retail pricing policy, they must obtain prior written consent from us before conducting any promotional events or selling any products to consumers at a discount to the suggested retail price. The distributors bear the costs of any sales discounts and we are not required to provide credits or subsidies to distributors for their seasonal clearance sales.

To facilitate the operation and development of our business and to promote and enhance our brand recognition nationwide, we provide after-sales assistance and guidance to distributors. Such after-sale assistance and guidance generally include training of distributors’ employees and provision of promotional equipment and marketing brochures. In addition, since all Xidelong retail stores are required to sell our products on an exclusive basis, we also provide these retail stores with standardized outlet design and layout, and subsidies for the build-out of new retail stores and renovation of existing retail stores. These after-sale assistance and guidance are selected, limited and commonly provided by sportswear manufacturers to their distributors and retailers in China. Moreover, such assistance and guidance does not interfere with the ability of the distributors and retailers to conduct their normal business operations.

As an incentive for distributors to increase the number of authorized retail stores and to create a uniform high-quality store image nationwide, we provide certain build-out and renovation subsidies to qualified authorized retail stores located within the distributors’ designated sales regions. If a particular authorized retail store is operated by a third-party retailer, such subsidies are provided to the retailer through the distributor. Such subsidies are granted and paid when a new or renovated store is approved, and are charged to operations at that time. For 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, we subsidized approximately RMB22.8 million, RMB34.7 million, RMB71.6 million, RMB40.3 million and RMB32.3 million, respectively. These amounts were included in selling and distribution costs.

Impairment allowances for trade and other receivables

We estimate the impairment allowances for trade and other receivables by assessing the collectability of the receivables based on the related customers’ credit history and prevailing market conditions. Allowances are applied to trade and other receivables where events or changes in circumstances indicate that the balances may not be collectible. Where the expectation is different from the initial estimate, the difference is recognized as an impairment loss in the period in which such estimate is changed. We reassess the impairment allowances at each balance sheet date.

Historically, we have had no experience of bad debts. All the customers who wish to trade on credit terms are subject to credit verification procedures. In addition, receivable balances are monitored on an ongoing basis and we have the sole discretion to cease business with customers who fail to pay within the credit period. Because of the recent fluctuations in the economic environment since the second half of 2008, we have closely monitored the trade receivables balance overdue 30 days and assessed the intention of the repayment from the distributors.

We will not make any provision of the overdue balance if (1) we have continuous trading with the distributor; (2) we receive continuous repayments from the distributor; and (3) we have no dispute on the overdue balance with the distributor. We will make full provision on such balances if we considered them not recoverable.

Up to July 2009, all the distributors were able to settle all trade receivable balance on time and no balance was past due. There is no indication of deterioration in the creditworthiness of any of our distributors.

Inventory

Inventories are stated at the lower of cost and net realizable value after making due allowances for obsolete or slow moving items. Cost is calculated using the weighted average cost formula and comprises all costs of sales incurred in bringing the inventories to their present location and condition. When inventories are sold, the carrying amount of those inventories is recognized as cost of sales in the period in which the related revenue is recognized. Net realizable value is based on the estimated selling prices less any estimated costs to be incurred for completion of the production process and disposal upon delivery of finished goods to distributors. If net realizable value is less than cost at the balance sheet date, the carrying amount is reduced to the realizable value, and the difference is recognized as a loss on valuation of inventories. Write-down of inventories to net realizable value is made based on the estimated net realizable value of the inventories. The assessment of the write-down amounts and the timing of such write-downs require estimates and management’s judgment. Where the actual outcome or expectation in future periods is different from management’s estimates, such differences may have a material impact on the carrying amounts of our inventories and any write-down amounts and write-back amounts in the period in which such estimate has been changed. No inventory amounts were stated at net realizable value in each of the years in the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009 and we did not make any provisions for inventories during the same periods.

Useful lives and impairment of assets

Property, Plant and Equipment

Property, plant and equipment (other than construction-in-progress) are recorded at cost less accumulated depreciation and are depreciated over the estimated useful lives of the related assets using the straight-line method. Where parts of an item of property, plant and equipment have different useful lives, the cost of that item is allocated on a reasonable basis among the parts and each part is depreciated separately, where practicable. Residual values, useful lives and depreciation method are reviewed and adjusted, if appropriate, at each balance sheet date. Depreciation is recognized as an expense in the consolidated income statements when an asset is available for use, that is, when it is in the location and condition necessary for it to be capable of operating in the manner intended by management.

Buildings are depreciated over the shorter of the relevant lease term and a 20-year period and manufacturing equipment, such as plant and machinery, is depreciated over a five to ten-year period. Furniture, fixtures, motor vehicles and office equipment, consisting of computers, office equipment, machinery and software, are depreciated over a five-year period. Leasehold improvement is also depreciated over a five-year period. Construction-in-progress represents costs incurred for the design and construction of the production facility. Our management determines the estimated useful lives and related depreciation charges for our property, plant and equipment and such estimates are based on historical experience of the actual useful lives of such property, plant and equipment, and where no historical experience is available, based on such property, plant and equipment used for similar nature and functions. Management will increase the depreciation charge where useful lives are less than previously stated amounts based on the estimated life of such property, plant and equipment or will take write-offs or declare as obsolete or non-strategic assets that have been abandoned or sold. Impairment reviews are conducted as events or changes in circumstances indicating that the carrying amount may not be recoverable. The recoverable amounts of property, plant and equipment have been determined based on value-in-use calculations, which require the use of judgment and estimates.

Financial assets

Financial assets within the scope of IAS 39 “Financial Instruments: Recognition and Measurements” are classified as loans and receivables. When such financial assets are recognized initially, they are measured at fair value. We assess whether a financial asset contains an embedded derivative when we first become a party to it and assess whether the embedded derivatives are required to be recognized separately from their financial asset contract when the analysis shows that the economic characteristics and risks of the embedded derivatives are not closely related to those of the host contract. Reassessment only occurs if there is a change in the terms of the financial asset that significantly modifies the cash flows that would otherwise be required under the financial asset. We determine that the classification of our financial assets upon the initial recognition and, where allowed and appropriate, re-evaluates the classification at the balance sheet date reported. All regular way purchases and sales of financial assets are recognized on the trade date, that is, the dates when we commit to purchase or sell the asset. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace.

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are subsequently carried at amortized cost using the effective interest method. Amortized cost is calculated taking into account any discount or premium on acquisition and includes fees that are an integral part of the effective interest rate and transaction costs. Gains and losses are recognized in the consolidated income statements when the loans and receivables are derecognized or impaired, as well as through the amortization process.

We assess at each balance sheet date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. If there is objective evidence that an impairment loss on loans and receivable carried at amortized cost has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is reduced either directly or through the recognition of an allowance account. The amount of impairment loss is recognized in our consolidated income statements in the period when it occurs. In relation to trade receivables, an impairment allowance is made when there is objective evidence, such as the probability of insolvency or significant difficulties of the debtor, that we will not be able to collect all of the amounts due under the original term of an invoice. The carrying amount of the receivables is reduced through the use of an allowance account, and impaired receivables derecognized when they are assessed as uncollectible. The identification of impairment allowances of financial instruments and trade and other receivables requires management judgment and estimates.

Description of Selected Income Statement Items

Revenue

We generate revenue from sales of footwear, apparel and accessories. The following table sets forth a breakdown of our revenue for the periods indicated:

	2006	Percentage of total revenue	2007	Percentage of total revenue	2008	Percentage of total revenue	Six months ended June 30, 2008	Percentage of total revenue	Six months ended June 30, 2009	Percentage of total revenue
	(RMB in thousands)
Footwear
Running footwear	190,266	27.7%	364,741	28.1%	425,627	23.4%	270,952	26.6%	166,400	20.4%
Leisure footwear	75,998	11.1%	131,462	10.2%	218,769	12.0%	116,382	11.4%	75,295	9.1%
Basketball footwear	76,794	11.2%	99,652	7.7%	71,337	3.9%	38,173	3.8%	25,403	3.1%
Skateboarding footwear	22,453	3.2%	74,887	5.8%	155,796	8.6%	67,266	6.6%	112,811	13.8%
Canvas footwear	11,210	1.6%	3,035	0.2%	27,373	1.5%	20,055	2.0%	8,000	1.0%
Tennis footwear	—	—	—	—	11,572	0.6%	—	—	38,781	4.8%
Outdoor footwear	—	—	—	—	10,708	0.6%	—	—	14,746	1.8%
Beach footwear	—	—	—	—	1,879	0.1%	1,879	0.2%	—	—
subtotal	376,721	54.8%	673,777	52.0%	923,061	50.7%	514,707	50.6%	440,436	54.0%
Apparel	300,958	43.8%	598,122	46.1%	857,203	47.1%	483,649	47.5%	367,870	45.0%
Accessories	9,890	1.4%	24,503	1.9%	40,018	2.2%	18,996	1.9%	8,534	1.0%
Total	687,569	100.0%	1,296,402	100.0%	1,820,282	100.0%	1,017,352	100.0%	816,840	100.0%

Our revenue is derived primarily from sales of the following products:

•
Footwear.  Footwear accounted for 54.0% of revenue for the six months ended June 30, 2009 and includes principally seven categories of footwear: running footwear, leisure footwear, basketball footwear, skateboarding footwear, canvas footwear, tennis footwear and outdoor footwear.  A portion of our footwear production is outsourced.

•
Apparel.  Sports apparel accounted for 45.0% of revenue for the six months ended June 30, 2009 and includes principally sports tops, sports pants, jackets and track suits.  All of our apparel production is outsourced.

•	Accessories. Accessories accounted for 1.0% of revenue for the six months ended June 30, 2009 and include principally bags, socks, hats and caps. All of our accessories production is outsourced.

Expenses

Our expenses consist of cost of sales, selling and distribution costs, administrative expenses, research and development expenses and finance costs.  The following table sets forth a breakdown of our expenses for the periods indicated:

	Year ended December 31,						Six months ended June 30,
	2006	% of total revenue	2007	% of total revenue	2008	% of total revenue	2008	% of total revenue	2009	% of total revenue
	(RMB in thousands)
Cost of sales
Opening inventories	32,192	4.7	50,515	3.9	50,283	2.7	50,283	4.9	86,060	10.5
Purchases
Raw materials	150,872	21.9	204,583	15.8	238,436	13.1	108,290	10.6	136,635	16.7
Finished goods:
Footwear	52,191	7.6	187,389	14.5	294,235	16.1	214,049	21.0	72,478	8.8
Apparel	235,416	34.2	432,218	33.3	647,586	35.6	370,090	36.4	261,269	32.0
Accessories	8,902	1.3	17,172	1.3	30,443	1.7	15,591	1.5	5,095	0.6
Total purchases of finished goods	296,509	43.1	636,779	49.1	972,264	53.4	599,730	58.9	338,842	41.4
Total purchases	447,381	65.0	841,362	64.9	1,210,700	66.5	708,020	69.6	475,477	58.2
Manufacturing overhead costs	51,201	7.4	73,329	5.7	89,722	3.1	42,420	4.2	50,047	6.1
Direct and indirect labor costs	30,809	4.5	44,603	3.4	58,617	5.1	27,363	2.7	33,320	4.1
Less: closing inventories	(50,515)	7.3	(50,283)	3.9	(86,060)	4.7	(84,127)	8.3	(65,137)	8.0
	511,068	74.3	959,526	74.0	1,323,262	72.7	743,959	73.1	579,767	71.0
Selling and distribution costs
Advertising and promotional expenses	48,342	7.0	93,014	7.2	137,484	7.5	42,276	4.2	32,079	3.9
Retail store renovation subsidies	22,765	3.3	34,699	2.7	71,522	3.9	40,266	4.0	32,258	3.9
Salaries of sales and marketing staff	2,757	0.4	4,237	0.3	6,319	0.3	4,177	0.4	4,925	0.6
Others	806	0.1	1,824	0.2	4,690	0.3	3,655	0.4	1,597	0.2
Traveling expenses	1,085	0.2	1,661	0.1	2,790	0.2	1,081	0.1	1,068	0.1
Sales fair expenses	805	0.1	1,642	0.1	2,947	0.2	540	0.1	2,424	0.3
	76,560	11.1	137,077	10.6	225,752	12.4	91,995	9.0	74,351	9.1
Administrative expenses
Salaries of administrative staff	4,548	0.7	6,597	0.5	5,034	0.3	2,566	0.3	4,012	0.5
Miscellaneous taxes and duties	1,579	0.2	5,565	0.4	7,915	0.4	3,803	0.4	3,210	0.4
Depreciation	506	0.1	4,208	0.3	5,270	0.3	2,641	0.3	2,714	0.3
Purchases of office supplies	—		3,808	0.3	230	0.1	28	0.1	20	0.1
Entertainment expenses	605	0.1	1,406	0.1	1,522	0.1	923	0.1	390	0.1
Acquisition related expenses	—	—	—	—	—	—	—	—	3,957	0.5
Others	3,337	0.5	8,400	0.7	9,234	0.5	5,215	0.5	5,883	0.7
Forfeiture for the withdrawal of a land purchase transaction	4,966	0.7	—		—	—	—	—	—	—
	15,541	2.3	29,984	2.3	29,205	1.7	15,177	1.5	20,186	2.5
Aborted IPO expenses	—	—	—	—	31,382	1.7	—	—	—	—
Research and development expenses	5,489	0.8	12,784	1.0	17,649	1.0	8,395	0.8	13,034	1.6
Finance costs	1,332	0.2	1,352	0.1	23,511	1.3	6,418	0.6	17,277	2.1
Total Expenses	609,990	88.7	1,140,723	88.0	1,650,761	90.8	865,944	85.1	704,615	85.8

Cost of sales

For the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, cost of sales represented 74.3%, 74.0%, 72.7%, 73.1% and 71.0%, respectively, of our revenue.  Our cost of sales consists of fixed costs and variable costs.  For the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, fixed costs represented 2.6%, 2.4%, 2.0%, 1.7% and 1.8%, respectively, of our cost of sales.  During the same periods, variable costs represented the remaining 97.4%, 97.6%, 98.0%, 98.3% and 98.2%, respectively, of our cost of sales.

Our fixed costs primarily include:

•	Manufacturing overhead: Manufacturing overhead related to rental expense.

•	Depreciation: Depreciation relates to depreciation expenses arising from our production facilities.

•	Indirect labor costs: Indirect labor costs consist primarily of salaries, social insurance and benefit expenses for our production supervisors.

Our variable costs primarily include:

•
Purchase of raw materials:  Purchases of raw materials consist primarily of purchases of natural and synthetic leather, nylon, canvas, rubber, plastics and product parts that we use to manufacture our footwear.

•	Purchase of finished goods: Purchases of finished goods are the purchases of finished products that we outsource to contract manufacturers.

•
Manufacturing overhead:  Other variable costs primarily consist of packaging materials and other consumables, utility expenses and subcontracting fees, which are paid to subcontractors who manufacture footwear product parts for our production.

Selling and distribution costs

Our selling and distribution costs consist primarily of advertising and promotional expenses, retail store renovation subsidies and salaries for its sales and marketing staff.  For the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, selling and distribution costs represented 11.1%, 10.6%, 12.4%, 9.0% and 9.1%, respectively, of our revenue.  Advertising and promotional expenses consist primarily of fees for advertising on television and other mass media, advertisement production costs, sponsorship fees for sporting events and television programs and fees for brand spokespersons.  Retail store renovation subsidies consist primarily of subsidies provided to our distributors for renovation or refurbishment of new or existing Xidelong retail stores.  Salaries of sales and marketing staff consist primarily of salaries and benefit expenses for our sales and marketing staff.

Administrative expenses

Our administrative expenses consist primarily of salaries of administrative staff, depreciation, and miscellaneous taxes and duties.  For the three years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, administrative expenses represented 2.3%, 2.3%, 1.7%, 1.5% and 2.5%, respectively, of our revenue.  Salaries of administrative staff consist primarily of salaries and benefit expenses for our administrative staff.  Depreciation consists primarily of depreciation expenses of our office building and equipment at our production facility in Jinjiang.  Miscellaneous taxes and duties consist primarily of stamp duties and property tax for our new office and factory buildings completed in March 2007.  Others under administrative expenses consist primarily of social insurance and other employee expenses for our administrative staff, amortization of prepaid land lease payments, donation, entertainment expenses, office expenses, rental expenses and utility expenses.  In 2006, we incurred a one-time forfeiture of RMB5.0 million in relation to a proposed land purchase transaction from which we withdrew.  We intended to purchase a parcel of land in Jinjiang in order to expand our production facilities, but the land use rights in relation to such land was not granted.  Therefore, we withdrew from the land purchase transaction and incurred a one-time loss.

Research and Development expenses

For the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, research and development expenses represented 0.8%, 1.0%, 1.0%, 0.8% and 1.6%, respectively, of our revenue.  Research and development expenses consist primarily of salaries paid to our research and development center staff, materials consumed for our product research and development projects and expenses incurred for our cooperation with the China Institute of Sport Science and Hefei Institute of Intelligent Machines.

Finance costs

Finance costs are our interest expenses on short-term bank loans and preferred shares.  For the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, finance costs represented 0.2%, 0.1%, 1.3%, 0.6 and 2.1%, respectively, of our revenue.

Gross profit margin

We have a diverse product portfolio, comprising a range of products across our three key segments:  footwear, apparel and accessories.  During the years ended December 31, 2006, 2007 and 2008, our gross profit margin increased primarily due to an increase in the average selling prices across our product lines and improvements in its management of production costs.  Our gross profit margins between apparel and accessories (which are all outsourced) and footwear (which are mostly manufactured in house) are comparable primarily due to our pricing strategy for different product segments based on their cost of sales in order to achieve a reasonable level of gross profit margins.

The following table sets forth a breakdown of our gross profit margin for the periods indicated:

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
	(in percentage)
Running footwear	24.5%	25.7%	27.7%	27.1%	25.9%
Skateboarding footwear	22.2%	25.7%	29.1%	29.2%	36.7%
Leisure footwear	29.6%	26.4%	27.8%	27.1%	30.0%
Tennis footwear	—	—	34.4%	—	35.9%
Outdoor footwear	—	—	34.2%	—	30.6%
Basketball footwear	25.6%	27.5%	30.3%	29.0%	34.9%
Canvas footwear	15.5%	25.6%	27.0%	26.6%	24.3%
Beach footwear	—	—	27.2%	27.2%	—
Footwear	25.3%	26.1%	28.3%	27.5%	30.9%
Apparel	26.2%	26.0%	26.3%	26.3%	26.8%
Accessories	21.8%	23.4%	25.8%	24.8%	28.0%
Total	25.7%	26.0%	27.3%	26.9%	29.0%

Taxation

No provision for Hong Kong profits tax was made as we did not generate any assessable profit arising in Hong Kong during the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009.  We calculated taxes on profits assessable in the PRC at the prevailing rates, based on existing legislation, interpretations and practices in respect thereof.

The increase in PRC taxes paid was primarily due to the increase in assessable profits of our subsidiaries in the PRC as a result of business expansion and growth in revenue.

According to the Income Tax Law of the PRC for Foreign Investment Enterprises and Foreign Enterprises and as approved by relevant PRC tax authorities, XDLong Fujian, a foreign-invested enterprise, was exempt from the PRC corporate income tax for its first two profitable years, commencing January 1, 2003.  Thereafter, it was entitled to a 50% reduction in the PRC corporate income tax for the subsequent three years from January 1, 2005 to December 31, 2007.  Pursuant to the new PRC Corporate Income Tax Law and its Implementation Rules effective from January 1, 2008, starting from January 1, 2008, the applicable tax rate for XDLong Fujian is 25%.

XDLong China, a foreign-invested enterprise, is exempt from the PRC corporate income tax for its first two profitable years, commencing from January 1, 2008.  Thereafter, it is entitled to a 50% reduction in the PRC corporate income tax for the subsequent three years from January 1, 2010 to December 31, 2012 (the “Tax Holidays”).  Pursuant to the new PRC Corporate Income Tax Law and its Implementation Rules effective from January 1, 2008, the PRC corporate income tax rate for foreign-invested enterprises such as XDLong China is 25%.  Existing foreign-invested enterprise, such as XDLong China, however, are entitled to continue to enjoy the Tax Holidays until 2012.

The following table sets forth the reconciliation of the tax expense applicable to profit before tax using the applicable statutory rates in the PRC to the tax expense at our effective tax rates for the periods indicated:

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
	(RMB in thousands)
Profit before tax	77,814	156,568	170,709	151,717	112,503
Tax at the applicable rates	21,010	42,273	47,334	38,373	29,941
Lower tax due to tax holidays	(12,460)	(27,228)	(54,191)	(38,826)	(32,885)
Tax effect of expenses not deductible for taxation purposes	2	11	9,039	1,035	3,522
Tax losses not recognized	1,430	6,727	—	—	—
Tax charge at our effective rate	9,974	21,783	2,181	582	578

Prior to January 1, 2008, we operated solely in China and the applicable tax rate was 27%.  Starting from January 1, 2008, the applicable tax rates for entities operating in China and Hong Kong were 25% and 17.5%, respectively.  Tax charge at our effective rate is derived from our tax at the applicable tax rates, reduced by lower tax due to Tax Holidays and increased by tax losses not recognized in 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009 at the applicable tax rates.

Other than unrecognized tax losses, there were no other differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit.  Therefore, there was no unprovided deferred tax liability during the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009 and at the balance sheet date of December 31, 2006, 2007 and 2008 and June 30, 2008 and 2009.

Results of Operations

Six months ended June 30, 2009 compared to six months ended June 30, 2008

Revenue.  In anticipation of potentially weaker consumer demand in early 2009 and to prevent overflow of inventory among the distributors, we decided to trim production and reduce deliveries beginning in late 2008, and therefore revenue decreased by RMB200.6 million, or 19.7%, from RMB1,017.4 million for the six months ended June 30, 2008 to RMB816.8 million for the six months ended June 30, 2009 due primarily to a decrease in deliveries of our products.  In addition, regional climate change resulted in an extended winter season from 2008 to 2009 in many regions in China.  A longer winter adversely affected the delivery schedules to the distributors and sales volumes of our spring and summer collections in the first quarter of 2009.  The sales volume of footwear decreased from 7.9 million pairs in the six months ended June 30, 2008 to 6.4 million pairs in the six months ended June 30, 2009.  The sales volume of apparel decreased from 11.3 million units in the six months ended June 30, 2008 to 9.1 million units in the six months ended June 30, 2009.

    The decrease in revenue for the six months ended June 30, 2009 compared to the six months ended June 30, 2008 was partially offset by the following:

•
Increase in sales of skateboarding footwear:  The decrease in revenue was partially offset by the increase in sales volumes of skateboarding footwear by 48.1% and its contribution to revenue by RMB45.5 million due to its popularity among young-aged consumers in China.  Skateboarding footwear became the second largest source of revenue in the six months ended June 30, 2009.  Running footwear remained our best selling product in the six months ended June 30, 2009.

•
Introduction of new products:  To diversify our revenue sources, we introduced tennis footwear and outdoor footwear as new products in September 2008.  The introduction of these new products contributed to an increase of revenue by RMB53.5 million for the six months ended June 30, 2009 whereas we did not generate revenue from these products for the six months ended June 30, 2008.

•
Increase in the number of distributors:  To further expand Windrace’s distribution network, Windrace’s distributors increased from 22 in the six months ended June 30, 2008 to 23 in the six months ended June 30, 2009 and the number of Windrace’s retail stores increased from 2,980 as of June 30, 2008 to 3,411 as of June 30, 2009, leading to a contribution of revenue growth by RMB18.4 million.

•
Increase in average selling prices of footwear:  As a result of increased consumer recognition of the Xidelong brand resulting from marketing and brand promotion efforts over the years, the average selling price of footwear products increased by 5.1% despite the economic downturn.  The increase in revenues resulting from the increase in average selling prices of footwear and accessories was partially offset by a decrease in average selling price of apparel by 5.4%.  The increase in average selling prices led to a contribution to revenue growth of RMB13.0 million.

Cost of sales.  Cost of sales decreased 22.1% from RMB744.0 million for the six months ended June 30, 2008 to RMB579.8 million for the six months ended June 30, 2009.  This decrease in cost of sales was primarily due to decreases in purchases of finished goods from contract manufacturers by RMB260.9 million because we increased production of our footwear products in house due to increased production capacity.

The decrease in cost of sales in the six months ended June 30, 2009 compared to the six months ended June 30, 2008 was partially offset by an increase in purchase of raw materials because we increased production of our footwear products in house due to increased production capacity and decreased purchases from contract manufacturers.  The decrease in cost of sales in the six months ended June 30, 2009 was partially offset by an increase in manufacturing overhead costs and labor costs by RMB13.6 million due to increased salaries, social insurance and benefit expenses arising from an increased number of our production supervisors and workers to accommodate our expansion as well as depreciation arising from increase in production capacities.

Gross profit.  Our gross profit decreased 13.3% from RMB273.4 million for the six months ended June 30, 2008 to RMB237.1 million for the six months ended June 30, 2009, primarily as a result of a decrease in sales.  Our overall gross profit margin increased from 26.9% for the six months ended June 30, 2008 to 29.0% for the six months ended June 30, 2009 primarily as a result of the increase in average selling prices of its products due to enhanced brand recognition.  The rate of decrease in revenues in the six months ended June 30, 2009 compared to the six months ended June 30, 2008 exceeded the rate of decrease in cost of sales during the same periods.

Other income and gains.  Other income and gains remained RMB0.3 million for the six months ended June 30, 2008 and the six months ended June 30, 2009.  Other income and gains relate to interest income.

Selling and distribution costs.  Selling and distribution costs decreased 19.1% from RMB92.0 million for the six months ended June 30, 2008 to RMB74.4 million for the six months ended June 30, 2009.  This decrease in selling and distribution costs was primarily due to decreased marketing activities and advertisement expenses arising from our sponsorship of “Sports World,” a television sport program featured on CCTV Olympic Games channel running from January to September 2008 in anticipation of the Olympic Games in Beijing in August 2008 to promote our brand.  Retail store renovation subsidies decreased 19.9% from RMB40.3 million for the six months ended June 30, 2008 to RMB32.3 million for the six months ended June 30, 2009 because of fewer Xidelong retail store openings for the six months ended June 30, 2009 compared to the six months ended June 30, 2008.

Administrative expenses.  Administrative expenses increased 6.6% from RMB15.2 million for the six months ended June 30, 2008 to RMB20.2 million for the six months ended June 30, 2009 primarily due to the recognition of increased salaries for the administrative staff as a result of recruitment of new personnel with higher salaries.

Research and development expenses.  Research and development expenses increased 59.5% from RMB8.4 million for the six months ended June 30, 2008 to RMB13.4 million for the six months ended June 30, 2009 primarily due to the increase in expenses associated with the design of new products and product parts and our research and development efforts with the China Institute of Sport Science and the Hefei Institute of Intelligent Machines.

Finance costs.  Finance costs increased 168.8% from RMB6.4 million for the six months ended June 30, 2008 to RMB17.2 million for the six months ended June 30, 2009 primarily due to interest arising from the preferred shares issued to Elevatech on April 30, 2008 carrying an internal rate of return of 12%.

Profit before tax.  As a result of the foregoing, our profit before tax decreased 23.2% from RMB151.7 million for the six months ended June 30, 2008 to RMB116.5 million for the six months ended June 30, 2009.

Tax.  Tax remained RMB0.6 million for the six months ended June 30, 2008 and the six months ended June 30, 2009 primarily due to commencement of tax holidays enjoyed by XDLong China starting from 2008.

Profit for the six-month period.  As a result of the above factors, our profit for the six months ended June 30, 2009 was RMB151.1 million, a decrease of 23.3% from RMB115.9 million for the six months ended June 30, 2008.

Year ended December 31, 2008 compared to the year ended December 31, 2007

Revenue.  Revenue increased 40.4% from RMB1,296.4 million in the year ended December 31, 2007 to RMB1,820.3 million in the year ended December 31, 2008 primarily due to the following:

•
Increase in sales volumes:  The increase in sales volumes contributed to a revenue growth by RMB438.1 million.  The increase was primarily attributable to the overall economic growth in China, increased production capacity by two million pairs by adding two additional production lines in June 2008, increased demand for our products at existing Xidelong retail stores, new openings of Xidelong retails stores, an increase in the variety of apparel products and an increase in the average size of the Xidelong retail stores with larger display areas for accessories.  The deliveries of footwear increased from 10.3 million pairs in the year ended December 31, 2007 to 13.4 million pairs in the year ended December 31, 2008.  The sales volume of apparel increased from 13.2 million units in the year ended December 31, 2007 to 16.8 million units in the year ended December 31, 2008.

•
Introduction of new products:  To diversify our revenue sources, we introduced beach footwear in June 2008 and tennis and outdoor footwear in September 2008.  The introduction of these new products contributed to an increase of revenue by RMB24.2 million for year ended December 31, 2008 whereas we did not generate revenue from these products for the year ended December 31, 2007.

•
Increase in the number of retail stores:  The number of distributors remained at 22 in the years ended December 31, 2007 and 2008.  However, the number of Xidelong retail stores increased from 2,519 as of December 31, 2007 to 3,277 as of December 31, 2008, leading to a contribution of revenue growth by RMB14.6 million.

•
Increase in average selling prices:  As a result of increased consumer recognition of the Xidelong brand resulting from marketing and brand promotion efforts over the years, the average selling prices of all product types increased.  In particular, footwear and apparel experienced an increase in average selling prices by 5.4% and 12.1%, respectively, leading to a contribution to revenue growth of RMB47.1 million.

The increase in revenue from the year ended December 31, 2007 to the year ended December 31, 2008 was partially offset by the decrease in revenue from basketball footwear by RMB28.3 million due to its relatively higher selling price and increasing fashion trend toward skateboarding footwear.

Cost of sales.  Cost of sales increased 37.9% from RMB959.5 million in the year ended December 31, 2007 to RMB1,323.3 million in the year ended December 31, 2008.  The increase in cost of sales was primarily due to increased purchases of finished products by RMB335.5 million from contract manufacturers to meet the increase in deliveries resulting from increased demand for its products.  The increase in cost of sales was also attributable to increased purchases of raw materials by RMB33.9 million for our own production of footwear products.

The increase in cost of sales in the year ended December 31, 2008 compared to the year ended December 31, 2007 was partially offset by the decrease in fixed costs by RMB3.5 million primarily because we did not incur any rental expenses in the year ended December 31, 2008 due to termination of leases for our production facilities after completion of our own production facility in Jinjiang in March 2007.  The decrease in fixed costs was partially offset by an increase in depreciation by RMB2.7 million due to an increase in production capacities through addition of two more production lines and the completion of factory buildings in March 2007.

Gross profit.  Our gross profit increased 47.5% from RMB336.9 million in the year ended December 31, 2007 to RMB497.0 million in the year ended December 31, 2008 primarily as a result of an increase in sales.  Our overall gross profit margin increased from 26.0% in 2007 to 27.3% in 2008 primarily as a result of the increase in average selling prices of our products due to enhanced brand recognition.  The rate of increase in revenues in the year ended December 31, 2008 compared to the year ended December 31, 2007 exceeded the rate of increase in cost of sales during the same periods.

Other income and gains.  Other income and gains increased 33.3% from RMB0.9 million for 2007 to RMB1.2 million for 2008.  Other income and gains include subsidy income from the Jinjiang local government for our technological innovation and interest income.

Selling and distribution costs.  Selling and distribution costs increased 64.7% from RMB137.1 million for 2007 to RMB225.8 million for 2008.  This increase in selling and distribution costs was primarily due to increases in advertising and promotional expenses, retail store renovation subsidies and sales fair expenses.  Advertising and promotional expenses increased 47.8% from RMB93.0 million for 2007 to RMB137.5 million for 2008, primarily due to increased marketing activities and advertisement expenses to promote our brand in anticipation of the Olympic Games in 2008 in China, including sponsorship of “Sports World,” a sport program featured on CCTV Olympic Games channel running from January to September 2008.  Retail store renovation subsidies increased 106.1% from RMB34.7 million for 2007 to RMB71.5 million for 2008 primarily due to the expansion of the distributors’ distribution network.  Sales fair expenses increased 81.3% from RMB1.6 million for 2007 to RMB2.9 million for 2008 because we organized three sales fairs in 2008 whereas we organized two sales fairs in 2007.

Administrative expenses.  Administrative expenses decreased 2.7% from RMB30.0 million for 2007 to RMB29.2 million for 2008 primarily due to reduced salaries of administrative staff because we did not pay bonuses in 2008 and reduced purchase of office supplies, which was partially offset by the increase in miscellaneous taxes and duties and depreciation.

Aborted IPO expenses.  We incurred RMB31.4 million in 2008 as expenses for a proposed initial public offering on the Stock Exchange of Hong Kong that was subsequently aborted due to unfavorable market conditions while we did not incur such expenses in 2007.

Research and development expenses.  Research and development expenses increased 37.5% from RMB12.8 million for 2007 to RMB17.6 million for 2008 primarily due to the increase in expenses associated with the design of new products and product parts and our research and development efforts with the China Institute of Sport Science and the Hefei Institute of Intelligent Machines.

Finance costs.  Finance costs increased 1,578.6% from RMB1.4 million for 2007 to RMB23.5 million for 2008 primarily due to interest arising from the preferred shares issued to Elevatech on April 30, 2008 carrying an internal rate of return of 12%.

Profit before tax.  As a result of the foregoing, our profit before tax increased 9.0% from RMB156.6 million for 2007 to RMB170.7 million for 2008.

Tax.  Tax decreased 89.9% from RMB21.8 million for 2007 to RMB2.2 million for 2008 primarily due to the commencement of Tax Holidays enjoyed by XDLong China as it started to generate profits in 2008.

Profit for the year.  As a result of the above factors, our profit for 2008 was RMB168.5 million, an increase of 25.0% from RMB134.8 million for 2007.

Year ended December 31, 2007 compared to the year ended December 31, 2006

Revenue.  Revenue increased 88.5% from RMB687.6 million in the year ended December 31, 2006 to RMB1,296.4 million in the year ended December 31, 2007 primarily due to the following:

•
Increase in sales volumes:  The increase in sales volumes contributed to a revenue growth by RMB417.6 million.  The increase was primarily attributable to the overall economic growth in China, an increase in production capacity from five million pairs of footwear in 2006 to seven million pairs of footwear in 2007, increased demand for Windrace’s products at existing Xidelong retail stores, new openings of Xidelong retails stores, an increase in the varieties of apparel and accessories products and an increase in the average size of the Xidelong retail stores with larger display areas for accessories.  The deliveries of footwear increased from 6.1 million pairs in the year ended December 31, 2006 to 10.3 million pairs in the year ended December 31, 2008.  The deliveries of apparel increased from 7.6 million units in the year ended December 31, 2006 to 13.2 million units in the year ended December 31, 2007.

•
Increase in the number of retail stores:  The number of distributors increased from 19 in the year ended December 31, 2006 to 22 in the year ended December 31, 2007 and the number of Xidelong retail stores increased from 1,483 as of December 31, 2006 to 2,519 as of December 31, 2007, leading to a contribution of revenue growth by RMB117.1 million.

•
Increase in average selling prices:  As a result of increased consumer recognition of the Xidelong brand resulting from marketing and brand promotion efforts over the years, the average selling prices of all product types increased.  In particular, footwear and apparel experienced an increase in average selling prices by 6.3% and 14.2%, respectively, leading to a contribution to revenue growth of RMB74.1 million.

The increase in revenue from the year ended December 31, 2006 to the year ended December 31, 2007 was partially offset by the decrease in revenue from canvas footwear by RMB8.2 million due to our efforts to allocate resources to produce other footwear products that are more popular to consumers.

Cost of sales.  Cost of sales increased 87.7% from RMB511.1 million in the year ended December 31, 2006 to RMB959.5 million in the year ended December 31, 2007.  The increase in cost of sales was primarily due to increased purchases of finished products by RMB340.3 million from contract manufacturers to meet the increase in sales orders resulting from increased demand for its products.  The increase in cost of sales was also attributable to increased purchases of raw materials by RMB53.7 million for our own production of footwear products.

The increase in cost of sales in the year ended December 31, 2007 compared to the year ended December 31, 2006 was partially offset by the decrease in fixed costs by RMB10.0 million primarily due to decreased rental expenses in the year ended December 31, 2007 because we did not have to incur such expenses after relocating to our own production facility in Jinjiang completed in March 2007, whereas we had to incur such expenses for the entire year in the year ended December 31, 2006.  The decrease in fixed costs was partially offset by an increase in depreciation by RMB5.6 million due to an increase in production capacities through addition of two more production lines.

Gross profit.  Our gross profit increased 90.9% from RMB176.5 million for the year ended December 31, 2006 to RMB336.9 million for the year ended December 31, 2007 primarily as a result of an increase in sales.  Our overall gross profit margin increased from 25.7% in 2006 to 26.0% in 2007 primarily as a result of the increase in average selling prices of our products due to enhanced brand recognition.  The rate of increase in revenues in the year ended December 31, 2007 compared to the year ended December 31, 2006 exceeded the rate of increase in cost of sales during the same periods.

Other income and gains.  Other income and gains increased 350.0% from RMB0.2 million for 2006 to RMB0.9 million for 2007.  Other income and gains include subsidy income from the Jinjiang local government for our technological innovation and interest income.

Selling and distribution costs.  Selling and distribution costs increased 79.0% from RMB76.6 million for 2006 to RMB137.1 million for 2007.  This increase in selling and distribution costs was primarily due to increases in advertising and promotional expenses, retail store renovation subsidies and sales fair expenses.  Advertising and promotional expenses increased 92.5% from RMB48.3 million for 2006 to RMB93.0 million for 2007, primarily due to increased marketing activities and advertisement expenses incurred for the new distributors that we engaged in 2006.  Retail store renovation subsidies increased 52.2% from RMB22.8 million for 2006 to RMB34.7 million for 2007 primarily due to the expansion of the distributors’ distribution network, particularly in the Southwestern Region of the PRC.  Sales fair expenses increased 100.0% from RMB0.8 million for 2006 to RMB1.6 million for 2007 primarily due to increased exhibition expenses incurred for our sales fairs.

Administrative expenses.  Administrative expenses increased 93.5% from RMB15.5 million for 2006 to RMB30.0 million for 2007 primarily due to increases in purchases of office supplies, depreciation and miscellaneous taxes and duties.  Purchases of office supplies of RMB3.8 million were recorded for 2007.  Depreciation increased 740.0% from RMB0.5 million for 2006 to RMB4.2 million for 2007.  Miscellaneous taxes and duties increased 250.0% from RMB1.6 million for 2006 to RMB5.6 million for 2007.  The increases in depreciation and miscellaneous taxes and duties were primarily due to additional new office and factory buildings depreciation expenses of RMB3.7 million and property taxes of RMB2.5 million, both in relation to the completion of our factory buildings in Jinjiang in March 2007.  The increase in salaries of administrative staff was primarily due to our recruitment of more administrative staff members and a general increase in average wages with reference to market rates.

Research and development expenses.  Research and development expenses increased 132.7% from RMB5.5 million for 2006 to RMB12.8 million for 2007 primarily due to the increase in expenses associated with the design of new products and product parts and our research and development efforts with the China Institute of Sport Science and the Hefei Institute of Intelligent Machines.

Finance costs.  Finance costs increased 7.7% from RMB1.3 million for 2006 to RMB1.4 million for 2007 primarily due to the increase in our average short-term bank borrowings and the rise in interest rates by 1.7% to 1.9% in 2007.

Profit before tax.  As a result of the foregoing, our profit before tax increased 101.3% from RMB77.8 million for 2006 to RMB156.6 million for 2007.

Tax.  Tax increased 118.0% from RMB10.0 million for 2006 to RMB21.8 million for 2007 primarily due to a commensurate increase in our net profits.  Our effective tax rate was 13.9% for 2007.

Profit for the year.  As a result of the above factors, our profit for 2007 was RMB134.8 million, an increase of 98.8% from RMB67.8 million for 2006.

Liquidity and Capital Resources

The following table sets forth a summary of our consolidated cash flows for the periods indicated:

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
	(RMB in thousands)
Net cash inflow from operating activities	78,206	146,265	43,953	59,944	38,769
Net cash outflow from investing activities	(130,449)	(188,731)	(16,468)	(5,664)	(616)
Net cash inflow from financing activities	61,488	94,219	24,452	4,200	65,732

We have historically financed our liquidity requirements primarily through operating cash flow, short-term bank loans and issuance of preferred shares.  All of the preferred shares were redeemed on October 21, 2009.  Going forward, we believe our liquidity requirements will be satisfied using a combination of the proceeds of the Acquisition and cash flows from operations.

The financial crisis and economic downturns that began in 2008 could adversely affect our liquidity position.  Our cash from operations could be adversely affected by decreased consumer spending or longer collection periods of trade receivables from our distributors whose liquidity positions may be similarly negatively impacted by the financial and economic crisis.  For information relating to the management of accounts receivables from the distributors under current market conditions, see “— Factors Affecting Our Results of Operations and Financial Condition — Management of collection of trade receivables.” Additional financing from investors, banks or the capital market may be limited as a result of the tight credit market and volatile capital market under the current market conditions.

Cash inflows from operating activities

For the six months ended June 30, 2009, our net cash inflow from operating activities was RMB38.8 million and was primarily attributable to profit before tax of RMB112.5 million, an adjustment for finance costs of RMB17.3 million primarily due to interest arising from the preferred shares issued to Elevatech carrying an internal rate of return of 12%, an increase in trade and bills payables of RMB40.4 million due to the extension of credit periods granted by certain suppliers as well as increased use of bills payables with longer terms to settle purchases from suppliers and a decrease in inventory of RMB20.9 million due to decreased production of our products, which was partially offset by an increase in trade receivables of RMB170.7 million due to extension of credit periods for certain distributors.

Most of the suppliers granting an extended credit period to us have entered into supply contracts with us for a term of two years or more.  Due to the economic downturn, many suppliers began to grant longer credit terms to their customers (including us) to maintain business relationships.  As a result, we began to receive credit periods of up to four months, compared with periods ranging from 30 days to 90 days, in our trade payables.  The extension of credit periods in our trade payables to suppliers was unrelated to the extension of credit periods in our trade receivables from distributors.

For 2008, our net cash inflow from operating activities was RMB44.0 million and was primarily attributable to profit before tax of RMB170.7 million, an adjustment for finance costs of RMB23.5 million primarily due to interest arising from the preferred shares issued to Elevatech carrying an internal rate of return of 12%, the decrease in pledged deposits of RMB16.7 million due to a decrease in use of bills payables, which was partially offset by an increase in trade receivables of RMB143.1 million due to an increase in sales and extension of credit periods for certain distributors and an increase in inventories of RMB35.8 million due to decreased deliveries of our products during the fourth quarter of 2008 to prevent potential overflow of inventory among the distributors.  We were able to sell such inventory in the first quarter of 2009 due to increased orders and deliveries to distributors.

For 2007, our net cash inflow from operating activities was RMB146.3 million and was primarily attributable to profit before tax of RMB156.6 million, an adjustment for depreciation of RMB11.4 million due to the construction of our production facility in March 2007, an increase in trade and bills payables of RMB47.5 million primarily due to increased purchases of raw materials from our suppliers and increased purchases of finished goods from contract manufacturers, an increase in deposits received, other payables and accruals of RMB17.0 million primarily due to increases in construction costs payables for the construction of our production facility and value added tax payables, which was partially offset by an increase in our trade receivables of RMB57.7 million primarily due to the commensurate growth of our business, and PRC taxes paid of RMB21.7 million because of the commensurate growth of our business and revenue in our PRC subsidiaries and an increase in pledged deposits of RMB11.3 million primarily due to the increase in use of bills payables.

For 2006, our net cash inflow from operating activities was RMB78.2 million and was primarily attributable to a profit before tax of RMB77.8 million, an increase in trade and bills payables of RMB46.2 million primarily due to increased purchases of raw materials from our suppliers and increased purchases of finished goods from contract manufacturers, an increase in deposits received, other payables and accruals of RMB11.5 million primarily due to an increase in accrued salaries and bonuses for our staff and our engagement of additional distributors from whom we require a deposit until the termination of their distributorship agreements, which was partially offset by an increase in trade receivables of RMB44.0 million due to the commensurate growth of our business, and an increase in inventories of RMB18.3 million primarily because of the increase in sales.

Cash outflows from investing activities

For the six months ended June 30, 2009, net cash used in investing activities was RMB0.6 million due to purchase of property, plant and equipment of RMB0.9 million to meet our expansion needs.

For 2008, our net cash outflow from investing activities was RMB16.5 million primarily due to a purchase of property, plant and equipment of RMB17.3 million because we added two production lines in June 2008 and we renovated the research and development center.

For 2007, our net cash outflow from investing activities was RMB188.7 million, consisting primarily of purchases of items of property, plant and equipment of RMB187.4 million for our new production facility in Jinjiang.

For 2006, our net cash outflow from investing activities was RMB130.4 million, consisting primarily of purchases of items of property, plant and equipment of RMB101.8 million for construction-in-progress for its production facility in Jinjiang and additions to prepaid land lease payments of RMB28.8 million for the land use right premium for the land on which our production facility is located.

Cash inflows from financing activities

For the six months ended June 30, 2009, net cash inflow from financing activities was RMB65.7 million due to new bank loans of RMB90.5 million for working capital requirements, which was partially offset by the repayment of bank loans of RMB27.5 million.

For 2008, our net cash inflow from financing activities was RMB24.5 million due primarily to proceeds from the offering of preferred shares of RMB85.1 million to Elevatech, an additional contribution from RichWise of RMB28.4 million for meeting target profits in 2007 and new bank loans of RMB20.0 million for working capital requirements, which was partially offset by repayment of bank loans of RMB28.0 million and a decrease in an amount due to a director of RMB81.1 million due to the repayment of loans to Mr. Lin Shuipan.

For 2007, our net cash inflow from financing activities was RMB94.2 million, consisting primarily of proceeds from the issue of shares of RMB82.3 million due to investment by RichWise and new bank loans of RMB28.0 million for working capital use, which was partially offset by the repayment of bank loans of RMB17.0 million.

For 2006, our net cash inflow from financing activities was RMB61.5 million due to new bank loans of RMB17.0 million for working capital requirements and an increase in an amount due to a director of RMB71.5 million relating to a loan provided by Mr. Lin Shuipan to support our operations, which was partially offset by the repayment of bank loans of RMB27.0 million.

Capital Expenditures

Our capital expenditures principally include expenditures on property, plant and equipment and construction in progress for our new factory buildings.  Property, plant and equipment and construction in progress increased from RMB101.8 million at December 31, 2006 to RMB187.4 million at December 31, 2007 as a result of the completion of our new production facility in Jinjiang in 2007.  We financed our capital expenditure requirements primarily through cash flow from operations.

The following table sets out our historical capital expenditures for the periods indicated:

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
	(RMB in thousands)
Property, plant and equipment	515	10,823	17,256	5,973	894
Construction in progress	101,300	176,567	—	—	—
Land use rights	23,802	2,483	—	—	—
Total	125,617	189,873	17,256	5,973	894

Contractual Obligations

Our contractual obligations primarily consist of short-term debt obligations, operating lease obligations and purchase obligations.  The following table sets forth a breakdown of our contractual obligations as of June 30, 2009 and their maturity profile:

	Payment Due by Period
	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
	(RMB in thousands)
Short-term debt obligations (including interest obligations)(1)	87,321	87,321	—	—	—
Operating lease obligations(2)	—	—	—	—	—
Purchase obligations(3)	1,775	1,775	—	—	—
Annual fee for research and development assistance(4)	1,000	1,000	—	—	—
Preferred shares(5)	272,500	272,500	—	—	—
Additional premium on preferred shares(5)	6,900	6,900	—	—	—
Total	372,721	372,721	—	—	—

(1)	Primarily attributed to bank loans.

(2)	Includes lease obligations for our office premises and display locations.

(3)	Includes advertising and promotional expenses.

(4)
Under the agreement with the China Institute of Sport Science, we have committed to pay predetermined annual fees of RMB0.5 million to the China Institute of Sport Science for each of the years from October 2006 to October 2011 for their assistance with the research and development of technology for sports footwear and apparel, and the promotion of the technology content of our products.

(5)
The letter agreement dated May 8, 2009 provided that all of the outstanding preferred shares of Windrace would be redeemed simultaneously with the Acquisition.  As consideration for the redemption of the preferred shares, the sole preferred shareholder, Elevatech, would receive a promissory note from Windrace providing for (i) the payment of HK$306.2 million (RMB272.5 million) on the earlier of the fifth business day following the date of issue of the promissory note and October 31, 2009 and (ii) an additional payment of US$1.0 million (RMB 6.9 million) on June 30, 2010.  Following the issuance of the promissory note, the original terms of the preferred shares would be superseded by the terms of the promissory note, and Windrace’s due payment thereunder would represent a full settlement of its obligations under the preferred shares.  As this table is as of June 30, 2009, it reflects the full amount due to Elevatech.  The first installment of HK$306.2 million was paid to Elevatech in October 2009 following the acquisition.

Off-Balance Sheet Commitments and Arrangements

We do not have any outstanding off-balance sheet guarantees, interest rate swap transactions or foreign currency forward contracts.  We do not engage in trading activities involving non-exchange traded contracts.  In our ongoing business, we do not enter into transactions involving, or otherwise form relationships with, unconsolidated entities or financials partnerships that are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

QUANTITATIVE AND QUALITATIVE INFORMATION ABOUT MARKET RISKS

Foreign currency risk

We operate in China and all of our transactions are settled in Renminbi.  Our assets and liabilities, and transactions arising from operations are denominated in Renminbi.  We have not used any forward contract or currency borrowing to hedge our exposure as foreign currency risk is considered minimal.  Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars.

We do not believe that we have any significant foreign currency risk.  Therefore, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency risk.

Credit risk

We trade only with recognized and creditworthy customers.  It is our policy that all customers who wish to trade on credit terms are subject to credit verification procedures.  In addition, receivable balances are monitored on an ongoing basis and our exposure to bad debts is not significant.

Since we trade only with recognized and creditworthy third parties, there is no requirement for collateral.

The credit risk of our other financial assets, which comprise deposits, other receivables, pledged bank deposits and cash and bank balances, arises from default of the counterparty, with a maximum exposure equal to the carrying amounts of these instruments.

Our exposure to credit risk is influenced mainly by the individual characteristics of each customer.  The default risk of the industry in which our customers operate also has an influence on credit risk but to a lesser extent.  At the balance sheet date, we have a certain concentration of credit risk as 33.94%, 41.77%, 41.55% and 43.45%, respectively, of our total trade and other receivables that were due from our five largest customers during the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2009.

The maximum exposure to credit risk, without taking collateral into account, is represented by the carrying amount of each financial asset.  We do not provide any guarantees which would expose us to credit risk.

Interest rate risk

We do not have any significant exposure to risk of changes in market interest rates as our debt obligations were all with fixed interest rates.  If we borrow money in the future, we may be exposed to interest rate risk.  We do not have any derivative financial instruments and believe our exposure to interest rate risk and other relevant market risks is not material.

Commodity price risk

The major raw materials used in the production of our products include natural and synthetic leather, nylon, canvas, rubber and plastics.  We are exposed to fluctuation in the prices of these raw materials, which are influenced by global as well as regional supply and demand conditions.  Fluctuations in the prices of raw materials could adversely affect our financial performance.  We historically have not entered into any commodity derivative instruments to hedge the potential commodity price changes.

Liquidity risk

We monitor our risk to a shortage of funds by considering the maturity of both our financial assets and projected cash flows from operations.  Our objective is to maintain a balance between continuity of funding and flexibility through use of bank borrowings and other borrowings to meet its working capital requirements.  See “ — Liquidity and Capital Resources.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

2020 ChinaCap Acquirco, Inc.

We have audited the accompanying balance sheet of 2020 ChinaCap Acquirco, Inc. (a development stage company) as of December 31, 2008, and the related statements of operations, stockholders’ equity and cash flows for the periods from January 1, 2008 to December 31, 2008, and August 21, 2006 (date of inception) to December 31, 2008 (cumulative). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 2020 ChinaCap Acquirco, Inc. as of December 31, 2008, and the results of its operations and its cash flows for the periods from January 1, 2008 to December 31, 2008, and August 21, 2006 (date of inception) to December 31, 2008 (cumulative), in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company may face a mandatory liquidation by November 8, 2009, if a business combination is not consummated, which raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Sherman Oaks, California	/s/ Crowe Horwath LLP
March 23, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

2020 ChinaCap Acquirco, Inc.

We have audited the accompanying balance sheet of 2020 ChinaCap Acquirco, Inc. (a development stage company) as of December 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for the period from January 1, 2007 to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 2020 ChinaCap Acquirco, Inc. as of December 31, 2007, and the results of its operations and its cash flows for the period from January 1, 2007 to December 31, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ GROBSTEIN, HORWATH & COMPANY LLP

Sherman Oaks, California
March 20, 2008

2020 CHINACAP ACQUIRCO, INC.
(a development stage company)

BALANCE SHEETS

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$45,878	$269,040
Interest receivable	1,248	—
Prepaid expenses	16,333	16,333
Income Tax receivable	2,000	—
Cash held in trust fund	68,533,339	68,182,942
Total assets	$68,598,798	$68,468,315
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued offering costs	$413,066	$542,879
Accrued expenses	414,144	28,948
Accrued income taxes	—	1,225
Payable to stockholders	—	20,244
Notes payable to stockholders	300,000	127,291
Deferred underwriters’ fee	2,415,000	—
Total current liabilities	3,542,210	720,587
Long-term liabilities
Deferred underwriters’ fee	—	2,415,000
Total liabilities	3,542,210	3,135,587
Common stock, subject to possible redemption, 2,586,638 shares, at redemption value	19,761,913	19,761,913
Shareholders’ equity:
Preferred stock – par value of $0.0001 per share, 1,000,000 shares authorized, nil issued and outstanding	—	—
Common stock – par value of $0.0001 per share, 25,000,000 shares authorized, 10,500,000 shares issued and outstanding	1,050	1,050
Additional paid-in capital	45,562,823	45,562,823
(Deficit accumulated during the development stage)/Retained earnings	(269,198)	6,942
Total shareholders’ equity	45,294,675	45,570,815
Total liabilities and shareholders’ equity	$68,598,798	$68,468,315

The accompanying notes are an integral part of the financial statements

2020 CHINACAP ACQUIRCO, INC.
(a development stage company)

STATEMENTS OF OPERATIONS

	January 1, 2008 To December 31, 2008	January 1, 2007 To December 31, 2007	August 21, 2006 (date of inception)) To December 31, 2008 (Cumulative)
Interest income	$1,002,545	$92,257	$1,094,802
General and Administration	927,491	80,265	1,011,581
Abandoned project costs	349,262	—	349,262
(Loss) profit before income taxes	(274,208)	11,992	(266,041)
Income tax provision	1,932	1,225	3,157
Net (loss) profit	$(276,140)	$10,767	$(269,198)
Net (loss) profit per share – basic and diluted	$(0.03)	$0.00
Weighted average shares of common stock outstanding – basic and diluted	10,500,000	2,773,981

The accompanying notes are an integral part of the financial statements

2020 CHINACAP ACQUIRCO, INC.
(a development stage company)

STATEMENT OF SHAREHOLDERS’ EQUITY
(In U.S. dollars, except share data)

	Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit Accumulated During the Development Stage)	Total Shareholders’ Equity
	Shares	Amount
Issuance of common stock to founders and insiders on August 21, 2006 at $0.01 per share	100	$1	$99	$—	$100
Net loss	—	—	—	(3,825)	(3,825)
Balance at December 31, 2006	100	$1	99	$(3,825)	$(3,725)
Issuance of common stock at $0.0001 per share	1,874,900	187	24,713	—	24,900
Sales of 7,500,000 units on November 15, 2007 at a price of $8 per unit, net of underwriters’ discount and offering costs (including 2,249,999 shares subject to possible redemption)	7,500,000	750	54,664,936	—	54,665,686
Sales of 1,125,000 units on November 26, 2007 at a price of $8 per unit, net of underwriters’ discount and offering costs (including 336,639 shares subject to possible redemption)	1,125,000	112	8,369,888	—	8,370,000
Common stock, subject to possible redemption, 2,586,638 shares	—	—	(19,761,913)	—	(19,761,913)
Proceeds from issuance of warrants	—	—	2,265,000	—	2,265,000
Proceeds from issuance of options	—	—	100	—	100
Net profit	—	—	—	10,767	10,767
Balance at December 31, 2007	10,500,000	$1,050	$45,562,823	$6,942	$45,570,815
Net loss	—	—	—	(276,140)	(276,140)
Balance at December 31, 2008	10,500,000	$1,050	$45,562,823	$(269,198)	$45,294,675

The accompanying notes are an integral part of the financial statements

2020 CHINACAP ACQUIRCO, INC.
(a development stage company)

STATEMENTS OF CASH FLOWS

	January 1, 2008 To December 31, 2008	January 1, 2007 To December 31, 2007	August 21, 2006 (date of inception) through December 31, 2008 (Cumulative)
Cash flows from operating activities:
Net (loss) profit	$(276,140)	$10,767	$(269,198)
Adjustments to reconcile net profit (loss) to net cash provided by operating activities Increase (decrease) in:
Interest receivable	(1,248)	—	(1,248)
Prepaid expenses	—	(16,333)	(16,333)
Income tax receivable	(2,000)	—	(2,000)
Accrued expenses	385,196	28,948	414,144
Accrued income tax	(1,225)	1,225	—
Net cash provided by operating activities	104,583	24,607	125,365
Net cash used in investing activities
Cash held in trust	(350,397)	(68,182,942)	(68,533,339)
Cash flows from financing activities:
Proceeds from issuing common stock	—	24,900	25,000
Proceeds from issuances of notes payable to stockholders	300,000	80,000	430,000
Proceeds from issuance of warrants	—	2,265,000	2,265,000
Gross proceeds from public offering	—	60,000,000	60,000,000
Gross proceeds from exercise of overallotment options in the offering	—	9,000,000	9,000,000
Payments for underwriters’ discount and offering cost	(129,813)	(2,952,370)	(3,116,004)
Proceeds from issuance of option	—	100	100
Payments to stockholders	(20,244)	—	(20,244)
Principal payments on notes payable	(127,291)	(243)	(130,000)
Net cash provided by financing activities	22,652	68,417,387	68,453,852
Net (decrease) increase in cash and cash equivalents	(223,162)	259,052	45,878
Cash and cash equivalents, beginning of the period	269,040	9,988	—
Cash and cash equivalents, end of the period	$45,878	$269,040	$45,878
Supplemental schedule of non-cash financing activities:
Accrual of deferred offering costs	$—	$533,134	$542,879
Deferred offering costs advanced by stockholders	$—	$9,421	$20,244
Deferred underwriters’ fee	$—	$2,415,000	$2,415,000
Income taxes paid	$5,157	$—	$5,157

The accompanying notes are an integral part of the financial statements

2020 CHINACAP ACQUIRCO, INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

1. Organization, Business Operations and Summary of Significant Accounting Policies

2020 ChinaCap Acquirco, Inc. (the “Company”) was incorporated in Delaware on August 21, 2006 as a public acquisition company whose objective is to acquire an operating business that either: (1) is located in the People’s Republic of China, the Hong Kong Special Administrative Region or the Macau Special Administrative Region (collectively, “China”), (2) has its principal operations located in China, or, (3) in the view of the Board of Directors of the Company, would benefit from establishing operations in China. Upon formation, the authorized share capital was 3,000 shares of common stock with par value of $0.01 per share. According to the preorganization subscription agreement dated August 18, 2006 with the director and stockholder, the Company issued 100 shares of common stock with par of $0.01 per share to the stockholder at $1.00 each. On January 31, 2007, the stockholder and the director effected several changes to the Company’s corporate structure by consent in lieu of a special meeting, and amended its Certificate of Incorporation as follows:

•	Increased the number of the authorized shares of the Company’s common stock from 3,000 to 25,000,000, with par value of $0.0001 per share;

•	Authorized 1,000,000 shares of preferred stock, with par value of $0.0001 per share; and

•	Provided that, absent a duly authorized amendment to the Certificate of Incorporation upon the consummation of a Business Combination, the Company will continue in existence only to November 8, 2009.

In addition to effecting the proceeding amendments to the Company’s Certificate of Incorporation, the Company also issued an additional 1,874,900 shares of common stock with par value of $0.0001 per share for $24,900 by unanimous written consent in lieu of a special meeting of the Board of Directors dated as of January 31, 2007.

At December 31, 2008, the Company had not yet commenced any operations. All activities through December 31, 2008 were related to the Company’s formation, the public offering described below in Note 2 (the “Offering”), the search for a Business Combination opportunity and the general administration of the Company. The Company has selected December 31 as its fiscal year-end.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering. Although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a business combination with an operating business that has its principal operations located in China (“Business Combination”), there is no assurance that the Company will be able to successfully effect a Business Combination. Upon closing of the Offering, $7.92 per Unit of the proceeds from the Offering, net of all applicable discounts and commissions but inclusive of $0.28 per Unit in deferred underwriting compensation and the proceeds from the sale of the Insider Warrants (as defined below) were deposited and held in a trust account for the benefit of the Company. The corpus of the Trust Account will be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act until the earlier of (i) the consummation of its first Business Combination or (ii) liquidation of the Company. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, prospective target businesses or other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements.

The Company’s executive officers and Dr. Jianming Yu, one of the Company’s directors, and certain entities controlled by these executive officers and Dr. Jianming Yu have agreed that they will be personally liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered or contracted or for products sold to the Company. However, there can be no assurance that they will be able to satisfy those obligations. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, up to an aggregate of $1,350,000 of interest earned on the Trust Account balance, net of taxes, may be released to the Company to fund working capital requirements, of which $650,902 has been released to the Company as of December 31, 2008. The Company, after signing a definitive agreement for the acquisition of a target business, is required to submit such transaction for stockholder approval. In the event that stockholders owning 30% or more of the shares sold in the Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. All of the Company’s stockholders prior to the Offering, including all of the officers and directors of the Company (“Initial Stockholders”), have agreed to vote their 1,875,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination that is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding up to 29.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by Initial Stockholders.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s Amended and Restated Certificate of Incorporation provides that if the Company is not able to complete a business combination by November 8, 2009, its corporate existence will cease, except for the process of winding up and liquidating. The Company cannot assure its investors that it will be able to find a suitable business combination by November 8, 2009. This condition raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units offered in the Offering discussed in Note 2).

Summary of Significant Accounting Policies

Development stage company:

The Company complies with the reporting requirements of Statements of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises.”

Net (loss) profit per common share:

The Company complies with accounting and disclosure requirements of SFAS No. 128, “Earnings Per Share.” Net (loss) profit per common share is computed by dividing net (loss) profit by the weighted average number of common shares outstanding for the period. Except where the result would be antidilutive, net (loss) profit per share of common stock, assuming dilution, reflects the maximum potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and would then share in the net (loss) profit of the Company.

Concentration of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times exceed the Federal depository insurance coverage of $250,000 through December 31, 2009. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair value of financial instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under SFAS No. 107, “Disclosure About Fair Value of Financial Instruments,” approximates the carrying amounts represented in the balance sheet.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes:

The Company complies with SFAS No. 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Effective January 1, 2007, the Company adopted the provisions of the Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”). There were no unrecognized tax benefits as of January 1, 2007 and as of December 31, 2007 or December 31, 2008. FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2007 or December 31, 2008. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position. The adoption of the provisions of FIN 48 did not have a material impact on the Company’s financial position, results of operations and cash flows. The Company currently files income tax returns in the United States, and is subject to tax examinations by tax authorities for tax years since inception in 2006.

Recently issued accounting standards:

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements,” which is effective for fiscal years beginning after November 15, 2007, and for interim periods within those years. SFAS No. 157 defines fair value, establishes a framework for measuring fair value under U.S. GAAP, and enhances disclosures about fair value measurements. SFAS No. 157 applies when other accounting pronouncements require fair value measurements; it does not require any new fair value measurements. In February 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 157-2, “Effective Date of FASB Statement No. 157,” which defers the effective date of SFAS No. 157 for non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years and interim periods beginning after November 15, 2008. We adopted FSP No. FAS 157-2 as of January 1, 2009 which defers the application of FAS 157 for the non financial assets and liabilities to January 1, 2009.

In December 2007, FASB issued SFAS No. 141R, Business Combinations. SFAS No. 141R replaces SFAS No. 141, Business Combinations. SFAS No. 141R establishes principles and requirements for determining how an enterprise recognizes and measures the fair value of certain assets and liabilities acquired in a business combination, including non-controlling interests, contingent consideration and certain acquired contingencies. SFAS No. 141R also requires acquisition-related transaction expenses and restructuring costs be expensed as incurred rather than capitalized as a component of the business combination. This Statement shall be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Management is currently evaluating the impact of the adoption of this statement; however, it is not expected to have a material impact on our financial position, results of operation or cash flows.

In December 2007, FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin (“ARB”) No. 51. SFAS No. 160 requires that accounting and reporting for minority interests will be recharacterized as non-controlling interests and classified as a component of equity. SFAS No. 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding non-controlling interest in one or more subsidiaries or that deconsolidate a subsidiary. This Statement shall be effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Management is currently evaluating the impact of the adoption of this statement; however, it is not expected to have a material impact on our financial position, results of operation or cash flows.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.” SFAS No. 161 requires disclosures of how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS No. 161 is effective for the company beginning January 1, 2009. The company does not expect a material effect from adoption of this standard.

As a result of the recent credit crisis, on October 10, 2008, the FASB issued FSP No. FAS 157-3, “Determining the Fair Value of a Financial Asset in a Market That is Not Active.” This FSP clarifies the application of SFAS No. 157 in a market that is not active. The FSP addresses how management should consider measuring fair value when relevant observable date does not exist. The FSP also provides guidance on how observable market information in a market that is not active should be considered when measuring fair value, as well as how the use of market quotes should be considered when assessing the relevance of observable and unobservable data available to measure fair value. This FSP is effective upon issuance, including prior periods for which financial statements have not been issued. Revisions resulting from a change in the valuation technique or its application shall be accounted for as a change in accounting estimate in accordance with SFAS No. 154, “Accounting Changes and Error Corrections.” Adoption of this standard had no effect on our results of operations, cash flows or financial position.

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

2. Public Offering

On November 15, 2007, the Company consummated the sale of 7,500,000 units (“Units”) at a price of $8.00 per Unit in the Offering. Each Unit consists of one share of the Company’s common stock, $0.0001 par value, and one redeemable common stock purchase warrant (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.25 commencing on the later of (i) November 8, 2008 or (ii) the completion of a Business Combination with a target business, and expires on November 8, 2011. The Warrants are redeemable at a price of $0.01 per Warrant upon 30 days prior notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given. In accordance with the warrant agreement relating to the Warrants sold and issued in the Offering, the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration is not effective at the time of exercise, the holder of such Warrants shall not be entitled to exercise such Warrants and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed.

On November 26, 2007, the underwriters of the Offering exercised their over-allotment option to the extent of 1,125,000 Units. The 8,625,000 Units sold in the Offering, including the 1,125,000 Units subject to the over-allotment option, were sold at an offering price of $8.00 per Unit, generating gross proceeds of $69,000,000. $68,090,685, including $2,265,000 of proceeds from the previously-announced private placement of the warrants issued to entities affiliated with the management team, has been placed in the Trust Account.

3. Cash held in Trust — Fair Value

The Company adopted SFAS No. 157 on January 1, 2008, delaying, as permitted, application for non-financial assets and non-financial liabilities. SFAS No. 157 establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels, and requires that assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

Level 1:  quoted prices (unadjusted) in active markets for an identical asset or liability that the Company has the ability to access as of the measurement date.

Level 2:  inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

Level 3:  unobservable inputs for the asset or liability are only used when there is little, if any, market activity for the asset or liability at the measurement date.

In accordance with SFAS No. 157, the Company determines the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, the Company performs an analysis of the assets and liabilities that are subject to SFAS No. 157 at each reporting period end.

Money market funds are the only financial instrument that is measured and recorded at fair value on the Company’s balance sheet on a recurring basis. The following table presents money market funds at their level within the fair value hierarchy at December 31, 2008.

	Total	Level 1	Level 2	Level 3
Money Market Funds – Represented as cash and cash equivalents	$45,878	$45,878	$—	$—
Money Market Funds – Held in Trust	$68,533,339	$68,533,339	$—	$—

4. Deferred and Accrued Offering Costs

Deferred and accrued offering costs consist principally of legal fees, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Offering described in Note 2 and that were charged to stockholders’ equity upon the receipt of the capital raised.

The Company’s legal counsel agreed to cap legal fees due by the Company at the closing of the Offering to $350,000, provided that any excess fees shall be paid by the Company upon the completion of a Business Combination. Total legal fees payable included in accrued offering costs directly related to the Offering were $409,908 as of December 31, 2008 and 2007.

Upon completion of the Offering of 8,625,000 Units (including 1,125,000 Units pursuant to the underwriters’ over-allotment option sold on November 26, 2007) at a price of $8 per unit, the Company received net proceeds of approximately $68,240,685 from the Offering, after deducting offering expenses of approximately $5,439,315 which included underwriting discounts of $4,830,000. This amount includes $2,415,000 of the underwriting discounts and commissions due (deferred underwriters’ fees) which the underwriters have agreed will not be payable unless and until the Company consummates a Business Combination.

5. Notes Payable to Stockholders

In December 2006, the Company issued a $50,000 unsecured promissory note to one of its Initial Stockholders, who is also an officer and director of the Company. Under the terms of the note, as amended, the Company may reduce the amount of the note payable by offsetting any funds advanced by the Company to third parties at the direction of the lender. The amount of the note payable was reduced in this manner to $47,291 as of December 31, 2007. The note payable was non-interest bearing and was initially payable on the earlier of December 17, 2007 or the consummation of the Offering. On November 15, 2007, the holders of the $50,000 unsecured promissory note and the Company agreed to extend the repayment date of the unsecured promissory note to March 31, 2008. Due to the short-term nature of the note, the fair value of the note approximates its carrying amount.

In April 2007, the Company issued an $80,000 unsecured promissory note to 2020 International Capital Group Limited, the beneficial owner of a majority of the outstanding shares of stock of the Company at the time such promissory note was issued. The note payable was non-interest bearing and was payable on the earlier of April 5, 2008 or the consummation of the Offering. On November 15, 2007, the holders of the $80,000 unsecured promissory note and the Company agreed to change the repayment date of the unsecured promissory note to March 31, 2008.

Both notes were repaid in full by the Company on March 31, 2008.

In August and December 2008, the Company issued two unsecured promissory notes of $150,000 each to 2020 International Capital Group Limited, a company controlled by the directors and executive officers of the company. The notes payable are non-interest bearing and are due in August and December 2009 or at which time 2020 International Capital Group Limited demands full or partial payment of any balance outstanding. The proceeds from the notes have been used by the Company for working capital purposes.

6. Related Party Transactions

Payable to stockholders

Several stockholders of the Company have advanced funds to settle certain deferred offering costs and organization costs on behalf of the Company. The advances are non-interest bearing and are payable on demand. The amount payable to stockholders of $20,244 as of December 31, 2007 was repaid in full by the Company before December 31, 2008.

Lease from related party

The Company presently occupies office space provided by a company owned by the Company’s Chairman of the Board, Chief Executive Officer and President. Such entity has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as utilities, administrative, technology and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such entity $7,500 per month for such services commencing on November 8, 2007. The Company has incurred $90,000 and $15,000 for the year ended December 31, 2008 and 2007, respectively, and $105,000 from August 21, 2006 (date of inception) to December 31, 2008.

Other transactions

On November 15, 2007, Win Wide International, Ltd, a British Virgin Islands international business company (“Win Wide”), an entity in which George Lu, the Company’s Chairman, Chief Executive Officer and President, his spouse, Yanmei May Yang, and Jianming Yu, one of the Company’s directors, collectively own approximately 67% of the outstanding securities, and Surfmax Co-Investments II, LLC, a Delaware limited liability company in which Mr. Lu currently owns all of the outstanding securities, purchased privately from the Company a total of 2,265,000 warrants at $1.00 per warrant (for an aggregate purchase price of $2,265,000, the “Insider Warrants”). This purchase took place simultaneously with the consummation of the Offering. All of the proceeds received from this purchase were placed in the Trust Account. The Insider Warrants purchased are identical to the Warrants underlying the Units offered in the Offering except that the Insider Warrants may be exercisable, at the holder’s option, on a “cashless basis” so long as such securities are held by such Initial Holders or their affiliates. Additionally, such purchasers have agreed that the Insider Warrants will not be sold or transferred by them until after the Company has completed a Business Combination. If these warrants are exercised on a cashless basis, the holder of the insider warrants would pay the exercise price by surrendering his warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of warrants.

The Company has determined that the purchase price of $1.00 per Insider Warrant is above the average trading price for warrants of similarly structured blank check companies. Accordingly, the Company believes that the purchase price of the Insider Warrants is greater than the fair value of the warrants included in the units and, therefore, the Company did not record compensation expense on the Insider Warrants.

The Initial Stockholders are entitled to registration rights with respect to their founding shares pursuant to an agreement signed on November 8, 2007. The holders of the majority of these shares are entitled to make up to two demands that the Company register these shares at any time after these shares are released from escrow six months following the consummation of Business Combination. In addition, the Initial Stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to November 8, 2010.

7. Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. As of December 31, 2008, no preferred stock is issued or outstanding. The agreement with the underwriters prohibits the Company, prior to a Business Combination, from issuing preferred stock that participates in the proceeds of the Trust Account or that votes as a class with the Common Stock on a Business Combination.

8. Income Tax

The components of the provision for income taxes are as follows:

	January 1, 2008 to December 31, 2008	January 1, 2007 to December 31, 2007	August 21, 2006, (date of inception) to December 31, 2008 (Cumulative)

Current:
Federal taxes	$—	$1,034	$1,034
State taxes	1,932	191	2,123
Total provision for income taxes	$1,932	$1,225	$3,157

A reconciliation of the provision for income taxes and the amount computed by applying the U.S. federal statutory rate of 34% to income before income taxes for the periods is as follows:

	January 1, 2008 to December 31, 2008	January 1, 2007 to December 31, 2007	August 21, 2006, (date of inception) to December 31, 2008 (Cumulative)

Computed income tax provision (benefit) at federal statutory rate	$(93,231)	$1,034	$(92,197)
Change in deferred tax valuation allowance	93,231	—	93,231
Increase resulting from state taxes	1,932	191	2,123
Total provision for income taxes	$1,932	$1,225	$3,157

As of December 31, 2008, unused net operating losses equal to approximately $270,000 are available to offset federal taxable income for future years through 2028. SFAS 109 requires that the tax benefit of such net operating losses be recorded using current tax rates as an asset to the extent management assesses the utilization of such net operating losses to be more likely than not. Based on the Company’s short term SPAC status, the company provided a full valuation allowance against the deferred tax asset at December 31, 2008.

9. Amount of Equity Subject to Possible Redemption

The Company is required to obtain shareholder approval for any business combination of a target business. In the event that public stockholders owning 30% or more of the shares sold in the Offering vote against a Business Combination, the Company will not proceed with a Business Combination if the public stockholders exercise their redemption rights. That is, the Company can still effect a Business Combination if the public stockholders owning up to approximately 29.99% of the shares sold in the Offering exercise their redemption rights.

This redemption obligation with respect to up to 29.99% of the shares sold in the Offering will exist regardless of how a Business Combination is structured. That is, the Company would be required to redeem up to an amount equal to the product of approximately 29.99% of the 8,625,000 ordinary shares sold in the Offering (or 2,586,638 ordinary shares) multiplied by an initial cash per-share redemption price of $7.92 per share, which amount represents $7.64 per share from the proceeds of the offering and $0.28 per unit of the deferred underwriters’ fees.. The actual per-share redemption price will be equal to the quotient of the amount in the Trust Account plus all accrued interest not previously released to the Company, as of two business days prior to the proposed consummation of the Business Combination, divided by 8,625,000 shares of common stock. However, the ability of stockholders to receive $7.92 per unit is subject to any valid claims by the Company’s creditors which are not covered by amounts held in the Trust Account or the indemnities provided by the Company’s officers and directors. The expected redemption price per share is greater than each stockholder’s initial pro rata share of the Trust Account of approximately $7.64 per share. Of the excess redemption price, approximately $0.28 per share represents a portion of the underwriters’ contingent fee, which they have agreed to forego for each share that is redeemed. Accordingly, the total deferred underwriting compensation payable to the underwriters in the event of a business combination will be reduced by approximately $0.28 for each share that is redeemed. The balance will be paid from proceeds held in the Trust Account, which are payable to the Company upon consummation of a business combination. Even if less than 30% of the stockholders exercise their redemption rights, the Company may be unable to consummate a business combination if such redemption leaves the Company with funds insufficient to acquire or merge with a business with a fair market value greater than 80% of the Company’s net assets at the time of such acquisition, which would be in violation of a condition to the consummation of the Company’s initial business combination, and as a consequence, the Company may be forced to find additional financing to consummate such a business combination, consummate a different business combination or liquidate.

Accordingly, under the provision of EITF D-98, Classification and Measurement of Redeemable Securities, the Company has classified 29.99% of the net proceeds from the Offering, or $19,761,913, outside permanent equity.

See Note 11 relating to the Staff Accounting Bulletin 108 adjustment

10. Commitments

The Company presently occupies office space provided by a company owned by the Company’s Chairman of the Board, Chief Executive Officer and President. Such entity has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as utilities, administrative, technology and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such entity $7,500 per month for such services commencing on November 8, 2007.

Pursuant to letter agreements between each of the Initial Stockholders, the Company and Morgan Joseph, the Initial Stockholders have waived their rights to receive distributions with respect to the 1,875,000 founding shares in the event the Company is liquidated in accordance with its Articles of Incorporation on November 8, 2009.

11. Subsequent Events

(1) On January 16, 2009, the Company issued a promissory note of $200,000 to 2020 International, on similar terms as the other promissory notes issued to 2020 International during 2008. Prior to the issuance of each of the promissory notes, and upon full disclosure to Board of Directors of the foregoing relationships, the transaction and the terms of the promissory notes were approved by disinterested and independent directors of the Board of Directors.

(2) (Unaudited) Subsequent to filing the Company’s Form 10-K, management determined there was an overstatement of the Company’s redemption obligation of common stock, subject to possible redemption and an understatement of additional paid-in capital of approximately $724,000 which represents $0.28 per share of the 2,586,638 ordinary shares sold in the Offering as described in more detail in Note 9. Under Staff Accounting Bulletin (“SAB”) 99, Materiality, and SAB 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, the Company evaluated the quantitative and qualitative aspects of the adjustment and determined the correction was not material. There was no impact on the Cash held in trust fund as of December 31, 2008 or 2007, and the Company’s results of operations or cash flow statements for the fiscal years ended December 31, 2008 and 2007. The effect of this change was to increase additional paid-in capital and decrease the redemption obligation by $724,000 as of December 31, 2008 and 2007 in the accompanying financial statements.

2020 CHINACAP ACQUIRCO, INC.
(a development stage company)

BALANCE SHEET

	Unaudited June 30, 2009	December 31, 2008
ASSETS
Current Assets
Cash and cash equivalents	$307,769	$45,878
Interest receivable	—	1,248
Prepaid expenses	17,775	16,333
Income tax receivable	2,000	2,000
Cash held in trust fund	68,095,245	68,533,339
Total Assets	$68,422,789	$68,598,798
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accrued offering costs	$413,066	$413,066
Accrued expenses	623,752	414,144
Notes payable to stockholders	700,000	300,000
Deferred underwriters’ fee	2,415,000	2,415,000
Total Liabilities	4,151,818	3,542,210
Common stock, subject to possible redemption, 2,586,638 shares, at redemption value	19,761,913	19,761,913
Stockholders’ Equity
Preferred stock – $0.0001 par value; 1,000,000 shares authorized; nil issued and outstanding	—	—
Common stock – par value of $0.0001 per share, 25,000,000 shares authorized, 10,500,000 shares issued and outstanding	1,050	1,050
Additional paid-in capital	45,562,823	45,562,823
Deficit accumulated during the development stage	(1,054,815)	(269,198
Total stockholders’ equity	44,509,058	45,294,675
Total Liabilities and Stockholders’ Equity	$68,422,789	$68,598,798

See accompanying notes to consolidated financial statements

2020 CHINACAP ACQUIRCO, INC.
(a development stage company)

INCOME STATEMENT

	April 1, 2009 to June 30, 2009	April 1, 2008 to June 30, 2008	January 1, 2009 to June 30, 2009	January 1, 2008 to June 30, 2008	August 21, 2006 (date of inception) to June 30, 2009 (Cumulative)

Interest income	$6	$233,975	$658	$688,260	$1,095,460
General & administrative expenses	561,586	258,909	786,275	493,884	1,797,856
Abandoned project costs	—	—	—	—	349,262
(Loss) profit before income taxes	(561,580)	(24,934)	(785,617)	194,376	(1,051,658)
Income tax provision	—	(10,041)	—	78,275	3,157
Net (loss) profit	$(561,580)	$(14,893)	$(785,617)	$116,101	$(1,054,815)
Net (loss) profit per share – basic and diluted	$(0.05)	$0.00	$(0.07)	$0.01	$(0.16)
Weighted average number of shares outstanding – basic and diluted	10,500,000	10,500,000	10,500,000	10,500,000	6,473,341

See accompanying notes to consolidated financial statements

2020 CHINACAP ACQUIRCO, INC.
(a development stage company)

STATEMENTS OF CASH FLOWS

	January 1, 2009 to June 30, 2009	January 1, 2008 to June 30, 2008	August 21, 2006 (date of inception) to June 30, 2009 (Cumulative)

Cash Flows from Operating Activities
Net (loss) profit	$(785,617)	$116,101	$(1,054,815)
Adjustments to reconcile net (loss) profit to net cash (used in) provided by operating activities
Change in assets and liabilities:
Accrued expenses	209,608	124,884	623,752
Accrued income taxes	—	72,968	(2,000)
Interest receivable	1,248	—	—
Prepaid expenses	(1,442)	—	(17,775)
Net cash (used in) provided by operating activities	(576,203)	313,953	(450,838)
Net Cash provided by (used in) Investing Activities
Cash held in trust fund	438,094	(267,857)	(68,095,245)
Cash Flows from Financing Activities
Proceeds from issuance of common stock	—	—	25,000
Proceeds from the issuance of notes payable to stockholders	400,000	—	830,000
Proceeds from issuance of warrants	—	—	2,265,000
Gross proceeds from public offering	—	—	60,000,000
Gross proceeds from exercise of overallotment options in the offering	—	—	9,000,000
Proceeds from issuance of option	—	—	100
Payments to stockholders	—	(20,244)	(20,244)
Payments for underwriters’ discount and offering costs	—	(129,813)	(3,116,004)
Principal payments on notes payables	—	(127,291)	(130,000)
Net cash provided by (used in) financing activities	400,000	(277,348)	68,853,852
Net increase (decrease) in cash	261,891	(231,252)	307,769
Cash and cash equivalents, beginning of the period	45,878	269,040	—
Cash and cash equivalents, end of the period	$307,769	$37,788	$307,769
Supplemental schedule of non-cash financing activities:
Accrual of deferred offering costs	$—	$—	$542,879
Deferred offering costs advanced by stockholders	$—	$—	$20,244
Deferred underwriters’ fee	$—	$—	$2,415,000
Income Tax Paid	$—	$—	$—

See accompanying notes to consolidated financial statements

Note 1 — Interim Financial Information

The consolidated financial statements at June 30, 2009 and for the period ended June 30, 2009 have been prepared by the Company and are unaudited. In the opinion of management, all adjustments (consisting of normal accruals and recurring items) have been made that are necessary to present fairly the financial position of 2020 ChinaCap Acquirco, Inc. (the “Company”) and its subsidiary as of June 30, 2009 and the results of their operations and cash flows for the periods ended June 30, 2009 and 2008. Operating results presented for the interim periods are not necessarily indicative of the results to be expected for any other interim period or for the full year.

These unaudited consolidated financial statements should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2009. The accounting policies used in preparing these unaudited consolidated financial statements are consistent with those described in such filing.

Note 2 — Organization, Business Operations and Summary of Significant Accounting Policies

2020 ChinaCap Acquirco, Inc. (the “Company”) was incorporated in Delaware on August 21, 2006 as a public acquisition company whose objective is to acquire an operating business that either: (1) is located in the People’s Republic of China, the Hong Kong Special Administrative Region or the Macau Special Administrative Region (collectively, “China”), (2) has its principal operations located in China, or, (3) in the view of the Board of Directors of the Company, would benefit from establishing operations in China. Upon formation, the authorized share capital was 3,000 shares of common stock with par value of $0.01 per share. According to the preorganization subscription agreement dated August 18, 2006 with the director and stockholder, the Company issued 100 shares of common stock with a par value of $0.01 per share to the stockholder at $1.00 each. On January 31, 2007, the stockholder and the director effected several changes to the Company’s corporate structure by consent in lieu of a special meeting, and amended its Certificate of Incorporation as follows:

•	Increased the number of the authorized shares of the Company’s common stock from 3,000 to 25,000,000, with par value of $0.0001 per share;

•	Authorized 1,000,000 shares of preferred stock, with par value of $0.0001 per share; and

•	Provided that, absent a duly authorized amendment to the Certificate of Incorporation upon the consummation of a Business Combination, the Company will continue in existence only to November 8, 2009.

In addition to effecting the proceeding amendments to the Company’s Certificate of Incorporation, the Company also issued an additional 1,874,900 shares of common stock with par value of $0.0001 per share for $24,900 by unanimous written consent in lieu of a special meeting of the Board of Directors dated as of January 31, 2007.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering. Although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a business combination with an operating business that has its principal operations located in China (“Business Combination”), there is no assurance that the Company will be able to successfully effect a Business Combination. Upon closing of the Offering, $7.92 per Unit of the proceeds from the Offering, net of all applicable discounts and commissions but inclusive of $0.28 per Unit in deferred underwriting compensation and the proceeds from the sale of the Insider Warrants (as defined below) were deposited and held in a trust account for the benefit of the Company. The corpus of the Trust Account is invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act until the earlier of (i) the consummation of its first Business Combination or (ii) liquidation of the Company. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, prospective target businesses or other entities it engages execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements.

The Company’s executive officers and Dr. Jianming Yu, one of the Company’s directors, and certain entities controlled by these executive officers and Dr. Jianming Yu have agreed that they will be personally liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered or contracted or for products sold to the Company. However, there can be no assurance that they will be able to satisfy those obligations. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, up to an aggregate of $1,350,000 of interest earned on the Trust Account balance, net of taxes, may be released to the Company to fund working capital requirements, of which $1,090,902 has been released to the Company as of June 30, 2009. The Company, after signing a definitive agreement for the acquisition of a target business, is required to submit such transaction for stockholder approval. In the event that stockholders owning 30% or more of the shares sold in the Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. All of the Company’s stockholders prior to the Offering, including all of the officers and directors of the Company (“Initial Stockholders”), have agreed to vote their 1,875,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination that is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding up to 29.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by Initial Stockholders.

In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units offered in the Offering discussed in Note 3).

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s Amended and Restated Certificate of Incorporation provides that if the Company is not able to complete a business combination by November 8, 2009, its corporate existence will cease, except for the process of winding up and liquidating. The Company incorporated a 100% owned BVI subsidiary, Exceed Company Limited (“Exceed”) on April 21, 2009 for the purpose of completing a business combination. Exceed is a limited company with 1,000 issued ordinary shares of $1 each. During the period, as more fully described under note 10, Exceed the wholly-owned subsidiary of the Company, along with the Company, has entered into an agreement to acquire a company in the People’s Republic of China.

On May 11, 2009, the Company issued a press release announcing that it and its wholly-owned subsidiary, Exceed, had entered into a definitive share purchase agreement (“Share Purchase Agreement”) with Windrace International Company Limited (“Windrace”). Windrace is one of the largest branded sportswear companies in China that is engaged in the design, manufacturing, trading and distribution of sporting goods, including footwear, apparel and accessories, in the People’s Republic of China (“PRC”). As a result of the transaction, Exceed will merge with the Company with Exceed as the surviving entity and Windrace will become a wholly-owned subsidiary of Exceed. Windrace’s current management team will remain in place to run the business following consummation of the acquisition.

Summary of Significant Accounting Policies

Development stage company:

The Company complies with the reporting requirements of Statements of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises.”

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiary, referred to collectively as “the Group.” All significant intercompany accounts and transactions have been eliminated in consolidation.

Net (loss) profit per common share:

The Company complies with accounting and disclosure requirements of SFAS No. 128, “Earnings Per Share.” Net (loss) profit per common share is computed by dividing net (loss) profit by the weighted average number of common shares outstanding for the period. Except where the result would be antidilutive, net (loss) profit per share of common stock, assuming dilution, reflects the maximum potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and would then share in the net (loss) profit of the Company.

Concentration of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at June 30, 2009 had a total balance of $307,769. Although the balance slightly exceeded the Federal Depository Insurance Coverage of $250,000 through June 30, 2009, the Company has not experienced any loss on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair value of financial instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under SFAS No. 107, “Disclosure About Fair Value of Financial Instruments,” approximates the carrying amounts represented in the balance sheet.

Use of estimates:

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification:

During the previous quarter ended March 31, 2009, the Company corrected the redemption obligation of common stock, subject to possible redemption and additional paid-in capital in accordance to the terms thereof. (See footnote 9 for additional information.) Under Staff Accounting Bulletin (“SAB”) 99, Materiality, and SAB 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, the Company evaluated the quantitative and qualitative aspects of the adjustment and determined the correction was not material. There was no impact on the cash held in trust fund as of December 31, 2008, and the Company’s results of operations or cash flow statements for the fiscal year ended December 31, 2008.

Income taxes:

The Company complies with SFAS No. 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Effective January 1, 2007, the Company adopted the provisions of the Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”). There were no unrecognized tax benefits as of January 1, 2007 and as of December 31, 2007, December 31, 2008 and June 30, 2009. FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2008 or June 30, 2009. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position. The adoption of the provisions of FIN 48 did not have a material impact on the Company’s financial position, results of operations and cash flows. The Company currently files income tax returns in the United States, and is subject to tax examinations by tax authorities for tax years since inception in 2006.

Recently issued accounting standards:

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements,” which is effective for fiscal years beginning after November 15, 2007, and for interim periods within those years. SFAS No. 157 defines fair value, establishes a framework for measuring fair value under U.S. GAAP, and enhances disclosures about fair value measurements. SFAS No. 157 applies when other accounting pronouncements require fair value measurements; it does not require any new fair value measurements. In February 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 157-2, “Effective Date of FASB Statement No. 157,” which defers the effective date of SFAS No. 157 for non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually), until fiscal years and interim periods beginning after November 15, 2008. The Company adopted FSP No. FAS 157-2 as of January 1, 2008 which deferred the application of FAS 157 for the non financial assets and liabilities to January 1, 2009.

In December 2007, FASB issued SFAS No. 141R, Business Combinations. SFAS No. 141R replaces SFAS No. 141, Business Combinations. SFAS No. 141R establishes principles and requirements for determining how an enterprise recognizes and measures the fair value of certain assets and liabilities acquired in a business combination, including non-controlling interests, contingent consideration and certain acquired contingencies. SFAS No. 141R also requires acquisition-related transaction expenses and restructuring costs be expensed as incurred rather than capitalized as a component of the business combination. This Statement shall be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company adopted this Statement for its fiscal year ending December 31, 2009.

In December 2007, FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin (“ARB”) No. 51. SFAS No. 160 requires that accounting and reporting for minority interests will be recharacterized as non-controlling interests and classified as a component of equity. SFAS No. 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding non-controlling interest in one or more subsidiaries or that deconsolidate a subsidiary. This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Management is currently evaluating the impact of the adoption of this statement; however, it is not expected to have a material impact on our financial position, results of operation or cash flows.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.” SFAS No. 161 requires disclosures of how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS No. 161 is effective for the company beginning January 1, 2009. The Company adopted SFAS No. 161 on January 1, 2009 and it is not expected to have a material impact on the Company’s financial position, results of operation or cash flows.

As a result of the recent credit crisis, on October 10, 2008, the FASB issued FSP No. FAS 157-3, “Determining the Fair Value of a Financial Asset in a Market That is Not Active.” This FSP clarifies the application of SFAS No. 157 in a market that is not active. The FSP addresses how management should consider measuring fair value when relevant observable data does not exist. The FSP also provides guidance on how observable market information in a market that is not active should be considered when measuring fair value, as well as how the use of market quotes should be considered when assessing the relevance of observable and unobservable data available to measure fair value. This FSP is effective upon issuance, including prior periods for which financial statements have not been issued. Revisions resulting from a change in the valuation technique or its application shall be accounted for as a change in accounting estimate in accordance with SFAS No. 154, “Accounting Changes and Error Corrections.” Adoption of this standard had no effect on our results of operations, cash flows or financial position.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events,” which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The Company evaluated subsequent events after the balance sheet date of June 30, 2009 through the filing of this report with the SEC on August 14, 2009.

In June 2009, FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140.” SFAS 166 is applied to financial asset transfers on or after the effective date, which is January 1, 2010 for the Company’s financial statements. SFAS 166 limits the circumstances in which a financial asset may be de-recognized when the transferor has not transferred the entire financial asset or has continuing involvement with the transferred asset. The concept of a qualifying special-purpose entity, which had previously facilitated sale accounting for certain asset transfers, is removed by SFAS 166. The Company expects that adoption of SFAS 166 will not have a material effect on its financial position or results of operations.

In June 2009, FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” which deals with accounting for variable interest entities and is effective for reporting periods beginning after November 15, 2009. The amendments change the process for how an enterprise determines which party consolidates a variable interest entity (VIE) to a primarily qualitative analysis. SFAS 167 defines the party that consolidates the VIE (the primary beneficiary) as the party with (1) the power to direct activities of the VIE that most significantly affect the VIE’s economic performance and (2) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE. Upon adoption of SFAS 167, reporting enterprises must reconsider their conclusions on whether an entity should be consolidated and should a change result, the effect on net assets will be recorded as a cumulative effect adjustment to retained earnings. The Company expects that adoption of SFAS 167 will not have a material effect on its financial position or results of operations.

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.

Note 3 — Public Offering

On November 15, 2007, the Company consummated the sale of 7,500,000 units (“Units”) at a price of $8.00 per Unit in the Offering. Each Unit consists of one share of the Company’s common stock, $0.0001 par value, and one redeemable common stock purchase warrant (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.25 commencing on the later of (i) November 8, 2008 or (ii) the completion of a Business Combination with a target business, and expires on November 8, 2011. The Warrants are redeemable at a price of $0.01 per Warrant upon 30 days prior notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given. In accordance with the warrant agreement relating to the Warrants sold and issued in the Offering, the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration statement is not effective at the time of exercise, the holder of such Warrants shall not be entitled to exercise such Warrants and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed.

On November 26, 2007, the underwriters of the Offering exercised their over-allotment option to the extent of 1,125,000 Units. The 8,625,000 Units sold in the Offering, including the 1,125,000 Units subject to the over-allotment option, were sold at an offering price of $8.00 per Unit, generating gross proceeds of $69,000,000, $68,090,685, including $2,265,000 of proceeds from the previously-announced private placement of the warrants issued to entities affiliated with the management team, has been placed in the Trust Account.

Note 4 — Deferred and Accrued Offering Costs

Deferred and accrued offering costs consist principally of legal fees, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Offering described in Note 2 and that were charged to stockholders’ equity upon the receipt of the capital raised.

The Company’s legal counsel agreed to cap legal fees due by the Company at the closing of the Offering to $350,000, provided that any excess fees shall be paid by the Company upon the completion of a Business Combination. Total legal fees payable included in accrued offering costs directly related to the Offering were $409,908 as of June 30, 2009 and December 31, 2008.

Upon completion of the Offering of 8,625,000 Units (including 1,125,000 Units pursuant to the underwriters’ over-allotment option sold on November 26, 2007) at a price of $8 per unit, the Company received net proceeds of approximately $68,240,685 from the Offering, after deducting offering expenses of approximately $5,439,315 which included underwriting discounts of $4,830,000. This amount includes $2,415,000 of the underwriting discounts and commissions due (deferred underwriters’ fees) which the underwriters have agreed will not be payable unless and until the Company consummates a Business Combination.

Note 5 — Notes Payable to Stockholders

In December 2006, the Company issued a $50,000 unsecured promissory note to one of its Initial Stockholders, who is also an officer and director of the Company. Under the terms of the note, as amended, the Company may reduce the amount of the note payable by offsetting any funds advanced by the Company to third parties at the direction of the lender. The amount of the note payable was reduced in this manner to $47,291 as of December 31, 2007. The note payable was non-interest bearing and was initially payable on the earlier of December 17, 2007 or the consummation of the Offering. On November 15, 2007, the holders of the $50,000 unsecured promissory note and the Company agreed to extend the repayment date of the unsecured promissory note to March 31, 2008. Due to the short-term nature of the note, the fair value of the note approximates its carrying amount.

In April 2007, the Company issued a $80,000 unsecured promissory note to 2020 International Capital Group Limited, the beneficial owner of a majority of the outstanding shares of stock of the Company at the time such promissory note was issued. The note payable was non-interest bearing and was payable on the earlier of April 5, 2008 or the consummation of the Offering. On November 15, 2007, the holders of the $80,000 unsecured promissory note and the Company agreed to change the repayment date of the unsecured promissory note to March 31, 2008.

Both notes were repaid in full by the Company on March 31, 2008.

In August 2008, December 2008, January 2009 and April 2009 the Company issued unsecured promissory notes of $150,000, $150,000, $200,000 and $200,000, respectively, to 2020 International Capital Group Limited, a company controlled by certain directors and executive officers of the Company. The notes payable are non-interest bearing and are due in August and December 2009, and January and April 2010, respectively, or at which time 2020 International Capital Group Limited demands full or partial payment of any balance outstanding. The proceeds from the notes have been used by the Company for working capital purposes.

Subsequent to June 30, 2009, the Company reached an agreement with 2020 International Capital Group Limited to extend the due date of the first $150,000 promissory note mentioned above from August 1, 2009 to December 31, 2009.

Note 6 — Related Party Transactions

Lease from Related Party

The Company presently occupies office space provided by a company owned by the Company’s Chairman of the Board, Chief Executive Officer and President. Such entity has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as utilities, administrative, technology and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such entity $7,500 per month for such services commencing on November 8, 2007. The Company has incurred $45,000 for each of the six months ended June 30, 2009 and 2008, respectively, and $150,000 from August 21, 2006 (date of inception) to June 30, 2009.

Note 7 — Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. As of June 30, 2009, no preferred stock is issued or outstanding. The agreement with the underwriters prohibits the Company, prior to a Business Combination, from issuing preferred stock that participates in the proceeds of the Trust Account or that votes as a class with the Common Stock on a Business Combination.

Note 8 — Income Tax

The components of the provision for income taxes are as follows:

	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008	August 21, 2006, (Date of Inception) to June 30, 2009 (Cumulative)

	(unaudited)	(unaudited)	(unaudited)

Current:
Federal taxes	$—	$66,087	$2,360
State taxes	—	12,188	435
Total provision for income taxes	$—	$78,275	$2,795

The total provision for income taxes differs from that amount which would be computed by applying the U.S. Federal income tax rate to income before provision for income taxes as follow:

	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008	August 21, 2006, (Date of Inception) to June 30, 2009 (Cumulative)

	(unaudited)	(unaudited)	(unaudited)

Statutory Federal income tax rate	$—	$34.00%	$34.00%
Effective Mass income tax rate	—	6.27%	6.27%
Effective income tax rate	$—	$40.27%	$40.27%

As of June 30, 2009, unused net operating losses equal to approximately $1,055,000 are available to offset federal taxable income for future years through 2028. SFAS 109 requires that the tax benefit of such net operating losses be recorded using current tax rates as an asset to the extent management assesses the utilization of such net operating losses to be more likely than not. Based on the Company’s current status as a special purpose acquisition company, the Company provided a full valuation allowance against the deferred tax asset at June 30, 2009.

Note 9 — Amount of Equity Subject to Possible Redemption

The Company is required to obtain shareholder approval for any business combination of a target business. In the event that public stockholders owning 30% or more of the shares sold in the Offering vote against a Business Combination, the Company will not proceed with a Business Combination if the public stockholders exercise their redemption rights. That is, the Company can still effect a Business Combination if the public stockholders owning up to approximately 29.99% of the shares sold in the Offering exercise their redemption rights.

This redemption obligation with respect to up to 29.99% of the shares sold in the Offering will exist regardless of how a Business Combination is structured. That is, the Company would be required to redeem up to an amount equal to the product of approximately 29.99% of the 8,625,000 ordinary shares sold in the Offering (or 2,586,638 ordinary shares) multiplied by an initial cash per-share redemption price of $7.92, per share, which amount represents $7.64 per share from the proceeds of the offering and $0.28 per unit of deferred underwriters’ fees. The actual per-share redemption price will be equal to the quotient of the amount in the Trust Account plus all accrued interest not previously released to the Company, as of two business days prior to the proposed consummation of the Business Combination, divided by 8,625,000 shares of common stock. However, the ability of stockholders to receive $7.92 per unit is subject to any valid claims by the Company’s creditors which are not covered by amounts held in the Trust Account or the indemnities provided by the Company’s officers and directors. The expected redemption price per share is greater than each stockholder’s initial pro rata share of the Trust Account of approximately $7.64 per share. Of the excess redemption price, approximately $0.28 per share represents a portion of the underwriters’ contingent fee, which they have agreed to forego for each share that is redeemed. Accordingly, the total deferred underwriting compensation payable to the underwriters in the event of a business combination will be reduced by approximately $0.28 for each share that is redeemed. The balance will be paid from proceeds held in the Trust Account, which are payable to the Company upon consummation of a business combination. Even if less than 30% of the stockholders exercise their redemption rights, the Company may be unable to consummate a business combination if such redemption leaves the Company with funds insufficient to acquire or merge with a business with a fair market value greater than 80% of the Company’s net assets at the time of such acquisition, which would be in violation of a condition to the consummation of the Company’s initial business combination, and as a consequence, the Company may be forced to find additional financing to consummate such a business combination, consummate a different business combination or liquidate.

Accordingly, under the provision of EITF D-98, Classification and Measurement of Redeemable Securities, the Company has classified 29.99% of the net proceeds from the Offering, or $19,761,913, outside permanent equity.

During the quarter ended March 31, 2009, the Company corrected the overstatement of the Company’s redemption obligation of the common stock, subject to possible redemption and additional paid-in capital in accordance to the terms thereof. The overstatement amounted to approximately $724,000, which represents $0.28 per share of the 2,586,638 ordinary shares sold in the Offering. As a result, the Company’s redemption obligation was reduced by approximately $724,000, and additional paid-in capital was increased by the same amount. Under Staff Accounting Bulletin (“SAB”) 99, Materiality, and SAB 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, the Company evaluated the quantitative and qualitative aspects of the adjustment and determined the correction was not material. There was no impact on the cash held in trust fund as of December 31, 2008, and the Company’s results of operations or cash flow statements for the fiscal year ended December 31, 2008. The effect of this change was to increase additional paid-in capital and decrease the redemption obligation by $724,000 as of December 31, 2008 in the accompanying balance sheet.

Note 10 — Agreement to Acquire Windrace International Company Limited

On May 11, 2009, the Company issued a press release announcing that it and its wholly-owned subsidiary Exceed, had entered into a definitive share purchase agreement with Windrace. Windrace is one of the largest branded sportswear companies in China that is engaged in the design, manufacturing, trading and distribution of sporting goods, including footwear, apparel and accessories, in the PRC. As a result of the transaction, Exceed will merge with the Company with Exceed as the surviving entity and Windrace will become a wholly-owned subsidiary of Exceed. Windrace’s current management team will remain in place to run the business following consummation of the acquisition.

Windrace designs, develops and engages in wholesale of footwear, apparel and accessories under its own brand, XIDELONG, in China. It is one of the leading PRC sports and leisurewear brands in China in terms of market share by sales revenue. Since operations began in 2002, Windrace has experienced significant growth in the mass market concentrated in the second and third tier cities in China and has established a market leading position as one of the top five PRC sportswear brands. Windrace has three principal categories of products: (i) footwear, which comprises running, leisure, basketball, skateboarding and canvas footwear, (ii) apparel, which mainly comprises sports tops, pants, jackets, track suits and coats, and (iii) accessories, which mainly comprise bags, socks, hats and caps. Windrace’s primary footwear offering is running footwear, which represented over 23% of total revenue in 2008, the market for which has been rapidly growing in China due to the increasing demand for lifestyle and leisure products and heightened interest in health consciousness among Chinese customers. Windrace’s footwear is primarily manufactured at its own production facility in Jinjiang, Fujian province, China. Products are sold through independent distributors who operate, directly or indirectly via third parties, retail stores and outlets.

A summary of the material items of acquisition was also stated in the Form S-4 filed with the Securities and Exchange Commission, as amended, containing a prospectus for the transactions contemplated by the merger agreement and a proxy for the special meeting of the Company’s stockholders to vote on the proposed business combination. The Company will not be able to mail the registration statement to its stockholders and schedule the special stockholder meeting to consider the business combination until the SEC declares the Form S-4 registration statement effective.

Note 11 — Commitments

The Company presently occupies office space provided by a company owned by the Company’s Chairman of the Board, Chief Executive Officer and President. Such entity has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as utilities, administrative, technology and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such entity $7,500 per month for such services commencing on November 8, 2007.

Pursuant to letter agreements between each of the Initial Stockholders, the Company and Morgan Joseph, the Initial Stockholders have waived their rights to receive distributions with respect to the 1,875,000 founding shares in the event the Company is liquidated in accordance with its Articles of Incorporation on November 8, 2009.

Note 12 — Subsequent Events

On July 27, 2009, Windrace entered into an Investment Agreement (the “Investment Agreement”) and an Escrow Agreement (the “Escrow Agreement”) with Wisetech Holdings Limited (“Wisetech”), Windtech Holdings Limited (“Windtech” and, collectively with Wisetech, the “Investors”) and Shuipan Lin, the CEO and a principal stockholder of Windrace (“Lin”). Pursuant to the terms of the Investment Agreement, the Investors invested an aggregate of $30,000,000 in Windrace in two installments:

•	An initial investment of $2,500,000, paid into escrow pursuant to the Escrow Agreement.

•	A subsequent investment of $27,500,000 payable upon the closing of the Investment Agreement (the “Closing”).

The Closing of the Investment Agreement was conditioned upon the satisfaction of the conditions for closing the transactions contemplated by the Purchase Agreement. On the Closing, Exceed issued to the Investors 3,627,968 Exceed ordinary shares (equal to $27,500,000 divided by $7.58 per share). On November 30, 2009, Windrace issued to the Investors an additional 329,816 ordinary shares of the Company (“Warrants”) (equal to the proceeds from the initial investment installment of $2,500,000 divided by $7.58 per share).

On July 27, 2009, the Company, Exceed, Windrace and the Sellers entered into a Supplemental Agreement to Agreement for Sale and Purchase of Windrace (the “Supplemental Agreement”) amending the Purchase Agreement in two respects:

The Supplemental Agreement limits the maximum number of New Investor Shares (as defined below) issuable under the Purchase Agreement to approximately 3,957,784 shares. The Purchase Agreement provided that if, subsequent to the execution of the Purchase Agreement, Windrace sells to third parties, and has received consideration for, any of its ordinary shares, at closing Exceed will issue to such third parties Exceed ordinary shares (the “New Investor Shares”). The Supplemental Agreement further provides that the amount of shares to be issued to such new shareholders will be equal to the aggregate amount paid for shares of Windrace divided by the lowest of the closing price of the Company on each of the last trading days of March, April and May 2009, which is determined to be $7.58 per share.

The Supplemental Agreement also provides that the Sellers, who will control Exceed upon the consummation of the transactions contemplated by the Purchase Agreement, will cause Exceed to promptly register for resale under the federal securities laws all outstanding ordinary shares of Exceed excluding the shares that will be held in escrow at closing.

The Company paid the underwriters in the Offering an underwriting discount of 3.5% of the gross proceeds of the Offering. The underwriters have agreed that an additional 3.5% of the underwriting discount will not be payable unless and until the Company completes a Business Combination and have waived their right to receive such payment upon the Company’s liquidation if it is unable to complete a Business Combination. The Company has also issued a unit purchase option for $100 to Morgan Joseph to purchase 550,000 Units at an exercise price of $10.00 per Unit. The Units issuable upon exercise of this option are identical to the Units offered in the Offering. On November 17, the Company agreed to purchase the unit purchase option from Morgan Joseph for $2,500,000. The purchase was completed on December 4, 2009. The Company accounted for the repurchase of the unit purchase option, inclusive of the receipt of the $100 cash payment, as an expense of the Offering resulting in a charge directly to stockholders’ equity.

INDEPENDENT AUDITOR’S REPORT
To the Board of Directors and Shareholders of
Windrace International Company Limited and its subsidiaries

We have audited the accompanying consolidated balance sheets of Windrace International Company Limited (“the Company”) and its subsidiaries (collectively the “Group”) as of December 31, 2008, 2007 and 2006, and the related consolidated income statements, statements of changes in equity, comprehensive income and cash flow statements for each of the three years in the period ended December 31, 2008.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and International Standards on Auditing. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement in all material respects. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audits also included performing such other procedures as we considered necessary in the circumstances.

We believe that our audits provide a reasonable basis for our opinion.

Opinion

In our opinion, the accompanying consolidated balance sheets and the related income statements, statements of changes in equity, comprehensive income and cash flow statements present fairly, in all material respects, the consolidated financial position of Windrace International Company Limited and its subsidiaries as of December 31, 2008, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Crowe Horwath LLP

Sherman Oaks, California
May 14, 2009

WINDRACE INTERNATIONAL COMPANY LIMITED
(Formerly Known as XDLong International Company Limited)
CONSOLIDATED INCOME STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited)
and the Years Ended December 31, 2008, 2007 and 2006

		Six months ended June 30			Year ended December 31
	Notes	2009	2009	2008	2008	2007	2006
		US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
		(Unaudited)	(Unaudited)	(Unaudited)
Sales	5	119,534	816,840	1,017,352	1,820,282	1,296,402	687,569
Cost of sales		(84,842)	(579,767)	(743,959)	(1,323,262)	(959,526)	(511,068)
Gross profit		34,692	237,073	273,393	497,020	336,876	176,501
Other income and gains	5	41	278	309	1,188	889	235
Selling and distribution costs		(10,880)	(74,351)	(91,995)	(225,752)	(137,077)	(76,560)
Administrative expenses		(2,955)	(20,186)	(15,177)	(29,205)	(29,984)	(15,541)
Aborted IPO expenses	6	—	—	—	(31,382)	—	—
Research and development expenses		(1,907)	(13,034)	(8,395)	(17,649)	(12,784)	(5,489)
Finance costs	7	(2,528)	(17,277)	(6,418)	(23,511)	(1,352)	(1,332)
PROFIT BEFORE TAX	8	16,463	112,503	151,717	170,709	156,568	77,814
Tax	10	(85)	(578)	(582)	(2,181)	(21,783)	(9,974)
PROFIT FOR THE PERIOD ATTRIBUTABLE TO EQUITY HOLDERS OF THE COMPANY		16,378	111,925	151,135	168,528	134,785	67,840
Earnings per share attributable to equity holders of the Company	24	0.18	1.22	1.64	1.83	1.47	0.74

The accompanying notes form part of these financial statements.

WINDRACE INTERNATIONAL COMPANY LIMITED
(Formerly Known as XDLong International Company Limited)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
For the Six Months Ended June 30, 2009 and 2008 (Unaudited)
and the Years Ended December 31, 2008, 2007 and 2006

	Six months ended June 30			Year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Profit for the period	16,378	111,925	151,135	168,528	134,785	67,840
Other comprehensive income for the period:
Exchange differences on translation of financial statements of overseas subsidiaries	412	2,818	3,394	3,180	840	464
Total comprehensive income for the period attributable to equity holders of the company	16,790	114,743	154,529	171,708	135,625	68,304

The accompanying notes form part of these financial statements.

WINDRACE INTERNATIONAL COMPANY LIMITED
(Formerly Known as XDLong International Company Limited)

CONSOLIDATED BALANCE SHEETS
June 30, 2009 and 2008 (Unaudited) and the Years Ended
December 31, 2008, 2007 and 2006

		As of six months ended June 30			As of year ended December 31
	Notes	2009	2009	2008	2008	2007	2006
		US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
		(Unaudited)	(Unaudited)	(Unaudited)
NON-CURRENT ASSETS
Property, plant and equipment	12	40,874	279,310	283,321	286,644	284,785	110,012
Prepaid land lease payments	13	4,349	29,721	30,472	30,099	30,845	29,157
Total non-current assets		45,223	309,031	313,793	316,743	315,630	139,169
CURRENT ASSETS
Inventories	14	9,532	65,137	84,127	86,060	50,283	50,515
Trade receivables	15	66,651	455,461	196,656	284,795	141,663	84,005
Prepayments, deposits and other receivables	6	867	5,923	30,767	5,421	2,710	6,031
Pledged bank deposits	16	—	—	—	2,300	19,000	7,750
Cash and bank balances	17	32,771	223,940	126,187	120,068	67,725	14,714
Total current assets		109,821	750,461	437,737	498,644	281,381	163,015
CURRENT LIABILITIES
Trade and bills payables	18	24,576	167,941	127,718	127,581	123,326	75,865
Deposits received, other payables and accruals	19	13,730	93,825	42,416	68,378	44,691	27,667
Interest-bearing bank borrowings	20	12,146	83,000	—	20,000	28,000	17,000
Due to a director	21	529	3,614	—	890	82,547	82,503
Tax payable		85	578	305	268	3,220	3,138
Preferred shares	22	39,504	269,953	272,432	272,432	—	—
Total current liabilities		90,570	618,911	442,871	489,549	281,784	206,173
NET CURRENT ASSETS/(LIABILITIES)		19,251	131,550	(5,134)	9,095	(403)	(43,158)
Net assets		64,474	440,581	308,659	325,838	315,227	96,011
EQUITY
Issued share capital	23	1	8	8	8	1	10
Reserves	25	64,473	440,573	308,651	325,830	315,226	96,001
Total equity		64,474	440,581	308,659	325,838	315,227	96,011

The accompanying notes form part of these financial statements.

WINDRACE INTERNATIONAL COMPANY LIMITED
(Formerly Known as XDLong International Company Limited)

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
For the Six Months Ended June 30, 2009 and 2008 (Unaudited)
and the Years Ended December 31, 2008, 2007 and 2006

	Issued share capital	Capital reserve	Other reserve	Statutory surplus fund	Exchange fluctuation reserve	Retained profits	Total reserves	Total equity
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(note 23)	(note (i))	(note (ii))	(note (iii))	(note (iv))
At January 1, 2006	10	—	—	1,659	160	25,878	27,697	27,707
Total comprehensive income for the year	—	—	—	—	464	67,840	68,304	68,304
Transfer to statutory surplus fund	—	—	—	7,315	—	(7,315)	—	—
At December 31, 2006 and January 1, 2007	10	—	—	8,974	624	86,403	96,001	96,011
Total comprehensive income for the year	—	—	—	—	840	134,785	135,625	135,625
Reversal of issued share capital of a subsidiary pursuant to the Group Reorganization	(10)	—	—	—	—	—	—	(10)
Capital contribution to a subsidiary	1	83,600	—	—	—	—	83,600	83,601
At December 31, 2007	1	83,600	—	8,974	1,464	221,188	315,226	315,227
At December 31, 2007 and January 1, 2008	1	83,600	—	8,974	1,464	221,188	315,226	315,227
Total comprehensive income for the year	—	—	—	—	3,180	168,528	171,708	171,708
Capital contribution from an equity holder of the Company	—	28,400	—	—	—	—	28,400	28,400
Issue of shares of the Company	7	—	—	—	—	—	—	7
Issue of preferred shares (Note 22)	—	—	(189,504)	—	—	—	(189,504)	(189,504)
Transfer to statutory surplus fund	—	—	—	19,299	—	(19,299)	—	—
At December 31, 2008	8	112,000	(189,504)	28,273	4,644	370,417	325,830	325,838
Total comprehensive income for the period	—	—	—	—	2,818	111,925	114,743	114,743
Transfer to statutory surplus fund	—	—	—	13,154	—	(13,154)	—	—
At June 30, 2009 (unaudited)	8	112,000	(189,504)	41,427	7,462	469,188	440,573	440,581

	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
A June 30, 2009 (unaudited)	1	16,390	(27,732)	6,062	1,093	68,660	64,473	64,474

The accompanying notes form part of these financial statements.

WINDRACE INTERNATIONAL COMPANY LIMITED
(Formerly Known as XDLong International Company Limited)

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (continued)
For the Six Months Ended June 30, 2009 and 2008 (Unaudited)
and the Years Ended December 31, 2008, 2007 and 2006

Notes:

(i)
The capital reserve at December 31, 2007 of RMB83,600,000 represents the excess of the consideration received from the equity holder of a subsidiary over the nominal value of the issued capital of a subsidiary pursuant to the Group Reorganization (as explained in Note 1 to the financial statements).

The additional to capital reserve of RMB28,400,000 during 2008 represents a contribution from an equity holder of the Group pursuant to an agreement dated March 28, 2008 whereby the equity holder agreed to pay the contribution if the audited profit after tax of the Group for 2007 had an increase of more that 70% when compared to that for 2006.

(ii)	The other reserve represents distribution to certain holders of the Company pursuant to a share purchase agreement on March 28, 2008 (Note 22).

(iii)
In accordance with the relevant regulations applicable in the PRC, subsidiaries established in the PRC are required to transfer a certain percentage of their statutory annual profits after tax (after offsetting any prior years’ losses), if any, to the statutory surplus fund until the balance of the fund reaches 50% of their respective registered capital. Subject to certain restrictions as set out in the relevant PRC regulations, the statutory surplus fund may be used to offset against accumulated losses of the respective PRC subsidiaries. The amount of the transfer is subject to the approval of the board of directors of the respective PRC subsidiaries.

(iv)
Exchange fluctuation reserve comprises all foreign exchange differences arising from the translation of the financial statements of foreign operations. This reserve is dealt with in accordance with the accounting policy in Note 2.1.

The accompanying notes form part of these financial statements.

WINDRACE INTERNATIONAL COMPANY LIMITED
(Formerly Known as XDLong International Company Limited)

CONSOLIDATED CASH FLOW STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited)
and the Years Ended December 31, 2008, 2007 and 2006

		Six months ended June 30			Year ended December 31
	Notes	2009	2009	2008	2008	2007	2006
		US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
		(Unaudited)	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Profit before tax:		16,463	112,503	151,717	170,709	156,568	77,814
Adjustments for:
Interest income	5,8	(41)	(278)	(309)	(788)	(259)	(134)
Finance costs	7	2,528	17,277	6,418	23,511	1,352	1,332
Forfeiture of deposit for the proposed land purchase transaction	8	—	—	—	—	—	4,966
Loss on write-off of items of property, plant and equipment	8	—	—	—	97	307	—
Loss on disposal of items of property, plant and equipment	8	28	189	—	—	4	—
Depreciation of property, plant and equipment	8	1,176	8,037	7,436	15,300	11,420	1,892
Amortization of prepaid land lease payments	8	55	378	373	746	746	122
Operating cash flows before working capital charges		20,209	138,106	165,635	209,575	170,138	85,992
(Increase)/decrease in inventories		3,062	20,923	(33,844)	(35,777)	232	(18,323)
Increase in trade receivables		(24,975)	(170,666)	(54,993)	(143,132)	(57,658)	(43,985)
(Increase)/decrease in prepayments, deposits and other receivables		(74)	(505)	(28,057)	(2,711)	3,365	13,718
Decrease/(increase) in pledged bank deposits		337	2,300	19,000	16,700	(11,250)	(7,750)
Increase in trade and bills payables		5,906	40,360	4,392	4,255	47,461	46,192
Increase/(decrease) in deposits received, other payables and accruals		1,405	9,599	(7,723)	1,892	17,030	11,544
Cash generated from operations		5,870	40,117	64,410	50,802	169,318	87,388
Interest paid		(158)	(1,080)	(969)	(1,716)	(1,352)	(1,332)
PRC taxes paid		(39)	(268)	(3,497)	(5,133)	(21,701)	(7,850)
Net cash inflow from operating activities		5,673	38,769	59,944	43,953	146,265	78,206

The accompanying notes form part of these financial statements.

WINDRACE INTERNATIONAL COMPANY LIMITED
(Formerly Known as XDLong International Company Limited)

CONSOLIDATED CASH FLOW STATEMENTS (continued)
For the Six Months Ended June 30, 2009 and 2008 (Unaudited)
and the Years Ended December 31, 2008, 2007 and 2006

		Six months ended June 30			Year ended December 31
	Notes	2009	2009	2008	2008	2007	2006
		US$’000	RMB’000	RMB$’000	RMB’000	RMB’000	RMB’000
		(Unaudited)	(Unaudited)	(Unaudited)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of items of property, plant and equipment	12	(131)	(894)	(5,973)	(17,256)	(187,390)	(101,815)
Proceeds from disposal of items of property, plant and equipment		—	—	—	—	886	—
Additions to prepaid land lease payments	13	—	—	—	—	(2,483)	(28,768)
Increase in investment in subsidiary		—	—	—	—	(9)	—
Interest received	5,8	41	278	309	788	259	134
Net cash outflow from investing activities		(90)	(616)	(5,644)	(16,468)	(188,737)	(130,449)
CASH FLOWS FROM FINANCING ACITIVITIES
Capital contributions from equity holders of the Company		—	—	28,472	28,400	82,335	—
Proceeds from issue of ordinary shares		—	—	—	—	1	—
Proceeds from issue of preferred shares	22	—	—	85,135	85,135	—	—
New bank loans		13,244	90,500	11,000	20,000	28,000	17,000
Repayment of bank loans		(4,024)	(27,500)	(39,000)	(28,000)	(17,000)	(27,000)
Increase/(decrease) in amount due to a director		400	2,732	(81,973)	(81,083)	883	71,488
Exchange realignment		—	—	566	—	—	—
Net cash inflow from financing activities		9,620	65,732	4,200	24,452	94,219	61,488
NET INCREASE IN CASH AND CASH EQUIVALENTS		15,203	103,885	58,480	51,937	51,747	9,245
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD		17,570	120,068	67,725	67,725	14,714	5,469
Effect of foreign exchange rate changes		(2)	(13)	(18)	406	1,264	—
CASH AND CASH EQUIVALENTS AT END OF PERIOD		32,771	223,940	126,187	120,068	67,725	14,714
ANALYSIS OF BALANCES OF CASH AND CASH EQUIVALENTS
Cash and bank balances	17	32,771	223,940	126,187	120,068	67,725	14,714

The accompanying notes form part of these financial statements.

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

1. CORPORATE INFORMATION AND BASIS OF PRESENTATION

Corporate information:

Xdlong International Company Limited (“Xdlong”) is a limited liability company incorporated in the Cayman Islands. Xdlong’s registered office is located at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands, and its principal place of business is situated at Xidelong Industrial Zone, Jinjiang, Fujian Province, People’s Republic of China. Pursuant to a group reorganization effective April 28, 2008, Xdlong became the holding company of certain subsidiaries, as described below. Pursuant to a special resolution passed on April 28, 2009, Xdlong changed its name to Windrace International Company Limited. Unless the context indicates otherwise, the “Company” refers to Windrace International Company Limited and its subsidiaries, as described below, as the “Group.” Mr, Lin Shuipan and Ms. Chen Xiayu continues to govern the financial and operating policies and activities of such entities following ownership interest held by third parties since March 2008. Accordingly, such entities were under the common control of Mr. Lin Shuipan and Ms. Chen Xiayu for all periods presented herein.

Basis of presentation

The reorganization of the Group involved a combination of entities under the common control of Mr. Lin Shuipan and Ms. Chen Xiayu. Accordingly, under paragraphs 10 through 13 of IFRS 3, “Business Combinations” (“IFRS 3”), a combination of entities under common control is deemed to be outside the scope of IFRS 3. Since the reorganization of the Group did not result in any change in the effective control of the Group or the relative shareholder interests before and after the reorganization, the accompanying financial statements have been prepared on a consolidated basis at historical cost for all periods presented. On this basis, the Company has been treated as the holding company of its subsidiaries for all periods presented.

The consolidated income statements, consolidated statements of changes in equity and consolidated cash flow statements of the Group include the results of operations and cash flows of its subsidiaries now comprising the Group and have been prepared as if the current group structure had been in existence as of the beginning of the each of the six months ended June 30, 2009 and 2008 and the three years ended December 31, 2008, 2007 and 2006 (the “Relevant Periods”), or since the respective dates of their incorporation or establishment, whichever is shorter. The consolidated balance sheets of the Group as of June 30, 2009 and 2008 and December 31, 2008, 2007 and 2006 have been prepared to present the assets and liabilities of the Group as of the respective dates as if the current group structure had been in existence at those dates.

All intra-group transactions and balances have been eliminated upon consolidation.

During the six months ended June 30, 2009 and 2008 and the years ended December 31, 2008, 2007 and 2006, the Company had direct or indirect equity interests in the following subsidiaries, the particulars of which are set out below, as a result of which the Company had the ability to direct the financial and operating policies of each of the entities, and thus had effective control over such entities:

Name	Place and date of incorporation or establishment/operation	Nominal value of issued ordinary share/registered capital	Percentage of equity attributable to the Company		Principal activities

			Direct	Indirect
XDLong Investment Holding Limited (“XDLong Investment”)	British Virgin Islands 17 August 2007	US$100	100	—	Investment holding

Hei Dai Lung Group Company Limited (“XDLong HK”)	Hong Kong 5 November 2003	HK$10,000	—	100	Investment holding

Xidelong (China) Co., Ltd. (“XDLong China”) (note (i) and (ii))	PRC 13 April 2004	HK$180,000,000	—	100	Manufacture and sale of sportswear

Fujian Xidelong Sports Goods Co., Ltd. (“XDLong Fujian”) (note (i) and (iii))	PRC 26 September 2001	HK$25,000,000	—	100	Manufacture and sale of sportswear

Notes:

(i)	These entities are wholly foreign-owned enterprises and limited liability companies established in the PRC.

(ii)	The registered capital of XDLong China is HK$180,000,000 and was fully paid as of May 6, 2008.

(iii)	The registered capital of XDLong Fujian is HK$25,000,000 and was fully paid as of June 13, 2008.

(iv)	Functional and reporting currency of XDLong China and XDLong Fujian, the operating subsidiaries of the Group, is RMB.

2.1. PRINCIPAL ACCOUNTING POLICIES

Basis of preparation

The financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRSs”) issued by the International Accounting Standards Board (“IASB”). All IFRSs effective for the accounting periods commencing from January 1, 2009, 2008, 2007 and 2006, together with the relevant transitional provisions, have been adopted by the Group in the preparation of the financial statements throughout the Relevant Periods.

The financial statements have been prepared under the historical cost convention and in accordance with the accounting policies set forth below and with IFRSs. The financial statements are presented in Renminbi (“RMB”) with all values rounded to the nearest thousand unless otherwise indicated.

For the convenience of reader, certain 2009 RMB amounts included in the accompanying consolidated financial statements have been translated into U.S. dollars at the rate of US$1.00 = RMB6.8335, the rate at June 30, 2009 from Bloomberg. No representation is made that RMB amounts could have been, or could be, converted into U.S. dollars at that rate or at any other certain rate on June 30, 2009, or at any other date.

The financial statements as of June 30, 2009 and 2008 and for the periods ended June 30, 2009 and 2008 have been prepared by the Group and are unaudited. In the opinion of management, all adjustments (consisting of normal accrual and recurring items) necessary to present fairly the financial position of the Group as of June 30, 2009 and 2008 and the results of its operations and its cash flows for the periods ended June 30 2009 and 2008, have been made. Operating results presented for the interim periods are not necessarily indicative of the results to be expected for any other interim periods or for the respective years.

Subsidiaries

A subsidiary is an entity whose financial and operating policies the Group controls, directly or indirectly, so as to obtain benefits from its activities.

Related parties

A party is considered to be related to the Group if:

(a)
the party, directly or indirectly through one or more intermediaries, (i) controls, is controlled by, or is under common control with, the Group; (ii) has an interest in the Company that gives it significant influence over the Group; or (iii) has joint control over the Group;

(b)	the party is a member of the key management personnel of the Group;

(c)	the party is a close member of the family of any individual referred to in (a) or (b);

(d)
the party is an entity that is controlled, jointly controlled or significantly influenced by or for which significant voting power in such entity resides with, directly or indirectly, any individual referred to in (b) or (c); or

(e)	the party is a post-employment benefit plan for the benefit of the employees of the Group, or of any entity that is a related party of the Group.

Impairment of non-financial assets

Where an indication of impairment exists, or when annual impairment testing for an asset is required (other than inventories, deferred tax assets and financial assets), the asset’s recoverable amount is estimated. An asset’s recoverable amount is the higher of the asset’s or cash-generating unit’s value in use and its fair value less costs to sell, and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets, in which case the recoverable amount is determined for the cash-generating unit to which the asset belongs.

An impairment loss is recognized only if the carrying amount of an asset exceeds its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. An impairment loss is charged to the consolidated income statements in the period in which it arises.

An assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such indication exists, the recoverable amount is estimated. A previously recognized impairment loss of an asset is reversed only if there has been a change in the estimates used to determine the recoverable amount of that asset, but not to an amount higher than the carrying amount that would have been determined (net of any depreciation/amortization) had no impairment loss been recognized for the asset in prior periods. A reversal of such impairment loss is credited to the consolidated income statements in the period in which it arises.

Property, plant and equipment and depreciation

Property, plant and equipment, other than construction in progress, are stated at cost less accumulated depreciation and any impairment losses.

The costs of property, plant and equipment comprise purchase prices and any directly attributable costs of bringing the assets to their working condition and location for intended use. Expenditures incurred after property, plant and equipment have been put into operation, such as repairs and maintenance, are normally charged to the consolidated income statements in the period in which they are incurred. In situations where it can be clearly demonstrated that the expenditures have resulted in increases in the future economic benefits expected to be obtained from the use of property, plant and equipment, and where the costs can be measured reliably, the expenditures are capitalized as additional costs of the assets or as replacements.

Depreciation is calculated on the straight-line basis to reduce the costs of property, plant and equipment to their residual value over estimated useful lives. The estimated useful lives used for this purpose are as follows:

Buildings	Over the shorter of lease terms or 20 years

Leasehold improvements	5 years

Plant and machinery	5 to 10 years

Motor vehicles	5 years

Furniture, fixtures and office equipment	5 years

Where components of property, plant and equipment have different useful lives, the costs are allocated on a reasonable basis among the components and each component is depreciated separately.

Residual values, useful lives and the depreciation method are reviewed by management, and adjusted, if appropriate, at each balance sheet date.

Property, plant and equipment are derecognized upon disposal or when no future economic benefits are expected from their use or disposal. Any gains or losses on disposal or retirement recognized in the consolidated income statements in the year the assets are derecognized are the differences between the net sales proceeds and the carrying amount of the relevant assets.

Construction in progress represents buildings under construction, which is stated at cost less any impairment losses, and is not depreciated. Cost comprises the direct costs of construction during the period of construction. Construction in progress is reclassified to the appropriate category of property, plant and equipment when completed and ready for use.

Research and development costs

All research and development costs are charged to the consolidated income statements as incurred.

Expenditures incurred on projects to develop new products are capitalized or deferred only when the Group can demonstrate the technical feasibility of completed products so that they will be available for internal use or sale, the Group has the intention and its ability to complete, use or sell the assets, the assets are expected to generate future economic benefits, resources are available for the Group to complete the projects and the Group has the ability to measure reliably the expenditures during the development stage. Product development expenditures which do not meet these criteria are expensed when incurred.

Financial assets

Financial assets within the scope of IAS 39 “Financial Instruments: Recognition and Measurements” are classified as loans and receivables. When financial assets are recognized initially, they are measured at fair value. The Group assesses whether a financial asset contains an embedded derivative when the Group first becomes a party to it and whether the embedded derivatives is required to be recognized separately from their host financial asset when the analysis shows that the economic characteristics and risks of the embedded derivatives are not closely related to those of the host financial asset. Reassessment only occurs if there is a change in the terms of the financial asset that significantly modifies the cash flows that would otherwise be required under the financial asset.

The Group determines the classification of financial assets upon the initial recognition and, where allowed and appropriate, re-evaluates the classification at the balance sheet date reported.

All regular way purchases and sales of financial assets are recognized on the trade dates, that is, the dates when the Group commits to purchase or sell the assets. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are subsequently carried at amortized cost using the effective interest method less any allowance for impairment. Amortized cost is calculated taking into account any discount or premium on acquisition and includes fees that are an integral part of the effective interest rate and transaction costs. Gains and losses are recognized in the consolidated income statements when the loans and receivables are derecognized or impaired, as well as through the amortization process.

Impairment of financial assets

The Group assesses at each balance sheet date whether there is any objective evidence that a financial asset or a group of financial assets are impaired.

Assets carried at amortized cost

If there is objective evidence that impairment loss on loans and receivables carried at amortized cost has occurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate (i.e., the effective interest rate computed at initial recognition). The carrying amount of the asset is reduced either directly or through the use of an allowance account. The amount of the impairment loss is recognized in the consolidated income statements in the period when it occurs. Loan and receivables together with any associated allowances are written off when there is no realistic prospect of future recovery.

If, subsequent to the recognition of the impairment loss, management determines that the amount of the impairment loss has decreased and the decrease can be attributed objectively to an event occurring after the impairment is recognized, the previously recognized impairment loss is reversed by adjusting the allowance account in the consolidated income statements in the period when the reversal is recognized, to the extent that the carrying value of the asset does not exceed its amortized cost at the reversal date.

In relation to trade receivables, an impairment allowance is made when there is objective evidence (such as the probability of insolvency, significant financial difficulties of the debtor or significant changes in the technological, market economic or legal environment that have an adverse effect on the debtor) that the Group will not be able to collect all of the amounts due under the original terms of an invoice. The carrying amount of the receivables is reduced through the use of an allowance account. Impaired receivables are derecognized when they are assessed as uncollectible.

Derecognition of financial assets

A financial asset (or, when applicable, a part of a financial asset or part of a group of similar financial assets) is derecognized where:

•	the rights to receive cash flows from the asset have expired;

•
the Group retains the rights to receive cash flows from the asset, but has assumed an obligation to pay the assets in full without material delay to a third party under a “pass-through” arrangement; or

•
the Group has transferred its rights to receive cash flows from the asset and either (a) has transferred substantially all the risks and rewards of the asset, or (b) has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Where the Group has transferred its rights to receive cash flows from an asset and has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the asset is recognized to the extent of the Group’s continuing involvement in the asset. Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

Derecognition of financial liabilities

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires.

Where an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and a recognition of a new liability, and the difference between the carrying amounts of existing and new financial liabilities is recognized in the consolidated income statements.

Financial liabilities at amortized cost (including interest-bearing loans and borrowings)

Financial liabilities including trade and bills payables, interest-bearing borrowings and other monetary liabilities are initially stated at fair value less directly attributable transaction costs and subsequently measured at amortized cost, using the effective interest method unless the effect of discounting would be immaterial, in which case they are stated at cost. The related interest expense is recognized in finance costs in the consolidated income statements.

Gains and losses are recognized in the consolidated income statements when the liabilities are derecognized as well as through the amortization process.

Inventories

Inventories are stated at the lower of cost and net realizable value after making due allowances for obsolete or slow moving items. Cost is calculated using the weighted average cost method and comprises all costs incurred in bringing the inventories to their present location and condition.

Net realizable value is based on the estimated selling prices less any estimated costs to be incurred for completion of the production process and disposal upon delivery of finished goods to distributors.

When inventories are sold, the carrying amount of those inventories is recognized as cost of sales in the period in which the related sales are recognized.

Leases

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Where the Group is the lessee, rentals payable under the operating leases are charged to the consolidated income statements on the straight-line basis over the lease terms.

Prepaid land lease payments

Prepaid land lease payments under PRC land use right arrangements are initially stated at cost and subsequently amortized on the straight-line basis over the lease terms.

Cash and cash equivalents

For the purpose of the consolidated cash flow statements, cash and cash equivalents comprise cash on hand and demand deposits, and short-term, highly liquid investments that are readily convertible into known amounts of cash, are subject to an insignificant risk of changes in value, and have a short maturity of generally within six months when acquired, less bank overdrafts which are repayable on demand and form an integral part of the Group’s cash management.

For the purpose of the consolidated balance sheets, cash and bank balances comprise cash on hand and at banks, including term deposits, which are not restricted as to use.

Provisions

A provision is recognized when a present obligation (legal or constructive) has arisen as a result of a past event and it is probable that a future outflow of resources will be required to settle the obligation, provided that a reliable estimate can be made of the amount of the obligation.

When the effect of discounting is material, the amount recognized for a provision is the present value at the balance sheet date of the future expenditures expected to be required to settle the obligation. The increase in the discounted present value amount arising from the passage of time is included in finance costs in the consolidated income statements.

Income tax

Income tax comprises current and deferred tax. Income tax is recognized in the consolidated income statements, or in equity if it relates to items that are recognized in the same or a different period directly in equity.

Current tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authority.

Deferred tax is provided, using the liability method, on all temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax liabilities are recognized for all taxable temporary differences, except:

•
where the deferred tax liability arises from goodwill or from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•
in respect of taxable temporary differences associated with investments in subsidiaries, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognized for all deductible temporary differences, carryforward of unused tax credits and tax losses, to the extent that it is probable that future taxable profit will be available against which the deductible temporary differences, and the unused tax credits and unused tax losses can be utilized, except:

•
where the deferred tax asset relating to the deductible temporary differences arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•
in respect of deductible temporary differences associated with investments in subsidiaries, deferred tax assets are only recognized to the extent that it is probable that the temporary differences will reverse in the foreseeable future and future taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred tax assets is reviewed at each balance sheet date and, where appropriate, reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax assets to be utilized. Conversely, previously unrecognized deferred tax assets are reassessed at each balance sheet date and are recognized to the extent that it is probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. The expected rates are projected based on tax rates (and tax laws) that have been enacted or substantively enacted at the balance sheet date.

Deferred tax assets and liabilities are offset when the Group has a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred tax assets and liabilities relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

Revenue Recognition

Revenue is recognized when there is probable economic benefits to the Group and when the revenue can be measured reliably, on the following bases:

(a)
from sale of goods, when the significant risks and rewards of ownership have been transferred to the buyer, provided that the Group maintains neither managerial involvement to the degree usually associated with ownership, nor effective control over the goods sold; which usually occurs when the product is sold and delivered to the distributors with all transportation and handling costs for delivery of products borne and paid directly by the distributors, and

(b)
interest income, on an accrual basis using the effective interest method by applying the rate that discounts the estimated future cash receipts through the expected life of the financial instruments to their net carrying amount.

In addition, the Group utilizes preliminary purchase orders received from consultations with customers at sales fairs to prepare sales estimates and formulate production schedules for upcoming seasons. Purchase order quantities may be subsequently adjusted upward or downward by amounts ranging from 10% to 15% before finalization. Once a purchase order is finalized, the Group re-confirms the delivery schedule of sales orders with each distributor before shipment. Distributors are invoiced and sales are recognized by the Group only at the time that products are ultimately delivered to distributors.

Although the Group’s policy is to recognise product returns as a reduction of revenue, the Group has not deemed it necessary to accrue for returns at the time when sales are recorded, as the Group has not had any significant product returns or similar claims. Management periodically reviews this matter and will consider making such accruals, when there are indications of significant sales returns or similar claims in future periods.

Although the Group accepts returns of defective products from distributors, distributors generally choose to sell any defective products at a discount rather than to return such defective products to the Group. Since distributors are required to comply with the Group’s pricing policy, prior written consent must be obtained from the Group before any products are sold at a discount to the suggested retail price, which is determined on a case-by-case basis. The Group does not provide any compensation to distributors for defective products. To date, the number and value of defective products has been minimal.

The Group does not have any arrangements with distributors to accept returns of out-of-season stock. When in-season new products arrives, the current products on shelves become out-of-season stock.

The Group does not provide volume-based discount programs or discounts for early payment.

The Group closely monitors inventories and sales by distributors by requiring distributors to provide monthly inventory reports since 2008 and quarterly inventory reports prior to 2008, and by reviewing local market condition reports provided by the Group’s regional sales managers. The monitoring of market information through the regional sales managers assists the Group in collecting sales and inventory data to arrange production schedules and maintain optimum inventory levels. The Group also carries out random on-site inspections of distributors and authorised retail stores to track inventories and sales performance.

The Group encourages distributors to clear their out-of-season inventory levels. An authorised retailer with excess inventory at the end of a season may attempt to sell such excess inventory through regular and special end-of-season sales. Since distributors must strictly comply with the Group’s suggested retail pricing policy, prior written consent must be obtained from the Group before a distributor may conduct any promotional events or sell any of the Group’s products to consumers at a discount to the suggested retail price. The distributors bear the costs of any sales discounts and the Group is not required to provide credits or subsidies to distributors for their seasonal clearance activities.

In order to facilitate the operation and development of its business, including promoting brand recognition and building a nationwide brand image, the Group provides selective industry-standard post-sales assistance and guidance to distributors, including training of distributors’ employees and promotional equipment and marketing brochures. Distributors are required to sell the Group’s products on an exclusive basis to be eligible for such assistance and guidance.

To encourage distributors to expand sales to authorised retail stores and to create a uniform high-quality store image nationwide, the Group provides certain build-out and renovation subsidies to qualified authorised retail stores. Depending on the category of the authorised retail stores, the Group has different sets of criteria and standards for determining whether a store qualifies for the subsidies, including location, size and rent for the authorised retail stores, as well as compliance with the Group’s standards.

Build-out and renovation subsidies are provided to distributors who have qualified authorised retail stores within their designated sales regions. Where a particular authorised retail store is operated by a third-party retailer, such subsidies are provided to the retailer through the distributor.

Such subsidies are granted and paid when a new or renovated store is approved, and are charged to operations when payments are made. The Company provided subsidies of RMB32,258,000 and RMB40,266,000 for the six months ended June 30, 2009 and 2008 and RMB71,522,000, RMB34,699,000 and RMB22,765,000, for the years ended December 31, 2008, 2007 and 2006, respectively. These amounts were included in selling and distribution costs.

Finance costs

Finance costs are recognized as expenses in the consolidated income statements in the period in which they are incurred.

Purchasing, receiving and warehousing costs

Costs incurred in purchasing, receiving and warehousing of raw materials and finished goods are charged to cost of sales.

Government grants

Government grants are recognized at their fair value where there is reasonable assurance that the grants will be received and the Group is able to comply all conditions attached to the grants. When a grant relates to an expense item, it is recognized as income over the period that matches the period over which the related expense is incurred. Where the grant relates to an asset, the fair value is deducted from the carrying amount of the asset and released to the consolidated income statements by way of a reduced depreciation charge.

Employee benefits

Pension schemes

The employees of the Group’s subsidiaries which operate in Mainland China are required to participate in publicly administered pension schemes operated by the local municipal government. The subsidiaries are required to contribute certain percentages of their payroll costs to the central pension schemes. The Group has no further payment obligations once the contributions have been paid. The contributions are charged to the consolidated income statements as they become payable in accordance with the rules of the central pension scheme.

Other benefits

The Group contributes on a monthly basis to defined contribution housing, medical and other benefit plans organized by the PRC government. The PRC government assumes the obligations to all existing and retired employees under these plans. Contributions to these plans by the Group are expensed as incurred. The Group has no further obligations beyond the required contributions under these plans.

Foreign currencies

These financial statements are presented in RMB. Each entity in the Group determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency. Foreign currency transactions are initially recorded using the functional currency rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency rates of exchange prevailing at the balance sheet date. All differences at settlement from the initial recognition are taken to the consolidated income statements. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined.

The functional currencies of certain overseas subsidiaries are currencies other than RMB. As of the balance sheet date, the assets and liabilities of these entities are translated into the presentation currency of the Group at exchange rates ruling at the balance sheet date and, their income statements are translated into RMB at the weighted average exchange rates for the period. The resulting exchange differences are included in a separate component of equity, the exchange fluctuation reserve. On disposal of a foreign entity, the deferred cumulative amount recognized in equity relating to that particular foreign operation is recognized in the consolidated income statements.

For the purpose of the consolidated cash flow statements, the cash flows of foreign subsidiaries are translated into RMB at the exchange rates prevailing at the dates of the cash flows. Frequently recurring cash flows of overseas subsidiaries which arise throughout the period are translated into RMB at the weighted average exchange rates for the period.

2.2. IMPACT OF ISSUED BUT NOT YET EFFECTIVE INTERNATIONAL FINANCIAL REPORTING STANDARDS

The Group has not applied the following new and revised IFRSs, that have been issued but are not yet effective, in the financial statements.

IFRS 3 (Revised)	Business Combination(1)

IAS 27 (Revised)	Consolidated and Separate Financial Statements(1)

IAS 39 Amendments	Amendments to IAS 39 Financial Instruments: Recognition and Measurement — Eligible Hedged Items(1)

IAS 39 and IFRIC 9 Amendments	Amendments to IFRIC 9 “Reassessment of Embedded Derivatives” and IAS 39 “Financial Instruments: Recognition and Measurement”(2)

Apart from the above, the IASB has also issued Improvements to IFRSs* which sets out amendments to a number of IFRSs primarily with a view to removing inconsistencies and clarify wording.

(1)	Effective for annual periods beginning on or after July 1, 2009

(2)	Effective for annual periods beginning on or after June 30, 2009

*
Improvements to IFRSs contains amendments to IFRS 5, IAS38, IFRS 2, IFRIC Int 9, IFRIC Int 16 (all effective for annual periods beginning on or after July 1, 2009) and IAS 1, IAS 7, IAS 17, IAS 36, IAS39, IFRS 5 and IFRS 8 (all effective for annual periods beginning on or after January 1, 2010).

The Group is in the process of assessing the impact of these new and revised IFRSs upon initial application. So far, it has concluded that these new and revised IFRSs are unlikely to have a significant impact on the Group’s results of operations and financial position upon adoption.

3. SIGNIFICANT ACCOUNTING JUDGEMENT AND ESTIMATES

In the process of applying the Group’s accounting policies, management has made estimates and assumptions in determining certain amounts recognized in the financial statements, some of the estimates and assumptions are based on expected outcome of future events. These estimates may not necessarily be indicative of the actual outcome. The significant estimates and assumptions are discussed below.

Accounting treatment of preferred shares

The Group recognized a financial liability during the year ended December 31, 2008 in respect of the obligation to repay the GS Investor (as defined in Note 22) pursuant to a redemption option granted to the GS Investor. The Group’s management has assessed the terms of the Subscription Agreement and the Share Purchase Agreement (as defined in Note 22) and the related facts and circumstance, and concluded that the funds contributed by the GS Investor should be classified as a financial liability. The financial liability was recognized initially at fair value plus transaction costs that are directly attributable to the financial liability. After initial recognition, the financial liability is measured at amortized cost using the effective interest method.

Useful lives of property, plant and equipment

The Group determines the estimated useful lives and related depreciation charges for its property, plant and equipment based on the historical experience of the actual useful lives of property, plant and equipment of similar nature and functions. Management will revise the depreciation period where actual useful lives are different from those previously estimated, it will write off or write down the value of obsolete or non-strategic assets that have been abandoned.

Net realizable value of inventories

Net realizable value of inventories is the estimated selling price in the ordinary course of business less estimated selling expenses. The net realizable value is estimated based on the current market conditions and historical experience of selling merchandise of similar nature. The estimates can change significantly as a result of changes in customer taste or competitor actions. The Group reassesses these estimates at each balance sheet date.

Impairment allowances for trade and other receivables

The Group estimates the impairment allowances for trade and other receivables by assessing the collectability of the receivables based on the related customers’ credit history and prevailing market conditions. Allowances are applied to trade and other receivables where events or changes in circumstances indicate that the balances may not be collectible. Where the expectation is different from the initial estimate, the difference is recognized as an impairment loss in the period in which such estimate is changed. The Group reassesses the impairment allowances at each balance sheet date.

Historically, the Group has no experience of bad debts. All the customers who wish to trade on credit terms are subject to credit verification procedures. In addition, receivable balances are monitored on an ongoing basis and the Group has the sole discretion to cease business with customers who fail to pay within the credit period. Despite the recent fluctuations in the economic environment since the second half of 2008, we have closely monitored the trade receivables balance overdue 30 days and assessed the intention of the repayment from the distributors.

We will not make any provision of the overdue balance if (1) we have continuous trading with the distributor; (2) we receive continuous repayment from the distributor; and (3) we have no dispute on the overdue balance with the distributor.

The Group will make full provision on such balances if they are considered not recoverable by the Group.

Up to July 2009, all the distributors were able to settle all trade receivable balance on time and no balance was past due, there is no indication of deterioration in the creditworthiness of the Group’s distributor.

4. SEGMENT INFORMATION

The Group is principally engaged in the manufacture and sale of sportswear, including footwear, apparel and accessories. All of the Group’s products are of a similar nature and subject to similar risks and returns. Accordingly, the Group’s operating activities are attributable to a single business segment. The Group considers that the major product lines (being footwear, apparel and accessories) can be combined as a single business segment as they exhibit similar long term financial performance and they are similar in terms of product nature, production process, customer type and class, and distribution method. This treatment is in accordance with paragraphs 9 and 34 of IAS14.

In addition, the Group’s revenue, expenses, assets and liabilities and capital expenditures are predominantly attributable to a single geographical region, which is the PRC. Therefore, no analysis of business or geographical segment is presented.

5. SALES, OTHER INCOME AND GAINS

Sales, which is also the Group’s turnover, represents the net invoiced value of goods sold during the Relevant Periods.

An analysis of sales, other income and gains is as follows:

	Six months ended June 30			Year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Sales
Manufacture and sale of sportswear:
Footwear	64,453	440,436	514,707	923,061	673,777	376,721
Apparel	53,833	367,870	483,649	857,203	598,122	300,958
Accessories	1,248	8,534	18,996	40,018	24,503	9,890
	119,534	816,840	1,017,352	1,820,282	1,296,402	687,569
Other income and gains
Bank interest income	41	278	309	788	259	134
Subsidy income from the PRC government*	—	—	—	400	630	101
	41	278	309	1,188	889	235
* There are no unfulfilled conditions or contingencies relating to these subsidies.

6. ABORTED IPO EXPENSES

In 2008, the Group applied for initial public offering (“IPO”) on the Hong Kong Stock Exchange for capital raising to fund business expansion. On July 3, 2008, the Group decided not to proceed with its Hong Kong IPO due to the unfavorable market condition. The expenses related to the professional charges incurred for the IPO, including RMB 9.3 million prepayments as of June 30, 2008, was charged to the consolidated statement of income during the year ended December 31, 2008.

7. FINANCE COSTS

	Six months ended June 30			Year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Interest on bank loans wholly repayable within one year	158	1,080	969	1,716	1,352	1,332
Interest on preferred shares (Note 22)	2,370	16,197	5,449	21,795	—	—
	2,528	17,277	6,418	23,511	1,352	1,332

8. PROFIT BEFORE TAX

The Group’s profit before tax is arrived at after charging/(crediting):

		Six months ended June 30			Year ended December 31
	Notes	2009	2009	2008	2008	2007	2006
		US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
		(Unaudited)	(Unaudited)	(Unaudited)
Included in cost of sales
Cost of inventories sold*		84,842	579,767	743,959	1,323,262	959,526	511,068
Included in selling and distribution expenses
Depreciation of property, plant and equipment	12	17	113	94	198	151	14
Employee benefits expenses (including directors’ remuneration — note 9):
Wages and salaries		721	4,925	4,177	6,319	4,237	2,757
Pension scheme contributions**		99	676	491	1,125	477	307
		837	5,714	4,762	7,642	4,865	3,078
Included in administrative expenses
Depreciation of property, plant and equipment	12	397	2,714	2,641	5,360	4,300	506
Employee benefits expenses (including directors’ remuneration — note 9):
Wages and salaries		587	4,012	2,566	5,034	6,875	4,548
Pension scheme contributions**		55	378	274	602	895	576
		1,039	7,104	5,481	10,996	12,070	5,630
Minimum lease payments under operating leases in respect of production facilities and office premises*		51	346	22	373	750	—
Auditors’ remuneration		53	360	270	286	110	70
Amortization of prepaid land lease payments	13	55	378	373	746	746	122
Forfeiture of deposit for the proposed land purchase transaction		—	—	—	—	—	4,966
Loss on write-off of items of property, plant and equipment		—	—	—	97	307	—
Loss on disposal of items of property, plant and equipment		28	189	—	—	4	—
Included in research and development expenses
Depreciation of property, plant and equipment	12	27	183	—	30	—	—
Employee benefits expenses (including directors’ remuneration — note 9):
Wages and salaries		403	2,755	2,691	3,844	4,384	2,904
Pension scheme contributions**		51	350	257	587	429	243
		481	3,288	2,948	4,461	4,813	3,147
Other research and development expenses		1,426	9,746	5,447	13,188	7,971	2,342
Included in other income and gains
Interest income		(41)	(278)	(309)	(788)	(259)	(134)

*  The cost of inventories sold mainly includes approximately RMB34,966,000, RMB29,251,000, RMB63,445,000, RMB51,514,000 and RMB35,073,000 for each of the six months ended June 30, 2009 and 2008 (unaudited) and the three years ended December 31, 2008, 2007 and 2006, respectively, relating to direct staff cost of RMB33,320,000, RMB27,363,000, RMB58,617,000, RMB44,603,000, RMB30,809,000, pension scheme contributions of RMB6,977,000, RMB5,194,000, RMB12,131,000, RMB8,705,000, RMB5,799,000, depreciation of the manufacturing facilities of RMB5,027,000, RMB4,702,000, RMB9,712,000, RMB6,969,000, RMB1,372,000 and operating lease payments of nil, nil, nil, RMB3,750,000, RMB4,500,000 for production facilities during the respective periods.

** As of June 30, 2009 and 2008 (unaudited), December 31, 2008, 2007 and 2006, the Group had no forfeited contributions available to reduce its contributions to the pension schemes in future years.

9.  DIRECTORS’ REMUNERATION

Details of directors’ remuneration are as follows:

	Six months ended June 30			Year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Other emoluments:
Salaries, bonuses, allowances and benefits in kind	125	754	606	1,445	582	471
Pension scheme contributions	1	4	8	17	15	12
	126	758	614	1,462	597	483
	126	758	614	1,462	597	483

There was no arrangement under which a director waived or agreed to waive any remuneration during the Relevant Periods.

During the Relevant Periods, no remuneration was paid by the Group to any of the directors of the Group as an inducement to join or upon joining the Group or as compensation for loss of office.

The Group’s remuneration policies are formulated based on the performance of individual employees and are reviewed regularly. Subject to the Group’s profitability, the Group may also provide discretionary bonuses to its employees as an incentive for their contribution to the Group. The primary goal of the remuneration policy with regard to the remuneration packages of the Group’s executive directors is to enable the Group to retain and motivate executive directors by linking their compensation with performance as measured against corporate objectives achieved.

The principal elements of the Group’s executive directors remuneration packages include basic salaries and discretionary bonuses.

10.  TAX

No tax provision for Hong Kong profits has been made as the Group did not generate any assessable profits arising in Hong Kong during the Relevant Periods. Taxes on profits assessable in the PRC have been calculated at the prevailing rates, based on existing legislation, interpretations and practices in respect thereof.

	Six months ended June 30			Year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Current tax – Mainland China Charge for the period	85	578	582	2,181	21,783	9,974

According to the Income Tax Law of the PRC for Foreign Investment Enterprises and Foreign Enterprises and as approved by relevant PRC tax authorities, XDLong Fujian, a foreign-invested enterprise, was exempted from the PRC corporate income tax for its first two profitable years, commencing from January 1, 2003, and thereafter is entitled to a 50% reduction in the PRC corporate income tax for the subsequent three years from January 1, 2005 to December 31, 2007. The applicable tax rate for XDLong Fujian is 27% from the date of incorporation to December 31, 2007.

XDLong China, a foreign-invested enterprise, was also exempted from the PRC corporate income tax for its first two profitable years, commencing from January 1, 2008, and thereafter is entitled to a 50% reduction in the PRC corporate income tax for the subsequent three years from January 1, 2010 to December 31, 2012. No provision for the PRC corporate income tax has been made for XDLong China in 2006 and 2007 as it has not yet generated any assessable profits.

Under the new PRC Corporate Income Tax Law (the ‘‘New Corporate Income Tax Law’’) and its Implementation Rules (effective on January 1, 2008), the PRC corporate income tax rate for domestic-invested and foreign-invested enterprises is unified to 25%. Also, a foreign-invested enterprise established before the New Corporate Income Tax Law was promulgated is entitled to foreign-invested enterprise income tax holiday and can continue to enjoy the existing tax holiday until its expiration subject to a 5-year period restriction. Consequently, XDLong China can continue to enjoy its tax holiday, commencing from its first profitable year but expiring within 5 years from January 1, 2008. With effect from January 1, 2008, the applicable tax rate for XDLong Fujian and XDLong China is 25%.

A reconciliation of the tax expense applicable to profit before tax using the applicable statutory rates for the jurisdictions in which the Company and the majority of its subsidiaries operated to the tax expense at the effective tax rates are as follows:

	Six months ended June 30			Year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Profit before tax	16,463	112,503	151,717	170,709	156,568	77,814
Tax at the applicable rates (note)	4,350	29,941	38,373	47,334	42,273	21,010
Tax exemption due to tax holidays	(4,812)	(32,885)	(38,826)	(54,191)	(27,228)	(12,468)
Tax effect of expenses not deductible for taxation purposes	547	3,522	1,035	9,039	11	2
Tax losses not recognized	—	—	—	—	6,727	1,430
Tax charge at the Group’s effective rate	85	578	582	2,181	21,783	9,974
Note:
Prior to January 1, 2008, the Group operated solely in China and the applicable tax rate was 27%. The applicable tax rates from January 1, 2008 were a mix of 25% and 17.5% for entities operating in China and Hong Kong respectively.

The Group had the following estimated unused tax losses, which will expire as follows:

	Six months ended June 30			Year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Year of expiration
2007	—	—	—	—	—	—
2008	—	—	—	—	—	—
2009	—	—	—	—	—	—
2010	4	29	29	29	29	29
2011	209	1,430	1,430	1,430	1,430	1,430
2012	984	6,727	6,727	6,727	6,727	—
	1,197	8,186	8,186	8,186	8,186	1,459

No deferred tax asset has been recognised in respect of tax losses due to unpredictability of future profit streams and the fact that utilization of these losses is subject to approval by the tax authority in the PRC.

There is no difference between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and there is no taxable difference arising on investments in subsidiaries. Accordingly, there is no deferred tax liability at the balance sheet dates.

11.  RELATED PARTY TRANSACTIONS

The Group had the following material transactions with related parties during the Relevant Periods:

(a)
Mr. Lin Shuipan, a director of the Company, has guaranteed certain bank loans and bills payables made available to the Group up to RMB30,000,000 during the two years ended December 31, 2007, as further detailed in Note 20 to the financial statements. The personal guarantee provided by Mr. Lin Shuipan expired upon repayment of the respective bank loans and bills payables by the Group in 2008.

(b)
Mr. Lin Shuipan, a director of the Company, and Ms. Chen Xiayu, the spouse of Mr. Lin Shuipan, have guaranteed certain bank loans and bills payables made available to the Group up to RMB60,000,000 during the three years ended December 31, 2008 and as of June 30, 2009, as further detailed in Note 20 to the financial statements. The personal guarantee provided by Mr. Lin Shuipan and Ms. Chen Xiayu will expire upon repayment of the respective bank loans and bills payables by the Group in 2010.

(c)
Mr. Lin Shuipan granted the Group an exclusive license to use certain design patents in respect of the Group’s products at nil consideration from October 1, 2001 to September 30, 2007. These patents are registered in the name of Mr. Lin Shuipan in the PRC and were used by the Group during the license period. The license expired on September 30, 2007.

(d)
The Group entered into an agreement with Professor Sun Yining, a non-executive director of the Company, on September 6, 2007. Pursuant to the agreement, Professor Sun Yining was appointed as a brand spokesperson of the Group for a term of two years from September 6, 2007. The annual remuneration to Professor Sun Yining comprises RMB200,000 cash payment and RMB20,000 in-kind payment of the Group’s products, which has been included as directors’ remuneration disclosed in Note 8 to the financial statements. The agreement will expire in September 2009.

(e)	Details of remuneration to the executive directors of the Group are disclosed in Note 9 to the financial statements:

	Six months ended June 30			Year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Short term employee benefits	125	754	606	1,445	582	471
Post-employment benefits	1	4	8	17	15	12
Total compensation paid to key management personnel	126	758	614	1,462	597	483

(f)	Details of the outstanding balance due to a director as of June 30, 2009 and 2008 (unaudited) and December 31, 2008, 2007 and 2006 are disclosed in Note 21 to the financial statements.

12.  PROPERTY, PLANT AND EQUIPMENT

	Buildings	Leasehold improvements	Plant and machinery	Motor vehicles	Furniture, fixtures and office equipment	Construction in progress	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Cost:
As of January 1, 2006	—	—	13,282	2,151	280	—	15,713
Additions	—	—	222	—	293	101,300	101,815
As of December 31, 2006 and January 1, 2007	—	—	13,504	2,151	573	101,300	117,528
Additions	—	—	9,537	1,092	194	176,567	187,390
Written off	—	—	(1,456)	—	(219)	—	(1,675)
Disposals	—	—	(3,984)	—	(69)	—	(4,053)
Transfers	277,867	—	—	—	—	(277,867)	—
As of December 31, 2007 and January 1, 2008	277,867	—	17,601	3,243	479	—	299,190
Additions	8,120	183	7,682	349	922	—	17,256
Written off	—	—	(345)	—	—	—	(345)
As of December 31, 2008 and January 1, 2009	285,987	183	24,938	3,592	1,401	—	316,101
Additions	—	—	237	—	657	—	894
Disposals	—	(182)	—	—	(29)	—	(211)
Exchange realignment	—	(1)	—	—	(1)	—	(2)
As of June 30, 2009 (unaudited)	285,987	—	25,175	3,592	2,028	—	316,782
Accumulated depreciation:
As of January 1, 2006	—	—	4,453	1,093	78	—	5,624
Provided during the year	—	—	1,436	408	48	—	1,892
As of December 31, 2006 and January 1, 2007	—	—	5,889	1,501	126	—	7,516
Provided during the year	9,378	—	1,557	325	160	—	11,420
Written off	—	—	(1,227)	—	(141)	—	(1,368)
Disposals	—	—	(3,134)	—	(29)	—	(3,163)
As of December 31, 2007 and January 1, 2008	9,378	—	3,085	1,826	116	—	14,405
Provided during the year	12,534	16	2,157	410	183	—	15,300
Written off	—	—	(248)	—	—	—	(248)
As of December 31, 2008 and January 1, 2009	21,912	16	4,994	2,236	299	—	29,457
Provided during the period	6,435	3	1,291	162	146	—	8,037
Written off	—	(19)	—	—	(3)	—	(22)
As of June 30, 2009 (unaudited)	28,347	—	6,285	2,398	442	—	37,472
Carrying amount:
As of December 31, 2006	—	—	7,615	650	447	101,300	110,012
As of December 31, 2007	268,489	—	14,516	1,417	363	—	284,785
As of December 31, 2008	264,075	167	19,944	1,356	1,102	—	286,644
As of June 30, 2008 (unaudited)	262,237	141	19,044	1,472	427	—	283,321
As of June 30, 2009 (unaudited)	257,640	—	18,890	1,194	1,586	—	279,310

	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
As of June 30, 2009 (unaudited)	37,703	—	2,764	175	232	—	40,874

The Group’s buildings are situated in Mainland China and are held on land under medium term leases (lease with a term less than 50 years).

As of June 30, 2009, certain of the Group’s buildings with unaudited carrying amount of approximately RM249,733,000 (June 30, 2008: RMB106,985,000 (unaudited); December 31, 2008: RMB104,361,000; December 31, 2007 and December 31,2006: Nil) were pledged to secure general banking facilities granted to the Group (Note 19).

13.  PREPAID LAND LEASE PAYMENTS

	As of six months ended June 30			As of year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Carrying amount at January 1	4,499	30,745	31,491	31,491	29,754	6,074
Additions	—	—	—	—	2,483	28,768
Forfeiture of deposit paid	—	—	—	—	—	(4,966)
Recognized during the period	(55)	(378)	(373)	(746)	(746)	(122)
Carrying amount at June 30/ December 31	4,444	30,367	31,118	30,745	31,491	29,754
Current portion included in prepayments, deposits and other receivables	(95)	(646)	(646)	(646)	(646)	(597)
Non-current portion	4,349	29,721	30,472	30,099	30,845	29,157

The Group’s prepayment of land use rights premiums is for medium term land located in Mainland China.

As of June 30 2009 and 2008, and December 31, 2008, 2007 and 2006, land use rights with carrying amount of approximately RMB30,157,000 (unaudited), and RMB 12,048,000 (unaudited), RMB11,924,000, RMB5,830,000 and RMB5,952,000, respectively, were pledged to secure general banking facilities granted to the Group (Note 20).

XDLong China owned and occupied a parcel of land with an aggregate site area of approximately 38,784 square meters together with buildings on such land. The buildings consist of the Group’s production facility, a research and development center, an office facility, staff quarters, and recreation center and sports facility, with an aggregate gross floor area of approximately 99,024 square meters. The Group has obtained the land use rights certificate in relation to the land and the property ownership certificates for the buildings. The land use rights were granted for industrial use for a term of 50 years from December 25, 2006.

XDLong Fujian owns a parcel of land located within the Group’s production complex in Jinjiang which has an aggregate site area of approximately 15,277 square meters. Pursuant to the State-owned Land Use Right Transfer Contract, construction on this land was required to commence by February 28, 2006. However, XDLong Fujian did not commence construction by such date because the Group decided to construct its production facilities on another larger parcel of land owned by XDLong China. Currently, the Group has plans to construct additional production facilities on the XDLong Fujian parcel of land. XDLong Fujian is applying to relevant local government agency for postponing construction on the land. However, there is a risk that the local government may repossess the land before XDLong Fujian obtains an approval to postpone construction. On May 14, 2008, XDLong Fujian applied to the relevant local government agency for the approval to postpone construction on the land. The local government agency has verbally confirmed that the local government does not intend to repossess the parcel of land held for use by XDLong Fujian, or otherwise cancel the underlying contract. Management of the Group has concluded that the possibility of incurring an impairment in value or loss of land use is remote. Management based its conclusion on the fact that the local government has been advised that the Group intends to commence construction on the parcel of land and that local government officials have provided verbal assurances that they do not intend to take punitive action for the Group’s failure to commence construction. Consistent with the objectives of the local government, the construction of the additional production facilities in the Jinjiang area will inject capital into the local economy and result in an expansion of the Group’s local workforce. The carrying amounts of this piece of land were RMB5,645,000 (unaudited), RMB5,768,000 (unaudited), RMB 5,707,000, RMB 5,829,000 and RMB5,952,000 respectively as of June 30, 2009 and 2008, and December 31, 2008, 2007 and 2006, respectively.

14.  INVENTORIES

	As of six months ended June 30			As of year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Raw materials	1,228	8,393	5,984	4,273	4,642	2,395
Work in progress	895	6,120	5,383	5,327	8,252	4,003
Finished goods	7,409	50,624	72,760	76,460	37,389	44,117
	9,532	65,137	84,127	86,060	50,283	50,515

15.  TRADE RECEIVABLES
	As of six months ended June 30			As of year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Trade receivables	66,651	455,461	196,656	284,795	141,663	84,005
Allowance for doubtful debts	—	—	—	—	—	—
	66,651	455,461	196,656	284,795	141,663	84,005

The Group’s trading terms with its customers are mainly on credit. The credit period is generally for a period of two months to its customers. Starting from 2009, the Group has extended the credit period up to four months to its customers as the duration of the renewal for distribution agreement has been extended for three years from one year.

An aging analysis of the Group’s trade receivables as of June 30, 2009 and 2008 (unaudited) and December 31, 2008, 2007 and 2006, based on the invoice date, is as follows:

	As of six months ended June 30			As of year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Within 60 days	46,218	315,833	196,656	184,424	141,663	58,484
61 to 90 days	18,330	125,260	—	90,415	—	9,730
91 to 180 days	2,103	14,368	—	9,956	—	10,408
181 to 360 days	—	—	—	—	—	5,383
	66,651	455,461	196,656	284,795	141,663	84,005

An aging of trade receivables as of June 30, 2009 and 2008 (unaudited) and December 31, 2008, 2007 and 2006, that were neither past due nor impaired or past due but not impaired, is as follows:

	Neither	Past due but not impaired
	Past
	due nor	Less than	31 to	Over
	impaired	30 days	120 days	120 days	Sub-total	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
December 31, 2006	58,484	9,730	10,408	5,383	25,521	84,005
December 31, 2007	141,663	—	—	—	—	141,663
December 31, 2008	184,424	90,415	9,956	—	100,371	284,795
June 30, 2008 (unaudited)	196,656	—	—	—	—	196,656
June 30, 2009 (unaudited)	455,461	—	—	—	—	455,461

	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
June 30, 2009 (unaudited)	66,651	—	—	—	—	66,651

Receivables that were neither past due nor impaired relate to customers with no recent history of default.

Receivables that were past due but not impaired relate to a number of independent customers that have a good repayment record with the Group. Based on past experience, the directors of the Company are of the opinion that no impairment allowance is necessary in respect of these balances as there has not been a significant change in credit quality and the balances are still considered fully recoverable. The Group does not hold any collateral or other credit enhancements over these balances.

The carrying amounts of trade receivables approximate their fair values.

16.  PLEDGED BANK DEPOSITS

The pledged bank deposits were used to secure the bills payables by the Group (Note 18).

17.  CASH AND BANK BALANCES

The cash and bank balances of the Group denominated in RMB amounted to RMB223,742,000 (unaudited), RMB104,544,000 (unaudited), RMB118,673,000, RMB67,353,000 and RMB14,714,000 as of June 30,2009 and 2008 and December 31, 2008, 2007 and 2006, respectively. RMB is not freely convertible into other currencies, however, under Mainland China’s Foreign Exchange Control Regulations and Administration of Settlement, Sale and Payment of Foreign Exchange Regulations, the Group is permitted to exchange RMB for other currencies through banks authorized to conduct foreign exchange business.

Cash at banks earns interest at floating rates based on daily bank deposit rates. The bank balances and pledged bank deposits (Note 16) are deposited with creditworthy banks with no recent history of default. The carrying amounts of cash and bank balances approximate their fair values.

18.  TRADE AND BILLS PAYABLES

An aging analysis of the Group’s trade and bills payables as of June 30,2009 and 2008 (unaudited) and December 31, 2008, 2007 and 2006, based on the invoice date, is as follows:

	As of six months ended June 30			As of year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Within 90 days	24,576	167,941	127,718	116,081	85,326	59,145
91 to 180 days	—	—	—	—	—	718
181 to 360 days	—	—	—	—	—	—
Over 360 days	—	—	—	—	—	502
Trade payables	24,576	167,941	127,718	116,081	85,326	60,365
Bills payables	—	—	—	11,500	38,000	15,500
Trade and bills payables	24,576	167,941	127,718	127,581	123,326	75,865

The trade payables are non-interest-bearing and are normally settled on 30- to 90-day terms. Starting from 2009, the credit period has been extended up to four months by the suppliers as the duration of agreements with the Group’s contract manufacturers has been extended to two years. The carrying amounts of trade and bills payables approximate their fair values.

Bills payables as of June 30, 2009 and 2008 (unaudited) and December 31, 2008, 2007 and 2006 were secured by pledged bank deposits (Note 16) and certain personal and corporate guarantees (Note 20).

19.  DEPOSITS RECEIVED, OTHER PAYABLES AND ACCRUALS

	As of six months ended June 30			As of year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Deposits received	1,683	11,500	11,500	11,500	11,000	11,000
Accrued liabilities	2,955	20,202	17,482	14,009	17,161	14,654
Accrued IPO expenses	2,317	15,831	—	16,435	—	—
Accrued SPAC deal cost	178	1,217	—	—	—	—
Accrued interest on preferred shares	5,531	37,793	5,449	21,795	—	—
Construction cost payables	—	—	—	—	8,336	—
Value added tax payables	1,066	7,282	7,985	4,639	8,194	2,013
	13,730	93,825	42,416	68,378	44,691	27,667

Other payables and value added tax payables are non-interest-bearing and have an average term of three months.

The carrying amount of deposits received, other payables and accruals approximate their fair value.

Deposits received primarily relate to deposits made by distributors in accordance with the distributorship agreements. Each distributor must pay the Group a fixed sum of RMB500,000 as security for the performance of their obligations under the distributorship agreement. The Group has the right not to refund the deposit to the distributors if they do not comply with the terms stipulated in the distributorship agreements. The Group will refund the deposit to a distributor upon the expiration of the distributorship agreement should either party decides not to renew the agreement. During the term of the distribution agreement, the Group has the right to terminate the distribution agreement, at its sole discretion and at anytime, if the distributions cannot meet certain sales target and payment requirements. Accordingly, management considers it more appropriate to classify the deposits from our distributors as a current liability.

20.  INTEREST-BEARING BANK BORROWINGS

	As of six months ended June 30			As of year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Current
Bank loans – secured and repayable within one year	12,146	83,000	—	20,000	28,000	17,000

	As of six months ended June 30				As of year ended December 31
	2009		2008		2008		2007		2006
	Maturity date	RMB’000 (Unaudited)	Maturity date	RMB’000 (Unaudited)	Maturity date	RMB’000	Maturity date	RMB’000	Maturity date	RMB’000
Current
Bank loans – secured and repayable	Jan 31, 10	5,000		—	June 14, 09	20,000	Feb 12, 08	4,000	Feb 28, 08	8,000
	May 7, 10	20,000		—		—	Jan 14, 08	4,000	Jul 31, 08	5,000
	May 31, 10	10,000		—		—	Mar 5, 08	3,000	Aug 3, 08	4,000
	Jun 7, 10	8,000		—		—	Jun 30, 08	5,000		—
	Jun 17, 10	6,000		—		—	Aug 7, 08	2,000		—
	Jun 17, 10	34,000		—		—	Oct 23, 08	3,000		—
		—		—		—	Nov 27, 08	7,000
		83,000		—		20,000		28,000		17,000

The above bank loans were denominated in RMB. The bank loans bore fixed interest rates ranging from 5.58% to 7.02% per annum for the year ended December 31, 2006, from 7.34% to 8.892% per annum for the year ended December 31, 2007, and at 7.47% per annum for the year ended December 31, 2008, from 7.52% to 8.89% per annum for the six months ended June 30, 2008 and from 5.31% to 6.37% per annum for the six months ended June 30, 2009. Because of the short maturity, the carrying amounts of current bank loans approximate their fair values.

The bank loans and bills payables of RMB17,000,000 and RMB15,500,000 (Note 18), respectively, as of December 31, 2006 were secured by:

(i)	personal guarantee of RMB30,000,000 from Mr. Lin Shuipan (Note 11 (a));

(ii)	personal guarantees of RMB34,000,000 from independent third parties, namely Mr. Ding Yongchui, Mr. Ding Chundi and Mr. Lin Huozhi;

(iii)	corporate guarantees of RMB22,000,000 from independent third parties, namely Jinjiangshi Modern Times Color Pring Co., Ltd and Fujian Jinjiang Mars Shoes Material Co., Ltd; and

(iv)	mortgages over certain land use rights of the Group situated in Mainland China (Note 13).

The personal and corporate guarantees from independent third parties and the personal guarantee provided by Mr. Lin Shuipan expired upon repayment of the respective bank loans and bills payables by the Group in 2007.

The bank loans and bills payables of RMB28,000,000 and RMB38,000,000 (Note 18), respectively, as of December 31, 2007 were secured by:

(i)	personal guarantee of RMB30,000,000 from Mr. Lin Shuipan (Note 11 (a));

(ii)	personal guarantees of RMB22,000,000 from independent third parties, namely; Mr. Ding Yongchui and Mr. Lin Huozhi;

(iii)	corporate guarantee of RMB20,000,000 from XDLong China;

(iv)	corporate guarantees of RMB22,000,000 from independent third parties, namely Jinjiangshi Modern Times Color Pring Co., Ltd and Fujian Jinjiang Mars Shoes Material Co., Ltd; and

(v)	mortgages over certain land use rights of the Group situated in Mainland China (Note 13).

The personal and corporate guarantees from independent third parties and the personal guarantee provided by Mr. Lin Shuipan expired upon repayment of the respective bank loans and bills payables by the Group in 2008.

The bank loans and bills payables of RMB20,000,000 and RMB11,500,000 (Note 18), respectively, as of December 31, 2008 were secured by:

(i)	personal guarantee of RMB60,000,000 from Mr. Lin Shuipan (Note 11 (b)) and Ms. Chen Xiayu, the spouse of Mr. Lin Shuipan; and

(ii)	mortgages over certain buildings and land use rights of the Group situated in Mainland China (Notes 12 and 13).

The personal guarantees provided by Mr. Lin Shuipan and Ms. Chen expired upon repayment of the respective bank loans and bills payables by the Group in June 2009.

The bank loans of RMB83,000,000 (unaudited) as of June 30, 2009 were secured by:

(i)	personal guarantee of RMB60,000,000 from Mr. Lin Shuipan (Note 11 (b)) and Ms. Chen Xiayu, the spouse of Mr. Lin Shuipan; and

(ii)	mortgages over certain buildings and land use rights of the Group situated in Mainland China (Note 12 and 13).

The personal guarantees provided by Mr. Lin Shuipan and Ms. Chen will expire upon repayment of the respective bank loans by the Group in 2010.

21.  AMOUNT DUE TO A DIRECTOR

The balance is unsecured, interest-free and is due on demand. The carrying amount of this balance as of June 30, 2009 and 2008 and December 31, 2008, 2007 and 2006 approximate its fair value because of its short term.

22.  PREFERRED SHARES

On March 28, 2008, the Company, Mr. Lin Shuipan and Elevatech Limited (the “GS Investor”) entered into a subscription agreement (the “Subscription Agreement”) under which GS Investor agreed to subscribe for 2,500 preferred shares representing 2.5% of the total issued share capital of the Company after the issue and allotment of preferred shares under the Subscription Agreement (the “Subscription”). The consideration for the Subscription was HK$95.71 million (equivalent to RMB85,135,000).

On March 28, 2008, Mr. Lin Shuipan, RichWise International Investment Group Limited (“RichWise”), Mr. Shi Jinlei (the sole beneficial owner of RichWise), the Company and GS Investor entered into a share purchase agreement (the “SPA”) under which Mr. Lin Shuipan and RichWise agreed to transfer 2,000 and 3,500 preferred shares (the “sale shares”) representing 2.0% and 3.5%, respectively, of the issued share capital of the Company as enlarged by the Subscription by GS Investor. The consideration for the acquisition of the sale shares under the SPA amounting to HK$210.56 million (equivalent to RMB189,504,000), was made to Mr. Lin Shuipan and Richwise. Therefore, the amount was treated as a form of distribution to Mr. Lin Shuipan and Richwise and was charged to the stockholders’ equity by debiting “other reserve” account.

On May 8, 2009, a letter agreement was signed in which all of the outstanding preferred shares of the Company will be redeemed simultaneously with the Acquisition (as defined in Note 22). The details of the letter agreement is disclosed in Note 23.

Pursuant to the SPA, Mr. Lin Shuipan and RichWise (collectively, the “Sellers”) but not the Company granted GS Investor certain rights for the adjustment of the total consideration and/or consideration per share upon the occurrence of certain adjustment events.

Pursuant to the Subscription Agreement and SPA, the preferred shares:

(i)	are convertible at the option of GS Investor into the ordinary shares of the Company on an one-to-one basis (the “Conversion Ratio”), subject to the adjustment under the anti-dilution clause.

(ii)	will be converted automatically into ordinary shares of the Company at the Conversion Ratio immediately upon the completion of the global offering of the Group; and

(iii)	are redeemable at the option of the GS Investor if one of the following events occurs:

(1)	any event has occurred giving rise to a right to terminate the Subscription Agreement and SPA; or

(2)
the Company does not complete a public offering satisfying certain conditions in relation to the venue of listing, market capitalization of at least US$650 million or a deemed satisfaction with the market capitalization requirement by GS Investor and the percentage of public float prior to December 31, 2009.

GS Investor shall have the right to require the Company to redeem any part or all of the preferred shares in cash for an amount equal to the consideration as stated in the Subscription Agreement. In addition, pursuant to the SPA, upon the redemption of the preferred shares, the Sellers will make a payment to GS Investor in respect of the sum of the issue price for each preferred share, plus 12% of internal rate of return (“IRR”) from the initial issuance date until redemption date of the preferred shares.

As the issuance currency of the preferred shares (HK$) is not the same as the functional currency of the Group (RMB), the ‘fixed for fixed’ requirement is violated, the fixed amount of the issuance currency of the preferred shares is distinguished and the conversion option for the classification of derivative component as equity is precluded. The preferred shares are classified as financial liability under IAS 32 and are subject to IAS 39 for recognition and measurement.

Although it may be within the Company’s control to determine whether the IPO should be attempted, market and regulatory forces will determine whether the attempt will be successful. These forces are beyond the control of the Company, therefore the redemption upon IPO event not occurring meets the definition of a contingent settlement event in accordance with paragraph 25 of IAS32 paragraph 25 and results in the PS being classified as a financial liability from inception.

The 12% IRR represents the market interest rate or covers the market interest rate. The carrying value of the preferred shares of RMB272,432,000 represents the fair value of the financial liability at the insurance date, at December 31, 2008 and subsequent periods, adjusted only for foreign exchange rate changes.

Per the Subscription Agreement and the SPA executed by the Company, the GS Investor and the Sellers, upon redemption of the preferred share, the Sellers will make a payment to the GS Investor at 12% IRR on the preferred shares. Accordingly, the payment of the interest by the Sellers, who are also stockholders of the Company, will be treated as a form of capital contribution. The monthly interest accrual of the 12% IRR is credited to other payable. During the year ended December 31, 2008, interest of RMB21,795,000 has been credited to other payable.

Details of the net proceeds received from the issue of the preferred shares are analyzed as follows:

Preferred Shares	US$’000	RMB’000
Nominal value of the 8,000 Preferred Shares issued and liability component at the issuance date	40,190	274,639
Exchange rate effect	(323)	(2,207)
Liability component as December 31, 2008	39,867	272,432
Exchange rate effect	(363)	(2,479)
Liability component as June 30, 2009 (unaudited)	39,504	269,953

23.  SHARE CAPITAL

The share capital as of December 31, 2006, 2007 and June 30, 2008 represented the aggregate amount of paid-in capital of the companies now comprising the Group.

The share capital as of June 30, 2009 and December 31, 2008 represented the issued capital of the Company and a summary of the authorized and issued share capital of the Company is as follows:

	US$’000	HK$’000	RMB’000
Authorized:
3,892,000 ordinary shares of HK$0.1 each	58	389	342
8,000 preferred shares of HK$0.1 each	—	1	1
	58	390	343
Issued and fully paid:
92,000 ordinary shares of HK$0.1 each	1	9	8

The preferred shares (i) are entitled the same voting right as ordinary share in which the number of votes equal to that number of shares into which the preferred shares could then be converted; (ii) do not carry any mandatory dividend right; and (iii) are convertible and redeemable (Note 22).

A summary of the transactions from March 25, 2008 (date of incorporation) to June 30, 2009 with reference to below movements in the Company’s authorized and issued ordinary and preferred shares capital is as follows:

Authorized share capital
		Number of	Nominal		Nominal
		ordinary and	value of		value of
		preferred	ordinary and		ordinary and
		shares of	preferred		preferred
		HK$0.1 each	shares		shares
	Notes		US$’000	HK$’000	RMB’000
Authorized:
Upon incorporation
– ordinary shares	(i)	3,900,000	58	390	343
Reclassified as:
– ordinary shares	(ii)	(8,000)	—	(1)	(1)
– preferred shares	(ii)	8,000	—	1	1
		3,900,000	58	390	343
At December 31, 2008 and June 30, 2009
– ordinary shares		3,892,000	58	389	342
– preferred shares	(ii)	8,000	—	1	1
		3,900,000	58	390	343

Notes:
(i)	The Company was incorporated in the Cayman Islands on March 25, 2008 with an authorized share capital of HK$390,000 divided into 3,900,000 ordinary shares of HK$0.1 each.

(ii)
On April 30, 2008, the Company issued and allotted 2,500 preferred shares to Elevatech Limited (the “GS Investor”). In addition, 2,000 ordinary shares and 3,500 ordinary shares from Mr. Lin Shuipan and RichWise, respectively, were transferred to the preferred shares (Note 22).

Issued ordinary shares
		Number of	Nominal		Nominal
		ordinary and	value of		value of
		preferred	ordinary and		ordinary and
		shares of	preferred		preferred
		HK$0.1 each	shares		shares
	Notes		US$’000	HK$’000	RMB’000
Issued:
Upon incorporation
– issued at nil paid	(i)	1	—	—	—
Allotment of shares
– on April 28, 2008	(ii)	97,499	1	10	9
– on April 30, 2008	(iii)	(5,500)	—	(1)	(1)
At December 31, 2008 and June 30, 2009		92,000	1	9	8

Notes:
(i)
 On March 25, 2008, one ordinary share of the Company was allotted and issued at par as nil paid to the initial subscriber and was immediately transferred to Mr. Lin Shuipan, the director of the Company.

(ii)
On April 28, 2008, in consideration of the transfer of all the shares in XDLong Investment to the Company, the Company issued and allotted 63,374 ordinary shares, 14,625 ordinary shares, 9,750 ordinary shares, 4,875 ordinary shares and 4,875 ordinary shares to Mr. Lin Shuipan, RichWise, Tiancheng International Investment Group Limited, HK Haima Group Limited, Eagle Rise Investments Limited, the then shareholders of XDLong Investment, and credited as fully paid at par the 1 nil paid share then by Mr. Lin Shuipan.

(iii)	On April 20, 2008, 2,000 ordinary shares and 3,500 ordinary shares from Mr. Lin Shuipan and RichWise, respectively, were transferred to the preferred shares (Note 22).

Issued preferred shares

The preferred shares are presented as current liabilities in the consolidated balance sheets and the related movement is set out in Note 22 of the financial statements.

Pursuant to the letter agreement dated May 8, 2009, all of the outstanding preferred shares of the Company will be redeemed simultaneously with the Acquisition (as defined below). As consideration for the redemption of the preferred shares, the sole preferred shareholder, Elevatech, will receive a promissory note from the Company providing for (i) the payment of HK$306.2 million (RMB272.5 million) on the earlier of the fifth business day following the date of issue of the promissory note and October 31, 2009 and (ii) an additional payment of US$1.0 (RMB 6.9 million) million on June 30, 2010. Following the issuance of the promissory note, the original terms of the preferred shares will be superseded by the terms of the promissory note, and the Company’s due payment thereunder will represent a full settlement of its obligations under the preferred shares. However, if the Company defaults on its payment obligations under the promissory note, Elevatech will have the option to convert the overdue amount into preference shares with the same terms as the preferred shares. Further, if the Acquisition is consummated on or prior to October 31, 2009,any preferred shares or preference shares issued and outstanding following the consummation of the Acquisition will be immediately redeemable under their original terms at the option of Elevatech. Finally, if the Acquisition is not consummated by October 31, 2009, the letter agreement will have no further effect, and the preferred shares will remain outstanding under their original terms.

In addition, Mr. Lin Shuipan and RichWise agreed to enter into a guarantee in respect of the obligations of the Company to pay US$1.0 million (RMB 6.9 million) and any interest at a rate of 8.25% per annum on the overdue principal amount under the promissory note issued by the Company to the GS Investor. However, any obligation to pay under the guarantee only covers the portion of the amounts the Company has defaulted. Moreover, any obligation to pay the unpaid portion of the US$1.0 million (RMB 6.9 million) under the guarantee will be several and not joint and will be allocated between Mr. Lin Shuipan and RichWise at the ratio of 0.5625 to 0.4375. Further any obligation to pay the unpaid interest under the guarantee will be limited to Mr. Lin Shuipan only. RichWise will not be obligated to pay the unpaid interest under the guarantee.

On May 8, 2009, the Company, all the original ordinary shareholders (the “Original Shareholders”), 2020 Chinacap Acquirco, Inc. (“2020”) and Exceed Company Ltd. (“Exceed”) (a wholly-owned subsidiary of 2020 which was established under the laws of the British Virgin Islands) entered into the sales and purchase agreement (the “Purchase Agreement”) in which Exceed will acquire all of the issued ordinary shares in the Company from the Original Shareholders (“Acquisition”) in consideration of Exceed issuing and allotting an aggregate of 17,008,633 new ordinary shares (“Additional Shares”) to the Original Shareholders and/or their respective nominee(s).

Subject to the closing of the Acquisition (“Closing”) having taken place, in the event that the Company enters into agreement(s) with any third party investor(s) (“Third Party Investor(s)”) in relation to an equity investment in the Company for cash consideration after the signing of the Purchase Agreement and before Closing and such Third Party Investor(s) has/have paid to the Company the cash consideration in full, upon written request of the Company, Exceed shall allot and issue to such Third Party Investor(s) and/or their respective nominee(s) such number of shares at a subscription price not lower than the lowest of the closing trading price of common stock in 2020 among each of the last trading day of March 2009, April 2009 and May 2009 per share (the “Investor Shares”).

All Investor Shares will be allotted and issued to the Third Party Investor(s) at Closing.

Subject to an escrow agreement to be entered into among 2020, Exceed, the Company, the Original Shareholders and the escrow agent (the “Escrow Agreement”) and the Purchase Agreement, a portion of the Additional Shares will be held in escrow and released by installment subject to audited profit after tax of Exceed of US$38,067,350 in 2009, US$49,487,555 in 2010 and US$64,333,821.

If Exceed achieves earnings of US$64,333,821 according to the 2011 audit, 2,212,789 additional new ordinary shares of Exceed shall be issued to the Original Shareholders as earn-out shares.

24.  EARNINGS PER SHARE ATTRIBUTABLE TO EQUITY HOLDER OF THE COMPANY

The calculation of the basic earnings per share for each of the Relevant Periods is based on the profit for the year attributable to equity holders of the Company for each of the Relevant Periods and the pro forma of 92,000 ordinary shares, assuming that the Group Reorganization had been completed since January 1, 2006 or since the respective dates of incorporation of the Company and its subsidiaries, where this is a shorter period.

25.  RESERVES

The amounts of the Group’s reserves and the movements therein for each of the Relevant Periods are presented in the consolidated statements of changes in equity.

26.  CONTINGENT LIABILITIES

As of June 30, 2009 and 2008 (unaudited) and December 31, 2008, 2007 and 2006, the Group are not aware of any significant contingent liabilities.

27.  OPERATING LEASE ARRANGEMENTS

The Group leases certain of its production facilities and office premises under operating lease arrangements. Leases for these properties are negotiated for terms ranging from 1 to 2 years.

As of June 30, 2009 and 2008 (unaudited) and December 31, 2008, 2007 and 2006, the Group had total future minimum lease payments under non-cancellable operating leases falling due as follows:

	Six months ended June 30			Year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Within one year	—	—	704	704	—	4,500
In the second to fifth years, inclusive	—	—	626	274	—	—
	—	—	1,330	978	—	4,500

28.  COMMITMENTS

(a) Capital commitments

As of June 30, 2009 and 2008 (unaudited) and December 31, 2008, 2007 and 2006, the Group had the following capital commitments:

	As of six months ended June 30			As of year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Contracted for commitment in respect of:
– construction of new factory buildings	—	—	—	—	—	176,480

(b) Other commitments

As of June 30, 2009 and 2008 and December 31, 2008, 2007 and 2006, total commitments under these arrangements were as follows:

	As of six months ended June 30			As of year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Advertising and promotional expenses
2007	—	—	—	—	—	12,000
2008	—	—	—	—	—	—
2009	260	1,775	—	21,900	—	—
	260	1,775	—	21,900	—	12,000
Research and development (note (i and ii))
2007	—	—	—	—	—	500
2008	—	—	500	—	500	500
2009	73	500	500	500	500	500
2010	73	500	500	500	500	500
	146	1,000	1,500	1,000	1,500	2,000
Additional premium on preferred shares (note 23)
2010	1,000	6,900	—	—	—	—
	1,000	6,900	—	—	—	—
	1,406	9,675	1,500	22,900	1,500	14,000

(i)
Under the agreement with the China Institute of Sport Science, the Group has committed to pay predetermined annual fees of RMB500,000 to the China Institute of Sport Science for each of the years in the period from October 2006 to October 2011 for their assistance with the research and development of technology for its sports footwear and apparel, and the promotion of the technology content of its products.

(ii)
Under the agreement with a research and development centre in the PRC, the Group has committed to pay RMB1.4 million over two years from May 2007 to May 2009 to the research centre for their assistance with the system design and development of technology for its sports footwear products. The related fee of RMB1.4 million was fully paid by the Group in 2007, therefore, no commitment with respect to this service is disclosed.

29.  FINANCIAL INSTRUMENTS BY CATEGORY

Financial assets

All the Group’s financial assets as of June 30, 2009 and 2008 (unaudited) and December 31, 2008, 2007 and 2006, including trade receivables, deposits and other receivables, pledged bank deposits and cash and bank balances, are categorized as loans and receivables.

Financial liabilities

All the Group’s financial liabilities as of June 30, 2009 and 2008 (unaudited) and December 31, 2008, 2007 and 2006, including trade and bills payables, other payables, interest-bearing bank borrowings, amount due to a director and tax payable, are categorized as financial liabilities at amortized cost.

30.  FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES

The Group’s principal financial instruments comprise bank borrowings and cash and bank balances. The main purpose of these financial instruments is to fund the Group’s operations. The Group has various financial assets and liabilities such as trade receivables and trade and bills payables, which arise directly from its operations.

It is, and has been, throughout the Relevant Periods, the Group’s policy that no trading in financial instruments shall be undertaken.

The main risks arising from the Group’s financial instruments are foreign currency risk, credit risk, interest rate risk, commodity price risk and liquidity risk. The board of directors reviews and agrees policies for managing each of these risks and they are summarized below:

Foreign currency risk

The Group mainly operates in Mainland China with most of the transactions settled in RMB. The Group’s assets and liabilities, and transactions arising from its operations are mainly denominated in RMB. The Group has not used any forward contract or currency borrowing to hedge its exposure as foreign currency risk is considered minimal.

Credit risk

The Group trades only with recognized and creditworthy customers. It is the Group’s policy that all customers who wish to trade on credit terms are subject to credit verification procedures. In addition, receivable balances are monitored on an ongoing basis and the Group’s exposure to bad debts is not significant.

Since the Group trades only with recognized and creditworthy third parties, there is no requirement for collateral.

The credit risk of the Group’s other financial assets, which comprise deposits, other receivables, pledged bank deposits and cash and bank balances, arises from potential default of the counterparties, with a maximum exposure equal to the carrying amounts of these instruments.

The Group’s exposure to credit risk is influenced mainly by the individual characteristics of each customer. The default risk of the overall industry in which customers operate also has an influence on credit risk but to a lesser extent. At the balance sheet date, the Group is exposed to certain credit risks as 43.45% (June 30, 2008: 48.05%; December 31, 2008: 41.55%; December 31, 2007: 41.77%; December 31, 2006: 33.94%) of the total trade and other receivables were due from the Group’s five largest customers.

The maximum exposure to credit risk is represented by the carrying amount of each financial asset. The Group does not provide any guarantees which would expose the Group or the Company to credit risk.

Further quantitative disclosures in respect of the Group’s exposure to credit risk arising from trade receivables are set out in Note 15.

Interest rate risk

The Group does not have any significant exposure to risk of changes in market interest rates as the Group’s debt obligations were all with fixed interest rates.

Commodity price risk

The major raw materials used in the production of the Group’s products included rubber and plastics. The Group is exposed to fluctuation in the prices of these raw materials which are influenced by global as well as regional supply and demand conditions. Fluctuations in the prices of raw materials could adversely affect the Group’s financial performance. The Group historically has not entered into any commodity derivative instruments to hedge the potential commodity price changes.

Liquidity risk

The Group monitors risk of a shortage of funds by considering the maturity of both its financial assets and projected cash flows from operations. The Group’s objective is to maintain a balance between continuity of funding and flexibility through use of bank borrowings and other borrowings to meet its working capital requirements.

The table below summarizes the maturity profile of the Group’s financial liabilities as of June 30, 2009 and 2008 (unaudited) and December 31, 2008, 2007 and 2006 based on contractual undiscounted cash flow.

June 30, 2009 (Unaudited)	On demand	Less than 3 months	3 to 12 months	Total		Carrying amount
	RMB’000	RMB’000	RMB’000	RMB’000	USD’000	RMB’000	USD’000
Interest-bearing bank borrowings	—	—	87,321	87,321	12,778	83,000	12,146
Preferred shares	—	—	269,953	269,953	39,504	269,953	39,504
Other financial liabilities	52,907	27,308	3,519	83,734	12,253	83,734	12,253
Trade and bills payables	—	167,941	—	167,941	24,576	167,941	24,576
	52,907	195,249	360,793	608,949	89,111	604,628	88,479

June 30, 2008 (Unaudited)	On demand	Less than 3 months	3 to 12 months	Total	Carrying amount
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Preferred shares	—	—	272,432	272,432	272,432
Other financial liabilities	16,949	9,230	3,294	29,473	29,473
Trade and bills payables	—	127,718	—	127,718	127,718
	16,949	136,948	275,726	429,623	429,623

The table below summarizes the maturity profile of the Group’s financial liabilities as of June 30, 2009 and 2008 and December 31, 2008, 2007 and 2006 based on contractual undiscounted cash flow. (continued)

December 31, 2008	On demand	Less than 3 months	3 to 12 months	Total	Carrying amount
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Interest-bearing bank borrowings	—		20,685	20,685	20,000
Preferred shares	—		272,432	272,432	272,432
Other financial liabilities	34,184	24,933	—	59,117	59,117
Trade and bills payables	—	127,581	—	127,581	127,581
	34,184	152,514	293,117	479,815	479,130

December 31, 2007	On demand	Less than 3 months	3 to 12 months	Total	Carrying amount
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Interest-bearing bank borrowings	—	11,088	18,026	29,114	28,000
Other financial liabilities	93,546	21,682	—	115,228	115,228
Trade and bills payables	—	123,326	—	123,326	123,326
	93,546	156,096	18,026	267,668	266,554

	On	Less than	3 to
December 31, 2006	demand	3 months	12 months	Total	Carrying amount
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Interest-bearing bank borrowings	—	8,074	9,353	17,427	17,000
Other financial liabilities	93,503	12,272	—	105,775	105,775
Trade and bills payables	—	75,865	—	75,865	75,865
	93,503	96,211	9,353	199,067	198,640

Capital Management

The primary objective of the Group’s capital management is to ensure that it maintains healthy capital ratio in order to support its business. The Group manages its capital structure and makes adjustment to it in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, or issue new shares. No changes were made in the objectives or policies during the Relevant Periods.

The Group monitors capital on the basis of debt-to-adjusted capital ratio, which is calculated as the net debt divided by adjusted capital. The debt-to-adjusted capital ratios as of June 30, 2009 and 2008 (unaudited) and December 31, 2008, 2007 and 2006 were as follows:

	As of six months ended June 30			As of year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Interest-bearing bank borrowings	12,146	83,000	—	20,000	28,000	17,000
Trade and bills payables	24,576	167,941	127,718	127,581	123,326	75,865
Less: Cash and bank balances	(32,771)	(223,940)	(126,187)	(120,068)	(67,725)	(14,714)
Pledged bank deposits	—	—	—	(2,300)	(19,000)	(7,750)
Net debt	3,951	27,001	1,531	25,213	64,601	70,401
Total equity	64,474	440,581	308,659	325,838	315,227	96,011
Add: Amount due to a director	529	3,614	—	890	82,547	82,503
Amount due to a shareholder	—	—	—	—	—	—
Adjusted capital	65,003	444,195	308,659	326,728	397,774	178,514
Debt-to-adjusted capital ratio	0.06	0.06	0.005	0.08	0.16	0.39

31.  POST BALANCE SHEET EVENTS (Unaudited)

In accordance to IAS 10, the following significant non-adjusting post balance sheet events took place subsequent to June 30, 2009:

(a)
On July 27, 2009, in accordance with a letter agreement dated May 8, 2009, the Company, Mr. Lin Shuipan, RichWise and Elevatech pursuant to the agreement that the parties agree to the redemption of the preferred shares (the “Redemption Agreement”), which will take place simultaneously with the Closing, and the Company will issue the promissory note in consideration of the redemption.

(b)
On July 27, 2009, the Company entered into an Investment Agreement (the “Investment Agreement”) and an Escrow Agreement (the “Escrow Agreement”) with Wisetech Holdings Limited (“Wisetech”), Windtech Holdings Limited (“Windtech”) and Mr. Lin Shuipan. Wisetech and Windtech are collectively referred to herein as the “Investors”. Pursuant to the terms of the Investment Agreement, the Investors invested an aggregate of $30,000,000 in the Company in two installments:

•	An initial investment of $2,500,000, paid into escrow pursuant to the Escrow Agreement.

•	A subsequent investment of $27,500,000 payable upon the closing of the Investment Agreement (the “Closing”).

The Closing of the Investment Agreement was conditioned upon the satisfaction of the conditions for closing the transactions contemplated by the Purchase Agreement. On the Closing, Exceed, as successor to 2020, issued to the Investors 3,627,968 Exceed ordinary shares (equal to $27,500,000 divided by $7.58 per share). On November 30, 2009, the Company sold to the Investors an additional 329,816 ordinary shares of the Company (equal to the initial investment installment of $2,500,000 divided by $7.58 per share).

(c)
On July 27, 2009, the Company, 2020, Exceed and the Original Shareholders entered into a Supplemental Agreement to Purchase Agreement (the “Supplemental Agreement”) amending the Purchase Agreement in two respects:

•
The Supplemental Agreement limits the maximum number of Investor Shares (issuable under the Purchase Agreement to approximately 3,957,784 shares. The Purchase Agreement provided that if, subsequent to the execution of the Purchase Agreement, the Company sells to third parties, and has received consideration for, any of its ordinary shares, at closing Exceed will issue to such third parties Exceed ordinary shares (the “Investor Shares” as defined in Note 23). The Supplemental Agreement further provides that the amount of shares to be issued to such new shareholders will be equal to the aggregate amount paid for shares of the Company divided by the lowest of the closing price of the Company on each of the last trading days of March, April and May 2009, which is determined to be $7.58 per share.

•
The Supplemental Agreement also provides that the Sellers, who will control Exceed upon the consummation of the transactions contemplated by the Purchase Agreement, will cause Exceed to promptly register for resale under the federal securities laws all outstanding ordinary shares of Exceed excluding the shares that will be held in escrow at closing.

(d)	On September 9, 2009, the Company, 2020, Exceed and the Original Shareholders entered into a letter agreement (the “Letter Agreement”) amending the Purchase Agreement in two respects:

•	The deadline for satisfying the closing conditions under Purchase Agreement is extended from October 8, 2009 to November 7, 2009

•	The relocation of the listing of securities of Exceed is changed from New York Stock Exchange to NASDAQ Capital Market.

Management determined and concluded that other than those events disclosed in this note and elsewhere in this report, no other significant events took place subsequent to September 15, 2009.

(d)	On October 21, 2009, the closings of the transactions contemplated by the Investment Agreement, the Purchase Agreement and the Redemption Agreement occurred. As a result:

•	The Investors paid an aggregate of $27,500,000 to the Company.

•	Exceed issued to the Investors an aggregate of 3,627,968 Exceed ordinary shares.

•	Exceed issued to the Original Shareholders an aggregate of 5,741,466 Exceed ordinary shares.

•
Exceed issued to the Original Shareholders an additional 11,267,167 Exceed ordinary shares (the “Escrowed Shares”), which were placed in escrow subject to release if Exceed achieves certain earnings targets in the 2009, 2010 and 2011 fiscal years.

•
The Company redeemed the preferred shares of the Company owned by Elevatech in exchange for the promissory note described in Note 23 of these financial statements providing for: (i) the payment of HK$306.2 million (RMB272.5 million) on the earlier of the fifth business day following the date of issue of the promissory note and October 31, 2009 and (ii) an additional payment of US$1.0 (RMB 6.9 million) million on June 30, 2010.  The preferred shares were cancelled.  The Company paid to Elevatech the first installment of the Note.

•	The Company became the wholly-owned subsidiary of Exceed.

•
Pursuant to redemption rights granted to stockholders who owned common stock issued in 2020’s initial public offering, 1,343,082 shares were redeemed. Exceed utilized funds totaling $10,623,779 held in the trust account established in connection with 2020’s initial public offering to consummate the redemptions.

•
In conjunction with the closing of the Acquisition, Exceed paid Morgan Joseph & Co., Inc. deferred underwriting fees of $2,038,937, which had been previously accrued, and an additional fee of $250,000 for certain limited transaction advisory assistance with respect to the Acquisition, which was charged to operations at closing, for an aggregate amount of $2,288,937.

The Acquisition and the Redomestication will be accounted for as a reverse recapitalization, whereby the Company will be the surviving and continuing entity for financial reporting purposes and will be deemed to be the acquirer of 2020. The Acquisition and the Redomestication are being accounted for as a reverse recapitalization because (i) after the Acquisition and the Redomestication the Original Shareholders together with the Investors held approximately 51% of the issued and outstanding ordinary shares of Exceed (not taking the Escrowed Shares, an additional 2,212,789 shares issuable to the Original Shareholders if certain earnings targets in 2011 are met, and the additional shares issuable the Investors as described in this Note 31) and 2020’s directors resigned and were replaced by Lin Shuipan, the CEO of the Company  immediately prior to the Acquisition, and Jin Jichun, a designee of the Original Shareholders who will be considered an independent director under applicable regulatory rules and thus independent of both 2020 and the Investors, and (ii) 2020 has no prior operations and was formed for the purpose of effecting a business combination such as the proposed Acquisition.

In accordance with the applicable accounting guidance for accounting for the Acquisition and the Redomestication as a reverse recapitalization, initially the Company will be deemed to have undergone a recapitalization, whereby its issued and outstanding ordinary shares were converted into 17,008,633 ordinary shares of Exceed. Immediately thereafter, Exceed, as the parent company of the Company, which is the continuing accounting entity, will be deemed to have acquired the assets and assumed the liabilities of 2020 in exchange for the issuance of the Exceed securities identical in number and terms to the outstanding securities of 2020. Exceed, as the parent company of the Company, will be deemed to have acquired 2020 in accordance with the applicable accounting guidance for accounting for the Acquisition and the Redomestication as a reverse recapitalization, and 2020’s assets and liabilities will be recorded at their historical carrying amounts, with no step-up in basis or other intangible assets or goodwill recorded. All direct costs of the Acquisition and the Redomestication are being charged to operations in the period that such costs were incurred.

32. SUMMARY OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES BY CATEGORY

	As of six months ended June 30			As of year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Financial assets
Loans

CAPITALIZATION
EXCEED COMPANY LTD.

(In thousands of U.S. Dollars, except for share amounts, and in U.S. GAAP)

The following table sets forth the capitalization of Exceed Company Ltd. as of June 30, 2009 giving effect to: (i) the business combination with Windrace International Company Limited; (ii) the issuance of 3,957,784 ordinary shares of Exceed Company Ltd. to a new investor group; (iii) the redemption of 1,343,082 shares of 2020 ChinaCap Acquirco, Inc. common stock subject to possible redemption and (iv) the repurchase and cancellation of the underwriters purchase option.

You should read this capitalization table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the financial statements and related notes, and the unaudited pro forma condensed combined financial statements and related notes, all appearing elsewhere in this document.

Debt	$-

Shareholders' equity:
Preferred shares, $0.0001 par value, authorized 5,000,000 shares, issued - none	-
Ordinary shares, $0.0001 par value, authorized - 55,000,000 shares; issued - 30,123,335 shares; outstanding - 18,856,168 shares	3
Additional paid-in capital / capital reserve	95,493
Other reserve	(27,169)
Statutory surplus fund	5,825
Retained earnings	65,926
Exchange fluctuation reserve	6,237
Total shareholders' equity	146,315

Total capitalization	$146,315

INFORMATION ABOUT THE COMPANY

Overview

We are one of the leading PRC sports and leisurewear companies in China with a market share of 3.2% by revenue.  Foreign and domestic branded sports and leisurewear products each accounted for approximately half of the market share in China in 2007 and we were one of the top five domestic branded sports and leisurewear manufacturers according to ZOU Marketing.  Since we began operations in 2002, we have grown quickly in second and third tier cities in China, particularly in the Southwestern Region, Northeastern Region and Northwestern Region of China.  As of June 30, 2009, our retail sales network covered 28 provinces and municipalities in China.

We design, develop and wholesale footwear, apparel and accessories under the “ “ (Xidelong) brand name and the ““ logo.  We have three principal categories of products: (i) footwear, which mainly comprises running, leisure, basketball, skateboarding, canvas, tennis and outdoor footwear, (ii) apparel, which mainly comprises sports tops, pants, jackets, track suits and coats, and (iii) accessories, which mainly comprise bags, socks, hats and caps.  Our footwear, apparel and accessories represented 54.0%, 45.0% and 1.0% of total revenue for the six months ended June 30, 2009, respectively.  Our primary footwear is running footwear, which represented 20.4% of total revenue for the six months ended June 30, 2009, the market for which has been growing rapidly in China due to the increasing demand for lifestyle and leisure products and heightened interest in health consciousness among Chinese customers.

We focus primarily on second and third tier cities in China characterized by increasing urbanization and strong economic development, which we believe present the best opportunity for retail sales growth.  Our target customers are between 15 to 35 years old.  We plan to focus our market penetration in these areas using a medium-end pricing strategy, with an average retail price of approximately RMB200 to RMB300 for a pair of sports or leisure footwear.  We also aim to establish and further widen our regional leadership particularly in the Southwestern Region and Northwestern Region in China.  In particular, we are the largest sportswear brand in terms of retail stores directly or indirectly operated by our distributors in Yunnan, Chongqing, Shaanxi, Heilongjiang and Tibet according to ZOU Marketing.  For example, one of our distributors had already established 456 Xidelong retail stores in Yunnan and Hunan province in the Southwestern Region by the end of 2008.  We believe that this provides a platform for us to enhance further our overall market share in China’s rapidly growing branded sportswear market, which has grown at an estimated compound annual growth rate, or CAGR, of 27% from 2003 to 2007 according to ZOU Marketing.

We sell our products mainly through the Xidelong retail stores, which sell our products exclusively and do not carry or sell other brands’ products.  Our 23 distributors own and operate all Xidelong retail stores.  They operate some of the Xidelong retail stores directly and delegate operation of the remaining stores to third parties.  We have contractual relationships only with our distributors and not with authorized third party retail store operators.  We believe that the sale of our products through distributors has enabled us to grow by leveraging on their regional retail expertise and economies of scale.  We provide retail policies and guidelines, training, advertising and marketing support as well as renovation subsidies to assist distributors in the management and expansion of the Xidelong retail sales network.  As of June 30, 2009, there were 3,411 Xidelong retail stores, of which 995 were operated directly by distributors and the remaining 2,416 were operated indirectly through authorized third party retail store operators.  The number of the Xidelong retail stores grew from 1,483 as of December 31, 2006 to 3,277 as of December 31, 2008, representing a CAGR of 48.7%.

We place great emphasis on the comfort and functionality of our products.  We tailor our sports and leisure footwear, especially running footwear, to the needs of PRC consumers.  The China Institute of Sport Science, General Administration of Sport of China, the research center established by the General Administration of Sport of China engaging in research in the field of sport science, works with us exclusively in its research and development efforts in China.  Under the agreement with the China Institute of Sport Science, we pay an annual fee to the China Institute of Sport Science for their assistance in the research and development of technologies for our sports footwear and apparel and their promotion of the technology content of our products.  Further, we have the exclusive right to use the endorsement “The Strategic Partner of the China Institute of Sport Science” on our products and the first right of refusal to use the know-how developed through our collaboration with the China Institute of Sport Science.  As the exclusive partner of the China Institute of Sport Science, we allow the China Institute of Sport Science to use our research and development facilities in Jinjiang.  We believe that combined with our existing strengths and market position, footwear, especially running footwear, present the largest growth potential in the sports and leisure footwear sector in China.  Our commitment to the comfort and quality of its footwear for each individual is represented by promotional slogans such as “The Foot Knows Comfort,” “Run Freely” and “Respect Yourself.”

We manufacture our products through a combination of internal and external production.  Our production facility has a gross floor area of approximately 66,102 square meters and houses nine production lines with an aggregate annual production capacity of approximately nine million pairs of footwear.  During the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, we manufactured some footwear at our own production facility and outsourced the remaining footwear, generally with a lower technology content, and all of our apparel and accessories to third party contract manufacturers.  As of June 30, 2009, we had three subcontractors for footwear, 14 subcontractors for apparel and six subcontractors for accessories.

All of our products, whether manufactured at our production facility or outsourced to contract manufacturers, undergo testing by our stringent quality control system before being distributed for retail sale.  During the years ended December 31, 2006, 2007 and 2008, the percentages of footwear production that we outsourced to these contract manufacturers in terms of sales volume increased from 20.3% in 2006 to 37.1% in 2007 and to 47.8% in 2008.  The percentages of footwear production that we outsourced to our contract manufacturers, however, decreased from 55.4% during the six months ended June 30, 2008 to 21.9% during the six months ended June 30, 2009 because we increased production of our footwear products in-house due to increased production capacity and decreased purchases from contract manufacturers.  Increased in-house production gives us more control over footwear production and allows us to save costs.

Our revenues increased significantly at a CAGR of approximately 62.7% from RMB687.6 million in 2006 to RMB1,820.3 million in 2008.  The growth during these periods was attributable to our business expansion and increased demand for our products.  Our revenue, however, decreased from RMB1,017.4 million for the six months ended June 30, 2008 to RMB816.8 million for the six months ended June 30, 2009 due primarily to the reduction of delivery due to anticipated reduced consumer demand arising from the financial crisis and economic downturn that began in 2008.

Competitive Strengths

We believe that we are able to capitalize on the growth of the branded sports and leisurewear market in the PRC because of our following strengths:

Leading and fast-growing sports and leisurewear brand in China

Our Xidelong brand is one of the leading and fast-growing sports and leisurewear brands in the PRC.  Foreign and domestic branded sports and leisurewear products each accounted for approximately half of the market share in China in 2007 and we were one of the top five domestic branded sports and leisurewear manufacturers with a market share of 3.2% by revenue according to ZOU Marketing.  We commenced operations in 2002 and have experienced significant growth since our inception.  We recorded RMB1,820.3 million in revenue in 2008, representing a CAGR of approximately 62.7% from RMB687.6 million in 2006.  The number of the Xidelong retail stores grew from 1,483 as of December 31, 2006 to 3,277 as of December 31, 2008, representing a CAGR of 48.7%.  We believe our fast growth was primarily due to our focus on rapidly growing second and third tier cities in China that have recorded strong economic growth in recent years.  Leveraging our growth and experience in these cities, we believe that we have a solid platform to expand market share into other PRC cities and regions.

Extensive sales distribution network

We sell our Xidelong products through our distributors’ extensive sales distribution network.  As of June 30, 2009, our 23 distributors owned and operated, directly or indirectly, 3,411 Xidelong retail stores covering 28 provinces and municipalities.  Most of the Xidelong retail stores are located in second and third tier cities in China, which we believe present significant growth opportunities.  We are the largest sportswear brand in terms of retail stores operated, directly or indirectly, by our distributors in Yunnan, Chongqing, Shaanxi, Heilongjiang and Tibet according to ZOU Marketing.  We set guidelines for our distributors relating to the management and the operations of the Xidelong retail stores, including location, retail prices and sales targets, with the aim of strengthening growth in their sales, further enhancing the market positions of Xidelong in our target regions and improving recognition of the Xidelong brand.

Strong research and development capabilities enhanced by our exclusive partnership with the China Institute of Sport Science

We believe that we are widely recognized in the PRC as a producer of quality and comfortable sports and leisurewear.  Our promotional slogans, “The Foot Knows Comfort” and “Run Freely,” represent our dedication to producing quality and comfortable footwear.  We aim to apply leading edge technology to develop sports and leisure footwear that is tailored to consumers in the PRC.  We developed a national database of foot shapes and characteristics of people of different age groups and from different regions in the PRC with the aim to understanding their unique features and thereby developing sports and leisure footwear that can provide the best comfort to our consumers.  We were awarded “Most Popular Sportswear Brand in the PRC as Voted by Consumers” in 2005 by Sohu.com Inc., a leading online media company.

Our competitive strength in research and development is further demonstrated by our exclusive partnership with leading sports institutes in China, including the China Institute of Sport Science, General Administration of Sport of China and the Hefei Institute of Intelligent Machines, Chinese Academy of Sciences.  The China Institute of Sport Science is a research center established by the General Administration of Sport of China, China’s first and only governmental agency engaging in research in the field of sport science.  The Hefei Institute of Intelligent Machines is a research institute established by the Chinese Academy of Sciences, a leading academic institution and comprehensive research and development center in natural science and technological innovation in China.  We are able to leverage their technology resources and professional expertise to analyze information stored in our proprietary national foot shape and characteristic database and improve the comfort level and quality of our sports and leisure footwear, especially in running footwear which we believe presents the largest market potential in the sports and leisure footwear sector.  We also have the first right of refusal to the use of the know-how developed through our collaboration with the China Institute of Sport Science, and the exclusive right to the know-how developed under our arrangement with the Hefei Institute of Intelligent Machines.  We were named the “Chinese Enterprise with Innovative Sports Products Technology” in 2007 by the Chinese International Brand Development Association, China Sport Brand Research Center, and Beijing JinWang International Sport Management Limited.

Integrated production and stringent quality control to ensure high quality products

We believe one of our core competitive strengths is the high quality of our Xidelong products resulting from our integrated production platform and stringent quality control system.  Our integrated production process allows us to maintain control over key stages of our operations.  Our internal design and research and development capability enables us to introduce new and innovative products and adjust production output to respond to changing customer demands without compromising quality control.  We leverage our in-house manufacturing capacity in footwear production with more advanced technological features, particularly running and basketball footwear, in order to ensure quality, and retain proprietary intellectual property and technological know-how.  We also outsource the production of some of our footwear and all of our apparel and accessories to contract manufacturers.  We believe we also enjoy a competitive cost structure from scaled production.

Moreover, we have a comprehensive quality control system that covers the entire production process, from the purchase of raw materials to the processing and inspection of finished products, including products produced by contract manufacturers.  We believe our dedication to quality control is instrumental to ensure the high quality of our products.  We obtained the ISO9001 quality control certification for our footwear production process in 2008.  We were also awarded “State-designated Products Exempted from Quality Inspection” in 2005, and our Xidelong brand was recognized as “China’s Well-Known Trademark” in 2006.

Professional and experienced management team

We have grown significantly since we began operations in 2002 to become a leading sports and leisurewear company in China.  We believe this is due to our professional and experienced management, which has extensive knowledge and in-depth experience in the PRC sportswear industry gained from managerial experience in other major domestic and international branded sportswear companies.  Our management is led by Mr. Lin Shuipan, the founder, chairman of the board and chief executive officer, who has over 16 years of experience in the sports and leisurewear industry and has been responsible for overall strategic direction, management and operations since our inception.  In addition, Mr. Lin was appointed the vice president of Jinjiang Footwear Manufacturing Association in 2004 and was also appointed an executive director of Jinjiang Chendai Chamber of Commerce in 2005.  Our experienced mid-level management and other production, design and administrative personnel have also contributed to the growth of our business.

Business Strategies

We intend to continue to build on our competitive strengths to increase market share and profitability.  To achieve this, we plan to implement the following business strategies:

Continue to widen our leading market position in regional markets and further expand our national sales distribution network and market share in the PRC

We plan to continue to expand the Xidelong sales distribution network through our distributors in order to continue to increase market share in China and to leverage the growth in demand for sports and leisurewear products.  We are exploring a strategy to increase our sales distribution network through our distributors and plan to add approximately 500, 700 and 1,000 additional Xidelong retail stores in each of 2009, 2010 and 2011, respectively.  Our expansion plans entail the following:

•
Further widen our regional market leadership:  Our sales distribution networks in the Southwestern Region and the Northwestern Region of China are among the largest according to ZOU Marketing, an independent strategic sports branding organization in the PRC.  We intend to leverage our leading regional market position, further increase our presence and widen our leading market position by opening additional Xidelong retail stores, through our distributors, to continue to leverage the strong economic growth in these regions.

•
Expand our national coverage and penetrate into new regions in China:  We intend to leverage experience from our leading regional market position and expand the Xidelong sales distribution network, though our distributors, into other regions of China, including Beijing, Guangdong and other provincial capitals and major cities.  We intend to expand the geographical coverage of our existing distributors and engage new distributors who have strong network and experience in such regions.

•
Increase the number of large-scale Xidelong retail stores:  We intend to work closely with our distributors to increase the number of large scale Xidelong retail stores with an average store size of approximately 100 square meters, which can carry a wider range of Xidelong products, and enhance profile and recognition of our brand.

Continue to strengthen management and control of the Xidelong retail network

We plan to continue to work with our distributors and further strengthen the management of the expanding Xidelong retail network.  In particular:

•
We intend to spend RMB12.0 million in 2010 and RMB10.0 million in 2011 to establish a POS information management system to enhance the monitoring of the performance of our distributors, including sales performance and inventory data at the Xidelong retail stores.  This planned POS information management system will enable our management and relevant personnel to track information on a real-time basis with respect to the movements of products at all Xidelong retail stores.  We expect to be able to utilize such timely information to plan production levels accordingly and determine effectively the pricing of our products based on real-time data.  We plan to establish and launch the system in stages; and

•
We intend to continue to provide guidance and support to our distributors, including training of the Xidelong retail store employees to improve their customer service and product knowledge, identifying locations for the establishment of new Xidelong retail stores, facilitating the establishment of new Xidelong retail stores with renovation subsidies and providing other marketing support.

Continue to strengthen our research and development capabilities

To further improve our products that are designed for both general sports and leisure activities, we will continue to strengthen our product design and research and development efforts.  We will continue to leverage our exclusive collaboration relationships with external institutions such as the China Institute of Sport Science and invest further in joint research and development initiatives to enhancing the performance and technology of its products.  We expect planned investments of RMB3.0 million in 2009, RMB17.0 million in 2010 and RMB20.0 million in 2011 on research and development initiatives.

We plan to launch our first foot-shape measuring device at selected Xidelong retail stores.  The device will enable consumers to choose the type of footwear that will best suit their individual foot shapes and provide them with more comfort based on their unique characteristics.  In addition to product design, we will continue to work with suppliers to improve the materials used in our footwear production to enhance the comfort level of our products, including lighter weight, more durable soles, better shock absorption and breathable materials.  Furthermore, we are currently developing cold-climate cross-country footwear and running footwear with built-in pedometers with the China Institute of Sport Science, which we intend to commercialize when ready for retail sale.

Further enhance the awareness of our Xidelong brand image

We plan to further enhance awareness of the Xidelong brand in China and, in particular, to strengthen the recognition of Xidelong as a competitively-priced, comfortable and high quality sports and leisurewear brand that best suits the lifestyles of Chinese consumers.  We plan to continue to market products under our promotional slogans, e.g. “The Foot Knows Comfort,” “Run Freely” and “Respect Yourself.”

We believe that the 2009 East Asian Games in Hong Kong and the 16th Asian Games in Guangzhou in 2010 will generate more interest in sports among consumers in the PRC.  We believe this presents significant opportunities for growth in sports and leisurewear products in China, and we intend to leverage this opportunity to further enhance recognition of our brand.  We intend to increase advertising on national and regional newspapers, magazines, the Internet, television and billboard displays.  We believe our enhanced marketing and promotional activities will further capture the increased interest in sports in China.

Expand our production capacity

To meet the demand for our products and support the growth of our sales distribution network through distributors, we intend to expand annual footwear production capacity at our facility in Jinjiang, Fujian province from approximately nine million pairs to approximately 19 million pairs by 2010 through planned capital expenditures of RMB4.0 million in 2009, RMB16.0 million in 2010 and RMB2.0 million in 2011.  We are also exploring potential sites for the construction of a new production facility.  We are planning capital expenditures of RMB55.0 million in 2010 and RMB50.0 million in 2011 to expand the production facilities with an aggregate gross floor area of approximately 30,000 square meters for such new production base.

In addition, we are exploring plans to shift a small portion of apparel production to our production facility, which would allow us to integrate the production process with the design, research and development process.  This will give us more direct control of the entire process and shorten the production lead time to respond more quickly to market demands.

Brand and Products

Xidelong brand

We market our products under the Xidelong () brand name and the ““ logo.  We use the Chinese promotional slogan “Respect Yourself” to market our products, which is designed to symbolize our emphasis on individualism.

In June 2006, our “Xidelong” trademark was recognized as “China’s Well-Known Trademark” by the Hubei Province Jingzhou City Intermediate People’s Court.

To achieve consistency in our brand image, we set management and operational guidelines for all distributors to follow at the Xidelong retail stores.  These guidelines include inventory control, pricing and sale procedures, product and window display requirements and customer service standards.

Products

We have three principal products: (i) footwear, (ii) apparel and (iii) accessories.

The table below lists our current main products under each product type:

Footwear	Apparel	Accessories

• Running	• Sports tops	• Bags

• Leisure	• Pants	• Socks

• Basketball	• Jackets	• Hats

• Skateboarding	• Track suits	• Caps

• Canvas	• Coats

• Tennis

• Outdoor

The table below sets forth our sales volume and revenue by product type:

	Year ended December 31,
	2006			2007			2008
	Sales volume	Revenue	Percentage of total revenue	Sales volume	Revenue	Percentage of total revenue	Sales volume	Revenue	Percentage of total revenue
	(units in thousands)	(RMB in thousands)		(units in thousands)	(RMB in thousands)		(units in thousands)	(RMB in thousands)
Running	2,928	190,266	27.7%	5,496	364,741	28.1%	5,892	425,627	23.4%
Leisure	1,407	75,998	11.1%	2,369	131,462	10.2%	3,405	218,769	12.0%
Basketball	957	76,794	11.2%	1,151	99,652	7.7%	787	71,337	3.9%
Skateboarding	426	22,453	3.2%	1,229	74,887	5.8%	2,403	155,796	8.6%
Canvas	420	11,210	1.6%	79	3,035	0.2%	616	27,373	1.5%
Tennis	—	—	—	—	—	—	137	11,572	0.6%
Outdoor	—	—	—	—	—	—	124	10,708	0.6%
Beach	—	—	—	—	—	—	47	1,879	0.1%
Footwear subtotal	6,138	376,721	54.8%	10,324	673,777	52.0%	13,411	923,061	50.7%
Apparel(1)	7,556	300,958	43.8%	13,158	598,122	46.1%	16,824	857,203	47.1%
Accessories(2)	—	9,890	1.4%	—	24,503	1.9%	—	40,018	2.2%
Total	13,694	687,569	100.0%	23,482	1,296,402	100.0%	30,235	1,820,282	100.0%

	Six months ended June 30,
	2008			2009
	Sales volume	Revenue	Percentage of total revenue	Sales volume	Revenue	Percentage of total revenue
	(units in thousands)	(RMB in thousands)		(units in thousands)	(RMB in thousands)
Running	3,887	270,952	26.6%	2,473	166,400	20.4%
Leisure	1,909	116,382	11.4%	1,125	75,295	9.1%
Basketball	442	38,173	3.8%	268	25,402	3.1%
Skateboarding	1,118	67,266	6.6%	1,656	112,811	13.8%
Canvas	466	20,055	2.0%	197	8,000	1.0%
Tennis	—	—	—	500	38,781	4.7%
Outdoor	—	—	—	186	14,746	1.8%
Beach	47	1,879	0.2%	—	—	—
Footwear subtotal	7,869	514,707	50.6%	6,404	440,436	54.0%
Apparel(1)	11,366	483,649	47.5%	9,135	367,870	45.0%
Accessories(2)	—	18,996	1.9%	—	8,534	1.0%
Total	19,235	1,017,352	100.0%	15,539	816,840	100.0%

Notes:

(1)	We do not record apparel sales based on categories.

(2)
We did not keep sales volume records for accessories during 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009 as volume information for accessories was not material to our overall operations.

Business Model

The diagram below illustrates our business model:

Product design, research and development
Our design team at the research and development center formulates new designs for footwear and apparel, and tests prototype designs.  We carry out other research and development activities at our research and development center.  See “Design, Research & Development.”

Sales Fairs	We display samples of our new products at sales fairs biannually and take orders for our new products. See “Sales Fairs.”

Purchase orders from distributors	At the sales fairs, distributors place purchase orders for new products. See “Sales Fairs.”

Raw materials and product parts procurement
Based on the purchase orders received at the sales fairs, our purchasing team procures the requisite quantity of raw materials and product parts.  Raw materials and product parts undergo our quality control.  See “Procurement” and “Quality Control.”

Production	The footwear production department carries out the production plan. See “Production.”

Outsourcing	We outsource some of our footwear and all of our apparel and accessories production to contract manufacturers. See “Outsourcing.”

Quality Control	We sample and check finished goods against our quality and performance standards at the science and technology laboratory located in the research and development center. See “Quality Control.”

Distribution Management
We deliver our products to distributors.  We then monitor and oversee their operations of the Xidelong retail stores.  We work with them to renovate the Xidelong retail stores, achieve performance targets and expand the sales distribution network.  See “Sales and Distribution.”

Design, Research and Development

We established our research and development center in 2002.  In 2005, we established a dedicated research and development facility adjacent to our production facility in Jinjiang, Fujian province.  The facility occupies a total gross floor area of approximately 3,000 square meters.

Product design

We carry out our product design at the research and development center.  We maintain a dedicated design team and engage external design firms in order to keep up with market trends and changing consumer preferences.  Our design team initiates various design themes for our products to appeal to different tastes and preferences of consumers located in varying regions in the PRC.  The design team refines and improves on its design themes by taking into account other considerations such as the comfort and functionality of the products, as well as the technology used.

As of June 30, 2009, our design team consisted of 129 designers.  Our design team formulates new designs for products, tests prototype designs by obtaining feedback from other internal departments and distributors, and assesses demand at sales fairs.  When a prototype is approved for production, the design team sends the design specifications to the production team.  During the six months ended June 30, 2009, we launched approximately 119 new footwear designs, 140 new apparel designs and 24 new accessories designs at the sales fair held in February 2009.  In addition, we held another sales fair in May 2009 and launched 77 new footwear designs, 67 new apparel designs and 41 new accessories designs.

Our product design process consists of several integrated design steps ranging from initial product concept design to production and testing of prototypes.

The diagram below illustrates the typical design process for our Xidelong footwear and apparel:

Feedback from customers
Initial market survey and product strategy formulation
Market trends analysis
Design teams and brand strategies
Product design
Refinement
Product development
Athletic function testing and evaluation
Initial product review by distributors and marketing team
Distributors' feedback after review
Product sales fairs

Initial market survey and product strategy formulation	Our design team, with the assistance of third party professionals, formulates new design concepts by analyzing information on global sportswear trends and market research.

Product design	We design or engage external designers to design products.

Product development	New designs from the product design stage are developed into product prototypes, which are tested against our quality and performance standards.

Initial product review by distributors and marketing team
Our marketing team reviews the initial batch of prototypes together with distributors to assess whether they meet the target standards.  Prototypes are refined based on evaluations carried out by athletes and our marketing personnel.

Sales fairs	We then displays samples of all our new products in a seasonal sales fair, at which we launch our new product collections and our distributors place sales orders.

Samples of the final products are then provided to our production facilities and our contract manufacturers.  Before mass production commences, we also perform pilot production runs to identify, and subsequently rectify, potential problems in the production process.

Research and development

As a leading PRC sports and leisurewear company, we place great emphasis on the comfort and functionality of our products.  In particular, our sports and leisure footwear are designed to tailor to the needs of PRC consumers.  Our research and development is principally focused on (i) developing new technologies to improve existing or create new products, by using the latest technology and materials to enhance the comfort and quality of our products, and (ii) testing and other quality control activities.  We maintain a science and technology laboratory in Jinjiang that tests potential new materials and products.  We believe our research capabilities and the development of new products that incorporate the latest technology is an important element of our growth strategy.

China Institute of Sport Science

The General Administration of Sport of China, a PRC government agency, established the China Institute of Sport Science in 1958 as China’s first governmental agency engaging in research in the field of sport science.  The functions of the China Institute of Sport Science include strengthening public fitness and enhancing the performance of Chinese athletes through research and development.  The China Institute of Sport Science has six research centers focusing on four main areas of research: (i) developing Chinese athletes; (ii) monitoring and developing public fitness levels; (iii) studying sports sociology; and (iv) improving sports equipment.

On October 20, 2006, we entered into an exclusive five-year technology cooperation agreement with the China Institute of Sport Science, where it stated the following as reasons for selecting us as its exclusive collaboration partner:

•	our commitment to enhancing the technological level of our products;

•	our strength and resources in technology research and development;

•	our commitment to developing products into one of the world’s famous brands;

•
the high quality of our products and, in particular, our running footwear, which is comparable to running footwear from leading international brands based on market research conducted by the China Institute of Sport Science;

•	our large scale and modernized production facility in Jinjiang and research and development center, which can accommodate international science and research activities; and

•	the extensive experience and professional knowledge of Mr. Lin Shuipan, our founder, chairman of the board and chief executive officer.

Under the cooperation agreement, the China Institute of Sport Science will assist us with the research and development of technology for our sports footwear and apparel.  While the China Institute of Sport Science owns the know-how developed under the cooperation agreement, we have the first right of refusal to use such know-how.  In addition, we pay an annual fee of RMB0.5 million to the China Institute of Sport Science pursuant to the cooperation agreement for their assistance in the research and development of our products.  Other than such annual fees, we do not pay any other fees, including usage fees, to the China Institute of Sport Science.

Our current collaborative projects with the China Institute of Sport Science include research initiatives to establish a national database of different foot shapes and characteristics of the PRC population.  In April 2007, we launched a nationwide foot measurement campaign where we collected foot measurement data from consumers across the PRC, using the foot shape measurement equipment developed in conjunction with the China Institute of Sport Science, which helped analyze the data in the foot shape database, and which we subsequently incorporated into the design and development of footwear insoles and soles.

The Hefei Institute of Intelligent Machines

The Hefei Institute of Intelligent Machines, Chinese Academy of Sciences was founded in 1979 and is a national research center for sensor technology and artificial intelligence.  With over 50 scientists and technical staff, the Hefei Institute of Intelligent Machines focuses on the fields of biomimetic sensing and artificial intelligence.  The Hefei Institute of Intelligent Machines has developed biomimetic sensing robotics and micro/nano sensors and has produced special sensors and sensing control systems that integrate optics, micro/nano technology and various sensing systems that measure strength, tactile sense and vision.

We entered into a two-year technology development agreement with the Hefei Institute of Intelligent Machines from May 2007 to May 2009.  We are discussing with the Hefei Institute of Intelligent Machines the terms and approach for research and development in a new collaborative project and expect to enter into a new agreement by the end of 2009.  The collaborative projects under the original agreement included a testing system for foot pressure distribution that analyzes the contact surface between the foot and support surface in footwear.  While the Hefei Institute of Intelligent Machines owned the proprietary know-how developed under the agreement, we have the exclusive right to use the know-how developed during the agreement period.  Under the new contract, we are expected to continue to enjoy the exclusive right to use the know-how developed in collaboration with the Hefei Institute of Intelligent Machines during the term of the new agreement.

Key recent achievements

The following are our recent key research and development achievements in footwear technologies:

Arch support pad

Arch support pads are commonly used in footwear to provide underside support to the feet in order to reduce foot or heel pain.  Our research and development activities with the China Institute of Sport Science and the Hefei Institute of Intelligent Machines resulted in the development of a foot shape database and testing system for foot pressure distribution, providing shock absorption functions, which are specifically tailored to consumers in the PRC.

Silicone rubber materials

Our research and development activities with the China Institute of Sport Science and the Hefei Institute of Intelligent Machines resulted in the development of silicone rubber materials that have higher levels of color-fading resistance and have a higher overall durability compared with conventional rubber materials.  We have used these materials in the production of specially designed midsoles for shock absorption and balancing functions.

Nano-silver photocatalyst

We have developed footwear materials that contain nano-silver photocatalysts.  Nano-silver photocatalysts in footwear materials absorb odors and have an antibacterial effect.  We are currently using nano-silver photocatalyst technology in our footwear.

For 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, our total expenditure on research and development amounted to RMB5.5 million, RMB12.8 million, RMB17.6 million, RMB8.4 million and RMB13.0 million, respectively, representing 0.8%, 1.0%, 1.0%, 0.8% and 1.6% of revenue during the same periods, respectively.

Production

We manufacture a portion of our footwear at our production facility covering an aggregate gross floor area of approximately 66,102 square meters located in Jinjiang, Fujian province.  This production facility was established in March 2007.  Prior to that, we manufactured footwear at a rented production facility, also located in Jinjiang, Fujian province.  As of June 30, 2009, our production facility had approximately 2,390 production staff.

In 2006, we operated five production lines occupying an aggregate gross floor area of 6,000 square meters with an annual production capacity of approximately five million pairs.  After the establishment of our facility in March 2007, we increased our production lines to seven production lines with an annual production capacity of approximately seven million pairs.  In June 2008, we further increased our production lines to nine production lines with an annual production capacity of approximately nine million pairs.  The utilization rates of our production facility for 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009 were approximately 98%, 93%, 78%, 78% and 100%, respectively.

We intend to expand the annual footwear production capacity at our production facility from approximately nine million pairs to approximately 19 million pairs by 2010 by adding ten new production lines.  We are also exploring potential sites for the construction of a new production facility.

Production process

Footwear

The following diagram illustrates the production process for our footwear:

Raw materials procurement
We procure raw materials such as natural and synthetic leather, nylon, canvas, rubber and plastics for our manufacturing requirements.  We may also recommend raw materials suppliers to our subcontractors for product parts.

Preparation and processing of raw materials	Our quality control department inspects and tests raw materials for processing. Our quality control department also instructs and tests product parts supplied by our subcontractors.

Sewing and stitching	Our footwear production department sews and stitches individual parts created from raw materials and product parts from subcontractors.

Shaping and assembly of soles	Our footwear production department manufactures the upper soles and midsoles of the footwear and assembles them together.

Assembly	Our footwear production department assembles all unfinished footwear parts. The assembly process includes gluing the soles to the body of the shoe and pressing and drying the products.

Quality Control	Finished footwear undergoes our quality control tests.

Packaging	We package our finished products according to customer orders.

Apparel and accessories

We outsource the production of all our apparel and accessories to contract manufacturers in the PRC.  See “Outsourcing.”

Our apparel business department handles matters relating to outsourcing such as the selection and appointment of contract manufacturers and the contracts with contract manufacturers.

Outsourcing

During 2006, 2007 and 2008, we outsourced production of a portion of our footwear, generally products with lower technology content, to three contract manufacturers and all of our apparel and accessories to more than 30 contract manufacturers.  During the six months ended June 30, 2008, we outsourced production of a portion of our footwear to three contract manufacturers and all of our apparel and accessories to 20 contract manufacturers.  During the six months ended June 30, 2009, we outsourced production of a portion of our footwear to two contract manufacturers and all of our apparel and accessories to more than ten contract manufacturers.

The table below sets forth the percentages of the products that we outsourced to these contract manufacturers in terms of sales volume for the periods indicated:

	For the year ended December 31,			For six months ended June 30,
	2006	2007	2008	2008	2009
Footwear	20.3%	37.1%	47.8%	55.4%	21.9%
Apparel	100.0%	100.0%	100.0%	100.0%	100.0%
Accessories	100.0%	100.0%	100.0%	100.0%	100.0%

We generally outsource production of our lower-priced footwear range.  We outsource our footwear production when production capacity is at or near capacity at any particular time.  We maintain sole production of our higher-priced footwear, particularly higher-priced running and basketball footwear, which uses our proprietary intellectual property and technology.

We manufacture our products through a combination of internal and external production.  We purchase finished products from contract manufacturers.  Other than finished products, we do not purchase other products from contract manufacturers.  For semi-finished rubber soles, a key part of our footwear, and other product parts, we purchase them from subcontractors.  See “— Procurement.” Contract manufacturers only carry out production activities and do not conduct product design for us.  We provide our contract manufacturers with the designs and specifications of our products.  We protect our intellectual property rights from unauthorized use by our contract manufacturers through the registration of trademarks, and also through engaging the appropriate legal services and assistance to ensure that our trademarks are effectively protected and enforced against any unauthorized use.

We recommend raw material suppliers to our contract manufacturers for their production and to subcontractors.

We select and evaluate our contract manufacturers carefully.  We assess contract manufacturers on an annual basis based on factors such as their product quality and ability to meet production orders on a timely basis.  We engage contract manufacturers based on sales orders receives at our sales fairs.  For 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, our contract manufacturers contributed 20.3%, 37.1%, 47.8%, 55.4% and 21.9%, respectively, of our total footwear sales volume.  All of our contract manufacturers are independent third parties and are located in Fujian province.  For 2006, 2007 and 2008, the duration of agreements with our contract manufacturers for footwear, apparel and accessories had been one year.  Beginning in 2009, the duration of agreements with our contract manufacturers has been extended to two years.  We have not terminated our contractual relationships with any of our contract manufacturers of footwear during the term of the agreements.  However, there have been some incidents of contract termination with our contract manufacturers of apparel and accessories.  When this occurs, we have been able to appoint replacement contract manufacturers readily due to the large number of replacement contract manufacturers from which we can select.  See “Risk Factors — We rely on third party contract manufacturers for the production of a portion of our footwear and all of our apparel and accessories.”

We require our contract manufacturers to comply with our manufacturing standards and specifications.  We do not allow contract manufacturers to sub-contract our production orders without prior consent.  We subject outsourced products to our quality control procedures.  We return defective product parts or unused product parts to the relevant contract manufacturers.  We pay our contract manufacturers by way of bank or telegraphic transfer.  Before 2009, we generally paid 30% of the contract price upon delivery with the remaining 70% paid within 60 days thereafter.  Starting from 2009, the payment of the second installment representing 70% of the contract price has been extended from 60 days to 120 days after delivery.

We do not oversee the manufacturing operations of our contract manufacturers except to ensure their compliance with our order specifications and quality control.  Therefore, we believe that we will not be liable for any violations of applicable laws, rules or regulations with respect to their manufacturing operations.

Procurement

We procure raw materials and product parts for our manufacturing requirements.

We procure raw materials for our footwear production at our production facility in Jinjiang.  The major raw materials used in the production of our footwear products include natural and synthetic leather, nylon, canvas, rubber and plastics.  Our raw material suppliers are primarily located in Quanzhou, which is adjacent to Jinjiang.  We select raw material suppliers based on our selection criteria, which include product quality, reliability, price, and speed of delivery.  We place orders for raw material requirements only after we receive sales orders at our sales fairs.

We also procure semi-finished rubber soles and other product parts from subcontractors.  Other than these semi-finished rubber soles and other product parts, we do not purchase other finished products from subcontractors.  Subcontractors manufacture semi-finished rubber soles to our specifications.  We also recommend raw material suppliers to our subcontractors.  We select subcontractors based on location, product quality, reliability, price, and speed of delivery.  Similar to our raw materials suppliers, our product part suppliers are primarily located in Quanzhou.  We pay our subcontractors a subcontracting fee.  The subcontracting fees for 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009 were approximately RMB16.9 million, RMB21.5 million, RMB18.5 million, RMB8.5 million and RMB10.0 million, respectively.

We generally pay our raw material suppliers on a monthly basis.  For amounts payable that are below RMB2 million, we generally make payment within 30 days.  For amounts that exceed RMB2 million, we generally pay 40% within 30 days, with the remaining 60% payable within 60 days.

We do not rely on any one supplier or subcontractor.  As of June 30, 2009, we had forty raw materials suppliers, three subcontractors for footwear, twenty subcontractors for apparel and forty-four subcontractors for accessories.

For 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, our top five raw material suppliers and subcontractors accounted for approximately 30.3%, 35.6%, 40.4%, 45.0% and 42.6%, respectively, of total purchases from raw material suppliers and subcontractors.  Our single largest supplier accounted for approximately 11.4%, 7.9%, 9.9%, 12.5% and 12.6%, respectively, of our total purchases during the same periods.

Inventory Control and Management

Our inventory consists of (i) raw materials for footwear production; (ii) product parts and (iii) finished products.  We keep generally low inventory levels of raw materials and product parts because we commence production only after receiving confirmed sales orders from our distributors.  We have established an inventory management ports system to monitor inventory levels.

We do not have any information relating to the sales of our products by the distributors and the authorized third party retail store operators.  After we sell our products to the distributors, the products become part of the inventories of the distributors, over which we have no control.  We require our distributors to provide us with inventory reports that give us information on their inventory levels.  Prior to 2008, our distributors submitted quarterly inventory reports to us.  Since 2008, we have required the distributors to submit the inventory reports on a monthly basis.  We monitor and verify the accuracy of the distributors’ inventory reports in the following manner:

•	we agree with distributors on the date for stocktaking;

•	on the date scheduled for stocktaking, distributors record the inventory levels of Xidelong products at their warehouses and the Xidelong retail stores which they operate directly;

•	distributors then compare their records on the opening balance of stocks after the last stocktaking against the results of the stocktaking, and prepare inventory reports;

•
distributors submit the inventory reports to us and our sales representatives then make arrangements with the distributors to carry out on-site stocktaking inspections based on the distributors’ inventory reports; and

•
our sales representatives prepare a report of the on-site inspection and identify any unusual inventory levels.  We review the report and provide recommendations to the relevant distributors on the improvement of their sales performance.

The above procedures enable us to gather information on the levels of market acceptance of our products so that we can reflect the consumers’ preferences on the designs of our new products.  The tracking of the inventories also provides us information on the market recognition of our products in a particular region so that we can realign our strategy if necessary.  This information can also assist in our coordination with distributors to reallocate products to other regions where necessary.  We believe that this inventory control system helps to reduce inventory build-up at the Xidelong retail stores.

Our policy is to review regularly obsolete inventories based on the age and the expected future salability of a product.  In addition, we carry out our physical inventory inspection on a timely basis to identify any obsolete or damaged inventories.  We will make specific provisions for a damaged item or an item of inventory that has a carrying amount lower than the net realizable value.  During the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, we did not make any provisions for obsolete inventories.

We maintain our finished goods inventory in two warehouses, one for storage of footwear and the other for storage of apparel and accessories.  We generally store finished goods according to types of footwear in our warehouses.  For the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, our average inventory turnover days were 30, 19, 19, 16 and 24, respectively, while our inventory balances at December 31, 2006, 2007 and 2008 and June 30, 2008 and 2009 accounted for approximately 16.7%, 8.4%, 10.6%, 11.2% and 6.1%, respectively, of our total assets.

Quality Control

We manufacture our products in accordance with our strict quality control system and quality standards.  From selecting raw materials to packaging finished products, each stage of the production process is subject to our quality control procedures.  We conduct regular inspections of the production facilities of our contract manufacturers and require the facilities and outsourced products to meet both our internal quality control standards and all applicable national and industry quality standards.  We test our new products at the science and technology laboratory in our research and development center in Jinjiang to help ensure the products conform to quality and performance standards.

Raw materials and product parts quality control

We implement stringent selection criteria for raw materials suppliers and product parts subcontractors as the first step towards maintaining the quality of our products.  We randomly test samples of raw materials and product parts from suppliers and return any goods that do not meet our specifications or standards.

Design prototypes quality control

Before commencing mass production, we test prototype designs for any design or functional issues and the suitability of materials used.  We implement test production runs in order to identify and isolate any potential production issues or defects.

Production process quality control

We employ on-site quality control staff to inspect each stage of the production process.  Our quality control staff inspect semi-finished products at two stages, the first being the sewing and stitching stage, where we sew and stitch individual parts together, and the second at the final assembly stage of our footwear where we glue soles to the footwear, and press and dry the footwear.  We also require our quality control staff to inspect individual product parts and semi-finished products to monitor compliance with our internal quality control over the production process standards and measures.  These inspection checks provide us with a degree of control whereby we can detect defects during the production process, and take steps to rectify these defects, where appropriate.

Finished products quality control

We randomly select products from our finished product runs to undergo various quality control sampling tests before these products are shipped for delivery or stored at warehouses.  We customize these tests for each product type and include, for example, for footwear, shoe bending tests, abrasion resistance tests, waterproofing tests, adhesive application tests, temperature tolerance tests, and various other tests.

In December 2005, the General Administration of Quality Supervision, Inspection and Quarantine of the PRC designated our Xidelong footwear and apparel as “State-designated Products Exempted from Quality Inspection.” In 2008, we obtained ISO 9001 certification for the design, development and production of our footwear, and the design, development and production management of our apparel.

Sales and Distribution

Our sales operations are managed and coordinated from our headquarters at Jinjiang, Fujian province.  As of June 30, 2009, our sales and marketing center comprised a team of 122 staff.  The sales department devises and implements policies for our distributors to assist them in operating the Xidelong retail stores, which include policies relating to marketing and promotion, sales management, pricing, recording of sales and human resources.  The sales department also sets sales targets and monitors inventory levels of distributors.

Sales network

We sell all of our products on a wholesale basis to distributors.  These distributors operate, either directly or indirectly through third parties, the Xidelong retail stores that sell our products.  We do not sell products directly to consumers.  Distributors place wholesale orders (which include purchase orders that the distributors secure from authorized third party retail store operators) for our products at our sales fairs for retail sale at the Xidelong retail stores.  See “Sales Fairs.”

As of June 30, 2009, our 23 distributors operated 3,411 Xidelong retail stores directly and indirectly, of which the top five distributors accounted for approximately 9.4%, 6.1%, 6.0%, 5.7% and 5.5% of our total revenue, respectively.

We categorize the Xidelong retail stores into the following: (i) department store concessions and (ii) stand-alone shops.  Department store concessions are designated sections of department stores that sell our products.  Stand-alone shops are retail shops, usually on the street level.

The following chart illustrates the structure of the sales network for our products:

The following map shows the geographical distribution of our distributors’ network of 3,411 Xidelong retail stores across the PRC as of June 30, 2009:

As of June 30, 2009, our 23 distributors established 3,411 Xidelong retail stores.  The table below sets forth the number of the distributors and the Xidelong retail stores by sales regions:

	As of December 31,						As of June 30,
	2006		2007		2008		2008		2009
	No. of Distributors	No. of Retail stores(1)	No. of Distributors	No. of Retail stores(1)	No. of Distributors	No. of Retail stores(1)	No. of Distributors	No. of Retail stores(1)	No. of Distributors	No. of Retail stores(1)
Northern Region	3	47	4	169	4	327	4	274	4	356
Northeastern Region	3	120	3	243	2	336	2	307	2	343
Northwestern Region	2	272	3	409	3	498	3	470	3	506
Eastern Region	2	320	3	453	3	586	3	543	4	607
Southern Region	3	152	3	267	4	373	4	338	4	393
Southwestern Region	6	572	6	978	6	1,157	6	1,048	6	1,206
Total	19	1,483	22	2,519	22	3,277	22	2,980	23	3,411

Note:

(1)
The number of retail stores listed includes both stores operated directly by distributors and those operated indirectly through third parties, located in each region as defined in this registration statement.

The table below sets forth the numbers of the Xidelong retail stores operated by authorized third party retail store operators by region:

	As of December 31,			As of June 30,
	2006	2007	2008	2008	2009
Northern Region	24	93	234	188	262
Northeastern Region	109	185	256	237	266
Northwestern Region	178	214	303	275	314
Eastern Region	468	239	362	320	386
Southern Region	110	178	274	242	279
Southwestern Region	157	655	850	744	912
Total	1,046	1,564	2,279	2,006	2,416

The table below sets forth the number of the Xidelong retail stores opened and closed for the periods indicated:

	As of December 31,			As of June 30,
	2006	2007	2008	2008	2009
New retail stores opened	845	1,183	920	600	168
Retail stores closed	78	147	162	139	34

The table below sets out the length of relationship between us and distributor by region:

	For the year ended December 31, 2008	For six months ended June 30, 2009
Northern Region	1 to 6 years	1 to 7
Northeastern Region	2 to 3 years	3 to 4
Northwestern Region	1 to 6 years	2 to 7
Eastern Region	1 to 6 years	1 to 7
Southern Region	1 to 6 years	1 to 7
Southwestern Region	2 to 6 years	3 to 7

The table below sets out the percentage of sales to distributors by region for the periods indicated:

	As of December 31,			As of June 30,
	2006	2007	2008	2008	2009
Northern Region	9.5%	11.4%	10.8%	8.7%	9.5%
Northeastern Region	7.9%	16.1%	13.6%	12.4%	12.2%
Northwestern Region	14.6%	12.2%	11.3%	12.6%	11.7%
Eastern Region	15.3%	13.5%	16.8%	18.1%	16.3%
Southern Region	16.2%	13.3%	13.9%	14.6%	14.5%
Southwestern Region	36.5%	33.5%	33.6%	33.6%	35.8%
	100.0%	100.0%	100.0%	100.0%	100.0%

We have sales teams comprising regional managers, accounts managers and accounts representatives who manage our sales in the various regions.  Our sales teams are responsible for monitoring and managing the performance of the distributors and the Xidelong retail stores within their respective regions, as well as managing the distributors’ compliance with our retail policies.  These regional sales teams report to our headquarters.

We have formulated an internal expansion plan that entails opening, through our distributors, approximately 500, 700 and 1,000 Xidelong retail stores in each of 2009, 2010 and 2011, respectively.

Selection of distributors

We select distributors based on a range of criteria that we considers important for the operation of the Xidelong distribution sales network of sportswear retail stores.  We do not require our distributors to have any minimum number of years of relevant experience.  We assess the suitability of a candidate to be a distributor based on, but not limited to, the following:

•	its relevant experience in the management and operation of sportswear retail stores;

•	its creditworthiness;

•	its ability to develop and operate a network of retail stores in its designated sales region;

•	its ability to meet our sales targets; and

•	the suitability of its store location and size.

We identify suitable distributors and enter into distributorship agreements, generally for a term of up to 12 months.  Beginning in 2008, the duration of distributorship agreements with our distributors has been extended to three years.

Our distributors directly operated 995 Xidelong retail stores out of 3,411 Xidelong retail stores at June 30, 2009.  They have their own regional management teams that oversee the overall supervision, management (including the formulation of operational guidelines for the Xidelong retail stores) and inspection of the Xidelong retail stores.

We set guidelines for our distributors in respect of the location, store layout and product display of their Xidelong retail stores.  Distributors require our prior approval before opening new Xidelong retail stores.  We typically visit potential locations for new Xidelong retail stores with distributors and consider the suitability of such locations before approving a new Xidelong retail store opening.

We also allow our distributors to use authorized third party retail store operators to operate the Xidelong retail stores.  Distributors must obtain our approval before appointing such retail store operators.  As of June 30, 2009, authorized third party retail store operators operated 2,416 Xidelong retail stores out of 3,411 total Xidelong retail stores.

We do not have direct contractual relationships with the authorized third party retail store operators and thus we require our distributors to implement, monitor compliance with and enforce our retail store guidelines on the authorized third party retail store operators.

Save for the provision of subsidies to our distributors for new store openings, renovation subsidies for the renovation and expansion of existing retail stores selling Xidelong products, and the provision of credit terms for settlement of its invoices, we do not make any payment, give any sales incentives, or pay any fee to our distributors.  Our distributors do not pay us any fee other than the purchase price for the purchase of our products.  Our distributors are independent third parties.

For 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, sales to our top five distributors accounted for approximately 58.0%, 43.4%, 46.3% and 32.7%, respectively, of Windrace’s total revenue.  During the same periods, sales to our single largest distributor accounted for approximately 18.5%, 13.8%, 12.3%, 12.8% and 9.4%, respectively, of our total revenue.

Distributorship agreements

The common principal terms of the distributorship agreements are as follows:

•	Distribution exclusivity — the distributorship agreements allow our distributors to sell our products under the Xidelong brand on an exclusive basis.

•	Geographic exclusivity — distributors must sell our products under the Xidelong brand within a defined geographical area.

•	Product exclusivity — distributors must sell our products exclusively at the Xidelong retail stores.

•	Security deposit — distributors must pay us a fixed sum as security for the performance of their obligations under the agreement.

•
Sale price — distributors pay a wholesale price for our products, which represents a discount to the suggested retail price of our products.  Different discount rates apply to footwear, apparel and accessories.

•	Payment and credit terms — we set payment and credit terms on a case-by-case basis with each distributor. We generally give a credit period of two months to our distributors.

•	Sales target — we have the right to terminate the agreement if a distributor fails to meet sales targets for two consecutive years.

•
Training — we provide training to employees of the distributors on a periodic basis.  Our training includes knowledge of our products, marketing skills, product display, window display and operation management.  Distributors pay for all costs associated with such training.

•	Support — we provide our distributors with free promotional material such as newspaper advertisements, product descriptions and video of our advertisements.

We can renew the distributorship agreements on an annual basis solely at our option.  Beginning in 2009, we have allowed distribution agreements of three years in length to strengthen our distribution relationships.  We are entitled to terminate a distributorship agreement if the distributor fails to adhere to our market management policies or fails to meet the sales target.

If a distributor terminates a distributorship agreement with us and there is no replacement distributor, we are not required to repurchase any stock held by the departing distributor.  However, we will require any replacement distributor to purchase inventories held by the departing distributor and will coordinate the sale of inventories (including obsolete inventories) from the former distributor to the replacement distributor.  The terms on which such sales are made are determined between the departing distributor and the replacement distributor.  For out-of-season stock, we coordinate with our distributors in reallocating products to different regions or conducting sales promotional activities.

Ordering of our products

The distributors attend sales fairs organized by us to place orders for our products.  Prior to 2008, we organized two major sales fairs each year, usually in March to introduce the autumn/winter collections and in September to introduce spring/summer collections to the distributors.  Beginning in 2008, we organized three sales fairs each year, usually in March to introduce the autumn collection, in June to introduce the winter collection and in September to introduce spring/summer collections to its distributors.

New collections are usually introduced to our distributors and third-party retailers at our sales fairs, which are normally held four to six months before the introduction of a new season’s products to end consumers.  Our distributors place most of their orders for these new products at the sales fairs, and we use the orders collected at the sales fairs to determine production schedules for each season and to plan future sales targets.  We then manufacture products in house or though third party contract manufacturers.  After completion of production, the products are delivered to distributors, which in turn either sell the products directly to consumers or to their respective third-party retailers for eventual sales to consumers.  We believe that our streamlined order, production and sales process allows us to manage our raw material procurement and credit exposure, minimize inventory exposure and increase sales.

Payments for our products

We give our distributors an invoice of the contract price payable at the time the products are delivered. At the same time, we recognize revenue from the sales. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Revenue recognition.”

Prior to 2009, we generally required our distributors to pay 30% of the contract price upon delivery with the remaining 70% paid within 60 days after delivery. Beginning in 2009 and to complement the new policy on length of distribution agreements, we extended the payment of the second installment representing 70% of the contract price from 60 days to 120 days after delivery. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Our Results of Operations and Financial Condition — The effect of the recent economic downturns on us.”

We generally assess the creditworthiness of our distributors based on their credit history and historical sales performance before entering into agreements with them. We require our distributors to comply with our credit policy. Our management team monitors the receivable balances on an ongoing basis and makes periodic assessment as to whether a bad debt provision needs to be made on a timely basis. During the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2009, we did not make any bad debt provisions.

As of December 31, 2008, over 97% of the accounts receivable were current in nature. The remaining 3% of the receivables that were due but not impaired relate to a number of distributors that have a good repayment record. Based on the experience of transacting with our distributors in the past, we considered that no provision of doubtful accounts was necessary because there had not been a significant change in the credit quality of the distributors and we believed that the accounts receivable were fully recoverable.

Management of distributors and retail stores

We collect, review and analyze data on the performance of our distributors. We monitor the distributors’ performance in the following manner:

•	We agree with the distributors on sales target figures, which vary on a case-by-case basis depending on a distributor’s historical sales figures and prevailing market conditions;

•
We require the distributors to submit inventory reports to us, which contain information on inventory levels of the distributors.  The inventory reports, however, do not record information on the sales of our products to end consumers, whether by the distributors or the authorized third party retail store operators.  This reporting system enables us to obtain up-to-date information on the sales performance and inventory movement at distributors’ level.  See “Inventory Control and Management;”

•
We appoint one to three regional managers for every province where our distributors operate.  These regional managers carry out monthly on-site inspections of the Xidelong retail stores and prepare reports on such inspections.  This enables us to identify and inform distributors of any non-performing Xidelong retail stores; and

•
in addition to sales target figures, we discuss with our distributors at the beginning of each year their annual performance targets, which includes evaluation criteria such as the number of new retail stores opened and the timeliness of settlement of invoices.  At the end of each year, we meet with our distributors and review their performance and assign scores based on such criteria.  However, our agreements with the distributors do not envisage our inspection of the financial statements of the distributors.  If a distributor fails to meet its annual performance targets or scores below an acceptable level, or does not fulfill sales network expansion plans, we have the option to terminate the distributorship agreements.  In determining whether to renew or terminate a distributorship, we also assess their compliance with our policies in respect of marketing activities, daily operations and customer service.

We do not maintain any policy limiting the number of the Xidelong retail stores in any particular region. When a region can sustain more than one store, and before we approve the opening of the additional retail stores, we assess any additional store’s viability and that of the existing store should any additional store be opened. In particular, we consider factors such as the distributor’s ability to manage and operate the new retail store effectively and, the proximity between the new retail stores and the existing retail stores in the particular region, with a view to avoiding an over concentration of retail stores. We further assess market conditions such as customer demands, economic growth and development, and any new governmental policies in a particular region to ensure each store in the same area can operate without taking market share away from other stores.

We provide our operational and retail guidelines, policy and procedures to distributors, which govern store layout, product display, customer service and after-sale service standards. We monitor our distributors to ensure that they operate the Xidelong retail stores in accordance with our guidelines, through the following measures:

•
We conduct regular site inspections at both distributor and retail store levels.  We currently employ more than 55 sales representatives who carry out on-site inspections of random retail stores every quarter.  In areas where there are fewer retail stores, we conduct on-site inspections on a monthly basis.  At the on-site inspections, our sales representatives inspect the major conditions of the retail stores such as location, layout, display shelves and products, quality of sales staff to ensure that they are consistent with our operations procedures;

•
Beginning in 2008, we implemented a policy requiring our sales representatives to conduct monthly on-site inspections of at least 20 retail stores in order to monitor more effectively the distributors’ and authorized third party retail store operators’ compliance with our operational and retail guidelines, policy and procedures, including whether our uniform retail prices are enforced;

•	We require our distributors to provide records of their sales and promotional activities; and

•	We provide training to the staff of our distributors and retailers to ensure that they are able to follow sales and promotional guidelines and policies effectively.

As we do not have any direct contractual relationship with authorized third party retail store operators, we rely on our distributors to implement and enforce our operational and retail guidelines, policy and procedures on the authorized third party retail store operators through the distributors’ agreement with the authorized third party retail store operators. As such, we only have limited control over whether authorized third party retail store operators adhere to our guidelines. We adopt the same measures with authorized third party retail store operators that we use to monitor our distributors’ compliance with these guidelines. Our regular site inspections of the retail stores include both the retail stores directly operated by the distributors and the retail stores operated by authorized third party retail store operators. We carry out inspections of retail stores operated by authorized third parties together with the distributors who appoint the relevant authorized third party retail store operators.

If a distributor or authorized third party retail store operator fails to comply with our operational guidelines, policy and procedures, we give a non-compliance warning and requires it to take corrective measures. In the event of its continued non-compliance, we have the option of terminating the distributorship agreements or to demand the operations of a particular Xidelong retail store to cease.

We determine a time period during which a non-compliant distributor or authorized third party retail store operator must rectify its non-compliance on a case-to-case basis depending on the seriousness of the breach, but it will not normally exceed three months.

Subsidies

We subsidize our distributors for renovation costs of new, and refurbishment of existing, Xidelong retail stores based on the size of such stores. For 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, we subsidized approximately RMB22.8 million, RMB34.7 million, RMB71.6 million, RMB40.3 million and RMB32.3 million, respectively.

Sales fairs

We hold sales fairs where we showcase our prototype products to potential and existing distributors. Distributors place orders for our products at these sales fairs. We launch and sell our new collection of products for each season at these sales fairs. Our purchase orders at the sales fairs constitute approximately 80% to 90% of annual revenue. We review orders placed at these sales fairs before entering into corresponding sales contracts with the distributors. We began holding three sales fairs a year in 2008. In 2009, we have currently held two sales fairs, one in February and the other in May.

We generally informally offer distributors the flexibility to make downward or upward adjustments to their purchase orders placed at the sales fairs by 10% to 15% before finalization to prevent overflow of inventory among our distributors. We use orders received from the sales fairs to formulate our production schedules for the relevant season. Before commencement of mass production, our senior management reviews orders received from the sale fairs, coordinates with managers of various departments and finalizes a plan of production quantity, type and schedule for confirmation with relevant distributors. After such confirmation, the distributors are not permitted to cancel or adjust these confirmed sales. The distributors receive an invoice at the time the products are delivered and we recognize revenue at the same time because we recognize revenue from the sale of goods when a sale is made and the significant risks and rewards of ownership have been transferred to the distributors, which generally occurs when the product is sold and delivered to the distributors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates.”

Return policy

We do not have any formal return policy with our distributors. We only accept returns of defective products. However, instead of returning defective products to us, distributors generally choose to sell any defective products at a discount to end customers. Since distributors are required to comply with our pricing policy, distributors must obtain our prior written consent before they can sell any products at a discount to the suggested retail price. We determine the amount of discounts on a case-by-case basis. We do not provide any compensation to distributors for defective products. To date, the number and value of defective products have been nominal.

In addition, we do not have any obsolete stock arrangements with our distributors. Therefore, we do not have any arrangements with distributors to accept returns of out-of season stock.

Promotion and Marketing

Our marketing department deals with sales fairs, contracts with distributors, market research and management of distributors. We also have a branding and promotional department that deals mainly with media arrangements, sponsorships and other endorsement activities. We use a variety of media, such as television, newspapers, magazines, the Internet and outdoor billboard displays to build both regional and nationwide brand recognition. We collaborate with athletes, media celebrities and industry experts on marketing and endorsement arrangements and they act as spokespersons for the Xidelong brand.

Advertising and promotional expenses constituted approximately 7.0%, 7.2%, 7.5%, 4.3% and 3.9% of our annual revenue for 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, respectively.

Spokespersons

We actively seek reputable spokespersons to promote our brand. From October 2001 to September 2003, Mr. Cai Zhenhua was a brand spokesperson for our products. Mr. Cai is a former table-tennis player and holder of various team and individual titles from numerous World Championships and the Atlanta 1996 Olympic Games. From February 2003 to May 2007, Mr. Aaron Kwok was a brand spokesperson for our products. Mr. Aaron Kwok is a Hong Kong entertainment celebrity who promoted our brand name and, we believe, raised our profile across the PRC, especially among younger consumers. As a result, in 2004, we were named the company with the “Most Popular Spokesperson” by SINA Corporation.

In 2007, we engaged Professor Sun Yining to be a brand spokesperson and strategic marketing consultant. Professor Sun is a research member of the Hefei Institute of Intelligent Machines and is a leading scholar on sensor technology and artificial intelligence in the PRC. The appointment of Professor Sun is in line with our objective of branding as a manufacturer of sports and leisurewear products with innovative designs and high technological performance.

Sponsorship and endorsement

We actively seek and are also invited to sponsor various sporting or festive events related to our products. In 2003, we sponsored an “Xidelong Fashion Night” event during China Fashion Week. In 2007, we sponsored an “Xidelong award” at the “Qzone” web design awards. Qzone is a Chinese social networking internet site that is geared toward young designers. We believe our sponsorship of these events helped promote and increase awareness of our brand among young designers, students and net surfers.

Under their cooperation agreements, the China Institute of Sport Science and the Hefei Institute of Intelligent Machines agree to help promote our products and Xidelong brand at various marketing and promotion events. See “Research and Development.”

Pricing

We determine the prices of our products based on a variety of factors, including the costs of raw materials and production, market conditions (including the spending power of consumers) and the prices of competitors’ products. The prices of our products increased relatively steadily during the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009 due to increasing awareness of our brand name, product quality and research and development. We believe that could increase our prices without losing market shares despite fierce competition. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Our Results of Operations and Financial Condition — The effect of the recent economic downturns on us.”

We have adopted a suggested retail price system that is applied nationwide to all retail stores operated by our distributors or third-party retailers to maintain brand image and avoid price competition among distributors and third-party retailers. In addition, our distributors must obtain our prior written approval before carrying out any promotional events or selling our products (including newly launched products) at a discount. For sales of our products with deviation from specification at a discount to suggested retail prices to end customers, see “Risk Factors — Risks Relating to Our Business — The wholesale prices at which we sell our products to distributors are determined by factors beyond our control. In addition, sales of our products at a discount to suggested retail price to end customers could have an adverse effect on our business and brand name.”

The table below sets forth the retail price range of our products for the periods indicated:

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
(in RMB)
Footwear	98 to 328	85 to 338	109 to 346	109 to 346	129 to 340
Apparel	44 to 205	36 to 499	41 to 500	41 to 500	68 to 229
Accessories	5 to 188	6 to 159	6 to 219	6 to 219	13 to 168

We intend to keep the pricing of our products at reasonable levels in the foreseeable future in order to stay competitive and maintain product demand.

Competition

The sports and leisure industry is highly competitive in the PRC. We compete with an increasing number of international and domestic sports and leisure footwear companies, sports and leisure apparel companies, sports accessories companies, and large companies with diversified lines of sports and leisure shoes, apparel and accessories. We expect competition to further intensify due to the entry of new foreign and domestic sports and leisurewear retailers in the PRC and as a result we may be required to adjust our prices in response to competitors’ pricing policies. Our ability to maintain or further increase our profitability will primarily depend on our ability to compete effectively by leveraging our leading market position in the PRC, brand recognition and product portfolio, distributors’ extensive retail distribution network, experienced management and product designs to differentiate us from competitors.

Performance style and quality of footwear, apparel and accessories, new product development, price, product identity through marketing and promotion, and support to distributors and customer service are important aspects of competition in the sports footwear, apparel and accessories business. We believe that we are competitive in all these areas particularly as a result of, what we believe is, our brand name, product quality and research and development.

Employees

As of June 30, 2009, we had a total of 2,996 full-time employees. The following sets forth the number of employees at June 30, 2009:

Number of employees
Footwear production department	2,390
Quality control department	136
Research and development center	130

Number of employees
Sales and marketing center	122
Administration department	100
Apparel business department	63
Finance department	23
Brand and promotion department	17
Senior management	11
Human resources department	4
Total	2,996

We have made contributions in relation to the retirement of our employees in accordance with applicable laws and regulations in the PRC, which require contribution by both employees and the company at a fixed percentage of the salaries of such employees. For 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, the employee social insurance (including our retirement contribution) paid by us amounted to approximately RMB6.9 million, RMB10.5 million, RMB14.5 million, RMB6.2 million and RMB8.4 million, respectively, which represented 16.9%, 17.5%, 19.6%, 16.9% and 18.6% of the total salaries of our employees during the same periods, respectively.

For the year ended December 31, 2006, we paid year-end bonuses of RMB7.3 million to 1,546 employees meeting performance targets in that year. For the year ended December 31, 2007, we paid year-end bonuses of RMB5.9 million to 559 employees meeting performance targets in that year. For the year ended December 31, 2008, we did not pay any year-end bonus to our employees.

We believe we are in material compliance with all applicable labor and safety laws and regulations in the PRC, including the PRC Labor Contract Law, the PRC Production Safety Law, the PRC Regulation for Insurance for Labor Injury, the PRC Unemployment Insurance Law, the PRC Provisional Insurance Measures for Maternity of Employees, PRC Interim Provisions on Registration of Social Insurance, PRC Interim Regulation on the Collection and Payment of Social Insurance Premiums and other related regulations, rules and provisions issued by the relevant governmental authorities from time to time, for our operations in the PRC.

According to the PRC Labor Contract Law, we are required to enter into labor contracts with our employees. We are required to pay no less than local minimum wages to our employees. We are also required to provide employees with labor safety and sanitation conditions meeting PRC government laws and regulations and carry out regular health examinations of our employees engaged in hazardous occupations.

Intellectual Property Rights

As of June 30, 2009, we had registered 25 trademarks, including and , with the Trademark Office of the State Administration for Industry and Commerce in the PRC. As of June 30, 2009, we had seven pending applications for the registration of trademarks in the PRC. In addition, we have registered four domain names.

We recognize the importance of protecting and enforcing our intellectual property rights. We safeguard our intellectual property rights through the registration of trademarks, and may include the relevant protective provisions in contracts with third parties. Our employees and contract manufacturers are subject to confidentiality agreements but there has been no action taken against any employee or contract manufacturers for a breach of such confidentiality. In addition, we plan to apply for intellectual property rights to any new technologies developed together with scientific and educational institutions. We mitigate the risks of infringement by others through obtaining the appropriate legal services and advice to ensure that our trademarks are adequately protected and to prevent the risks of infringement.

In December 2005, Liu Dingyi registered the Chinese domain name “.com” on the China Internet Network Information Center (CNNIC) and used the website to promote and sell travel products and services. On June 8, 2006, we obtained an injunction from the Hubei Province Jingzhou City Intermediate People’s Court restraining Liu Dingyi from infringing on our trademark and ordered the termination of the domain name registration. In addition, the court awarded us RMB5,000 in damages.

Property

XDLong China owned and occupied a parcel of land with an aggregate site area of approximately 38,784 square meters together with buildings on such land. The buildings comprise our production facility, a research and development center, an office space, staff quarters, a recreation center and sports facilities, with an aggregate gross floor area of approximately 99,024 square meters. We have obtained the land use rights certificate in relation to the land and the property ownership certificates for the buildings. The land use rights were granted for industrial use for a term of 50 years from December 25, 2006.

XDLong Fujian owns a parcel of land located within our production complex in Jinjiang, which has an aggregate site area of approximately 15,277 square meters. Pursuant to the State-owned Land Use Right Transfer Contract, construction on this land must commence by February 28, 2006. XDLong Fujian did not commence construction by such date because we decided to construct our production facilities on another larger parcel of land owned by XDLong China. We have plans to construct additional production facilities on the XDLong Fujian parcel of land. XDLong Fujian is applying to relevant local government agency for postponing construction on the land. However, there is a risk that the local government may repossess the land before XDLong Fujian obtains an approval to postpone construction.

Environmental Protection

Our manufacturing operations are subject to PRC environmental laws and regulations on air emission, solid waste emission, sewage and waste water, discharge of waste and pollutants, and noise pollution. These laws and regulations include Law of the PRC on Environmental Protection, Law of the PRC on the Prevention and Control of Water Pollution, Law of the PRC on the Prevention and Control of Atmospheric Pollution, Law of the PRC on the Prevention and Control of Pollution from Environmental Noise and Law of the PRC on the Prevention and Control of Environmental Pollution of Solid Waste. We are also subject to periodic monitoring by relevant local government environmental protection authorities.

According to these environmental laws and regulations, all business operations that may cause environmental pollution and other public hazards are required to incorporate environmental protection measures into their operations and establish a reliable system for environmental protection. Such a system must adopt effective measures to prevent and control pollution levels and harm caused to the environment in the form of waste gas, waste water and solid waste, dust, malodorous gas, radioactive substance, noise, vibration and electromagnetic radiation generated in the course of production, construction or other activities.

Companies in the PRC are also required to carry out an environment impact assessment before commencing construction of production facilities and the installation of pollution treatment facilities that meet the relevant environmental standards and treat pollutants before discharge. We carried out the required environment impact assessment before commencing construction of our production facilities and have obtained all the required permits and environmental approvals for our production facilities.

Our production facility in Jinjiang received ISO 14001 certification in 2007, which certifies that our environmental management system in respect of the design, development, production and service of our products conforms to the environmental management standards.

The main environmental impact from our operations is the generation of wastewater and noise pollution from the operation of production machinery. In order to comply with the relevant environmental protection laws and regulations, we have implemented an environmental protection system to ensure the emissions from production operations meet the pollution indicators. In addition, our production plant is located in an open area, away from residential areas and equipped with an appropriate convection and ventilation system. In order to reduce the impact on the environment, we have enhanced the convection and ventilation system at our production facilities to improve air quality and adopted various measures to prevent and minimize the noise pollution from our production operations.

Health and Safety Matters

The PRC Production Safety Law (the “Production Safety Law”) requires that we maintain safe working conditions under the Production Safety Law and other relevant laws, administrative regulations, national standards and industrial standards. We are required to offer education and training programs to our employees regarding production safety. The design, manufacture, installation, use and maintenance of our safety equipment are required to conform with applicable national and industrial standards. In addition, we are required to provide employees with safety and protective equipment that meet national and industrial standards and to supervise and educate them to wear or use such equipment according to the prescribed rules.

We consider the safety of our employees to be a priority. We have implemented internal health and safety policies in the workplace, available through our handbook on production safety and security procedures, which incorporate safety laws and regulations in the PRC. We have implemented safety guidelines on production procedures for the safe operation of production equipment and machinery during each stage of the production process. We require our employees to attend occupational safety education training courses on our safety policies and procedures to enhance their awareness of safety issues. We provide and require our employees to wear suitable protective devices to ensure their safety. We also provide employees with free annual medical check-ups.

As required under the Regulation of Insurance for Labor Injury, Provisional Insurance Measures for Maternity of Employees, Interim Regulation on the Collection and Payment of Social Insurance Premiums and Interim Provisions on Registration of Social Insurance, we provide our employees in the PRC with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, injury insurance and medical insurance.

During the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2009, we believe that we were in compliance with all applicable labor and safety laws and regulations in all material respects, and implemented internal safety guidelines and operating procedures. Further, we believe that we are in compliance with the new PRC Labor Contract Law, which came into effect on January 1, 2008, in all respects, and do not believe this new law will have any impact on our business and operations. Since the commencement of our business, none of our employees has been involved in any major accident in the course of their employment and we have never been subject to disciplinary actions with respect to the labor protection issues.

Insurance

We believe that we maintain insurance in line with industry standards. Our insurance coverage primarily relates to property insurance.

We do not maintain general product liability insurance for any of our products. Nevertheless, we believe that our practice is in line with the general industry practice in the PRC as product liability insurance is not required under PRC law. During the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2009, we did not receive any material claims from customers or consumers relating to its products.

Legal Compliance and Procedures

As of June 30, 2009, we were not engaged in any material litigation, arbitration or claim, and no material litigation, arbitration or claim is known to be pending or threatened by or against us that would have a material adverse effect on our operation results or financial condition.

Our PRC legal adviser has confirmed that XDLong China and XDLong Fujian have obtained all necessary permits and licenses for the business activities and their operations comply with all the relevant rules and regulations of the relevant authorities where they operate.

Chapter 4 — Accountants’ Reports And Pro Forma Financial Information of the Rules Governing The Listing of Securities on The Stock Exchange of Hong Kong Limited (“Exchange”) sets out the detailed requirements for accountants’ reports on the profits and losses, assets and liabilities of, and other financial information on an issuer for inclusion in listing documents. Rule 4.03 states that all accountants’ reports must be prepared by certified public accountants who are qualified under the Professional Accountants Ordinance for appointment as auditors of a company and who are independent both of the issuer and of any other company concerned to the same extent as that required of an auditor under the Companies Ordinance and in accordance with the requirements on independence issued by the Hong Kong Institute of Certified Public Accountants.

On April 25, 2008, XDLong Fujian obtained the approval of the local commercial authority to adjust its current domestic and export sales ratio to reflect the market demand. Our PRC legal adviser has confirmed that the local commercial authority has the authority to grant the above approval. Our PRC legal adviser has further confirmed that therefore said adjustment will not have any material adverse effect on our legal status and business operations. We have effected the business registration changes and amended the scope of business operations.

DIRECTORS AND MANAGEMENT

Our board of directors is as follows:

Name	Age	Position
Lin Shuipan	41	Director, Chairman of the Board and Chief Executive Officer
Jin Jichun	67	Director
William J. Sharp	68	Director
Directors

Mr. Lin Shuipan, aged 41, is our founder, executive Director, the chairman of the board and chief executive officer. He is responsible for our overall corporate strategies, planning and business development. Mr. Lin has over 16 years’ experience in the sportswear industry. From 1993 to 1997, he was the technical engineer and factory manager of Huatingkou Footwear Manufacturing Factory in Chendai Town, Jinjiang. From 1997 to 2000, he was the general manager of Jiuzhou Footwear Business Company Limited in Chendai Town, Jinjiang. In 2001, Mr. Lin founded XDLong Fujian and was its vice-chairman from 2001 to September 2007 and has been its chairman since September 2007. He has been the general manager of XDLong Fujian since its establishment. Mr. Lin has also been the chairman and general manager of XDLong China since its establishment in April 2004. In 2003, he was named as one of the 100 Outstanding Persons in China’s Economy. In 2003, he was appointed as a representative of the 14th Jinjiang People’s Congress and the executive director of Jinjiang Chendai Chamber of Commerce. In 2004, Mr. Lin was appointed as vice president of Jinjiang Footwear Manufacturing Association. In 2005, he was appointed as a member of the standing committee of Quanzhou Foreign Invested Enterprises Association and in 2007, as vice president of Jinjiang Youth Chamber of Commerce. In 2006, he was appointed as a representative of the 14th Quanzhou People’s Congress. He was also appointed as a representative of the 14th and 15th Jinjiang People’s Congress in 2003 and 2006, respectively.

Mr. Jin Jichun, aged 67, is an independent non-executive director. Mr. Jin is a professor of sports biomechanics at the Beijing Sports University. Mr. Jin received a bachelor’s degree in gymnastics and obtained a degree in kinesiology at the Shanghai Sports College in 1958 and 1966, respectively. From 1982 to 1984, he was a visiting scholar at the University of Delaware, specializing in biomechanics. He served as a member of the editorial staff of the International Journal of Sport Biomechanics for a total period of four years between 1985 and 1989. Since 1987, he has been a council member of the International Council of Sport Science and Physical Education, and was appointed its regional coordinator of Asia in 2001.

William Sharp, age 68, has been a member of our Board of Directors since November 2009. Since 2001, Mr. Sharp has served as President of Global Industrial Consulting, a consulting firm. Since 1998, Mr. Sharp has been a director of Ferro Corp, a New York Stock Exchange listed company that produces performance materials where he serves as chairman of the Audit Committee and as a member of the Compensation Committee and the Finance Committee. From 1964 to 2000, Mr. Sharp served at Goodyear Tire and Rubber Company in various capacities, including President of the North American Tire division, President of the Global Support Operations and President of its Europe, Middle East and Africa division. Since August 2005, Mr. Sharp has been a director of Xingda International Holdings Limited where he serves as Chairman of the Compensation and Management Development Committee and a member of the Audit Committee. Mr. Sharp has actively advised leading global private equity investors in their investments in China including GIC. Mr. Sharp received a B.S. from Ohio State University.

Senior Management

Mr. Qian Zhen Li, aged 40, is the deputy general manager of Windrace. He joined Windrace in February 2009 and is primarily responsible for its production management and quality control. Mr. Qian has nearly 20 years’ experience in the footwear manufacturing industry. From 1990 to 1999, he served as the head of quality control for Fuzhou Qing Lu Footwear Co., Ltd. primarily responsible for its production management and quality control. From 2000 to 2002, he served as the factory manager for Pu Tain Jia Yu Hua Footwear Co., Ltd. primarily responsible for its strategic planning for production and quality control. From 2002 to 2005, he served as the general manager of Quanzhou Ju Xing Footwear Co., Ltd. primarily responsible for its business strategy, planning and development. From 2006 to 2008, he served as the president of the production department for GuiRenNiao (China) Co., Ltd. primarily responsible for its production management and quality control of the footwear business.

Mr. Fan Qi, aged 38, is the PRC financial controller of Windrace. He joined Windrace in January 2008 and is primarily responsible for its overall financial management, capital planning and allocation. Mr. Fan obtained a bachelor’s degree in finance and accounting from the University of Zhengzhou in 1992. He was financial manager of Xiamen Prosolar Real Estate Co., Ltd. from October 1992 to January 2000, financial controller of Zhangzhou Zhongliang Foodstuff Industry Co., Ltd. from February 2000 to August 2002 and financial controller of Xiamen Tongmai Group Co., Ltd. from September 2002 to December 2007.

Mr. Ding Dongdong, aged 27, is a vice president of Windrace. He is primarily responsible for the design, research and development of its footwear and apparel. Mr. Ding joined Windrace in September 2001. He was the development manager of the apparel department of XDLong Fujian from 2002 to 2003, and was promoted to the position of manager in 2003. He is responsible for data collection, apparel design, processing and production, quality control and after-sales of the apparel department. Mr. Ding obtained a diploma in apparel design from the Guangdong Apparel Institute in July 2002. Mr. Ding is the brother-in-law of Mr. Lin Shuipan, an executive Director.

Ms. Liu Ming, aged 42, is a vice president of Windrace. She is also the assistant to the Chairman. She joined Windrace in January 2008 and is primarily responsible for the sales of its products, development of the Xidelong sales distribution network, as well as its apparel business. Furthermore, she is responsible for the overall administrative management of Windrace. Ms. Liu obtained an Executive Masters of Business Administration (EMBA) from Qinghua University Continuous Learning Institution in April 2003. From 1998 to 2000, she worked as the marketing manager and chief of the general office for Jinjiang Aile Holiday Hotel. From 2001 to 2007, she worked as the vice general manager and the general manager of the Xi’an Branch of Guirenniao (Fujian) Sports Products Limited.

Ms. Tai Yau Ting, aged 29, is the chief financial officer and company secretary of Windrace and is a qualified accountant. She joined Windrace in February 2008 and is primarily responsible for its financial management, internal control and risk management. Ms. Tai graduated from the University of Toronto with a bachelor’s degree in applied science in 2002 and a master’s degree in applied science in 2004. Ms. Tai has been a member of the American Institute of Certified Public Accountants since August 2007 and a member of CPA Australia since April 2009. Prior to joining Windrace, she worked for Ernst & Young and has over four years’ auditing, accounting and financing experience.

Independence of Directors

We apply the standards of NASDAQ in determining whether a director is independent. Under the relevant standards, an independent director means a person other than an executive officer or employee of the company, and no director qualifies as independent unless the issuer’s board of directors affirmatively determines that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. NASDAQ requires that a majority of the board of directors of a company be independent. We have determined that Messrs. Sharp and Jin are independent.

Audit Committee

To comply with the rules of NASDAQ, we have established an audit committee. NASDAQ rules require that the audit committee be comprised of at least two independent directors who are also able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. Messrs. Sharp (chair) and Jin are members of the audit committee. Messrs. Sharp and Jin have an understanding of generally accepted accounting principles and financial statements, the ability to assess the general application of such principles in connection with our financial statements, including estimates, accruals and reserves, experience in analyzing or evaluating financial statements of similar breadth and complexity as the company’s financial statements, an understanding of internal controls and procedures for financial reporting and an understanding of audit committee functions.

Audit Committee Financial Expert

The board of directors has identified Mr. Sharp as an “audit committee financial expert” within the meaning of all applicable rules.

Audit Committee Pre-Approval Policies and Procedures

In accordance with Section 10A(i) of the Securities Exchange Act of 1934, before the company engages its independent accountant to render audit or permitted non-audit services, the engagement will be approved by the audit committee.

Code of Conduct

We have adopted a code of conduct that applies to all directors, officers and employees. The code of conduct codifies the business and ethical principles that govern all aspects of our business.

Compensation Committee

To comply with the rules of the NASDAQ, we have established a compensation committee. The purpose of the compensation committee is to administer any stock option plans, including authority to make and modify awards under such plans. Messrs. Jin (chair) and Sharp are members of the compensation committee.

Nominating Committee

To comply with the rules of the NASDAQ, we have formed a nominating and corporate governance committee. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee will consider persons identified by our members, management, stockholders, investment bankers and others. Messrs. Jin (chair) and Sharp are members of the nominating and corporate governance committee.

Compensation of Directors

Windrace offered its directors and executive officers competitive remuneration packages to attract and retain management talent. The principal component of Windrace’s compensation for directors and executives was basic salaries. Windrace could also provide a discretionary bonus to the directors and executive officers as an incentive for their contribution to Windrace depending on Windrace’s profitability during the year. During the years ended December 31, 2006, 2007, 2008 and the six months ended June 30, 2008 and 2009, the aggregate amount of compensation paid to directors and executive officers amounted to RMB0.5 million, RMB0.6 million, RMB1.5 million, RMB0.6 million and RMB0.8 million, respectively. The increase from the year ended December 31, 2007 to the year ended December 31, 2008 was primarily attributable to the increase in compensation paid to Mr. Lin Shuipan for his services rendered in connection with the proposed initial public offering on the Stock Exchange of Hong Kong as well as the engagement of one non-executive director and three independent non-executive directors to meet the requirements of the proposed initial public offering on the Stock Exchange of Hong Kong. See Note 8 to the financial statements included elsewhere in this registration statement.

The following table sets forth compensation paid to directors and executive officers of Windrace for the periods indicated:

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
	(RMB in thousands)
Salary	386	447	1,445	606	754
Bonus	85	135	—	—	—
Pension	12	15	17	8	4
Total	483	597	1,462	614	758

The compensation of directors and executive officers of Windrace was determined by reference to the operating results of Windrace as a whole, market environment, salary trends, tasks and responsibilities of the director and executive officer, and compensation packages offered by companies in the same industry in the PRC. The compensation of directors and executive officers was subject to performance reviews on an annual basis.

Windrace’s compensation policies are formulated based on the performance of individual directors and executive officers and are reviewed regularly. The primary goal of the remuneration policy is to enable Windrace to retain and motivate management by offering them compensation commensurate with their performance.

In November 2009, Exceed’s compensation committee set the compensation for the Board's independent directors. Mr. Jin received a cash payment of USD15,000 for his service on the board and Mr. Sharp received a cash payment of USD50,000 for his service on the board. In addition, Messrs. Jin and Sharp will receive a grant of ordinary shares for joining Exceed’s board of 6,000 and 5,000, respectively.

Employment Agreement with Executive Director

Windrace’s directors and executive officers have entered into service contracts with Windrace for a term of three years from execution of the respective contracts until termination by three months’ notice in writing served by either party on the other.

Compensation Discussion and Analysis

This section discusses the compensation of Windrace paid in previous fiscal years to our current executive officers. These executive officers include (i) Mr. Lin Shuipan, the chairman of the board and chief executive officer, and Ms. Tai Yau Ting, the chief financial officer, and (ii) Windrace’s three next most highly paid executive officers or employees during 2008 who also serve as our officers, or collectively, the named executive officers.

Determination of Compensation

Windrace did not have a compensation committee, and Windrace’s board of directors made all compensation decisions regarding Windrace’s named executive officers. Compensation decisions with respect to Windrace’s named executive officers have historically focused on attracting and retaining individuals who could help Windrace meet and exceed its financial and operational goals. Windrace’s board of directors considered the growth of the company, individual performance and market trends when setting individual compensation levels.

Compensation of Directors of Exceed

In November 2009, Exceed’s compensation committee set the compensation for the Board's independent directors. Mr. Jin received a cash payment of USD15,000 for his service on the board and Mr. Sharp received a cash payment of USD50,000 for his service on the board. In addition, Messrs. Jin and Sharp will receive a grant of ordinary shares for joining Exceed’s board of 6,000 and 5,000, respectively.

BENEFICIAL OWNERSHIP OF SECURITIES

Security ownership

The following table sets forth information with respect to the beneficial ownership of our ordinary shares by (i) each person who beneficially own more than 5% of our shares; (ii) each director and officer; and (iii) all directors and officers as a group.

Beneficial Owner	Ordinary Shares Beneficially Owned		Percentage of Ordinary Shares Beneficially Owned
Directors and executive officers
Lin Shuipan	3,830,244	(1)	20.3%
Tai Yau Ting	0		*
Jin Jichun	6,000		*
William J. Sharp	75,312		*
All directors and executive officers as a group (4 persons)	3,911,556		20.7%
Principal shareholders
RichWise	694,280		3.7%
Tiancheng Int’l Investment Group Limited	608,470		3.2%
2020 International Capital Group Limited(2)	1,312,504		7.0%
2020 Strategic Investments, LLC(3)	1,312,504		7.0%
Wisetech Holdings Limited and Windtech Holdings Limited(4)	3,957,784		21.0%

The percentages shown in the table are based on 18,856,168 ordinary shares outstanding on December 14, 2009, which number excludes an additional 11,267,167 shares currently held in escrow and issuable to the former holders of ordinary shares of Windrace if certain earnings targets are met in fiscal years 2009-2011.

*	Percentage of ownership is less than 1% of the outstanding ordinary shares of the combined company.

(1)	Represents 2,309,068 ordinary shares held by Mr. Lin Shuipan and the remaining 1,521,176 ordinary shares held on trust for the benefit of Ms. Chen Xiayu, the spouse of Mr. Lin Shuipan.

(2)
Includes 1,312,504 ordinary shares held by 2020 Strategic Investments, LLC, a Nevis company.  2020 International Capital Group Limited, a British Virgin Islands company, has voting and dispositive power of the 1,312,504 shares directly owned by 2020 Strategic Investments, LLC as its sole manager.  Pursuant to an advisory agreement with 2020 Strategic Investments, LLC, 2020 International Capital Group Limited will receive 100% of the profits generated by the 1,312,504 ordinary shares owned by 2020 Strategic Investments LLC in excess of a preferred return to Mr. Koo, the sole member of 2020 Strategic Investments, LLC, of $3,750 per year (the “Preferred Return”), effectively giving 2020 International Capital Group Limited an economic interest in the 1,312,504 ordinary shares owned by 2020 Strategic Investments, LLC.

(3)
Includes 1,312,504 ordinary shares held by 2020 Strategic Investments, LLC, 2020 International Capital Group Limited has voting and dispositive power of these shares as its sole manager.  Pursuant to an advisory agreement with 2020 International Capital Group Limited, 2020 International Capital Group Limited will receive 100% of the profits generated by the 1,312,504 ordinary shares owned by 2020 Strategic Investments LLC in excess of a preferred return to Mr. Koo, the sole member of 2020 Strategic Investments, LLC of $3,750 per year, effectively giving 2020 International Capital Group Limited an economic interest in the 1,312,504 ordinary shares owned by 2020 Strategic Investments, LLC.

(4)
Represents 1,583,114 ordinary shares owned by Wisetech and 2,374,670 ordinary shares owned by Windtech. Each of Wisetech and Windtech is controlled by its sole director Yuk Mei Tsui, an employee of New Horizon Capital Advisors Ltd.  Jianming Yu has neither voting nor dispositive control over the shares of Exceed owned or to be owned by Wisetech and Windtech.  Yuk Mei Tsui disclaims beneficial ownership of shares of Exceed held or to be held by Wisetech and Windtech except to the extent of her pecuniary interest therein.  Wisetech and Windtech operate as a group with respect to their interests in us within the meaning of the federal securities laws.

SHARES ELIGIBLE FOR FUTURE SALE

There are 18,856,168 of our ordinary shares outstanding, which number excludes an additional 11,267,167 shares currently held in escrow and issuable to the former holders of ordinary shares of Windrace if certain earnings targets are met in fiscal years 2009-2011.  Of that amount, 9,156,918 shares are registered, of which 7,281,918 shares are freely tradable without securities law restriction and 1,875,000 shares are held in escrow until 6 months following the consummation of the Acquisition of Windrace, which occurred on October 21, 2009 (or earlier if, following the Acquisition, we engage in a subsequent transaction resulting in our shareholders having the right to exchange their shares for cash or other securities).

The balance of the outstanding shares, 9,699,250 shares, are registered for resale under the registration statement of which this prospectus forms a part.  Of these shares, the aggregate of 3,957,784 shares owned by Windtech Holdings Limited (“Windtech”) and Wisetech Holdings Limited (“Windtech”) are subject to lock-up agreements between the Company, Windtech and Wisetech, respectively, which generally prohibit Windtech and Wisetech from selling, transferring or disposing the shares during the six month period from October 21, 2009 through and including April 20, 2010 (or earlier if, following the Acquisition, we engage in a subsequent transaction resulting in our shareholders having the right to exchange their shares for cash or other securities).  During that period, Windtech and Wisetech may transfer the shares to affiliates, limited partners, members or shareholders if the recipients enter into a substantially similar lock-up agreement.  An additional 3,830,244 ordinary shares either owned by our chairman Lin Shuipan directly or held in trust for the benefit of our chairman’s spouse are subject to a lock up agreement with the Company on the same terms as the Windtech and Wisetech agreements except that the lock up runs through October 20, 2012. This lock up also applies to any of the shares released from escrow to our chairman or the trust for the benefit of his spouse.  The Investment Agreement dated as of July 27, 2009 by and among Windrace, Windtech, Wisetech and Mr. Lin (the “Investment Agreement”) imposes similar restrictions on the transfer of such shares without the exceptions for transfers to affiliates or in a transaction where shareholder may generally exchange their shares but with an exception for the loan of, or other transfer of dispositive power over, the shares to shareholders of the Company who both: (i) beneficially own less than 10% of the outstanding shares of the Company after giving effect to such transfer; and (ii) are not otherwise affiliated with the Company at the time of the transfer.

Additionally, any of such shares held by “affiliates,” as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% stockholders will also be restricted from public sale as “restricted stock.” In addition, there will be outstanding 8,625,000 warrants originally issued in 2020’s initial public offering, each exercisable to purchase one ordinary share of Exceed that are freely tradable, and warrants to purchase 2,265,000 ordinary shares of Exceed being held in escrow originally issued in a private placement immediately preceding 2020’s initial public offering.  The ordinary shares issuable upon exercise of the warrants will be tradable, provided that there is no stipulation to the registration statement.  Therefore 10,890,000 ordinary shares of Exceed that may be issued in the future upon exercise of outstanding warrants.

In addition, pursuant to an earn-out provision in the Purchase Agreement, we have agreed to issue to the former shareholders of Windrace: (i) up to an aggregate of 11,267,167 of our ordinary shares based on the earnings of Exceed in fiscal years 2009, 2010 and 2011, which shares are currently held in escrow, and (ii) an additional 2,212,789 ordinary shares if certain earnings targets for the 2011 fiscal year are met. The shares currently held in escrow will be released from escrow in the amounts of: (i) 5,563,714 shares, (ii) 4,277,590 shares and (iii) 1,425,863 shares respectively for each of the years ending on December 31, 2009, 2010 and 2011 if Exceed achieves the earnings target specified for such year in the Purchase Agreement (approximately $38.1 million, $49.5 million and $64.3 million, respectively). The number of shares released from escrow in any given year will be increased by the number of shares eligible to be released in any prior year which were not released due to the target earnings not being achieved for that year.

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us.  A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding ordinary shares or the average weekly trading volume of our ordinary shares reported through NASDAQ or any other exchange on which we may list our shares, during the four calendar weeks preceding such sale.  Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Although the SEC had originally extended the ban on Rule 144 reliance for companies that had been blank check companies even if they no longer were, the SEC has now concluded that, because the reasons for prohibiting reliance on Rule 144 do not appear to be present after a reporting company has ceased to be a shell company, reliance on Rule 144 for resales by a security holder would be permitted when: (1) the issuer of the securities that was formerly a reporting or non-reporting shell company has ceased to be a shell company; (2) the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (3) the issuer of the securities has filed all reports and material required to be filed during the preceding 12 months (or for such shorter period that the registrant was required to file such reports and materials); and (4) at least 90 days have elapsed from the time the issuer files current “Form 10 information” (information ordinarily filed on a current report on Form 8-K) with the Commission reflecting its status as an entity that is not a shell company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

As of June 30, 2009, the total amount payable to related parties amounted to RMB283.1 million, consisting of RMB3.6 million financial support from Mr. Lin Shuipan, RMB0.1 million remuneration payable to Professor Sun as our spokesperson, HK$306.2 million (RMB272.5 million) payable to Elevatech as redemption price and US$1 million (RMB6.9 million) payable to Elevatech as premium.

In addition, we have the obligation to give Professor Sun RMB20,000 worth of our products in kind as part of his compensation as our spokesperson.  Moreover, Mr. Lin Shuipan and Ms. Chen Xiayu provided personal guarantees to a credit facility agreement with a credit up to RMB60 million from November 10, 2008 to November 9, 2010, of which RMB43 million was drawn down as of June 30, 2009.

Appearance design patents license

Mr. Lin Shuipan applied to the State Intellectual Property of PRC for registration of 11 appearance design patents for sports footwear, two appearance design patents for leisure footwear, three appearance design patents for shoe soles and two appearance design patents for package boxes, respectively, during the period from April 2001 to February 2003.  The registrations were granted during the period from November 2001 to October 2003.  Before such registrations were granted, Mr. Lin granted XDLong Fujian an exclusive license to use the appearance design patents at nil consideration from October 1, 2001 to September 30, 2007.  XDLong Fujian used these appearance design patents in the design, manufacture and sale of its footwear during the license period but do not currently use such patents in its business operations.  XDLong Fujian does not anticipate using these patents in its future business operations because the relevant appearance designs are out of fashion.

Financial assistance

Mr. Lin Shuipan provided financial assistance to support our operations from time to time.  The financial assistance comprised interim financing and personal guarantees, including those guarantees described below.  As of December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, the amount due to Mr. Lin Shuipan was approximately RMB82.5 million, RMB82.5 million, RMB0.9 million, nil and RMB3.6 million, respectively.  At June 30, 2009, RMB3.6 million due to Mr. Lin Shuipan was outstanding.  The balance was unsecured, interest-free and repayable on demand.

A credit facility agreement with a credit up to RMB60 million from November 10, 2008 to November 9, 2010 is secured by the personal guarantees from Mr. Lin Shuipan and Ms. Chen Xiayu.  As of June 30, 2009, a short-term bank loan of RMB43 million drawn down under a credit facility agreement with a maximum credit of RMB60 million are secured by the personal guarantees from Mr. Lin Shuipan and Ms. Chen Xiayu.

Agreement with our brand spokesperson

XDLong China entered into an agreement with Professor Sun Yining, its non-executive Director, on September 6, 2007, pursuant to XDLong China appointed Professor Sun as its brand spokesperson for a term of two years from September 6, 2007. XDLong China is entitled to use the personal image of Professor Sun to make and publish advertisements for its products and corporate image. Professor Sun is not allowed to be a spokesperson or involved in marketing activities of other sports and leisurewear manufacturers. XDLong China also has the right to renew the term of this appointment on the basis of the existing terms within 60 days before the expiry of the agreement.

The annual remuneration to Professor Sun as spokesperson is RMB200,000 (after tax) in cash payable by two installments and RMB20,000 in kind of our products.

Investment by Elevatech

On April 30, 2008, Windrace issued and allotted 2,500 preferred shares representing 2.5% of the issued share capital of Windrace to Elevatech, an indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc., pursuant to a subscription agreement dated March 28, 2008 and last amended on June 2, 2008. In addition, Mr. Lin Shuipan and RichWise transferred an aggregate of 5,500 preferred shares representing 5.5% of the issued share capital of Windrace to Elevatech pursuant to a share transfer agreement dated March 28, 2008 and last amended on June 2, 2008.

Pursuant to a letter agreement dated May 8, 2009 among Windrace, Elevatech, Mr. Lin Shuipan and RichWise, all of the preferred shares were redeemed by Windrace in exchange for the issue of a promissory note by Windrace to Elevatech, providing for payment by Windrace of (i) HK$306.2 million (RMB272.5 million) as redemption price on the earlier of the fifth business day following the date of issue of the promissory note and October 31, 2009 and (ii) US$1.0 million (RMB 6.9 million) as additional premium on June 30, 2010. The shares were redeemed by Windrace on October 21, 2009 in accordance with the letter agreement, and we paid the initial payment of HK$306.2 million to Elevatech.

Investment by RichWise

On April 18, 2007, XDLong HK, XDLong Fujian and XDLong China entered into a subscription and shareholders’ agreement with RichWise, Mr. Lin Shuipan and Ms. Chen Xiayu under which RichWise subscribed for 20% of the issued share capital of XDLong Investment for HK$88.0 million and agreed to pay XDLong Investment a premium of HK$32.0 million if XDLong HK’s audited profit after tax in 2007 increased by at least 100.0% as compared with that in 2006 (the “Minimum Profit Growth Rate”). On March 25, 2008, the same parties entered into a supplementary subscription and shareholders’ agreement and agreed to lower the Minimum Profit Growth Rate to 70.0%. XDLong HK achieved the Minimum Profit Growth Rate on December 31, 2007 and RichWise is required under the supplementary subscription and shareholders’ agreement to pay XDLong Investment HK$32.0 million. Such amount was fully settled by four installments on February 27, 2008, March 26, 2008, March 28, 2008 and May 8, 2008.

2020 Related Party Transactions

In each of August and December 2008, 2020 issued an unsecured promissory note in the principal amount of $150,000 to 2020 International Capital Group Limited (“2020 International”), a company controlled by the directors and executive officers of 2020. George Lu, the Chairman and Chief Executive Officer of 2020, Louis Koo, Chief Financial Officer and a director of 2020, Yuxiao Zhang, an Executive Director, Vice President and a director or 2020, and Jianming Yu, a director of 2020, directly or indirectly own 49.99%, 10.0%, 10.0% and 10.0%, respectively of the common shares of 2020 International. 2020 International had beneficial ownership of more than 10% of 2020’s outstanding common stock and beneficial ownership of more than 5% of Exceed’s outstanding ordinary shares. Prior to the issuance of each promissory note, and upon full disclosure to Board of Directors of the foregoing relationships, the transaction and the terms of the promissory note were approved by disinterested and independent directors of the Board of Directors. The notes payable are non-interest bearing and were initially due in August and December 2009 respectively or at which time 2020 International demands full or partial payment of any balance outstanding. In August 2009, 2020 International agreed to extend the due date of the August 2008 note until December 2009. The proceeds from the notes were used by 2020 for working capital purposes.  These notes were paid in full in October in connection with the Acquisition.

On each of January 16, 2009 and April 20, 2009, 2020 issued a promissory note in the principal amount of $200,000 to 2020 International. Prior to the issuance of each promissory note, and upon full disclosure to Board of Directors of the foregoing relationships, the transaction and the terms of the promissory note were approved by disinterested and independent directors of the Board of Directors. Each promissory note is non-interest bearing and is due and payable on demand or one year from the date of execution, whichever occurs earlier. The proceeds from the note were used by 2020 for working capital purposes.   These notes were paid in full in October in connection with the Acquisition.

We have agreed to pay Surfmax Corporation, a company wholly-owned by George Lu, our Chief Executive Officer and President, $7,500 per month for office space and general and administrative services commencing on November 7, 2008. The aggregate amounts payable to Surfmax under this arrangement were $15,000 in 2007, $90,000 in 2008 and $45,000 for the first six months of 2009. The lease was terminated in connection with the Acquisition.

DESCRIPTION OF THE SECURITIES

The following description of the material terms of our shares and warrants includes a summary of specified provisions of the Memorandum of Association and Articles of Association.  This description is subject to the relevant provisions of the Business Companies Act, 2004 of BVI (as amended) and is qualified by reference to our Memorandum of Association and Articles of Association, copies of which are incorporated in this registration statement by reference.

General

We have no authorized share capital, but we are authorized to issue 60,000,000 shares divided into two classes of shares, of which 55,000,000 are ordinary shares of $0.0001 par value and 5,000,000 are preference shares of $0.0001 par value. The nominal value of the authorized number of shares is stated in United States dollars.

Ordinary Shares

The holders of our ordinary shares are entitled to one vote for each share on all matters on which shareholders are entitled to vote and do not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to the preference shares, the holders of the ordinary shares are entitled to receive dividends if and when declared by the board of directors. Subject to the prior rights of the holders, if any, of the preference shares, the holders of the ordinary shares are entitled to share ratably in any distribution of the assets of the combined company upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.

Preference Shares

Preference shares may be issued from time to time in one or more series and the board of directors, without approval of the shareholders, is authorized to designate series of preference shares and to fix the rights, privileges, restrictions and conditions to be attached to the series of preference shares by way of amendment to the memorandum of association. The issuance of preference shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power and economic rights of holders of the combined company’s ordinary shares.

As of the date of this registration statement, there are no issued and outstanding preference shares of any class or series, and the preference shares do not carry preferred rights to the ordinary shares.

Anti-Takeover Effect of Unissued Ordinary Shares of Capital Stock

Ordinary shares. We have issued and outstanding 18,856,168 ordinary shares as of December 14, 2009, which number excludes an additional 11,267,167 shares currently held in escrow and issuable to the former holders of ordinary shares of Windrace if certain earnings targets are met in fiscal years 2009-2011. The remaining authorized and unissued ordinary shares will be available for future issuance without additional shareholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances, the board of directors could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

Preference Shares. The memorandum and articles of association grant the board of directors the authority, without any further vote or action by our shareholders, to issue preference shares in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the preference shares by way of amendment to the memorandum of association. The existence of authorized but unissued preference shares could reduce our attractiveness as a target for an unsolicited takeover bid since the board of director could, for example, issue preference shares to parties who might oppose such a takeover bid or shares that contain terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, may discourage bids for the ordinary shares at a premium over the market price of the ordinary shares, and may adversely affect the market price of, and the voting and other rights of the holders of, ordinary shares.

Warrants

As of November 2009, there were warrants outstanding to purchase 10,890,000 of our ordinary shares. Each warrant entitles the registered holder to purchase one ordinary share at a price of $5.25 per share, subject to adjustment as discussed below.

The warrants will expire at 5:00 p.m., New York City time on November 8, 2011. We may call the warrants for redemption when the stock price of the ordinary shares equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending on the third trading day prior to the notice of redemption to warrant holders.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us, as successor to 2020.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, acquisition or consolidation of the company. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of shares of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the ordinary shares issuable upon the exercise of the warrants is not current or if the ordinary shares are not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside. No fractional shares will be issued upon exercise of the warrants. However, if a warrant holder exercises all warrants then owned of record by him, we will pay to the warrant holder, in lieu of the issuance of any fractional share which is otherwise issuable to the warrant holder, an amount for such fractional share in cash based on the market value of the ordinary shares on the last trading day prior to the exercise date.

Purchase Option

2020 issued to the representative of the underwriters of its initial public offering an option to purchase up to a total of 550,000 units at a per-unit price of $10.00, commencing one year from the date of the prospectus and expiring five years from the date of the prospectus. The units issuable upon exercise of this option are the same as the publicly traded units, consisting of one ordinary share and one warrant. The option contains demand and piggy-back registration rights for period of five and seven years, respectively, and the combined company will bear the expenses of the registration of the securities for the holders of the option. The exercise price and number of units are subject to adjustment in certain circumstances, including a share dividend, recapitalization reorganization, merger or consolidation.

Registration Rights Agreement

We entered into a registration rights agreement providing for the registration of the shares of common stock issued prior to 2020’s initial public offering. The Purchase Agreement and NH Investor Agreement also provide for the registration of our ordinary shares issued to the new shareholders (other than the 11,267,167 shares currently held in escrow and issuable to the former holders of ordinary shares of Windrace if certain earnings targets are met in fiscal years 2009-2011) in connection with the Acquisition, which shares are registered for resale in the registration statement of which this prospectus is a part. The warrants, to be exercisable, must also continue to have the ordinary shares underlying the warrants registered on an effective registration statement. The ordinary shares underlying the warrants are also registered in the registration statement of which this prospectus is a part.

The transfer agent and registrar for our ordinary shares, warrants and units is Continental Stock Transfer and Trust, 212 Broad Street, New York, NY 10019.

SELLING SHAREHOLDERS

The Selling Shareholders may from time to time offer and sell any or all of Exceed’s ordinary shares set forth below pursuant to this prospectus. When we refer to ‘‘Selling Shareholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the Selling Shareholders’ interests Exceed’s ordinary shares other than through a public sale.

The following table sets forth, as of November 16, 2009:

•	the name of the Selling Shareholders for whom we are registering shares for resale to the public,

•	the number of ordinary shares that the Selling Shareholders beneficially owned prior to the offering for resale of the shares under this prospectus,

•	the number of ordinary shares that may be offered for resale for the account of the Selling Shareholders pursuant to this prospectus, and

•
the number and percentage of ordinary shares to be beneficially owned by the Selling Shareholders after the offering of the resale shares (assuming all of the offered resale shares are sold by the Selling Shareholders).

We cannot advise you as to whether the Selling Shareholders will in fact sell any or all of such ordinary shares. In addition, the Selling Shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below.

This table is prepared solely based on information supplied to us by the listed Selling Shareholders, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC, and assumes the sale of all of the shares offered hereby.

	Ordinary Shares Beneficially Owned Before the Offering (1)		Number of Shares to Be Sold	Ordinary Shares Beneficially Owned After the Offering (1)
Name of Selling Shareholder	Number	Percent		Number	Percent
Shuipan Lin (2)	3,830,244	20.31%	3,830,244	0	*	%
Rich Wise International Investment Group Limited	694,280	3.68%	694,280	0	*	%
Tiacheng Int’l Investment Group Limited	608,470	3.23%	608,470	0	*	%

	Ordinary Shares Beneficially Owned Before the Offering (1)		Number of Shares to Be Sold	Ordinary Shares Beneficially Owned After the Offering (1)
Name of Selling Shareholder	Number	Percent		Number	Percent
HK Haima Group Limited	304,236	1.61%	304,236	0	*	%
Eagle Rise Investments Limited	304,236	1.61%	304,236	0	*	%
Wisetech Holdings Limited	1,583,113	8.40%	1,583,113	0	*	%
Windtech Holdings Limited	2,374,671	12.59%	2,374,671	0	*	%
2020 Strategic Investments, LLC (3)	1,312,504	6.96%	1,382,816	0	*	%
George Lu	726,433	3.85%	726,433	0	*	%
Yuxiao Zhang	201,562	1.07%	201,562	0	*	%
Jianming Yu	201,562	1.07%	201,562	0	*	%
Louis Koo	70,312	*	70,312	0	*	%
William Hsu	70,312	*	70,312	0	*	%
William Sharp	70,312	*	70,312	0	*	%
Jun Lei	70,312	*	70,312	0	*	%
Donald Sull	70,312	*	70,312	0	*	%
*	Less than 1%

(1)
The percentages shown in the table are based on 18,856,168 ordinary shares outstanding on December 14, 2009, which number excludes an additional 11,267,167 shares currently held in escrow and issuable to the former holders of ordinary shares of Windrace if certain earnings targets are met in fiscal years 2009-2011.

(2)	Represents 2,309,068 ordinary shares held by Mr. Lin Shuipan and the remaining 1,521,176 ordinary shares held on trust for the benefit of Ms. Chen Xiayu, the spouse of Mr. Lin Shuipan.

(3)
Includes 1,312,504 ordinary shares held by 2020 Strategic Investments, LLC, 2020 International Capital Group Limited has voting and dispositive power of these shares as its sole manager.  Pursuant to an advisory agreement with 2020 International Capital Group Limited, 2020 International Capital Group Limited will receive 100% of the profits generated by the 1,312,504 ordinary shares owned by 2020 Strategic Investments LLC in excess of a preferred return to Mr. Koo, the sole member of 2020 Strategic Investments, LLC of $3,750 per year, effectively giving 2020 International Capital Group Limited an economic interest in the 1,312,504 ordinary shares owned by 2020 Strategic Investments, LLC.

PLAN OF DISTRIBUTION

The Selling Shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their ordinary shares on any stock exchange, market or trading facility on which the ordinary shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The Selling Shareholders may use any one or more of the following methods when selling shares:

i.	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

ii.	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

iii.	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

iv.	an exchange distribution in accordance with the rules of the applicable exchange;

v.	privately negotiated transactions;

vi.	short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

vii.	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

viii.	a combination of any such methods of sale; and

ix.	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Shareholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledges or secured parties may offer and sell ordinary shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Shareholders to include the pledge, transferee or other successors in interest as Selling Shareholders under this prospectus.

The Selling Shareholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledges or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the Selling Shareholder and/or the purchasers. At the time a particular offer of shares is made by the Selling Shareholders, to the extent required, a prospectus will be distributed. Each Selling Shareholder has represented and warranted to Exceed that it acquired the securities subject to this registration statement in the ordinary course of such Selling Shareholder’s business and, at the time of its purchase of such securities such Selling Shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Selling Shareholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Shareholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We entered into a registration rights agreement for the benefit of the Selling Shareholders to register the ordinary shares under applicable federal and state securities laws. The registration rights agreement provides for cross-indemnification of the Selling Shareholders and us and our respective Directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the ordinary shares, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the Selling Shareholders incident to the registration of the offering and sale of the ordinary shares.

We may suspend the use of this prospectus on a limited basis if we learn of any event that causes this prospectus to include an untrue statement of material fact or omit to state a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each Selling Shareholder.

TAXATION

British Virgin Islands Taxation

There are no income, corporation, capital gains, inheritance, gift or withholding taxes in effect in the British Virgin Islands on the basis of present legislation.

No British Virgin Islands stamp duty is payable in respect of the issue or transfer of the ordinary shares.

United States Federal Income Taxation

General

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our ordinary shares and warrants, which are sometimes referred to collectively as our securities, purchased by an investor pursuant to this offering.  The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our securities that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of our securities is not described as a U.S. Holder and is not an entity treated as a partnership or other pass- through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The U.S. federal income tax consequences applicable specifically to Non-U.S. Holders are described below under the heading “Non-U.S. Holders.”

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”) its legislative history, existing and proposed Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect.  These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances.  In particular, this discussion considers only holders that own our securities as capital assets within the meaning of Section 1221 of the Code, and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers who have elected mark-to-market accounting;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain expatriates or former long-term residents of the United States;

•	persons that actually or constructively own 5% or more of our voting shares;

•	persons that acquired our securities pursuant to an exercise of employee stock options, in connection with employee stock incentive plans or otherwise as compensation;

•	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

•	persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws.  Additionally, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities.  If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our securities, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel as to any U.S. federal income tax consequence described herein.  The IRS may disagree with the description herein, and its determination may be upheld by a court.  Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF OUR SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER OF OUR SECURITIES IS URGED TO CONSULT WITH ITS TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS.

Tax Consequences to U.S. Holders of Ordinary Shares and Warrants

Taxation of Distributions Paid on Ordinary Shares

Subject to the passive foreign investment company, or “PFIC”, rules discussed below, a U.S. Holder will be required to include in gross income as ordinary income the amount of any dividend paid on our ordinary shares. A distribution on our ordinary shares will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Such dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. Distributions in excess of such earnings and profits will be applied against and reduce the U.S. Holder’s basis in its ordinary shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such ordinary shares.

With respect to non-corporate U.S. Holders for taxable years beginning before January 1, 2011, dividends may be taxed at the lower applicable long term capital gains rate (see “— Taxation on the Disposition of Ordinary Shares and Warrants” below) provided that (1) our ordinary shares are readily tradable on an established securities market in the United States, (2) we are not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. Under published IRS authority, shares are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which include the NASDAQ Stock Market. Although our ordinary shares are currently traded on the NASDAQ Stock Market, U.S. Holders nevertheless should consult their own tax advisors regarding the availability of the lower rate for any dividends paid with respect to our ordinary shares.

If PRC taxes apply to dividends paid to a U.S. Holder on our ordinary shares, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and a U.S. Holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. Holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Possible Constructive Dividends

If an adjustment is made to the number of ordinary shares for which a warrant may be exercised or to the exercise price of a warrant, the adjustment may, under certain circumstances, result in a constructive distribution that could be taxable as a dividend to the U.S. Holder of the warrant.  Conversely, the absence of an appropriate anti-dilution adjustment may result in a constructive distribution that could be taxable as a dividend to the U.S. Holders of our ordinary shares.

Taxation on the Disposition of Ordinary Shares and Warrants

Upon a sale or other taxable disposition of our ordinary shares or warrants, and subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the ordinary shares or warrants.

Capital gains recognized by U.S. Holders generally are subject to U.S. federal income tax at the same rate as ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum rate of 15% for taxable years beginning before January 1, 2011 (and 20% thereafter). Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares or warrants exceeds one year. The deductibility of capital losses is subject to various limitations.

If PRC taxes apply to any gain from the disposition of our ordinary shares or warrants by a U.S. Holder, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and a U.S. Holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. Holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Exercise of Warrants

A U.S. Holder generally will not be required to recognize gain or loss by reason of its exercise of warrants for cash. The U.S. Holder’s tax basis in the ordinary shares it receives upon exercise of the warrants for cash generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the warrants and the exercise price of the warrants. The U.S. Holder’s holding period for ordinary shares received upon exercise of the warrants for cash generally will begin on the date following the date of exercise of the warrants and will not include the period(s) during which the U.S. Holder held the warrants. Any U.S. Holder that exercises the warrants other than by paying the exercise price in cash should consult its tax advisor regarding the tax treatment of such an exercise, which may vary from that described above.

Expiration of a Warrant

Upon expiration of a warrant, a U.S. Holder will recognize a loss in an amount equal to the U.S. holder’s tax basis in the warrant.  Any such loss would generally be treated as capital loss and will be long-term capital gain or loss if the warrant was held by the U.S. holder for more than one year at the time of such expiration.  The deductibility of capital losses is subject to various limitations.

Passive Foreign Investment Company Rules

A foreign corporation will be a passive foreign investment company, or PFIC, if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any company in which it is considered to own at least 25% of the shares by value, is passive income.  Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any company in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income.  Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.

Our actual PFIC status for the 2009 taxable year or any subsequent taxable year will not be determinable until after the end of such taxable year.  Accordingly, there can be no assurance with respect to our status as a PFIC for the 2009 taxable year or any future taxable year.

If we qualified as a PFIC and a U.S. Holder did not make either a timely qualified electing fund (“QEF”) election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) ordinary shares, or a mark-to-market election, as described below, such holder generally will be subject to special rules with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its ordinary shares or warrants; and

•
any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the ordinary shares).

Under these rules,

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares or warrants;

•
the amount allocated to the taxable year of the U.S. Holder in which the U.S. Holder recognized the gain or received the excess distribution or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we qualified as a PFIC will be taxed as ordinary income;

•
the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In addition, if we are a PFIC, a U.S. Holder who acquires our ordinary shares or warrants from a deceased U.S. Holder who dies before January 1, 2010 and who had not made a timely QEF election for the ordinary shares generally will be denied the step-up of U.S. federal income tax basis in such shares or warrants to their fair market value at the date of the deceased holder’s death.  Instead, such U.S. Holder would have a tax basis in such shares or warrants equal to the deceased holder’s tax basis, if lower.

In general, a U.S. Holder may avoid the PFIC tax consequences described above in respect to our ordinary shares by making a timely QEF election to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends.  A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

A U.S. Holder may not make a QEF election with respect to its warrants.  As a result, if a U.S. Holder sells or otherwise disposes of a warrant to purchase our ordinary shares (other than upon exercise of a warrant), any gain recognized generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if we were a PFIC at any time during the period the U.S. Holder held the warrants.  If a U.S. Holder that exercises such warrants properly makes a QEF election with respect to the newly acquired ordinary shares (or has previously made a QEF election with respect to its ordinary shares), the QEF election will apply to the newly acquired ordinary shares, but the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired ordinary shares (which generally will be deemed to have a holding period for the purposes of the PFIC rules that includes the period the U.S. Holder held the warrants), unless the U.S. Holder makes a purging election.  The purging election creates a deemed sale of such shares at their fair market value.  The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above.  As a result of the purging election, the U.S. Holder will have a new basis and holding period in the ordinary shares acquired upon the exercise of the warrants for purposes of the PFIC rules.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS.  A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates.  Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us.  Upon request from a U.S. Holder, we will endeavor to provide to the U.S. Holder no later than 90 days after the request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election.  However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has elected the application of the QEF rules to our ordinary shares, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election), any gain recognized on the appreciation of our ordinary shares generally will be taxable as capital gain and no interest charge will be imposed.  As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of its earnings and profits, whether or not distributed.  In such case, a subsequent distribution of such earnings and profits that were previously included in income generally will not be taxable as a dividend.  The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules.  Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to our PFIC status will be made annually, an initial determination that our company is a PFIC will generally apply for subsequent years to a U.S. Holder who held ordinary shares or warrants while we were a PFIC, whether or not we meet the test for PFIC status in those years.  A U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) ordinary shares, however, will not be subject to the PFIC tax and interest charge rules (or the denial of basis step-up at death) discussed above in respect to such shares.  In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for any of our taxable years that ends within or with a taxable year of the U.S. holder and in which we are not a PFIC.  On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC and during which the U.S. Holder holds (or is deemed to hold) ordinary shares, the PFIC rules discussed above will continue to apply to such shares unless the holder makes a purging election and pays the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-QEF election period.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns ordinary shares in a PFIC that is treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year.  If the U.S. Holder makes a valid mark-to-market election for the first tax year in which the U.S. Holder holds (or is deemed to hold) our ordinary shares and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its ordinary shares.  Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares.  The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election).  The U.S. Holder’s basis in its ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares will be treated as ordinary income.  Currently, a mark-to-market election may not be made with respect to warrants.

The mark-to-market election is available only for shares that are regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the NASDAQ Stock Market, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value.  Although our ordinary shares currently trade on the NASDAQ Stock Market, U.S. Holders nevertheless should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our ordinary shares under their particular circumstances.

If we are a PFIC and, at any time, have a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC.  Upon request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC.  However, there is no assurance that we will be able to cause a lower-tier PFIC to provide such information to a U.S. Holder.  U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

If a U.S. Holder owns (or is deemed to own) shares or warrants in a PFIC during any taxable year of the U.S. Holder, such holder may have to file an IRS Form 8621 (whether or not a QEF election or mark-to-market election is made).

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above.  Accordingly, U.S. Holders of our ordinary shares and warrants should consult their own tax advisors concerning the application of the PFIC rules to our ordinary shares and warrants under their particular circumstances.

Tax Consequences to Non-U.S. Holders of Ordinary Shares and Warrants

Dividends paid to a Non-U.S. Holder in respect to its ordinary shares generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our ordinary shares or warrants unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from United States sources generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to tax in the same manner as for a U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a Non-U.S. Holders’ exercise of a warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a warrant by a U.S. Holder, as described under “Tax Consequences to U.S. Holders of Ordinary Shares and Warrants—Exercise of Warrants” above.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes will apply to distributions made on our ordinary shares within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of our ordinary shares or warrants by a non-corporate U.S. Holder to or through a U.S. office of a broker.  Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.

In addition, backup withholding of United States federal income tax, currently at a rate of 28%, generally will apply to dividends paid on our ordinary shares to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of shares or warrants by a non-corporate U.S. Holder, in each case who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that backup withholding is required; or

•	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax.  Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

EXPERTS

The financial statements of Windrace International Company Limited and subsidiaries as of and for each of the years ended December 31, 2008, 2007 and 2006 included in this registration statement have been audited by Crowe Horwath LLP, an independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this registration statement and are included in reliance upon the authority of Crowe Horwath LLP as experts in auditing and accounting.

    The financial statements of 2020 ChinaCap Acquirco, Inc. (a development stage company) as of December 31, 2008 and for the periods from January 1, 2008 to December 31, 2008, and from August 21, 2006 (inception) to December 31, 2008 (cumulative) included in this registration statement have been audited by Crowe Horwath LLP, an independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this registration statement and are included herein in reliance upon the authority of Crowe Horwath LLP as experts in accounting and auditing.

The financial statements of 2020 ChinaCap Acquirco, Inc. (a development stage company) as of and for the year ended December 31, 2007 included in this registration statement and have been audited by Grobstein, Horwath & Company LLP, an independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this registration statement and are included herein in reliance upon the authority of Grobstein, Horwath & Company LLP as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to the shares to be sold in this offering.  Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC.  We refer you to the registration statement and its exhibits for further information about us, our securities and this offering.  The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004.  The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form F-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.  We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

If you would like additional copies of this registration statement, or if you have questions, you should contact:

George Lu
c/o Surfmax Corporation
221 Boston Post Road East
Suite 410
Marlborough, Massachusetts 01753
(508) 624-4948

EXCEED COMPANY LTD.

22,464,250
ORDINARY SHARES

____________________

PROSPECTUS

____________________

December [__], 2009

Until ________, 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

PART II-INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

British Virgin Islands law does limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors. Exceed’s memorandum and articles of association provides for indemnification of its officers and directors for any liability incurred in their capacities as such, except through their own fraud or willful default to the extent permitted under BVI law. Indemnification is only available to a person who acted in good faith and in what that person believed to be in the best interests of Exceed.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Exceed pursuant to the foregoing provisions, Exceed has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

On October 21, 2009, pursuant to the terms of an Agreement for Sale and Purchase of Windrace dated May 8, 2009, as supplemented by a supplemental purchase agreement dated July 27, 2009 and a letter agreement dated September 9, 2009, among Windrace and the ordinary shareholders of Windrace on the one hand (the “Windrace Shareholders”), and 2020 and Exceed on the other hand (the “Purchase Agreement”), Exceed acquired all of the outstanding securities of Windrace.

Pursuant to the Purchase Agreement, upon Exceed’s acquisition of Windrace, Exceed issued 9,369,434 ordinary shares in Exceed to investors in Windrace. In addition, 11,267,167 of the ordinary shares of Exceed will be held in escrow for release to the Windrace Shareholders based on certain earn-out provisions based on the audited earnings of Windrace. Such shares were issued pursuant to the exception from registration contained in Section 4(2) of the Securities Act as they were sold to a single accredited investor.

Item 8. Exhibits.

EXHIBIT NO.	DESCRIPTION
3.1	Memorandum and Articles of Association (incorporated by reference to Annex F to our Registration Statement on Form S-4, initially filed on May 14, 2009).

4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to our Amendment No. 5 to the Registration Statement on Form S-1, filed on November 5, 2007).

4.2	Specimen Stock Certificate (incorporated by reference to Exhibit 4.2 to our Amendment No. 5 to the Registration Statement on Form S-1, filed on November 5, 2007).

EXHIBIT NO.	DESCRIPTION
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to our Amendment No. 5 to the Registration Statement on Form S-1, filed on November 5, 2007).

5.1	Opinion of Maples & Calder.*

10.1
Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and George Lu and Yanmei May Yang (incorporated by reference to Exhibit 10.1 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7, 2007).

10.2
Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and Louis Koo (incorporated by reference to Exhibit 10.2 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7, 2007).

10.3
Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and Yuxiao Zhang (incorporated by reference to Exhibit 10.3 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7, 2007).

10.4
Letter Agreement among the Registrant, Morgan Joseph & Co. Inc., Fame Mount Limited and Jianming Yu (incorporated by reference to Exhibit 10.4 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7, 2007).

10.5
Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and William Hsu (incorporated by reference to Exhibit 10.5 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7. 2007).

10.6
Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and William Sharp (incorporated by reference to Exhibit 10.6 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7, 2007).

10.7
Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and Jun Lei (incorporated by reference to Exhibit 10.7 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7. 2007).

10.8
Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and Donald Sull (incorporated by reference to Exhibit 10.8 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7, 2007).

10.9
Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and 2020 Strategic Investments, LLC (incorporated by reference to Exhibit 10.9 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7, 2007).

10.10
Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and Win Wide International Ltd (incorporated by reference to Exhibit 10.10 to our Post-effective Amendment No. 1 to our Registration Statement on Form S-1, filed on November 14, 2007).

EXHIBIT NO.	DESCRIPTION
10.11
Form of Investment Management Trust Agreement between LaSalle Bank National Association and the Registrant (incorporated by reference to Exhibit 10.11 to our Amendment No. 5 to the Registration Statement on Form S-1, filed on November 5, 2007).

10.12
Form of Securities Escrow Agreement between the Registrant, LaSalle Bank National Association and the Initial Stockholders (incorporated by reference to Exhibit 10.12 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7, 2007).

10.13
Form of Letter Agreement between Surfmax Corporation and Registrant regarding administrative support (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-3, filed on April 20, 2007).

10.14
Form of Warrant Purchase Agreement between the Company and Win Wide International Ltd (incorporated by reference to Exhibit 10.16 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7. 2007).

10.15
Form of Registration Rights Agreement among the Registrant and the Initial Stockholders (incorporated by reference to Exhibit 10.17 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7, 2007).

10.16
Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and 2020 International Capital Group Limited (incorporated by reference to Exhibit 10.18 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7, 2007).

10.17
Letter Agreement among the Registrant, Morgan Joseph & Co., Inc. and Surfmax Co-Investments II, LLC (incorporated by reference to Exhibit 10.19 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7, 2007).

10.18
Shareholders’ Agreement among Xdlong International Company Limited, Mr. Lin Shuipan, RichWise International Investment Group Limited, Tiancheng Int’l Investment Group Limited, HK Haima Group Limited, Eagle Rise Investments Limited and Elevatech Limited dated April 30, 2008 (incorporated by reference to Exhibit 10.24 to our Registration Statement on Form S-4, as amended, initially filed on May 14, 2009).

10.19
Subscription Agreement among Xdlong International Company Limited, Mr. Lin Shuipan and Elevatech Limited dated March 28, 2008 (incorporated by reference to Exhibit 10.25 to our Registration Statement on Form S-4, as amended, initially filed on May 14, 2009).

EXHIBIT NO.	DESCRIPTION
10.20
Share Purchase Agreement among Mr. Lin Shuipan, RichWise International Investment Group Limited, Dr. Shi Jinlei, Xdlong International Company Limited and Elevatech Limited dated March 28, 2008 (incorporated by reference to Exhibit 10.26 to our Registration Statement on Form S-4, as amended, initially filed on May 14, 2009).

10.21
Amendments and Restatement Agreement among Xdlong International Company Limited, Mr. Lin Shuipan and Elevatech Limited dated April 30, 2008 (incorporated by reference to Exhibit 10.27 to our Registration Statement on Form S-4, as amended, initially filed on May 14, 2009).

10.22
Amendments and Restatement Agreement among Mr. Lin Shuipan, RichWise International Investment Group Limited, Dr. Shi Jinlei, Xdlong International Company Limited and Elevatech Limited dated April 30, 2008 (incorporated by reference to Exhibit 10.28 to our Registration Statement on Form S-4, as amended, initially filed on May 14, 2009).

10.23
Second Amendment Agreement among Xdlong International Company Limited, Mr. Lin Shuipan and Elevatech Limited dated June 2, 2008 (incorporated by reference to Exhibit 10.29 to our Registration Statement on Form S-4, as amended, initially filed on May 14, 2009).

10.24
Second Amendment Agreement among Mr. Lin Shuipan, RichWise International Investment Group Limited, Dr. Shi Jinlei, Xdlong International Company Limited and Elevatech Limited dated June 2, 2008 (incorporated by reference to Exhibit 10.30 to our Registration Statement on Form S-4, as amended, initially filed on May 14, 2009).

10.25
Letter Agreement among Windrace International Company Limited, Elevatech Limited, Mr. Lin Shuipan and RichWise International Investment Group Limited dated May 8, 2009 (incorporated by reference to Exhibit 10.31 to our Registration Statement on Form S-4, as amended, initially filed on May 14, 2009).

10.26
Technology Cooperation Agreement with the China Institute of Sport Science (incorporated by reference to Exhibit 10.32 to our Registration Statement on Form S-4, as amended, initially filed on May 14, 2009).

10.27
Technology Development Agreement with the Hefei Institute of Intelligent Machines (incorporated by reference to Exhibit 10.33 to our Registration Statement on Form S-4, as amended, initially filed on May 14, 2009).

10.28
Service Agreement between Xdlong International Company Limited and Lin Shuipan dated April 30, 2008 (incorporated by reference to Exhibit 10.34 to our Registration Statement on Form S-4, as amended, initially filed on May 14, 2009).

EXHIBIT NO.	DESCRIPTION
10.29
Investment Agreement, among Windrace, the Investors and Lin, dated July 27, 2009 (incorporated by reference to Exhibit 10.35 to our Registration Statement on Form S-4, as amended, initially filed on May 14, 2009).

10.30
Escrow Agreement, among Windrace, the Investors and Deacons, dated July 27, 2009 (incorporated by reference to Exhibit 10.36 to our Registration Statement on Form S-4, as amended, initially filed on May 14, 2009).

10.31
Disclosure Letter, among Windrace, the Investors and Lin, dated July 27, 2009 (incorporated by reference to Exhibit 10.37 to our Registration Statement on Form S-4, as amended, initially filed on May 14, 2009).

10.32
Agreement for Sale and Purchase of Windrace, among the Company, Windrace, the Sellers and Exceed, dated May 8, 2009 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on May 11, 2009).

10.33
Supplemental Agreement to Agreement for Sale and Purchase of Windrace, among the Company, Windrace, the Sellers and Exceed, dated July 27, 2009 (incorporated by reference to Exhibit 2.2 to our Current Report on Form 8-K, filed on July 27, 2009).

10.34	Articles and Plan of Merger of Exceed and 2020 (incorporated by reference to Annex C to our Registration Statement on Form S-4, initially filed on May 14, 2009).

10.35	Escrow Agreement between the Sellers, Exceed and Deacons (incorporated by reference to Annex D to our Registration Statement on Form S-4, initially filed on May 14, 2009).

10.36	Letter Agreement dated September 9, 2009 (incorporated by reference to Exhibit 99.1 to our Current Report on Form 8-K, filed on September 14, 2009).

10.37	Lock-Up Agreement dated November 26, 2009 between Exceed and Lin Shuipan.*

10.38	Lock-Up Agreement dated November 26, 2009 between Exceed and Windtech Holdings Limited.*

10.39	Lock-Up Agreement dated November 26, 2009 between Exceed and Wisetech Holdings Limited.*

21.1	List of subsidiaries.***

23.1	Consent of Crowe Horwath LLP.*

23.2	Consent of Grobstein, Horwath & Company LLP.*

23.3	Consent of Crowe Horwath LLP.*

23.4	Consent of Maples & Calder (included in Exhibit 5.1).*

24	Power of Attorney. ***

* Filed herewith.
** To be filed by amendment.
*** Previously filed.

Item 9. Undertakings.

(a)           The undersigned hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)         Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jinjiang , Country of People’s Republic of China on December 18 , 2009.

EXCEED COMPANY LTD.

By:	/s/ Lin Shuipan
Lin Shuipan
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lin Shuipan	Chairman and Chief Executive Officer (principal executive officer)	December 18 , 2009
Lin Shuipan

/s/Tai Yau Ting	Chief Financial Officer
Tai Yau Ting	(principal accounting and financial officer)	December 18 , 2009

/s/ Jin Jichun *	Director	December 18 , 2009
Jin Jichun

/s/ William J. Sharp *	Director	December 18 , 2009
William J. Sharp

* By Lin Shuipan under power of attorney.